Exhibit 10.41

Execution Version

AGREEMENT OF MERGER AND ACQUISITION

dated as of November 4, 2020

by and among

APHRIA INC.,

PROJECT GOLF MERGER SUB, LLC,

SW BREWING COMPANY, LLC,

SWBC CRAFT HOLDINGS LP,

SWBC CRAFT MANAGEMENT, LLC,

SWBC BLOCKER SELLER, LP

and

CHILLY WATER, LLC

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i

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(continued)

Page

3.13.	Subsequent Events	27
3.14.	Insurance	27
3.15.	Licenses and Permits	28
3.16.	Environmental Matters	28
3.17.	Tax Matters.	29
3.18.	Labor and Employee Benefits	30
3.19.	Real Property	34
3.20.	Suppliers; Distributors	34
3.21.	Accounts Receivable, Accounts Payable	35
3.22.	Regulatory	35
3.23.	Payments; Foreign Corrupt Practices Act; U.S. Export and Sanctions Laws	36
3.24.	Inventory; Returns	37
3.25.	Product Warranties; Recalls	37
3.26.	Trade Programs	38
3.27.	Bank Accounts	38
3.28.	Cares Act	38
3.29.	Brokers	38
3.30.	Acknowledgement of No Other Representations or Warranties	38
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BLOCKER, BLOCKER GP AND BLOCKER SELLER		39
4.1.	39	39
4.2.	39	39
4.3.	Capitalization	39
4.4.	Blocker Interests	40
4.5.	No Violations and Consents	40
4.6.	Litigation and Compliance with Laws	40
4.7.	Purpose	41
4.8.	No Employees	41
4.9.	No Broker	41
4.10.	Taxes	41
4.11.	Acknowledgement of No Other Representations or Warranties	42
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		42
5.1.	Organization	42
5.2.	Authority	43
5.3.	No Violations and Consents	43
5.4.	Litigation	44
5.5.	Sufficient Funds	44
5.6.	R&W Policy	44
5.7.	Brokers	44
5.8.	Absence of Certain Changes	44
5.9.	Restrictions on Payment	44

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(continued)

Page

5.10.	Parent Public Company Reports; Financial Statements; No Undisclosed Liabilities.	44
5.11.	Legal Compliance	45
5.12.	No Required Vote	46
5.13.	Solvency	46
5.14.	Investment Intent	46
5.15.	Acknowledgement of No Other Representations or Warranties	46
ARTICLE VI COVENANTS		48
6.1.	Certain Governmental Matters	48
6.2.	Conduct of Business by the Company and its Subsidiaries and the Blocker Pending the Transactions	49
6.3.	Access to Information	52
6.4.	Further Assurances	53
6.5.	Directors & Officers Indemnification and Insurance	54
6.6.	Employee Benefit Matters	54
6.7.	Intercompany Accounts	56
6.8.	Tax Matters	56
6.9.	Financing Covenants	58
6.10.	Blocker Actions	59
6.11.	Securityholders’ Representative	59
6.12.	Post-Closing Registration	61
6.13.	Regulatory	63
6.14.	Release	63
6.15.	PPP Loan	64
6.16.	R&W Policy	64
6.17.	Tax Exemption Certificates	64
6.18.	Blocker Seller Access to Information	65
6.19.	PPP Escrow Agreement	65
ARTICLE VII CONDITIONS TO THE TRANSACTIONS		65
7.1.	Conditions to Obligations of Each Party to Effect the Transactions	65
7.2.	Additional Conditions to Obligations of Parent and Merger Sub	65
7.3.	Additional Conditions to Obligations of the Company and Blocker Seller	66
ARTICLE VIII TERMINATION		67
8.1.	Termination	67
8.2.	Effect of Termination	68
ARTICLE IX NO SURVIVAL; NO RECOURSE		68
9.1.	No Survival	68
9.2.	No Recourse	68

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(continued)

Page

ARTICLE X GENERAL PROVISIONS		69
10.1.	Cost and Expenses	69
10.2.	Amendment, Modification and Waiver	69
10.3.	Savings Clause	69
10.4.	Entire Agreement	69
10.5.	Assignment; Successors and Assigns	69
10.6.	Parties in Interest	70
10.7.	Mutual Drafting; Interpretation; Headings; Disclosure Letter	70
10.8.	Governing Law	71
10.9.	Venue	71
10.10.	Waiver of Jury Trial and Certain Damages	71
10.11.	Notices	72
10.12.	Public Announcements	74
10.13.	Counterparts	74
10.14.	Enforcement of Agreement	74
10.15.	Limitation on Recourse	75

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AGREEMENT OF MERGER AND ACQUISITION

This Agreement of Merger and Acquisition dated as of November 4, 2020 (this “Agreement”), is entered into by and among Aphria Inc., a corporation existing under the Ontario Business Corporations Act (“Parent”), Project Golf Merger Sub, LLC, Delaware limited liability company (“Merger Sub”), SW Brewing Company, LLC, a Delaware limited liability company (the “Company”), SWBC Craft Holdings LP, a Delaware limited partnership (“Blocker”), SWBC Craft Management, LLC (the “Blocker GP”), SWBC Blocker Seller, LP, a Delaware limited partnership ( “Blocker Seller” and, together with the Blocker GP, collectively, “Blocker Partners”), and Chilly Water, LLC, a Delaware limited liability company (“Securityholders’ Representative”).

RECITALS:

WHEREAS, Parent indirectly owns all of the issued and outstanding membership interests of Merger Sub (the “Merger Sub Units”);

WHEREAS, the Company owns all of the issued and outstanding membership interests of Cheese Grits, LLC, a Georgia limited liability company (“Cheese Grits”), and immediately prior to the Closing, the Company will enter into that certain Redemption Agreement, substantially in the form attached hereto as Exhibit A whereby, as further reflected on Schedule I thereto, the Company will redeem, immediately prior to the Effective Time, certain Class O Units (the “Redeemed Units”) from Class O Members (each a “Redeemed Holder”) of the Company in exchange for all of the issued and outstanding membership interests of Cheese Grits, resulting in Cheese Grits no longer being a Subsidiary of the Company (the foregoing, the “Redemption”);

WHEREAS, the Blocker GP owns all of the issued and outstanding general partner interests of Blocker (the “Blocker GP Interests”) and the Blocker Seller owns all of the issued and outstanding limited partner interests of the Blocker (the “Blocker LP Interests” and, together with the Blocker GP Interests, collectively, the “Blocker Interests”), which Blocker, immediately following completion of the transactions set forth on Schedule I (the “Pre-Closing Blocker Reorganization”) will own Class T Units of the Company, with the remainder of the outstanding Units owned by the other Persons set forth on Section 3.2(a) of the Disclosure Letter (each, a “Unitholder”);

WHEREAS, each Blocker Partner desires to sell (the “Blocker Sale”) to Parent (or a Subsidiary thereof), and Parent desires to purchase (or cause a Subsidiary to purchase) from each Blocker Partner, all of such Blocker Partner’s right, title and interest in and to the Blocker Interests held by such Blocker Partner, on the terms and subject to the conditions hereinafter set forth;

WHEREAS, immediately following the closing of the Blocker Sale, on the terms and subject to the conditions hereinafter set forth, Parent and the Company desire to cause Merger Sub to merge (the “Merger,” and together with the Blocker Sale, the “Transactions”) with and into the Company, with the Company being the surviving limited liability company and becoming an indirectly wholly-owned Subsidiary of Parent;

WHEREAS, the respective board of directors, general partner, or other governing body of each of Parent, Merger Sub, the Company, the Blocker, and Blocker Seller deems it advisable and in the best interest of its respective entity and such entity’s respective stockholders or members, as applicable, to consummate the Transactions on the terms and conditions set forth in this Agreement;

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WHEREAS, the Company has entered into the Bensch Consulting Agreement as of the date hereof, to be effective as of the Closing;

WHEREAS, unless otherwise expressly provided, each other defined term shall have the meaning given thereto in Annex I; and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Transactions, and also to prescribe various conditions to the Transactions.

NOW, THEREFORE, in consideration of the foregoing recitals, the representations, warranties and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound hereby, the parties hereto hereby agree as follows:

AGREEMENT

ARTICLE I BLOCKER SALE

1.1.Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Blocker Closing (as hereafter defined), (a) Blocker Seller shall sell and transfer to Parent (or, if directed in writing by Parent, to Four Twenty Corporation, a Delaware corporation and wholly-owned subsidiary of Parent), and Parent agrees to purchase (or cause Four Twenty Corporation to purchase) from Blocker Seller, Blocker Seller’s right, title and interest in and to the Blocker LP Interests, and (b) the Blocker GP shall sell and transfer to Parent, and Parent agrees to purchase from the Blocker GP, the Blocker GP’s right, title and interest in and to the Blocker GP Interests.

1.2.Consideration. The aggregate consideration to be paid by Parent (for itself or on behalf of Four Twenty Corporation) to or for the account of Blocker Seller in exchange for the purchase of the Blocker LP Interests shall be the amount payable to the Blocker Seller as set forth in the Payment Schedule. No consideration shall be payable by Parent to or for the account of the Blocker GP in exchange for the purchase of the Blocker GP Interests.

1.3.Blocker Sale Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the purchase and sale of all Blocker Interests (the “Blocker Closing”) shall take place at the offices of DLA Piper LLP (US), 1251 Avenue of the Americas, New York, New York 10020 or by mutual exchange of electronic signatures as soon as reasonably practicable, but no more than three (3) Business Days, following the satisfaction or waiver of all conditions to the obligations of Parent, Merger Sub, Blocker Seller and the Company to consummate the Transactions contemplated hereby (other than conditions with respect to actions Parent, Merger Sub, Blocker Seller and the Company will take at the Blocker Closing or Closing itself, but subject to such conditions being satisfied at the Blocker Closing or Closing, as applicable) or at such other place and time as is mutually agreed to in writing by Securityholders’ Representative and Parent. For all purposes of this Agreement, the Blocker Sale shall be deemed to have taken place immediately prior to the Closing. The term “Blocker Closing” as used herein shall refer to the actual conveyance, transfer, assignment and delivery of the Blocker Interests to Parent (or its Subsidiary) in exchange for the consideration to be delivered at the Blocker Closing pursuant to and in accordance with Section 2.11(f).

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1.4.Blocker Seller Deliverables at Blocker Closing. At the Blocker Closing, the Blocker Seller shall deliver or cause to be delivered to Parent:

(a)a general partner interest and limited partner interest transfer agreement in a form reasonably acceptable to Parent;

(b)an IRS Form W-9 for Blocker Seller;

(c)a certificate signed by the Blocker GP, dated as of the Closing Date, certifying on behalf of Blocker as to: (A) the Organizational Documents of Blocker; and (B) a certificate of good standing of Blocker, certified by an appropriate authority of the Governmental Authority issuing such certificate in the jurisdiction of Blocker’s creation, formation or organization dated not earlier than ten (10) Business Days prior to the Closing Date;

(d)a certificate signed by the Blocker GP, dated as of the Closing Date, certifying on behalf of the Blocker that the conditions set forth in Sections 7.2(b) and 7.2(c) as they relate to the representations, warranties and covenants of Blocker have been satisfied;

(e)the Waiver Agreement, duly executed by SWBC Craft, LLC; and

(f)written evidence that the Pre-Closing Blocker Reorganization has been effected.

1.5.Authorization of the Transactions. Immediately following the execution and delivery of this Agreement, holders of Units holding a majority of the issued and outstanding Units (the “Approving Holders”) have executed a written consent in lieu of a meeting, with such written consent including resolutions approving and adopting the Transactions, entry into this Agreement by the applicable parties, and the consummation of the other transactions contemplated hereunder, as required by the Act, and appointing Securityholders’ Representative as representative, from and after the Closing, of the Unitholders (other than the Blocker). The parties hereto shall each take, as promptly as practicable, all such other actions as may be necessary or advisable under the Act and applicable Law in connection with this Agreement and the consummation of the Transactions contemplated hereunder.

ARTICLE II
THE MERGER

2.1.The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware Limited Liability Company Act (the “Act”), at the Effective Time, Merger Sub shall be merged with and into the Company, with the Company surviving as an indirect wholly-owned Subsidiary of Parent. Following the consummation of the Merger, the separate limited liability company existence of Merger Sub shall cease and the Company shall continue as the surviving limited liability company (Merger Sub and the Company are sometimes referred to herein as the “Constituent Entities” and the Company following the consummation of the Merger is sometimes referred to herein as the “Surviving Entity”).

2.2.Effective Time of the Merger.

(a)Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, (i) a certificate of merger substantially in the form attached hereto as Exhibit B (the “Certificate of Merger”) shall be filed with the Secretary of State of the State of Delaware, and (ii) the

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parties shall make all other filings or recordings required by the Act or other applicable Law to effectuate the Merger.

(b)The Merger shall become effective at the later of (i) the time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (ii) such time thereafter which the parties hereto shall have agreed upon as is provided in the Certificate of Merger (the date and time when the Merger shall become effective is referred to herein as the “Effective Time”).

2.3.Effects of the Merger.

(a)Upon the terms and subject to the conditions of this Agreement, at the Effective Time (i) Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall cease, (ii) the certificate of formation of the Company, as in effect immediately prior to the Effective Time shall be the certificate of formation of the Surviving Entity unless and until thereafter repealed, changed or amended in accordance with the provisions thereof and applicable Law, and (iii) the LLC Agreement shall become the limited liability company agreement of the Surviving Entity.

(b)At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Act. Without limiting the generality of the foregoing, at and after the Effective Time:

(i)the Surviving Entity shall possess all of the rights, privileges, immunities, powers and franchises, and be subject to all the restrictions, disabilities and duties of each of the Constituent Entities;

(ii)all the rights, privileges, immunities, powers and franchises, and all property, real, personal and mixed, and all debts due on whatever account, including, without limitation, all choses in action, and all and every other interest of or belonging to or due to either Constituent Entity shall be taken and deemed to be transferred to, and vested in, the Surviving Entity without further act or deed; and all property, rights and privileges, immunities, powers and franchises and all and every other interest shall be thereafter as effectually the property of the Surviving Entity as they were of either Constituent Entity prior to the Effective Time; and

(iii)all debts, liabilities, duties and obligations of Merger Sub shall become the debts, liabilities, duties and obligations of the Surviving Entity, and the Surviving Entity shall thenceforth be responsible and liable for all the debts, liabilities, duties and obligations of Merger Sub, and the rights of creditors of Merger Sub shall not be impaired by the Merger, and may be enforced against the Surviving Entity.

2.4.Directors and Officers. The directors and officers of the Surviving Entity as of the Effective Time shall be the directors and officers of the Surviving Entity as set forth in the LLC Agreement, unless and until removed or until their respective terms of office shall have expired in accordance with the Act, the Surviving Entity’s certificate of formation or the LLC Agreement, as applicable.

2.5.Closing. Unless this Agreement shall have been validly terminated pursuant to Section 8.1, upon the terms and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Merger (the “Closing”) will take place at the offices of DLA Piper LLP (US), 1251 Avenue of the Americas, New York, New York 10020 or by mutual exchange of electronic signatures as

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soon as reasonably practicable, but not more than three (3) Business Days, following the satisfaction or waiver of all conditions to the obligations of Parent, Merger Sub, Blocker Seller and the Company to consummate the Transactions contemplated hereby as set forth in Article VII (other than conditions with respect to actions Parent, Merger Sub, Blocker Seller and the Company will take at the Blocker Closing or Closing itself, but subject to such conditions being satisfied at the Blocker Closing or Closing, as applicable) or at such other place and time as is mutually agreed to in writing by Securityholders’ Representative, Blocker Seller and Parent (the date on which the Closing actually occurs is the “Closing Date”). The Closing shall be deemed to occur at the Effective Time.

2.6.Closing Deliveries.

(a)At the Closing, the Company shall deliver, or cause to be delivered, to Parent:

(i)the Certificate of Merger, duly executed by the Company;

(ii)a certificate of an authorized officer for the Company certifying, on behalf of the Company as to: (A) the Organizational Documents of the Company and each of its Subsidiaries; (B) resolutions of the board of managers of the Company authorizing and approving the execution, delivery and performance by the Company of this Agreement and any agreements, instruments, certificates or other documents executed by the Company or any of its Subsidiaries pursuant to this Agreement; (C) resolutions of the requisite Unitholders authorizing and approving the execution, delivery and performance by the Company of this Agreement and any agreements, instruments, certificates or other documents executed by the Company or any of its Subsidiaries pursuant to this Agreement; and (D) certificate(s) of good standing of the Company and each of its Subsidiaries, certified by an appropriate authority of the Governmental Authority issuing such certificate in the jurisdiction of such Person’s creation, formation or organization and in any other jurisdiction where such Person is qualified to do business dated not earlier than five (5) Business Days prior to the Closing Date;

(iii)a certificate signed by an authorized officer of the Company, dated as of the Closing Date, stating that the conditions set forth in Sections 7.2(a) and 7.2(c) as they relate to the representations, warranties and covenants of the Company have been satisfied;

(iv)one or more payoff letters in customary form, drafts of which shall have been delivered to Parent at least two (2) Business Days prior to the Closing, executed by the lenders or other financing sources of the Company or any of its Subsidiaries set forth on Section 2.6(a)(iv) of the Disclosure Letter (A) setting forth all amounts (including principal and accrued but unpaid interest) necessary to be paid to repay in full any such Indebtedness through the Closing, (B) providing that, upon payment in full of such amounts, all obligations with respect to the Indebtedness of the Company and its Subsidiaries owed to such lender or other financing source will be satisfied and released (other than any obligations that, by their terms, survive payoff of such Indebtedness), and that any and all related Liens on the assets of the Company or any of its Subsidiaries will be terminated and released and (C) draft UCC-3 termination statements or similar documents in form sufficient to evidence the termination of all such Liens;

(v)invoices setting forth the amount constituting payment in full of each item of the Transaction Expenses and the Person to whom each such amount is payable;

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(vi)the consents, authorizations and approvals of the Governmental Authorities and other Persons set forth in Section 2.6(a)(vi) of the Disclosure Letter;

(vii)resignations of each manager of the Company and each of its Subsidiaries and each officer of the Company and each of its Subsidiaries listed on Section 2.6(a)(vii) of the Disclosure Letter, in each instance, with such resignations to be effective as of the Closing;

(viii)a counterpart of the Adjustment Escrow Agreement, duly executed by Securityholders’ Representative;

(ix)a counterpart of the PPP Escrow Agreement, duly executed by Securityholders’ Representative;

(x)all sales tax exemption certificates from United Distributors, Inc. from all states which the Company or its Subsidiaries generated revenue during fiscal years ended December 31, 2017 through December 31, 2019;

(xi)the Lease Amendment, duly executed by the Company and Cheese Grits;

(xii)the Waiver Agreement, duly executed by the Company; and

(xiii)access credentials to all online portals and databases for all Alcohol Beverage Authorities, and all third party compliance companies, with which the Company has an account.

(b)At the Closing, Parent and Merger Sub shall deliver to the Securityholders’ Representative:

(i)the payments to be delivered by Parent to pursuant to Section 2.11;

(ii)book-entry credits representing the Stock Consideration, duly transferred by Parent in accordance with Section 2.10;

(iii)a certificate of an authorized officer of each of Parent and Merger Sub certifying as to: (A) the Organizational Documents of such Person; (B) resolutions of the board of directors of or board of managers, as applicable, of such Person authorizing and approving the execution, delivery and performance by such Person of this Agreement and any agreements, instruments, certificates or other documents executed by such Person pursuant to this Agreement; and (C) a certificate of the secretary of state of the jurisdiction of Parent’s or Merger Sub’s creation, formation, or organization, as applicable, dated as of a date not earlier than five (5) Business Days prior to the Closing Date, as to the good standing of Parent or Merger Sub, as applicable;

(iv)a certificate signed by an authorized officer of each of Parent and Merger Sub, dated as of the Closing Date, stating that the conditions set forth in Sections 7.3(a) and 7.3(b) as they relate to the representations, warranties and covenants of Parent and Merger Sub have been satisfied;

(v)a counterpart of the Adjustment Escrow Agreement, duly executed by Parent; and

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(vi)a counterpart of the PPP Escrow Agreement, duly executed by Parent.

2.7.Effect on Units; Merger Sub Units. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any Units or the holders of Merger Sub Units:

(a)Each Unit (i) held by the Company as treasury Units, (ii) owned by any direct or indirect wholly-owned Subsidiary of the Company, or (iii) that is issued or outstanding and owned directly or indirectly by Parent or Merger Sub or any of their Subsidiaries (excluding, (A) following the Blocker Closing, the Units held by Blocker, which such Units held by Blocker shall be addressed pursuant to Section 2.7(d) and remain outstanding following the Merger, and (B) the Redeemed Units, which shall not be Cancelled Units for purposes of this Agreement, and which shall be addressed pursuant to Section 2.7(e)), in each instance, immediately prior to the Effective Time (the “Cancelled Units”) shall be automatically cancelled and retired and shall cease to exist, and no cash, stock or other consideration shall be delivered or deliverable in exchange therefor.

(b)Each Unit (subject to the last sentence of Section 2.1) that is issued and outstanding immediately prior to the Effective Time, other than the Cancelled Units, the Redeemed Units and Units held by the Blocker, shall automatically be converted into the right for the Unitholder thereof to receive an amount calculated in respect of such Unit in accordance with the Payment Schedule, Section 2.10, Section 2.11(f) (in the case of Class O Units and Class M Units, as adjusted in accordance with Section 2.13), Section 2.15 (if any) and Section 6.12(f) (if any); provided, however, that for the avoidance of doubt, the Blocker Members shall not have the right to receive consideration payable under Section 2.10, Section 2.15 and Section 6.12(f). At such time, all such Units shall cease to be outstanding and shall be automatically cancelled and shall cease to exist, and each holder of Units immediately prior to the Effective Time shall thereafter cease to have any rights with respect to such Units, except, in all cases, the right to receive the amounts described in this Section 2.7, without interest.

(c)Each Merger Sub Unit that is issued and outstanding immediately prior to the Effective Time shall automatically be converted into, and be exchanged for one (1) unit of the Surviving Entity such that, immediately following the Effective Time, Parent will hold indirectly all of the ownership interests of the Surviving Entity (other than the interests of the Surviving Entity held by Blocker).

(d)Each Unit held by the Blocker shall remain outstanding following the Merger, and no cash, stock or other consideration shall be delivered or deliverable in exchange therefor.

(e)Each Redeemed Unit (which, for the avoidance of doubt, shall be held by the Company immediately following the consummation of the transactions contemplated by the Redemption Agreement but prior to the Effective Time), (i) shall remain outstanding following the Merger, but shall not entitle the Company to any cash, stock or other consideration in exchange therefor, and (ii) shall entitle the Redeemed Holders solely to their respective portions of (A) the Earn-Out Payments, if any, and (B) the amounts payable pursuant to Section 2.13(a), Section 2.13(b) and Section 6.11(b), if any, in each case, attributable to the Redeemed Units as if such Redeemed Holder continued to hold its Redeemed Units on the applicable date of determination, in each case, as set forth in the Payment Schedule.

2.8.Purchase Price. The aggregate purchase price to be paid by Parent to or for the account of (i) Blocker Seller, in connection with the Blocker Sale, and (ii) Unitholders, in connection with

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the Merger on the Closing Date shall be an aggregate amount in cash equal to (a) the Enterprise Value, plus (b) Estimated Cash, minus (c) Estimated Closing Date Indebtedness, minus (d) Estimated Transaction Expenses, minus (e) the Adjustment Escrow Amount, minus (f) the PPP Escrow Amount, minus (g) the Securityholders’ Representative Expense Amount, minus (h) the amount, if any, by which the Target Net Working Capital exceeds the Net Working Capital, plus (i) the amount, if any, by which the Net Working Capital exceeds the Target Net Working Capital, minus (j) the Closing Stock Value (after giving effect to the foregoing, the “Estimated Purchase Price”). The Estimated Purchase Price shall be payable at Closing in accordance with Section 2.11 and the Payment Schedule, subject to adjustment in accordance with Section 2.13.

2.9.Pre-Closing Purchase Price Adjustment. Not less than three (3) Business Days prior to the Closing Date, an authorized officer of the Company shall provide to Parent a written statement containing (i) a balance sheet of the Company and its Subsidiaries as of the Effective Time (the “Estimated Closing Balance Sheet”) and, based thereon, the Company’s good faith estimate of (A) the Cash (the “Estimated Cash”), (B) the Closing Date Indebtedness (the “Estimated Closing Date Indebtedness”), (C) Net Working Capital (the “Estimated Net Working Capital”), and (D) the Transaction Expenses as of immediately prior to the Effective Time (the “Estimated Transaction Expenses”), and (ii) after taking into account the determinations set forth in clause (i) hereof, the calculation of the Estimated Purchase Price. In preparing the Estimated Closing Balance Sheet and the calculation of the Estimated Purchase Price, all terms of an accounting or financial nature shall (a) be based exclusively on the facts and circumstances as they existed as of immediately prior to the Effective Time and shall exclude the effects of the Transactions, (b) be construed in accordance with GAAP (as modified by the Historical Accounting Practices), applied consistently with the Financial Statements, as modified by (c) the accounting policies and procedures and methodology set forth or reflected in Annex II (collectively, the “Policies and Procedures”); provided that, in the event of a conflict between clause (b) and clause (c), the Policies and Procedures shall control. In addition to the written statement provided pursuant to this Section 2.9, an authorized officer of the Company, with the approval of the Blocker Seller, shall provide to Parent a final Payment Schedule based on the Estimated Purchase Price; provided, that the Blocker Seller agrees that such consent shall not be unreasonably withheld and it shall be deemed unreasonable if Blocker Seller withholds approval of the final Payment Schedule for changes thereto that give effect to the provisions of this Agreement, the Redemption and/or the Company LLC Agreement.

2.10.Closing Date Stock Issuance. At the Closing, Parent shall deliver to each Unitholder (other than the Blocker Members or with respect to the Redeemed Units) book-entry credits in the name of such Unitholder (other than the Blocker Members or with respect to the Redeemed Units), and for the book-entry credit allocable to SWB Management, LLC, directly to the SWB Members, in accordance with the Payment Schedule representing that number of common shares (the “Stock Consideration”) of Parent, without par value per share (“Parent Common Shares”) having a value equal to such Unitholder’s portion of the Closing Stock Value determined in accordance with the Payment Schedule, which in the aggregate for all Parent Common Shares shall be equal to fifty million dollars ($50,000,000) (the “Closing Stock Value”) calculated based on the volume-weighted average trading price of Parent Common Shares on the NASDAQ for the thirty (30) day period immediately ending on the close of trading on the day that the Parent issues a public announcement concerning the Transactions as required under applicable Securities Laws. Following the Closing, the Parent shall distribute the Stock Consideration (subject to compliance with the payment mechanics set forth in Section 6.12, including but not limited to with respect to the requisite Letters of Transmittal with respect to Unitholders receiving consideration in the context of the Merger) to the Unitholders (excluding, for the avoidance of doubt, the

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Blocker Members), and for the Stock Consideration allocable to SWB Management, LLC, directly to the SWB Members, in accordance with (i) Section 6.12, and (ii) the Payment Schedule.

2.11.Closing Date Payments. On the Closing Date, immediately following acceptance of the Certificate of Merger, Parent shall make, or cause to be made, the following payments:

(a)an amount in the aggregate equal to the Estimated Closing Date Indebtedness, if any, by wire transfer of immediately available funds to the accounts designated by the lenders and other creditors of the Company set forth in the payoff letters provided by such lenders and other creditors in accordance with Section 2.6(a)(iv);

(b)an amount in the aggregate equal to the Estimated Transaction Expenses, by wire transfer of immediately available funds to the accounts provided by the Company to the Parent at least two (2) Business Days prior to the Closing Date; provided, however, that (1) any Estimated Transaction Expenses paid pursuant to this Section 2.11(b) to the Company or its Subsidiaries and ultimately payable to an employee of the Company or any of its Subsidiaries (other than those payable pursuant to subsection (2) hereof) shall thereafter be paid by the Company or such Subsidiary to the applicable Person (net of withholding Taxes) through the Company’s or such Subsidiary’s payroll system not later than the next regular payroll date of the Company, (2) with respect to the Sale Bonus (as defined in the Bates Agreement) which may become payable to Patrick Bates pursuant to the Bates Agreement on October 13, 2021 (which, for the avoidance of doubt, constitutes a Transaction Expenses), (i) to the extent the Sales Bonus becomes payable to Patrick Bates in accordance with the Bates Agreement, such amounts shall thereafter be paid by the Company or such Subsidiary to the applicable Person (net of withholding Taxes) through the Company’s or such Subsidiary’s payroll system not later than the next regular payroll date of the Company, and (ii) to the extent that it is ultimately determined that Patrick Bates is not entitled to the Sale Bonus in accordance with the terms of the Bates Agreement such amounts shall be paid by wire transfer of immediately held funds to the Securityholders’ Representative, on behalf of and for the benefit of the Unitholders (other than the Blocker Members), for further distribution to such Unitholders in accordance with the Payment Schedule, subject to Section 2.18, and (3) any Taxes withheld from any payment under clause (1) or (2) shall be held and remitted to the applicable Governmental Authority in accordance with applicable Law;

(c)an amount equal to the Adjustment Escrow Amount by wire transfer of immediately available funds to the Adjustment Escrow Agent to be held in an account (the “Adjustment Escrow Account”) in accordance with the terms of the Adjustment Escrow Agreement to be used solely for the purposes of making the payments, if any, required by Section 2.13(a);

(d)an amount equal to the PPP Escrow Amount by wire transfer of immediately available funds to the PPP Escrow Agent to be held in an account (the “PPP Escrow Account”) in accordance with the terms of the PPP Escrow Agreement to be used solely for the purposes of making the payments, if any, required by Section 2.13(b);

(e)an amount equal to the Securityholders’ Representative Expense Amount by wire transfer of immediately available funds to the Securityholders’ Representative into an account designated by the Securityholder’s Representative, for purposes of satisfying costs, expenses and/or Liabilities of the Unitholders (other than the Blocker Members) hereunder or otherwise incurred in its capacity as the Securityholders’ Representative and otherwise in accordance with this Agreement; and

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(f)an amount equal to the Estimated Purchase Price shall be paid by wire transfer of immediately available funds to (i) for amounts allocable to Blocker Seller pursuant to Section 1.2, directly to Blocker Seller (as satisfaction of the payment required by Section 1.2) in accordance with the Payment Schedule pursuant to wiring instructions provided by Blocker Seller at least two (2) Business Days prior to the Closing Date, (ii) for amounts allocable to SWBC Craft, LLC, directly to SWBC Craft, LLC in accordance with the Payment Schedule pursuant to wiring instructions provided by SWBC Craft, LLC at least two (2) Business Days prior to the Closing Date and (iii) for amounts allocable to the other Unitholders (other than the Blocker Members), the Securityholders’ Representative, on behalf of and for the benefit of such Unitholders, for further distribution to such Unitholders in accordance with the Payment Schedule, subject to Section 2.18.

2.12.Purchase Price Adjustment.

(a)As promptly as possible and in any event within ninety (90) days after the Closing Date, Parent shall prepare and deliver to Securityholders’ Representative (i) a balance sheet of the Company and its Subsidiaries as of the Effective Time (the “Final Closing Balance Sheet”), and (ii) based on the Final Closing Balance Sheet, Parent’s good faith calculation of the Company’s (A) Cash (the “Final Cash”), (B) the Closing Date Indebtedness (the “Final Closing Date Indebtedness”), (C) the Transaction Expenses as of immediately prior to the Effective Time (the “Final Transaction Expenses”) and (D) the Net Working Capital (the “Final Net Working Capital” together with the Final Cash, Final Closing Date Indebtedness, and Final Transaction Expenses, the “Final Calculations”), and (E) the calculation of the Final Purchase Price based thereon. In preparing the Final Balance Sheet, all terms of an accounting or financial nature shall

(b)be based exclusively on the facts and circumstances as they existed as of immediately prior to the Effective Time and shall exclude the effects of the Transactions, (b) be construed in accordance with GAAP (as modified by the Historical Accounting Practices), applied consistently with the Financial Statements, as modified by (c) the Policies and Procedures; provided that, in the event of a conflict between clause (b) and clause (c), the Policies and Procedures shall control. Parent shall provide Securityholders’ Representative with reasonable supporting detail with respect to the calculation of each of the components of the Final Purchase Price. Parent and the Securityholders’ Representative shall provide each other reasonable access to the appropriate personnel of the other parties and all supporting financial statements, worksheets and other documentation used to determine the calculation of each of the components of the Final Purchase Price, and such schedules and data with respect to the determination of such amounts as each party and its representatives reasonably request for the purposes of their review of the Final Calculations.

(b)Before 11:59 p.m. ET on date that is thirty (30) days after the Final Closing Balance Sheet and the Final Calculations are delivered to Securityholders’ Representative pursuant to Section 2.12(a) (the “30-Day Period”), the Securityholders’ Representative shall deliver to Parent either (i) a written acknowledgement signed by Securityholders’ Representative accepting the Final Closing Balance Sheet and the Final Calculations in their entirety (the “Acknowledgement”), or (ii) a written notice (the “Adjustment Report”) containing a written explanation of those items in the Final Closing Balance Sheet and the Final Calculations which Securityholders’ Representative disputes, in which case the items identified by Securityholders’ Representative shall be deemed to be in dispute. During the 30-Day Period, Parent and the Surviving Entity covenant and agree that Securityholders’ Representative shall be permitted access to the appropriate personnel of Parent and the Surviving Entity and all supporting financial statements, worksheets and other documentation used by Parent and the Surviving Entity to determine the Final Closing Balance Sheet and the Final Calculations as well as any relevant

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work papers as Securityholders’ Representative may reasonably request to enable Securityholders’ Representative and its representatives to evaluate the Final Closing Balance Sheet and the Final Calculations, provided that such access does not unreasonably interfere with the day-to-day operations of Parent’s business. If Securityholders’ Representative (i) delivers an Acknowledgement within the 30-Day Period or (ii) fails to deliver an Acknowledgement or an Adjustment Report to Parent within the 30-Day Period, Securityholders’ Representative shall be deemed to have accepted and agreed to the Final Closing Balance Sheet and the Final Calculations as delivered pursuant to Section 2.12(a), and such Final Closing Balance Sheet and Final Calculations shall be final and binding upon all parties and the Final Purchase Price shall be as set forth therein. In the event that Securityholders’ Representative timely delivers an Adjustment Report to Parent, then Parent and Securityholders’ Representative will use all commercially reasonable efforts to resolve the disputed matter(s) within the thirty (30)-day period following the delivery of the Adjustment Report. If Securityholders’ Representative and Parent fail to agree on Securityholders’ Representative’s proposed adjustments contained in the Adjustment Report within thirty (30) days after Parent receives the Adjustment Report, then Parent and Securityholders’ Representative shall jointly submit the disputed matter(s) to RSM US LLP (provided, that if such Person is unable or unwilling to serve in such capacity, Parent and Securityholders’ Representative shall work in good faith to jointly select an alternative nationally recognized independent accounting) (the “Independent Auditor”). The Independent Auditor’s function will be to resolve each element of the dispute that has not been resolved by Parent and Securityholders’ Representative as an accounting expert and not as an arbitrator. The Independent Auditor shall resolve any such dispute in accordance with the Policies and Procedures and the applicable definitions set forth herein (i.e., not on the basis of an independent review). The Independent Auditor shall not have any power or authority to alter, modify, add to, or subtract from any term or provision of this Agreement. Parent and Securityholders’ Representative will furnish, or cause to be furnished, to the Independent Auditor such work papers, documentation and other reports and information relating to the disputed matter(s) as the Independent Auditor may request or as either Securityholders’ Representative or Parent believes relevant and each party shall be afforded the opportunity to discuss the disputed matter with the Independent Auditor (provided that no ex parte communications shall be permitted). The Independent Auditor shall make a final written determination of the disputed matter(s) (the “Auditor’s Determination”) in reliance upon supporting documentation provided to the Independent Auditor by Securityholders’ Representative and Parent within twenty (20) Business Days of submission of the disputed matter(s) to the Independent Auditor. In resolving any disputed item, the Independent Auditor may not revise any element of the Final Closing Balance Sheet and Final Calculations that is not contested by the parties. The Auditor’s Determination shall be furnished to Securityholders’ Representative and Parent as soon as practicable after the disputed items(s) have been referred to the Independent Auditor and, absent manifest error or Fraud and subject to the following sentence, shall be nonappealable and incontestable by each party and each of their respective Affiliates and successors and not subject to collateral attack for any reason. With respect to each disputed amount, the Auditor’s Determination must be an amount between or equal to one or the other of Securityholders’ Representative’s position as set forth in the Adjustment Report and Parent’s position as set forth in the Final Closing Balance Sheet and the Final Calculations. The fees, costs and expenses of the Independent Auditor and the American Arbitration Association incurred in resolving the disputed matter(s) pursuant to this Section 2.12(b) shall be borne by Parent, on the one hand, and Securityholders’ Representative, on the other hand, in inverse proportion to the respective percentages of the dollar value of disputed items determined in favor of Parent, on the one hand, and Securityholders’ Representative, on the other hand, as determined by the Independent Auditor and set forth in the Auditor’s Determination. Notwithstanding the foregoing, each of Parent and Securityholders’ Representative will be responsible for paying the fees, costs and expenses of their respective attorneys, accountants and other representatives in connection with any such dispute.

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(c)The term “Final Closing Balance Sheet” as used herein shall mean the Final Closing Balance Sheet as ultimately determined pursuant to this Section 2.12. The term “Final Calculations” as used herein shall mean the Final Calculations as ultimately determined pursuant to this Section 2.12. The date on which the Final Closing Balance Sheet and the Final Calculations are finally determined pursuant to this Section 2.12 shall hereinafter be referred to as the “Settlement Date.”

2.13.Purchase Price Settlement.

(a)No later than five (5) Business Days after the Settlement Date, the following payment (if any) shall be made, by wire transfer of immediately available funds to the account (or accounts) specified in writing by Parent or Securityholders’ Representative, as applicable:

(i)In the event the Final Purchase Price is less than the Estimated Purchase Price (such amount, the “Downward Adjustment Amount”), Parent and Securityholders’ Representative shall cause the Adjustment Escrow Agent to pay Parent an amount equal to the Downward Adjustment Amount from the Adjustment Escrow Amount; provided, that if the Downward Adjustment Amount is greater than the Adjustment Escrow Amount, then the Securityholders’ Representative shall pay to the Parent from the Securityholders’ Representative Expense Amount an amount equal to the Downward Adjustment Amount minus the amount paid to Parent from the Adjustment Escrow Amount. Notwithstanding anything contained herein to the contrary, to the extent that the Downward Adjustment Amount is greater than the sum of the Adjustment Escrow Amount plus the amount available from the Securityholders’ Representative Expense Amount to satisfy the full Downward Adjustment Amount, then Parent and the Surviving Entity shall have the express right to offset any such deficiency against any amount otherwise payable or deliverable following the Closing pursuant to Section 2.13(b) or Section 2.15. For the avoidance of doubt, any amount set off for purposes of Section 2.13(b) or Section 2.15 in accordance with this Section 2.13(a)(i) shall be deemed to have been paid to the Securityholders’ Representative and the Unitholders for purposes of Section 2.13(b) or Section 2.15, as applicable. After taking into account the payment of the Downward Adjustment Amount, if any, Parent and Securityholders’ Representative shall cause all remaining funds from the Adjustment Escrow Amount (including any interest accrued thereon), if any, to be released by the Adjustment Escrow Agent to the Securityholders’ Representative (for further distribution to the Unitholders (other than the Blocker Members) in accordance with the Payment Schedule).

(ii)In the event the Final Purchase Price is greater than the Estimated Purchase Price (such amount, the “Upward Adjustment Amount”), then (a) Parent shall pay the Securityholders’ Representative (for further distribution to the Unitholders (other than the Blocker Members) in accordance with the Payment Schedule) an amount equal to the Upward Adjustment Amount, and (b) Parent and Securityholders’ Representative shall cause the Adjustment Escrow Agent to release the entire Adjustment Escrow Amount (including any interest accrued thereon) to the Securityholders’ Representative (for further distribution to the Unitholders (other than the Blocker Members) in accordance with the Payment Schedule).

(iii)In the event the Final Purchase Price is equal to the Estimated Purchase Price, no adjustment payment shall be made pursuant to this Section 2.13(a), and Parent and Securityholders’ Representative shall cause the Adjustment Escrow Agent to release the entire Adjustment Escrow Amount (including any interest accrued thereon) to the Securityholders’

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Representative (for further distribution to the Unitholders (other than the Blocker Members) in accordance with the Payment Schedule).

For the avoidance of doubt, recovery from the Adjustment Escrow Account and the Securityholders’ Representative Expense Amount and subject to the set off right contained in Section 2.13(a)(i), in each instance (as provided in clause (i) above) shall be the sole and exclusive remedy available to Parent, Merger Sub, the Surviving Entity and their respective Affiliates for any Downward Adjustment Amount and no Unitholders or any of their respective Affiliates shall have any Liability or obligation under this Agreement for any portion of the Downward Adjustment Amount in excess of the amount of the then remaining Adjustment Escrow Funds and the Securityholders’ Representative Expense Amount and any reduction to the Earn-Out Payments made pursuant to the set off rights in accordance with Section 2.13(a)(i).

(b)Subject in all instances to the set off right contained in Section 2.13(a)(i), no later than five (5) Business Days after the CARES Act Determination Date, the following payment (if any) shall be made, by wire transfer of immediately available funds to the account (or accounts) specified in writing by Parent or Securityholders’ Representative, as applicable:

(i)In the event that there is CARES Unforgiven Debt, Parent and Securityholders’ Representative shall cause the PPP Escrow Agent to pay Parent an amount equal to such CARES Unforgiven Debt from the PPP Escrow Amount. After taking into account the payment made pursuant to the previous sentence, if any, Parent and Securityholders’ Representative shall cause all remaining funds from the PPP Escrow Amount (including any interest accrued thereon) to be released by the PPP Escrow Agent to the Securityholders’ Representative (for further distribution to the Unitholders (other than the Blocker Members) in accordance with the Payment Schedule).

(ii)In the event that there is no CARES Unforgiven Debt, no adjustment payment shall be made pursuant to this Section 2.13(b), and Parent and Securityholders’ Representative shall cause the PPP Escrow Agent to release the entire PPP Escrow Amount (including any interest accrued thereon) to the Securityholders’ Representative (for further distribution to the Unitholders (other than the Blocker Members) in accordance with the Payment Schedule).

2.14.Withholding. Each of Parent, Merger Sub and the Company shall be entitled to, after good faith consultation with Securityholders’ Representative, deduct and withhold from the amounts payable or otherwise deliverable pursuant to this Agreement such amounts as required to be deducted or withheld therefrom under the Code or under any applicable provision of state, local or foreign Tax Law; provided, however, that other than with respect to compensatory payments or withholding applied for failure to comply with the provisions of Section 6.8(a) of this Agreement, the payor that determines that it has an obligation to deduct and withhold from any payment shall provide advance notice of such determination and each such payor and payee shall use commercially reasonable efforts to minimize any such Taxes. To the extent such amounts are so deducted or withheld and timely remitted to the appropriate tax authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. The applicable withholding agent will promptly pay or cause to be paid any amounts withheld pursuant to this Section 2.14 for applicable Taxes to the appropriate tax authority.

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2.15.Earn-Out.

(a)Subject in all instances to the set off right contained in Section 2.13(a)(i), as additional consideration for the Merger (but not the Blocker Sale), Unitholders (other than the Blocker Members) shall be entitled, subject to satisfaction of the conditions set forth in this Section 2.15, to receive subsequent payments in cash (the “Earn-Out Payments”), and Parent and the Surviving Entity shall be jointly and severally obligated to make any such Earn-Out Payments. The Earn-Out Payments, if any, shall be payable in accordance with Section 2.16.

(b)Subject in all instances to the set off right contained in Section 2.13(a)(i), within five Business Days after the 2022 Adjusted EBITDA is finally determined pursuant to Section 2.16, Parent shall, or shall cause the Surviving Entity to pay to Securityholders’ Representative (for distribution to the Unitholders (other than the Blocker Members) in accordance with the Payment Schedule) an amount, if any (the “2022 Earn-Out Payment”), equal to the product of (i) eleven (11) and (ii) the difference of (x) 2022 Adjusted EBITDA, minus (y) twenty- four million dollars ($24,000,000); provided, however, that if the calculation pursuant to clause (ii) of this Section 2.15 results in a negative number, no 2022 Earn-Out Payment shall be payable; provided further, that if the calculation pursuant to clause (ii) of this Section 2.15(b) results in a number greater than or equal to the Earn-Out Cap, the 2022 Earn-Out Payment shall be deemed to equal the Earn-Out Cap. For purposes of this Agreement, the term “Earn-Out Cap” shall mean sixty-six million dollars ($66,000,000).

(c)Subject in all instances to the set off right contained in Section 2.13(a)(i), and the limitations set forth in this Section 2.15(c), within five Business Days after the 2023 Adjusted EBITDA is finally determined pursuant to Section 2.16, Parent shall, or shall cause the Surviving Entity to, pay to Securityholders’ Representative (for distribution to the Unitholders (other than the Blocker Members) in accordance with the Payment Schedule) an amount, if any (the “2023 Earn-Out Payment”), equal to the product of (i) eleven (11) and (ii) the difference of (x) 2023 Adjusted EBITDA, minus (y) 2022 Adjusted EBITDA; provided, however, that if the calculation pursuant to clause (ii) of this Section 2.15(c) results in a negative number, no 2023 Earn-Out Payment shall be payable; provided further, that in no event shall the sum (the “Aggregate Earn-Out Payment”) of (A) the amount paid pursuant to Section 2.15(b), and (B) the amount payable pursuant to this Section 2.15(c), exceed, in the aggregate, the Earn-Out Cap, and therefore, if the amount calculated pursuant to this Section 2.15(c) would otherwise cause the Aggregate Earn-Out Payment to exceed, in the aggregate, the Earn-Out Cap, the amount payable pursuant to this Section 2.15(c) shall be reduced to such amount such that the Aggregate Earn-Out Payment equals the Earn-Out Cap. Notwithstanding anything contained herein to the contrary, in the event that the payment made pursuant to Section 2.15(b) was equal to the Earn-Out Cap, no subsequent payment shall be due or payable pursuant to this Section 2.15(c).

2.16.Earn-Out Settlement.

(a)By no later than February 28, 2023, Parent shall prepare and deliver to Securityholders’ Representative a calculation (the “2022 Adjusted EBITDA Calculation”) of the Adjusted EBITDA of the Company and its Subsidiaries during the period from January 1, 2022 through December 31, 2022 (the “2022 Adjusted EBITDA”). The parties shall provide reasonable access to the appropriate personnel of the other parties and all supporting financial statements, worksheets and other documentation used to determine the 2022 Adjusted EBITDA Calculation.

(b)By no later than February 28, 2024, Parent shall prepare and deliver to Securityholders’ Representative a calculation (the “2023 Adjusted EBITDA Calculation”) of the

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Adjusted EBITDA of the Company and its Subsidiaries during the period from January 1, 2023 through December 31, 2023 (the “2023 Adjusted EBITDA”). The parties shall provide reasonable access to the appropriate personnel of the other parties and all supporting financial statements, worksheets and other documentation used to determine the 2023 Adjusted EBITDA Calculation. For the avoidance of doubt, notwithstanding anything contained herein to the contrary, in the event that the payment made pursuant to Section 2.15(b) was equal to the Earn-Out Cap, Parent shall have no obligation to deliver the 2023 Adjusted EBITDA Calculation and no subsequent adjustment shall be made pursuant to Section 2.16(d).

(c)Within fifteen (15) days (the “2022 15-Day Period”) after the date on which the 2022 Adjusted EBITDA Calculation is received by Securityholders’ Representative, Securityholders’ Representative shall deliver to Parent either (i) a written acknowledgement signed by Securityholders’ Representative accepting the 2022 Adjusted EBITDA Calculation in its entirety (the “2022 EBITDA Acknowledgement”), or (ii) a written notice (the “2022 EBITDA Adjustment Report”) containing a detailed written explanation of those items in the 2022 Adjusted EBITDA Calculation which Securityholders’ Representative disputes, in which case (subject to the following sentence) the items identified by Securityholders’ Representative shall be deemed to be in dispute. If (i) the 2022 Adjusted EBITDA Calculation reports 2022 Adjusted EBITDA such that the payment to be made pursuant to Section 2.15(b) is equal to or in excess of the Earn- Out Cap, (ii) Securityholders’ Representative delivers a 2022 EBITDA Acknowledgement within the 2022 15-Day Period or (iii) Securityholders’ Representative fails to deliver a 2022 EBITDA Acknowledgement or a 2022 EBITDA Adjustment Report to Parent within the 2022 15-Day Period, Securityholders’ Representative shall be deemed to have accepted and agreed to the 2022 Adjusted EBITDA Calculation, as delivered pursuant to Section 2.16(a), and such 2022 Adjusted EBITDA Calculation shall be final and binding upon Securityholders’ Representative (on behalf of the Unitholders and Blocker Seller) and Parent and the 2022 Adjusted EBITDA shall be as set forth therein.

(d)Within fifteen (15) days (the “2023 15-Day Period”) after the date on which the 2023 Adjusted EBITDA Calculation is received by Securityholders’ Representative, Securityholders’ Representative shall deliver to Parent either (i) a written acknowledgement signed by Securityholders’ Representative accepting the 2023 Adjusted EBITDA Calculation in its entirety (the “2023 EBITDA Acknowledgement”), or (ii) a written notice (the “2023 EBITDA Adjustment Report,” and together with the 2022 EBITDA Adjustment Report, the “EBITDA Adjustment Reports”) containing a detailed written explanation of those items in the 2023 Adjusted EBITDA Calculation which Securityholders’ Representative disputes, in which case (subject to the following sentence) the items identified by Securityholders’ Representative shall be deemed to be in dispute. If (i) the 2023 Adjusted EBITDA Calculation reports 2023 Adjusted EBITDA that, when taken together with the amount paid pursuant to Section 2.15(b), would exceed the Earn-Out Cap, (ii) Securityholders’ Representative delivers a 2023 EBITDA Acknowledgement within the 2023 15-Day Period or (iii) Securityholders’ Representative fails to deliver a 2023 EBITDA Acknowledgement or a 2023 EBITDA Adjustment Report to Parent within the 2023 15-Day Period, Securityholders’ Representative shall be deemed to have accepted and agreed to the 2023 Adjusted EBITDA Calculation, as delivered pursuant to Section 2.16(b), and such 2023 Adjusted EBITDA Calculation shall be final and binding upon Securityholders’ Representative (on behalf of the Unitholders and Blocker Seller) and Parent and the 2023 Adjusted EBITDA shall be as set forth therein.

(e)In the event that the Securityholders’ Representative timely delivers an EBITDA Adjustment Report to Parent, then Parent and Securityholders’ Representative will use all commercially reasonable efforts to resolve the disputed matter(s) within the fifteen (15) day period following the delivery of the applicable EBITDA Adjustment Report. If Securityholders’ Representative and Parent

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fail to agree on Securityholders’ Representative’s proposed adjustments contained in the applicable EBITDA Adjustment Report within such fifteen (15) day period, then Parent and Securityholders’ Representative shall jointly submit the disputed matter(s) to the Independent Auditor. Parent and Securityholders’ Representative will furnish, or cause to be furnished, to the Independent Auditor such work papers, documentation and other reports and information relating to the disputed matter(s) as the Independent Auditor may request or as either Securityholders’ Representative or Parent believe relevant and each party shall be afforded the opportunity to discuss the disputed matter with the Independent Auditor. The Independent Auditor shall make the final determination of the disputed matter(s) (the “Auditor’s EBITDA Determination”) (A) in reliance upon the supporting documentation provided to the Independent Auditor by Securityholders’ Representative and Parent, (B) in writing, and (C) in accordance with Section 2.16(f). Securityholders’ Representative and Parent each agree to use its respective commercially reasonable efforts to cooperate with the Independent Auditor and to cause the Independent Auditor to resolve any dispute no later than 30 days after submission of the dispute to the Independent Auditor in accordance with this Section 2.16(e). The Auditor’s EBITDA Determination shall be furnished to Securityholders’ Representative and Parent as soon as practicable after the disputed items(s) have been referred to the Independent Auditor and, absent manifest error or fraud and subject to the following sentence, shall be nonappealable and incontestable by Securityholders’ Representative, Unitholders, Blocker Seller, Parent and any of their respective Affiliates and successors and not subject to collateral attack for any reason. The fees, costs and expenses of the Independent Auditor incurred in resolving the disputed matter(s) pursuant to this Section 2.16(e) shall be borne by Parent, on the one hand, and Securityholders’ Representative (on behalf of the Unitholders (other than the Blocker Members)), on the other hand, in inverse proportion to the respective percentages of the dollar value of disputed items determined in favor of such Person.

(f)In determining each of the 2022 Earn-Out Payment and 2023 Earn-Out Payment, all terms of an accounting or financial nature shall be construed in accordance with (i) Policies and Procedures and (ii) the calculation of Adjusted EBITDA reflected in Annex III. Following receipt thereof from Parent, Securityholders’ Representative shall distribute the 2022 Earn-Out Payment and 2023 Earn-Out Payment, if any, to the Unitholders (other than the Blocker Members) in accordance with the Payment Schedule.

2.17.Earn-Out Covenants.

(a)Conduct of the Business During Earn-Out Period. From the date hereof until the earlier of (x) payment of Earn-Out Payments in an amount equal to the Earn-Out Cap and (y) December 31, 2023 (such period, the “Earn-Out Period”), Parent covenants and agrees as follows:

(i)Parent will, and will cause the Surviving Entity to, use commercially reasonable efforts to support the business and interest of the operations of the Surviving Entity and its Subsidiaries and to act in good faith in connection with its ownership and operation of the Surviving Entity and neither Parent nor any of its Affiliates (including after the Effective Time, the Surviving Entity and its Subsidiaries) shall take any action intended to interfere with the ability of the Surviving Entity and its Subsidiaries to achieve the 2022 Earn-Out Payment and 2023 Earn-Out Payment in an aggregate amount equal to the Earn-Out Cap.

(ii)Parent shall, and shall cause the Surviving Entity and its Subsidiaries to, cause the business activities and operations of the Surviving Entity and its Subsidiaries to be accounted for separately from the Parent’s and its other Subsidiaries’ and to maintain such books

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and records with respect thereto as shall be necessary to carry out the provisions of this Agreement.

(iii)Parent agrees to provide the Surviving Entity and its Subsidiaries access to funding, personnel, compensation for employees, and other working capital in accordance with the budget proposed by the chief executive officer or equivalent of the Company and approved by the board of directors of Parent.

(iv)Except as required by GAAP, Parent shall not, and cause the Surviving Entity and its Subsidiaries not to, make any change in any method of accounting or accounting practice or policy of the Company without the consent of the Securityholders’ Representative.

(v)Parent agrees to not change the nature of the business conducted by the Company in a manner materially different than the business conducted by the Company and its Subsidiaries prior to the date of this Agreement which change would reasonably be expected to interfere with the Unitholders’ ability to achieve the 2022 Earn-Out Payment or the 2023 Earn-Out Payment.

(vi)Parent covenants and agrees not to enter into, or permit the Surviving Entity to enter into, any Contract that expressly restricts payment of the Earn- Out Payments.

(b)Acceleration. If an Acceleration Event occurs during the Earn-Out Period, then, notwithstanding the actual Adjusted EBITDA during the Earn-out Period, the Company shall pay to the Securityholders’ Representative (on behalf of the Unitholders (other than the Blocker Members)) an amount equal to (x) the Earn-Out Cap minus (y) the sum of all previously paid Earn- Out Payments. All such payments shall be made to the Securityholders’ Representative by wire transfer of immediately available funds to the account designated in writing by the Securityholders’ Representative within five (5) Business Days after the occurrence of such Acceleration Event (the “Acceleration Payment Date”).

(c)Payment Default. Notwithstanding anything to the contrary contained herein, if Parent shall fail to pay the Earn-out Payment within three (3) Business Days after the Earn-Out Payment Date or the Acceleration Payment Date, as applicable, then interest shall begin to accrue on any unpaid Earn-Out Payment or accelerated Earn-Out Payments, as the case may be, from and as of the date such payment or payments were due and payable, at eight percent (8%) per annum, and until such payment or payments, together with such accrued default interest, are paid in full.

2.18.Exchange of Units.

(a)The Securityholders’ Representative shall facilitate payments made to or on behalf of the Unitholders (other than the Blocker Members) as a result of the Closing. Immediately following acceptance of the Certificate of Merger, Parent will (i) pay to Blocker Seller the amount required pursuant to Section 2.11(f), to be paid to Blocker Seller (for purposes of consideration required to be paid in connection with the Blocker Closing) (ii) pay to SWBC Craft, LLC the amount required pursuant to Section 2.11(f) for the benefit of SWBC Craft, LLC and (iii) deposit with the Securityholders’ Representative the amount required pursuant to Section 2.11(f) for the benefit of the Unitholders (other than the Blocker Members) (whose Units have been converted pursuant to Section 2.7 into the right to receive such amount), in the case of the Unitholders subject to Section 2.18(b) below. Such amounts, once

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paid or deposited with the Securityholders’ Representative, as applicable, shall, pending its disbursement to such Persons, be held in trust for the benefit of such Persons and shall not be used for any other purposes, other than the Securityholders’ Representative Expense Amount which may be used for Downward Adjustment Amount or otherwise to pay expenses on behalf of the Unitholders.

(b)As soon as practicable after the date hereof, the Securityholders’ Representative shall mail to each Unitholder (other than any Blocker Member) as of immediately prior to the Effective Time a letter of transmittal (substantially in the form attached hereto as Exhibit C) (the “Letter of Transmittal”). Upon delivery of a duly completed and validly executed Letter of Transmittal to the Securityholders’ Representative, the relevant Unitholder shall be entitled to receive the applicable consideration payable hereunder, without interest, in exchange for each Unit held by such Unitholder as of immediately prior to the Effective Time. Until the delivery of a duly completed and validly executed Letter of Transmittal as contemplated by this Section 2.18(b), each Unit (other than a Cancelled Unit or any Unit held by any Blocker Member) shall be deemed at any time after the Effective Time to represent only the right to receive upon such delivery the applicable consideration payable hereunder, without interest.

(c)None of Parent, Merger Sub, or the Surviving Entity or their respective representatives shall be liable to any Person in respect of any consideration to the extent actually received by the Securityholders’ Representative.

2.19.Appraisal Right. No appraisal rights shall be available with respect to the Merger or the other Transactions contemplated by this Agreement.

2.20.Tax Treatment; Allocation of the Purchase Price.

(a)Within sixty (60) days of the final determination of Final Purchase Price, Parent shall provide to Securityholders’ Representative a schedule allocating the purchase price for Tax purposes (including the applicable Liabilities of the Company) among the assets of the Company (the “Purchase Price Allocation Schedule”). The Purchase Price Allocation Schedule will be prepared in accordance with the applicable provisions of the Code and the methodologies set forth on Annex IV.

(b)If within thirty (30) days of receiving the Purchase Price Allocation Schedule, the Securityholders’ Representative has not objected, the Purchase Price Allocation Schedule shall be final and binding. If within thirty (30) days the Securityholders’ Representative objects to the Purchase Price Allocation Schedule, the Securityholders’ Representative and Parent shall cooperate in good faith to resolve their differences, provided that if after thirty (30) days, the Securityholders’ Representative and Parent are unable to agree, they shall retain the Independent Auditor to resolve their dispute, provided that the Independent Auditor shall utilize the methodologies for determining fair market value as set forth on Annex IV. The determination of the Independent Auditor shall be final and binding on all parties.

(c)The parties hereto shall make appropriate adjustments to the Purchase Price Allocation Schedule to reflect changes in the purchase price. The parties hereto agree for all Tax reporting purposes to report the transactions in accordance with the agreements herein and the Purchase Price Allocation Schedule, as adjusted pursuant to the preceding sentence, and to not take any position during the course of any audit or other proceeding inconsistent with the agreements as to Tax treatment herein or with such schedule unless required by a determination of the applicable Governmental Authority that is final.

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2.21.Paying Agent. Prior to the Closing, Securityholders’ Representative may select a nationally recognized bank or trust company to act as the paying agent for the Transactions (the “Paying Agent”), and, in such case, Securityholders’ Representative and Parent shall engage the Paying Agent and enter into a paying agent agreement on customary terms related to the nature of engagement thereof (the “Paying Agent Agreement”). In the event that a Paying Agent is engaged pursuant to this Section 2.21,  (i) all  payments and other disbursements  to be made to the Unitholders (other than the Blocker Members) under this Agreement, including without limitation, those payments and disbursements to be made under Sections 2.10, 2.11, 2.13, 2.16 and 6.12(f) shall instead be made to the Paying Agent, and (ii) the facilitation of payments and delivery of the Letter of Transmittal pursuant to Section 2.18 shall be made by the Paying Agent, and in each case, in accordance with the terms of the Paying Agent Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the letter delivered by the Company to Parent concurrently with the execution of this Agreement (the “Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as of the date hereof as follows:

3.1.Organization and Qualification. The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Each of the Subsidiaries of the Company is a legal entity duly formed or organized, validly existing and in good standing, as applicable, under the Laws of the jurisdiction of its respective formation or organization. The Company and its Subsidiaries each have requisite limited liability company or other legal entity, as the case may be, power and authority to own, lease and operate their respective properties and assets and to carry on their respective businesses as they are now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company taken as a whole. The Company and its Subsidiaries are each duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of their respective businesses requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, result in a Material Adverse Effect. The Company has made available to Parent true and correct copies of each of its and its Subsidiaries’ Organizational Documents, each as in effect as of the date hereof and together with all amendments and modifications thereto.

3.2.Capitalization; Subsidiaries.

(a)The issued and outstanding Units constitute all of the issued and outstanding equity interests of the Company. All of the Units were duly authorized and validly issued and are free of preemptive and similar rights. No Units were issued in violation of any applicable Laws in all material respects, any Contract to which the Company is a party or bound by, or any preemptive or similar rights of any Person. Section 3.2(a) of the Disclosure Letter sets forth a list of each Unitholder, along with the number and class of Units owned by each Unitholder as of the date hereof. The number of issued and outstanding Units of the Company as of immediately prior to the Effective Time will be as set forth in Section 3.2(a) of the Disclosure Letter, subject to such changes therein as will occur as a result of the Pre-Closing Blocker Reorganization and the Redemption.

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(b)Except as set forth in the Company’s or its Subsidiaries’ respective Organizational Documents or as set forth in Section 3.2(a) of the Disclosure Letter, there are no (i) outstanding securities of the Company or its Subsidiaries convertible into or exchangeable for one or more units of equity or voting interests in, the Company or its Subsidiaries, (ii) options, warrants or other rights or securities issued or granted by either the Company or its Subsidiaries relating to or based on the value of the equity securities of the Company or its Subsidiaries, (iii) Contracts that are binding on the Company or its Subsidiaries that obligate the Company or any of its Subsidiaries to issue, acquire or sell, redeem, exchange or convert any equity interests in the Company or its Subsidiaries, or (iv) outstanding restricted equity interests, restricted share units, unit appreciation rights, performance shares, performance units, deferred stock units, contingent value rights, “phantom” stock or similar rights issued or granted by the Company or its Subsidiaries that are linked to the value of the Units, and all such interests shall, from and after the Merger, represent solely the right to receive consideration in accordance with this Agreement. Except with respect to the Pre-Closing Blocker Restructuring, there are no outstanding contractual obligations of the Company or either of its Subsidiaries to repurchase, redeem, exchange, convert or otherwise acquire or sell any membership interests of the Company or its Subsidiaries.

(c)Section 3.2(c) of the Disclosure Letter sets forth a true and correct list of each Subsidiary of the Company as of the date hereof, together with its jurisdiction of organization or formation and the holders of ownership interests in such Subsidiary. Except as set forth in Section 3.2(c) of the Disclosure Letter, the Company or one or more of its Subsidiaries owns, directly or indirectly, all of the issued and outstanding equity interests of each of the Company’s Subsidiaries, free and clear of any Liens except for transfer and other restrictions under applicable federal and state securities Laws or Permitted Liens, and all of such outstanding equity securities have been duly authorized and validly issued and are free of preemptive and similar rights. Other than with respect to the Subsidiaries, the Company and its Subsidiaries do not own any equity interest or other voting security in any Person. After giving effect to the Redemption, Cheese Grits will not be a Subsidiary of the Company for purposes of this Agreement.

(d)Except as set forth in Section 3.2(d) of the Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any Contract with respect to the voting of, that restricts the transfer of or that provides registration rights in respect of, any membership interests or other voting securities or equity interests of the Company or any of its Subsidiaries.

3.3.Authority. The Company (a) has the respective rights and powers to enter into, and perform its obligations under each agreement delivered in connection herewith to which it is a party and (b) has taken all requisite action to authorize (i) the execution, delivery and performance of each such agreement delivered in connection herewith to which it is a party and (ii) the consummation of the Transactions and other transactions contemplated by this Agreement and each such other agreement delivered in connection herewith to which it is a party. All requisite consent from the Unitholders has been obtained and will be valid at Closing. Each agreement delivered in connection herewith to which to which the Company is a party is duly executed by the Company and, assuming the due authorization, execution and delivery of such agreements by each other party thereto, is binding upon, and legally enforceable against, the Company in accordance with its terms, except as such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership and similar Laws affecting the enforcement of creditors’ rights generally, and general equitable principles (regardless of whether enforceability is considered a proceeding at law or in equity) (the “Bankruptcy and Equity Exception”).

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3.4.No Violation and Consents.

(a)Except as set forth in Section 3.4(a) of the Disclosure Letter, the consummation by the Company of the transactions contemplated by this Agreement will not: (i) (x) conflict with or violate any provision of the Company’s Organizational Documents, or (y) conflict with or violate any provision of the Organizational Documents of any Subsidiary of the Company; (ii) assuming that all consents, approvals and authorizations described in Section 3.4(a) have been obtained and all filings and notifications described in Section 3.4(a) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets; or (iii) require any consent, notice or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration, modification, cancellation, purchase or sale of, or result in the triggering of any payment or in the creation of a Lien (other than Permitted Liens) upon any of the respective properties or assets (including rights) of the Company or any of its Subsidiaries, pursuant to any Contract to which the Company or any of its Subsidiaries is a party (or by which any of their respective properties or assets (including rights) are bound) or any Permit held by the Company or any of its Subsidiaries.

(b)The consummation by the Company of the transactions contemplated by this Agreement will not require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Authority with respect to the Company or any of its Subsidiaries or any of their respective properties or assets, other than (i) such filings as may be required in connection with the payment of any transfer and gain taxes, (ii) compliance with, and such filings, consents, approvals, authorizations and/or registrations as set forth on Section 3.4(a) of the Disclosure Letter, (iii) compliance with applicable federal or state securities or “blue sky” Laws, (iv) such consents, approvals, authorizations, permits, filings, registrations or notifications as may be required as a result of the identity of Parent or its Affiliates and (v) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Authority would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Transactions and the other transactions contemplated by this Agreement or (B) reasonably be expected to be materially adverse to the Company taken as a whole.

3.5.Affiliate Contracts. Except as set forth in Section 3.5 of the Disclosure Letter, neither the Company nor any of its Subsidiaries is party to any Contract with any of the Company’s or its Subsidiaries’ respective directors, officers or Affiliates (other than the Company and its Subsidiaries) that is material to the Company and its Subsidiaries, except for Contracts (i) providing for employment and benefit arrangements, including employment agreements, incentive compensation and equity arrangements or (ii) entered into in the Ordinary Course on terms no less favorable to the Company or its Subsidiaries than would be obtained in a comparable arm’s length transaction with a Person that is not a director, officer or Affiliate of the Company or its Subsidiaries.

3.6.Title to Assets; Condition and Sufficiency of Assets.

(a)The Company and its Subsidiaries have good and valid title to, or otherwise has the right to use pursuant to a valid and enforceable lease, license or similar Contract, all of its machinery, equipment and other material tangible assets (collectively, the “Assets”), in each case free and clear of

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any Lien other than Permitted Liens, except as would not reasonably be expected, individually or in the aggregate, to be materially adverse to the Company taken as a whole. The Assets owned and leased by the Company and each Subsidiary constitute all of the material tangible assets, together with the Company’s and each Subsidiaries’ non-tangible assets and rights, necessary to permit the continued operation of the Business of the Company and its Subsidiaries in substantially the same manner as conducted on the date hereof and during the twelve-month period ended on the Balance Sheet Date.

(b)The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of each the Company and any of its Subsidiaries are structurally sound, are, in all material respects, in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by each of the Company and any of its Subsidiaries, together with all other properties and assets of the Company and any of its Subsidiaries, are, in all material respects, sufficient for the continued conduct of the Business of each of the Company and any of its Subsidiaries after the Closing in substantially the same manner as conducted prior to the Closing.

3.7.Litigation and Compliance with Laws. Except as set forth in Section 3.7 of the Disclosure Letter:

(a)To the Company’s Knowledge, neither the Company nor any of its Subsidiaries is, in any material respect, in conflict with, or in default, breach or violation of, (i) any Law applicable to the Company or any of its Subsidiaries, as applicable, or (ii) any Permit.

(b)As of the date of this Agreement, there is no Action pending or, to the Company’s Knowledge, threatened against either the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, at law or in equity by or before any Governmental Authority, the outcome of which, if adversely decided, would reasonably be expected to result in damages in excess of $100,000. Neither the Company nor any of its Subsidiaries nor any material property or asset of the Company or any of its Subsidiaries is subject to any continuing Order of, consent decree, settlement agreement or other similar written agreement with, or, to the Company’s Knowledge, continuing investigation by, any Governmental Authority, or any Order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would (A) prevent or materially delay consummation of the Transactions and the other transactions contemplated by this Agreement or (B) reasonably be expected to be materially adverse to the Company taken as a whole.

(c)As of the date hereof, there is no Action to which the Company or any of its Subsidiaries is a party pending or, to the Knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the Transactions or any of the other transactions contemplated by this Agreement.

3.8.Intellectual Property.

(a)Set forth on Section 3.8(a) of the Disclosure Letter is a complete and accurate list of all Company Intellectual Property that is (i) Registered Intellectual Property as of the date hereof and

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that has not otherwise lapsed, been abandoned, expired or been cancelled (“Company Registered Intellectual Property”) (including the jurisdictions where such Company Registered Intellectual Property is registered or where applications have been filed, all application and registration numbers, and all application filing and registration dates), or (ii) general categories of trade secrets (including recipes and formulae) and unregistered trademarks, in each case, that are Company Intellectual Property and that are material to the conduct of the Businesses of the Company and any of its Subsidiaries. Each item of Company Registered Intellectual Property is valid and enforceable, and each item of Company Registered Intellectual Property is subsisting. No loss or expiration of any Company Owned Intellectual Property is threatened in writing, pending or reasonably foreseeable.

(b)Except as set forth on Section 3.8(b) of the Disclosure Letter, the Company and its Subsidiaries collectively own or have the rights to use, pursuant to a written, enforceable license agreement, all Intellectual Property Rights that are reasonably necessary for or material to the conduct of the businesses of the Company and any of its Subsidiaries. Immediately subsequent to the Closing, subject to obtaining any required consents listed on Section 3.4(a) of the Disclosure Letter, the Company Intellectual Property will be exclusively owned by one of the Company and its Subsidiaries and all other Intellectual Property that is material to or necessary for the conduct of the businesses of the Company and its Subsidiaries as currently conducted and currently proposed to be conducted immediately subsequent to the Closing will be available for use by the Company and its Subsidiaries on terms and conditions substantially similar to those under which the Company and its Subsidiaries used such Intellectual Property immediately prior to the Closing, without the payment of additional fees.

(c)The Company’s and its Subsidiaries’ conduct of each of their respective Businesses as currently conducted do not infringe, violate, or misappropriate the Intellectual Property Rights of any third party. No Action has been filed or threatened in writing against either the Company or any of its Subsidiaries between January 1, 2015 and the date hereof that alleges either the Company or any of its Subsidiaries infringes or misappropriates the Intellectual Property Rights of any third party.

(d)Except as set forth in Section 3.8(d) of the Disclosure Letter, to the Company’s Knowledge, no Person is misappropriating, infringing, diluting or violating any Company Intellectual Property. The Company or its Subsidiaries have not, since January 1, 2015, made any claim of any interference, infringement, misappropriation or other violation Company Intellectual Property, and to the Knowledge of the Company, no grounds for any such claim exists.

(e)Except as set forth on Section 3.8(e) of the Disclosure Letter, the Company or one of its Subsidiaries has secured from each employee, contractor or other Person who is or was involved in the creation or development of any Company Intellectual Property, a written agreement containing (A) a present, affirmative assignment of all Intellectual Property developed by such employee, contractor or Person rights in such Company Intellectual Property for or on behalf of, or during their employment by the Company of any of its Subsidiaries to the Company or any of its Subsidiaries and a waiver of all moral rights therein, and (B) a confidentiality provision protecting the Trade Secrets and other confidential information of the Company or a Subsidiary. No employee, contractor or other Person has any claim, right (whether or not currently exercisable) or interest to or in any Company Intellectual Property. No funding, facilities or personnel of any governmental authority or any university, college, research institute or other educational institution (other than refundable tax credits) have been or are being used, directly or indirectly, to develop or create, in whole or in part, any Company Intellectual Property, and to the Knowledge of the Company, no employee, contractor or other Person who was

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involved in, or who contributed to, the creation or development of any Company Intellectual Property performed services for any governmental authority, university, college, research institute or other educational institution during a period of time during which such employee, contractor or other Person was also performing services for the Company or its Subsidiaries.

(f)The Company and its Subsidiaries have acted in a commercially reasonable and prudent manner with respect to the protection and preservation of the confidentiality of the Trade Secrets that are Company Intellectual Property.

(g)To the Company’s Knowledge, the IT Systems of the Company and any of its Subsidiaries are adequate, in all material respects, for the operation of the business of each the Company and any of its Subsidiaries as currently conducted and currently proposed to be conducted immediately following the Closing. The Company and its respective Subsidiaries have taken steps to provide for the back-up and recovery of material data and have disaster recovery plans and procedures.

3.9.Privacy and Data Protection. Except as set forth on Section 3.9(a) of the Disclosure Letter, the Company and each of its Subsidiaries have taken commercially reasonably security measures in accordance with normal industry practice to protect the IT Systems against intrusion. Except as set forth on Section 3.9(a) of the Disclosure Letter, since January 1, 2017, (i) the IT Systems have not suffered a material failure, and (ii) there have not been any security breaches relating to the IT Systems that have resulted in a third Person obtaining access to any material confidential information or proprietary information relating to the Businesses of either the Company or any of its Subsidiaries or personal identifiable information of the customers of either the Company or any of its Subsidiaries. The Company and each of its Subsidiaries are in material compliance with any posted privacy policies and any Laws relating to personal data or other information.

3.10.Contracts.

(a)Section 3.10(a) of the Disclosure Letter sets forth a true and correct list, and the Company has made available to Parent true and correct copies, in each case as of the date hereof, of each Contract and all amendments and modifications thereto to which the Company or any of its Subsidiaries is a party or by which it is bound or to which any of their respective assets are subject that:

(i)is a limited liability company agreement, limited partnership agreement or joint venture agreement or Organizational Document or similar Contract that is material to the Business and operations of the Company and its Subsidiaries;

(ii)(A) pursuant to which the Company or any of its Subsidiaries spent, in the aggregate, more than $250,000 with respect to any such agreement or Contract during the fiscal year ended December 31, 2019, (B) is reasonably expected to spend more than $250,000 by the Company or any of its Subsidiaries in the current fiscal year or(A) with any of the Material Suppliers;

(iii)(A) that generated more than $250,000 in revenues for the Company or any of its Subsidiaries in the fiscal year ended December 31, 2019, (B) is reasonably expected to generate more than $250,000 in revenues for the Company or any of its Subsidiaries in the current fiscal year or (C) with any of the Material Distributors;

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(iv)contains covenants of the Company or any of its Subsidiaries (w) purporting to limit, in any material respect, either the type of Business in which the Company or any of its Subsidiaries or any of their Affiliates may engage or the geographic area in which any of them may so engage, (x) obligating the Company or any of its Subsidiaries to sell any product exclusively to a single party, or to obtain any product or service exclusively from a single party, or (y) imposing any minimum requirements, so– called “take or pay” penalties or other similar obligations or penalties upon the Company or any of its Subsidiaries;

(v)that relates to the creation, incurrence, assumption or guarantee of Indebtedness in excess of $100,000 (individually or in the aggregate), whether unsecured or secured;

(vi)contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets;

(vii)related to any interest rate, derivatives or hedging transaction;

(viii)provides for the employment or service of any employee or service provider of the Company or any of its Subsidiaries with aggregate cash payments in any calendar year in excess of $100,000 or that is not terminable “at will” or that imposes further Liability or executory obligations on the Company or any of its Subsidiaries following the termination date other than accrued salary and other similar liability required by Law;

(ix)any collective bargaining Contract or other Contract with any labor union, works council, trade or labor organization or employee association representing or purporting to represent any employee of the Company or any of its Subsidiaries;

(x)granting a “most favored nation” provision in favor of any customer or licensee of the Company or any of its Subsidiaries;

(xi)to which any Governmental Authority is a party or under which any Governmental Authority has any rights or obligations;

(xii)concerns the sale, disposition, assignment, transfer or acquisition (whether by merger, purchase of stock, purchase of assets or otherwise) of material tangible assets or properties by the Company or any of its Subsidiaries (in a single transaction or a series of related transactions), or any merger or business combination with respect to the Businesses of the Company or any of its Subsidiaries;

(xiii)pursuant to which the Company or any of its Subsidiaries obtains or grants any licenses or other rights with respect to material Company Intellectual Property (each such Contract, a “Material Company Intellectual Property Contract”);

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(xiv)pursuant to which the Company or any of its Subsidiaries is granted a license to any software (excluding in each case licenses for commercially available off- the-shelf software licensed pursuant to a non-negotiated license having an annual value of less than $25,000), or pursuant to which any software has been customized for the Company or any of its Subsidiaries;

(xv)that requires the Company or any of its Subsidiaries to provide any funds to or make any investment in (in each case, in the form of a loan, capital contribution or similar transaction) any Person in excess of $100,000;

(xvi)that grants any rights of first refusal, rights of first negotiation or other similar rights to any Person with respect to the sale of any material business or assets of the Company or any of its Subsidiaries, taken as whole;

(xvii)related to a lease or sublease interest in any Leased Real Property;

(xviii)that relates to material Intellectual Property Rights not owned by the Company or any of its Subsidiaries and used by the Company or any of its Subsidiaries, other than confidentiality and non-disclosure agreements entered into in the Ordinary Course, intellectual property assignments entered into with employees and contractors in the Ordinary Course;

(xix)providing for the settlement of any Action pending before any Governmental Authority, or any other Action, against the Company or any of its Subsidiaries, pursuant to which the Company or any of its Subsidiaries has existing obligations; or

(xx)Contract with any professional employer organization, staffing agency, temporary employee agency or similar company or service.

Each Contract of a type described in clause (a) of this Section 3.10 is referred to herein as a “Company Material Contract.”

(b)Neither the Company nor any of its Subsidiaries is in (or has received any written claim of) breach of or default under the terms of any Company Material Contract, and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any of its Subsidiaries, where such breach or default would, individually or in the aggregate, reasonably be expected to be materially adverse to the Company taken as a whole. To the Knowledge of the Company, no other parties to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default has had or would reasonably be expected to be materially adverse to the Company taken as a whole. As of the date of this Agreement, each Company Material Contract is a valid and binding agreement of the Company or any Subsidiary thereof, and, to the Knowledge of the Company, the other parties thereto and is in full force and effect, except, for such failures as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company taken as a whole, subject to the Bankruptcy and Equity Exception.

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3.11.Financial Statements and Related Matters.

(a)Section 3.11(a) of the Disclosure Letter contains true, correct and complete copies of (i) audited consolidated financial statements of the Company and its Subsidiaries, as of and for the periods ended December 31, 2018 and December 31, 2019 (collectively, the “Annual Financial Statements”) and the related consolidated balance sheets, statements of income, statements of retained earnings and other comprehensive income, and statements of cash flows, and (ii) unaudited interim consolidated financial statements of the Company and its Subsidiaries at and for the nine-month period ended September 30, 2020 (the “Balance Sheet Date”) (the “Interim Financial Statements”) and the related consolidated balance sheet and statement of income (the Annual Financial Statements and the Interim Financial Statements, collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP and all applicable rules and regulations as modified by the Historical Accounting Practices, and, in the case of the Interim Financial Statements, subject to normal year-end adjustments and the absence of notes. The Financial Statements accurately and fairly present in all material respects the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries at the dates and for the periods indicated therein and are consistent with the books and records of the Company (except as expressly noted therein).

(b)The Company and its Subsidiaries (i) make and keep books, records and accounts, which, in reasonable detail, accurately and fairly reflect, in all material respects, the transactions and dispositions of assets of the Company and any of its Subsidiaries and (ii) maintain a system of internal accounting controls sufficient, in all material respects, to provide reasonable assurances (A) all transactions are executed in accordance with management’s general or specific authorization and (B) access to the property and assets of the Company and any of its Subsidiaries is permitted only in accordance with management’s general or specific authorization.

3.12.No Undisclosed Material Liabilities. Except for Liabilities (a) disclosed, accrued or reserved against in the Financial Statements, (b) incurred in the Ordinary Course since the Balance Sheet Date that would not reasonably be expected, individually or in the aggregate, to be material to the Company taken as a whole, (c) set forth in Section 3.12 of the Disclosure Letter and (d) obligations of future performance under Contracts neither the Company nor any of its Subsidiaries has any material Liability of any kind that would be required to be set forth on the face of a balance sheet prepared in accordance with GAAP.

3.13.Subsequent Events. Except as set forth on Section 3.13 of the Disclosure Letter or otherwise contemplated by this Agreement:

(a)Since May 31, 2020, the Business of the Company and each of its Subsidiaries has been conducted and carried on in all material respect in the Ordinary Course; and

(b)Since May 31, 2020, there has been no Material Adverse Effect; and

(c)Since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has taken any action that if taken after the date hereof would require Parent’s consent pursuant to Section 6.2.

3.14.Insurance. Section 3.14 of the Disclosure Letter sets forth and describes all material policies of insurance and self-insurance arrangements which are currently maintained by or on behalf of the Company and any of its Subsidiaries. Each such policy of insurance is in full force and effect in accordance with its terms. Each such policy is, and during the past three (3) years, each such policy (or a

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reasonably equivalent policy) has been, in full force and effect (and all premiums due and payable thereon have been paid in full on a timely basis), and no written notice of cancellation, termination or revocation or other written notice that any such insurance policy is no longer in full force or effect or that the issuer of any policy is not willing or able to perform its obligations thereunder has been received by the Company or any of its Subsidiaries, except, in each case, as would not reasonably be expected, individually or in the aggregate, to be materially adverse to the Company taken as a whole. Section 3.14 of the Disclosure Letter sets forth any pending insurance claims under insurance policies maintained by or on behalf of the Company or any of its Subsidiaries that have been denied insurance coverage.

3.15.Licenses and Permits. Section 3.15 of the Disclosure Letter sets forth a true and correct list of all local, state and federal licenses, franchises, permits, certifications, approvals, operating authorities, state operating licenses or registrations and other interstate, intrastate, national or international regulatory licenses and other Governmental Authority authorizations held by the Company and its Subsidiaries material to the conduct of the Business (collectively, “Permits”). The Permits are valid and in effect and none of the Permits will be terminated as a result of this Agreement and the transaction contemplated hereunder. There has been no violation, cancellation, revocation or default of any Permit, except as would not reasonably be expected to be materially adverse to the Company taken as a whole. All applications required to have been filed for the renewal of the Permits listed in Section 3.15 of the Disclosure Letter and all other filings required to have been made with respect to such Permits have been duly filed on a timely basis with the appropriate Governmental Authority. The Company has filed to renew all Permits that expire within forty-five (45) days of the Closing Date unless filing for renewal within such timeframe is not permitted by the applicable Governmental Authority.

3.16.Environmental Matters. Except as could not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company taken as a whole:

(a)The Company and each of its Subsidiaries is each, and has been in compliance with those Environmental Laws applicable to their respective operations as currently or formerly conducted (including possessing and complying with any Environmental Permits required for their respective operations as presently conducted), and there are no administrative or judicial proceedings pending or threatened against the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries have received any written notice, demand, letter or claim, in either case, alleging that the Company or its Subsidiaries is in violation of, or liable under, any Environmental Law and, to the Knowledge of the Company, no such notice, demand or claim has been threatened.

(b)Neither the Company nor any of its Subsidiaries has received any notification, notice, demand or claim alleging liability on the part of the Company or any of its Subsidiaries as a result of the presence, Release or exposure to Hazardous Substances and, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has been responsible for the Release of Hazardous Substances at, on or under any of the Real Property in a quantity or condition that, in either case, would reasonably be expected to result in a Liability under Environmental Laws on the part of the Company or any of its Subsidiaries.

(c)Neither the Company nor any of its Subsidiaries is subject to any Governmental Order, settlement or agreement that relates to any violation of, noncompliance with or Liability under any Environmental Law, and has not received any written notice of Liability, violation or noncompliance under any Environmental Law from a Governmental Authority or any other person, which remains unresolved.

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(d)The Company has provided or otherwise made available to Parent and Merger Sub: any and all material environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, and other similar documents with respect to the Business of each of the Company and any of its Subsidiaries or any other real property currently or formerly owned, leased or operated by the Company in connection with the Business related to compliance with Environmental Laws or concerning Hazardous Substances.

3.17.Tax Matters.

(a)The Company and its Subsidiaries have complied with all Laws relating to Taxes. The Company and its Subsidiaries have timely filed (or caused to be timely filed) all income and other material Tax Returns required to be filed by it with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, and such Tax Returns are true, correct and complete in all material respects. Neither the Company nor any of its Subsidiaries have requested or filed or caused to be requested or filed any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

(b)Except as set forth in Section 3.17(b) of the Disclosure Letter, the Company and its Subsidiaries have (i) timely paid (or caused to be paid) all Taxes required by it to be paid (whether or not shown or required to be shown due on any Tax Return); and (ii) made adequate provision on its books and records in accordance with GAAP for all unpaid Taxes not yet due and owing.

(c)No Tax audits or other proceedings are in progress, pending, or to the Knowledge of the Company threatened with regard to any Taxes or Tax Returns of or with respect to the Company or any of its Subsidiaries. Neither the Company nor its Subsidiaries has received in the past five (5) years a notice from any Governmental Authority that the Company or any of its Subsidiaries is required to pay Taxes or file Tax Returns in a jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns or pay Taxes. Neither the Company nor any of its Subsidiaries has commenced a voluntary disclosure proceeding in any state or local or non-U.S. jurisdiction that has not been fully resolved or settled.

(d)Neither the Company nor any of its Subsidiaries has a request for a private letter ruling, a request for administrative relief, a request for technical advice, a request for a change of any method of accounting, or any other similar request that is in progress or pending with any Governmental Authority with respect to Taxes or Tax Returns of the Company or any of its Subsidiaries. No power of attorney granted by the Company or any of its Subsidiaries with respect to any Taxes is currently in force. Neither the Company nor any of its Subsidiaries has executed or filed with any Governmental Authority any agreement or other document extending or having the effect of extending the period for assessment, reassessment or collection of any Taxes.

(e)The Company and each of its Subsidiaries has timely and properly withheld (i) all required amounts from payments to its employees, agents, contractors, nonresidents, equity holders, lenders, and other Persons and (ii) all sales, use, ad valorem, and value added Taxes. The Company and each of its Subsidiaries have timely remitted all withheld Taxes to the proper Governmental Authority in accordance with all applicable Laws.

(f)Neither the Company nor any of its Subsidiaries has ever been a member of an Affiliated Group. Neither the Company nor any of its Subsidiaries are liable for Taxes of any other Person as a result of successor liability, transferee liability, joint or several liability (including pursuant to

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Treasury Regulation Section 1.1502-6 or any similar provision of state, local, or non-U.S. Laws), or otherwise. Neither the Company nor any of its Subsidiaries is a party to any tax sharing agreements (other than an agreement entered into in the Ordinary Course and not primarily related to Taxes).

(g)Neither the Company nor any of its Subsidiaries is required to pay, gross up, or otherwise indemnify any employee or contractor for any Taxes, including potential Taxes imposed under Code Section 409A.

(h)Neither the Company nor any of its Subsidiaries has are required to include any material item of income in, or exclude any material item of deduction for any period after the Closing Date as a result of (i) an installment sale transaction occurring on or before the Closing governed by Code Section 453 (or any similar provision of state, local or non-U.S. Laws); (ii) a transaction occurring on or before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any advance payments, prepaid amounts or “deferred revenue”; (iv) a change in method of accounting with respect to a Pre-Closing Period (or an impermissible method used in a Pre-Closing Period); (v) an agreement entered into with any Government Authority (including a “closing agreement” under Code Section 7121) on or prior to the Closing Date; or (vi) the application of Code Section 263A (or any similar provision of state, local, or non-U.S. Laws).

(i)Neither the Company nor any of its Subsidiaries use the cash method of accounting for income Tax purposes or are party to any “long-term contracts” that are subject to a method of accounting provided for in Code Section 460.

(j)There are no Liens for Taxes other than Permitted Liens upon any of the assets of the Company or any of its Subsidiaries.

(k)Neither the Company nor any of its Subsidiaries has engaged in any transaction that could affect the Tax Liability for any taxable year not closed by the applicable statute of limitations which is a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (irrespective of the effective dates).

(l)Neither the Company nor any of its Subsidiaries has an office, fixed place of business, or “permanent establishment” (within the meaning of an applicable Tax treaty) in any country other than the United States.

(m)The Company and its Subsidiaries have complied in all material respects with the terms of any Tax holidays, Tax credit programs, and other similar Tax benefits to which they were entitled and chose to participate in.

3.18.Labor and Employee Benefits.

(a)Except as set forth on Section 3.18(a) of the Disclosure Letter, no employee of the Company or any of its Subsidiaries is, or has in the five (5) years preceding the date of this Agreement been, represented by any union or covered by any collective bargaining agreement. Except as set forth on Section 3.18(a) of the Disclosure Letter, no labor organization or group of employees of the Company or any of its Subsidiaries has made a demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed, with the National Labor

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Relations Board or any other labor relations Governmental Authority. In the five (5) years preceding the date of this Agreement, there has not been, nor to the Knowledge of the Company has there been any threat of, any strike, slowdown, work stoppage, lockout or other similar labor disruption or dispute affecting the Company, its Subsidiaries, or any of their employees, independent contractors or consultants. Neither the Company nor any of its Subsidiaries currently has any duty to recognize or bargain with any union or other Person purporting to act as the exclusive bargaining representative of any employees, independent contractors or consultants of the Company or any of its Subsidiaries. The Company is not, and in the five (5) years preceding the date of this Agreement has not been, the subject of any actual or, to the Knowledge of the Company, threatened Action asserting that the Company has committed an unfair labor practice.

(b)The Company and its Subsidiaries have complied in all material respects with the Immigration Reform and Control Act of 1986 and all regulations promulgated thereunder (“IRCA”) and similar laws with respect to the completion, maintenance and other documentary requirements of Forms I-9 (Employment Eligibility Verification Forms) and similar employee verification forms for all employees of the Company and any of its Subsidiaries and the re- verification of the employment status of any and all employees of the Company and any of its Subsidiaries whose employment authorization documents indicated a limited period of employment authorization. Neither the Company nor any of its Subsidiaries has received any written notice of any inspection or investigation relating to its alleged noncompliance with or violation of applicable immigration Laws, nor has it been warned, fined or otherwise penalized by reason of any failure to comply with applicable immigration Laws.

(c)The Company and each of its Subsidiaries has maintained and currently maintains adequate insurance as required by applicable Laws with respect to workers’ compensation claims. Neither the Company nor any of its Subsidiaries is aware of any facts or circumstances that are reasonably likely to result in an increase in liability to the Company or any of its Subsidiaries under any workers’ compensation Laws after the Closing Date. To the Knowledge of the Company, there are no workers’ compensation claims that are reasonably likely to have a material adverse effect on the accident cost experience of the Company or any of its Subsidiaries.

(d)Except as set forth on Section 3.18(d) of the Disclosure Letter, since March 1, 2020, neither the Company nor any of its Subsidiaries has instituted a furlough, salary reduction, or layoff in response to the coronavirus disease 2019 (COVID-19). If applicable, the Company has complied with the WARN Act, and it has no plans to undertake any action in the future that would trigger the WARN Act. During the preceding ninety (90)-day period, no employees of any of the Company have suffered an “employment loss,” as defined under the WARN Act. The Company and its Subsidiaries have complied in all material respects with all applicable Laws (including the U.S. Families First Coronavirus Response Act), and have made commercially reasonable efforts to comply in all material respects with all applicable guidance published by a Governmental Authority, in each case, concerning workplace and employee health and safety practices related to the COVID-19 pandemic. The Company has provided to Parent all inspection reports issued under the Occupational Safety and Health Administration or any similar Governmental Authority (“OSHA”). The Company and each of its Subsidiaries have complied in all material respects with any Orders issued to such entity under OSHA or any other applicable occupational health and safety Law and there are no appeals of any Orders that are currently outstanding.

(e)Except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company taken as a whole, (i) each of the Company and its Subsidiaries is and has been in the five (5) years preceding the date of this Agreement in compliance with all applicable

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Laws relating to the employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, safety and health and (ii) there are no Actions, complaints, charges or claims against the Company or any of its Subsidiaries filed or, to the Knowledge of the Company, threatened in writing to be brought or filed, with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or any or its Subsidiaries. The Company and its Subsidiaries have used commercially reasonable efforts to investigate any employment discrimination and sexual harassment allegations of, or against, any employee, officer, or director of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has taken any corrective action or entered into any Contract to settle any allegation of sex-based discrimination, sexual assault, sexual harassment or other misconduct against any director, officer, or manager of the Company or any of its Subsidiaries.

(f)The Company has provided Parent a true, accurate and complete list of (i) all employees of the Company or any of its Subsidiaries, specifying each employee’s name; title; department; hire date; status (full-time/part-time/seasonal/temporary); principal place of employment; classification as exempt or non-exempt under the Fair Labor Standards Act (the “FLSA”) or applicable Law; current year annual base salary or hourly wage; current year target incentive compensation (bonus and/or commission, as applicable); and full, prior year actual incentive compensation (bonus and/or commission, as applicable) and (ii) all Persons currently engaged by the Company or any of its Subsidiaries as independent contractors or consultants, specifying each Person’s name; start date; end date (if applicable); location; full, prior year total compensation (or, if prior year not available, current year to date total compensation); current year to date total compensation; and compensation rate. As of the date hereof, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors and consultants for services performed on or prior to the date hereof have been paid in full (or accrued in full on the Interim Financial Statements). All employees of the Company or its Subsidiaries who have been classified as exempt under the FLSA or similar Laws have been properly classified and treated as such, and all current and former employees of the Company and any of its Subsidiaries have been properly compensated for all time worked in accordance with the FLSA and similar Laws, and all Persons who have provided services to the Company or any of its Subsidiaries as independent contractors or consultants have been properly classified as independent contractors, rather than employees, of the Company or its Subsidiaries, for purposes of all applicable Laws and Benefit Plans.

(g)Section 3.18(g) of the Disclosure Letter set forth a complete list of each Benefit Plan. With respect to each Benefit Plan, the Company has made available to Parent a true and correct copy of: (i) each such Benefit Plan and all amendments thereto; (ii) each trust, insurance or material administrative services agreement relating to each such Benefit Plan; (iii) the most recent summary plan description of each such Benefit Plan and any material modifications thereto, if applicable; (iv) all material written contracts relating to each Benefit Plan, including administrative service contracts and group insurance contracts; (v) all material communications with any Governmental Authority in connection with any Benefit Plan during the last three (3) years; and (vi) the most recent determination, advisory or opinion letter, if applicable, issued by the IRS with respect to any Benefit Plan intended to be qualified under Section 401(a) of the Code. The Company does not have any commitment to (A) establish or enter into any new Benefit Plan, or (B) to modify or amend any Benefit Plan or the terms and conditions of any Benefit Plan.

(h)Each Benefit Plan is and has been administered, operated and maintained in compliance with its terms and in all material respects with all applicable Laws, including ERISA and the

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Code. With respect to any Benefit Plan, there has been no (i) “prohibited transaction,” as defined in Section 406 of ERISA or Code Section 4975 that are not otherwise exempt under Section 408 of ERISA, (ii) failure to comply with any provision of ERISA, the Code, other applicable Law, or any agreement, or (iii) nondeductible contribution, which, in the case of any of (i), (ii), or (iii), would subject the Company, its Subsidiaries or any ERISA Affiliate to material Liability either directly or indirectly (including, without limitation, through any obligation of indemnification or contribution) for any damages, penalties, or Taxes, or any other Losses or expense. No Action (other than those relating to routine claims for benefits) is pending or, to the Company’s Knowledge, threatened with respect to any Benefit Plan, nor is there any basis for such Action. The Company has not been informed that any Benefit Plan is the subject of an examination or audit by a Governmental Authority. All payments, distributions, reimbursements or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable Law) with respect to all Benefit Plans have been paid, made or accrued.

(i)None of the Company, its Subsidiaries or any ERISA Affiliate has ever maintained, sponsored, contributed to, or has any obligation to contribute to, (i) a “defined benefit plan” as defined in Section 3(35) of ERISA, (ii) a pension plan subject to Title IV of ERISA, Section 412 of the Code, or Section 302 of ERISA, (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code, (iv) a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code, or (v) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. Neither the Company nor its Subsidiaries is under any obligation to provide, nor does any Benefit Plan provide or has ever provided, health care or other welfare benefits with respect to any Person after termination of such Person’s employment with, or service to, the Company or its Subsidiaries (other than as required by Part 6 of Subtitle B of Title I of ERISA or other applicable state Laws).

(j)Except as set forth in Section 3.18(j) of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions contemplated hereby or any termination of employment or service in connection therewith will (i) cause any payment (including severance, change of control, retention, golden parachute, bonus or otherwise) to become due to any Person, (ii) result in any forgiveness of Indebtedness, (iii) increase any benefits otherwise payable by the Company, (iv) result in the acceleration of the time of payment or vesting of any benefits, or (v) result in “parachute payments” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered). None of the Company or its Subsidiaries has any obligation to reimburse, “gross-up”, make similar “make-whole” payments to, or otherwise indemnify any Person for any Taxes imposed under Section 4999 of the Code.

(k)With respect to each group health plan benefiting any current or former employee of the Company or its Subsidiaries that is subject to Section 4980B of the Code, the Company and each of its Subsidiaries have complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA. The Company, its Subsidiaries and each ERISA Affiliate have complied and are in compliance in all material respects with the requirements of the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended, and including any guidance issued thereunder (“PPACA”), in all material respects. Neither the Company nor any of its Subsidiaries has incurred, or is reasonably expected to incur or to be subject to, any Tax, penalty or other Liability that may be imposed under PPACA. Except as set forth in Section 3.18(k) of the Disclosure Letter, no health and welfare Benefit Plan is self-funded or self-insured.

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(l)Each Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in form and operation in compliance in all material respects with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Benefit Plan is, or will be, subject to the penalties of Section 409A(a)(1) of the Code. None of the Company or its Subsidiaries has any obligation to reimburse, “gross-up”, make similar “make-whole” payments to, or otherwise indemnify any Person for any Taxes imposed under Section 409A of the Code.

(m)Except as set forth in Section 3.18(m) of the Disclosure Letter, there are no

(i) employment Contracts or agreements for a specified duration, or (ii) agreements providing for retention (in connection with the transactions contemplated hereby), severance or other benefits in the event of termination of any employee of the Company or any of its Subsidiaries.

3.19.Real Property.

(a)After giving effect to the Redemption, neither the Company nor any of its Subsidiaries will own any real property.

(b)Section 3.19(b) of the Disclosure Letter lists the common street address for all real property (the “Leased Real Property”) in which the Company and any of its Subsidiaries holds a lease interest as of the date hereof, and lists the Contract pursuant to which such lease exists (including each amendment or guaranty related thereto). Except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company taken as a whole, the Company and its Subsidiaries collectively holds a valid leasehold interest in all such Leased Real Property. True and complete copies of the Contracts underlying such leases have been made available to Parent.

(c)Except as provided in Section 3.19(c) of the Disclosure Letter, or as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company taken as a whole, to the Knowledge of the Company, as of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice to the effect that any condemnation or rezoning proceedings are pending or threatened, with respect to any of the Leased Real Property.

3.20.Suppliers; Distributors.

(a)Suppliers. Section 3.20(a) of the Disclosure Letter sets forth the ten (10) largest suppliers of the Company and its Subsidiaries (based on dollar amounts of products and services supplied to the Company and its Subsidiaries) (the “Material Suppliers”), in each case, (i) for the twelve months ended December 31, 2019, and (ii) for the nine months ended September 30, 2020, and the amounts for which such Material Suppliers invoiced the Company and its Subsidiaries during such periods. Except as set forth in Section 3.20(a) of the Disclosure Letter, (w) all Material Suppliers continue to be suppliers of the Company or any of its Subsidiaries; (x) neither the Company nor any of its Subsidiaries has received any written notice that any Material Supplier will reduce materially its business with the Company or any of its Subsidiaries from the levels achieved during the twelve months ended December 31, 2019; (y) no Material Supplier has terminated its relationship with the Company or any of its Subsidiaries or, to the Company’s Knowledge, threatened to do so; and (z) neither the Company nor any of its Subsidiaries is involved in any material claim or dispute with any Material Supplier.

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(b)Distributors. Section 3.20(b) of the Disclosure Letter sets forth the twenty (20) largest distributors of the Company and its Subsidiaries (based on dollar amounts of the purchase orders such distributors provided to the Company and its Subsidiaries) (the “Material Distributors”), in each case, for (i) the twelve months ended December 31, 2019, and (ii) the nine months ended September 30, 2020, and the total dollar amounts for which the Company and its Subsidiaries received purchase orders from such Material Distributors during such periods. Except as set forth in Section 3.20(b) of the Disclosure Letter: (w) all Material Distributors continue to be distributors of the Company or any of its Subsidiaries; (x) neither the Company nor any of its Subsidiaries has received any written notice that any Material Distributor will reduce materially or has threatened to reduce its business with the Company or any of its Subsidiaries from the levels achieved during the twelve months ended December 31, 2019; (y) no Material Distributor has terminated its relationship with the Company or any of its Subsidiaries or, to the Company’s Knowledge, threatened to do so; and (z) neither the Company nor any of its Subsidiaries is involved in any material claim or dispute, with any Material Distributor in excess of $100,000.

3.21.Accounts Receivable, Accounts Payable.

(a)All accounts receivable and other receivables constitute valid claims in favor of the Company and its Subsidiaries arising from bona fide arm’s length transactions of the Company or any of its Subsidiaries, arising in the Ordinary Course. The reserves, allowances and discounts with respect to such accounts receivable are adequate and consistent in extent with reserves, allowances and discounts previously maintained by the Company and its Subsidiaries in the Ordinary Course, and there are no claims, defenses, counterclaims, refusals to pay or other rights of set off against any thereof other than such as has arisen or will arise in the Ordinary Course and for which reserves have been established to the extent required by GAAP. No Person has any Lien on any such accounts receivable or any part thereof, and no material agreement, for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such accounts receivable.

(b)To the Company’s Knowledge, there is no contest, claim, defense, or right of setoff (i) with any obligor of any of the accounts receivable; or (ii) as to the amount or validity of such accounts receivable.

(c)Since January 1, 2019, neither the Company nor any of its Subsidiaries has (i) collected its accounts receivable other than in the Ordinary Course; (ii) accelerated or otherwise altered its collection practices; or (iii) written off or written down any of its accounts receivable.

(d)Except as set forth on Section 3.21(d) of the Disclosure Letter, the Company and its Subsidiaries have paid their respective accounts payable in the Ordinary Course, have not delayed payments on any such accounts payable and have not altered the payment terms thereunder.

3.22.Regulatory.

(a)A complete and accurate list of all brand names under which all Company Products are currently branded or marketed (the “Brands”), the Company Product associated with each Brand and a brief description of such Company Product is set forth on Section 3.22(a) of the Disclosure Letter.

(b)Except as set forth on Section 3.22(b) of the Disclosure Letter, neither the Company nor any of its Subsidiaries holds or has ever held or applied for under the laws of the United

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States or any of its jurisdictions a local, municipal or state (i) alcohol beverage retail license or (ii) Permit relating to the sale, manufacture, production, distribution or marketing of cannabis or any product derived from cannabis.

(c)(x) The Company has received depletion reports and sales reports relating to each Material Distributor for (i) the twelve months ended December 31, 2019, and (ii) the nine months ended September 30, 2020, and (y) the Company has made available to Parent true and correct copies of each of such depletion report and sales report actually received from each Material Distributor for (i) the twelve months ended December 31, 2019, and (ii) the nine months ended September 30, 2020.

(d)Neither the Company nor any of its Subsidiaries manufactures, produces, distributes, sells or markets, or, since January 1, 2018, has ever manufactured, produced, distributed, sold or marketed, Company Products in the United States except in material compliance with applicable Law and the Permits. Except as set forth on Section 3.22(d) of the Disclosure Letter, no investigations, accusations, inquiries or claims of a Governmental Authority relating to the manufacture, production, distribution, sale or marketing of any Company Products are presently pending or, to the Knowledge of the Company, threatened.

(e)Since January 1, 2018, neither the Company nor any of its Subsidiaries has ever manufactured, produced, sold or marketed any Company Products with a label that violates applicable Law or the Permits. Since January 1, 2018, neither the Company nor any of its Subsidiaries has ever received written notice of investigations, accusations, inquiries or claims by any Governmental Authority or other person relating to a claim that the Company has marketed the Products as “all natural” or made other health related claims.

(f)A complete list of all agreements between any Person and the Company or any of its Subsidiaries that relate to any profit sharing, marketing promotions or sponsorships relating to any Company Products in excess of $50,000, the Company or any of its Subsidiaries is set forth on Section 3.22(f) of the Disclosure Letter, all of which are in material compliance with applicable Law and the Permits.

3.23.Payments; Foreign Corrupt Practices Act; U.S. Export and Sanctions Laws.

(a)Neither the Company, its Subsidiaries nor, to the Company’s Knowledge, any of their directors, officers, agents, employees, consultants, resellers, distributors or other Persons associated with or acting on behalf of the Company or its Subsidiaries has, directly or indirectly paid, promised, offered, or agreed to pay, or authorized the payment of, any fee, commission or other sum of money or item of value, however characterized, to any Person, Governmental Authority or other party that is illegal or improper under any applicable Law, including the United States Foreign Corrupt Practices Act of 1977 (15 United States Code Section 78dd-1, et. seq.) (“FCPA”) and the UK Anti-Bribery Act of 2010, and any other applicable Law regarding corruption, bribery, ethical business conduct, money laundering, political contributions, gifts, hospitalities, or expense reimbursements to public officials and private persons, books and records, and financial controls (the “Anti-Corruption Laws”), paid, provided, authorized, promised, offered, solicited, or accepted any unlawful bribe, corrupt payment, rebate, payoff, influence payment, kickback or any other illegal benefit or advantage of a financial or other nature; (iii) made any unlawful contribution, gift, entertainment or other unlawful expense in violation of any applicable Law, (iv) made any unlawful payment or offered anything of value to any foreign or domestic political parties or campaigns, (v) violated or is in violation of any provision of the FCPA, the UK Anti-Bribery Act of 2010, or any Anti-Corruption Laws, or (vi) established or maintained any fund or account

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that has not been accurately recorded in the books and records of the Company and its Subsidiaries. The Company, its Subsidiaries and, to the Company’s Knowledge, their respective directors, officers, agents, employees, consultants, resellers, and distributors are not the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA, the UK Anti-Bribery Act of 2010, or any Anti- Corruption Law.

(b)Neither the Company nor any of its Subsidiaries is the subject of any allegation, voluntary disclosure, investigation, prosecution, or other enforcement action pending or threatened against the Company and/or its Subsidiaries under any Export Control and Sanctions Laws. Neither the Company nor any of its Subsidiaries has received any correspondence, notice, request for information or administrative subpoena from a Governmental Authority regarding a potential violation by the Company or any of its Subsidiaries of any Export Control and Sanctions Laws.

(c)To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has participated in or is participating in an international boycott within the meaning of Section 999 of the Code.

3.24.Inventory; Returns.

(a)The inventories of each of the Company and its Subsidiaries, including all raw materials, work in process, parts, supplies and finished goods merchandise of each the Company and its Subsidiaries (the “Inventory”) are of good and merchantable material, of a quality and quantity usable or saleable in the Ordinary Course, are fit for their intended purpose and are not, in any material respect, adulterated, misbranded, mispackaged, mispack or mislabeled within the meaning of, or in violation of, any applicable Laws, and are carried on the books and records of the Company in accordance with GAAP.

(b)Neither the Company nor any of its Subsidiaries has any Contract or understanding with any customer that involves any “guaranteed sales” (or other similar program) of products of the Company or any of its Subsidiaries by that customer to third parties that could result in uncontested returns of such products from such customer or otherwise obligate the Company or any of its Subsidiaries to accept returned products of the Company or any of its Subsidiaries, and none of the Company’s or any of its Subsidiaries’ customers has asserted any claim against the Company or any of its Subsidiaries for guaranteed or uncontested returns during the past two (2) years with respect to any product or item manufactured, distributed or sold by or on behalf of the Company or any of its Subsidiaries.

3.25.Product Warranties; Recalls.

(a)Except as set forth on Section 3.25(a) of the Disclosure Letter, no claims of a customer, distributor, Governmental Authority or other Person based upon any alleged defects, nonconformance, impurity, contamination, misbranding, adulteration or unsuitability of any of the products of the Company or any of its Subsidiaries are presently pending or, to the Knowledge of the Company, threatened. Except as set forth in Section 3.25(a) of the Disclosure Letter, neither the Company nor any of its Subsidiaries has given or made any express warranties to third parties with respect to any products or items manufactured, distributed or sold by or on behalf of the Company or any of its Subsidiaries, except for warranties arising by operation of Law.

(b)Except as set forth on Section 3.25(b) of the Disclosure Letter, (i) there have been no recalls of any Company Products, whether ordered by a Governmental Authority or undertaken voluntarily by the Company or any of its Subsidiaries, (ii) there have been no voluntary withdrawals, post-

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sale warnings or similar actions conducted with respect to any Company Products, and (iii) to the Knowledge of the Company, none of the Company Products have been produced, adulterated, misbranded, mispackaged, mispacked or mislabeled in violation of applicable Law. Other than as set forth on Section 3.25(b) of the Disclosure Letter, neither the Company nor any of its Subsidiaries has made, nor, to the Knowledge of the Company, has any other party made, any investigation of, or decision concerning whether or not to undertake any of the foregoing nor, to the Knowledge of the Company, is there a basis for any such recall.

3.26.Trade Programs. Section 3.26 of the Disclosure Letter contains a description of all existing programs, practices or arrangements that relate to trade discounts, trade promotions, allowances, marketing, promotional sales, demo and sampling commitments, coupons, reward programs, gift certificates, or gift cards related to the operations of the Company’s and any of its Subsidiaries’ business as conducted from January 1, 2018 through the date of this Agreement. Except as set forth on Section 3.26 of the Disclosure Letter, to the Knowledge of the Company, no investigations, accusations, inquiries or claims of a Governmental Authority relating to any trade program are presently pending or threatened.

3.27.Bank Accounts. Section 3.27 of the Disclosure Letter sets forth a correct and complete list of each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which the Company or any of its Subsidiaries has an account, safe deposit or lock box and the names and identification of all Persons authorized to draw on it or to have access to it.

3.28.Cares Act.

(a)The Company has obtained a “Paycheck Protection Program” loan through the U.S. Small Business Administration under the CARES Act with a face amount of $441,162 (collectively with any interest accrued thereon, the “PPP Loan”). At the time of submission of the application and at the time the PPP Loan was funded, the Company satisfied, in all material respects, all of the applicable criteria for the PPP Loan set forth in the Small Business Act (15 U.S.C. 636(a)) and the CARES Act. The application materials and supporting documentation with respect to the PPP Loan delivered by the Company to the financial institutions providing the PPP Loan were true and correct in all material respects.

(b)Except as set forth on Section 3.28(b) of the Disclosure Letter, neither the Company nor any of its Subsidiaries has elected to defer any Taxes payable by the Company or any of its Subsidiaries pursuant to Section 2302 of the CARES Act. All Taxes payable by the Company or any of its Subsidiaries which have been so deferred have been properly accrued for and are reflected on the Financial Statements.

3.29.Brokers. Except for Arlington Capital Services LLC, neither the Company nor any of its Subsidiaries has any Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.30.Acknowledgement of No Other Representations or Warranties. The Company acknowledges and agrees that, (i) except for the representations and warranties contained in Article V, neither Parent, Merger Sub nor any of their respective Affiliates or Representatives makes or has made, nor is the Company relying on, and expressly disclaims any reliance on, any representation or warranty, either express or implied, concerning Parent, Merger Sub or any of their respective businesses, operations, assets, Liabilities, results of operations, condition (financial or otherwise) or prospects or the

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transactions contemplated by this Agreement, and (ii) the Company hereby disclaims all Liability and responsibility for any representation, warranty, projection, forecast, statement or information communicated, or furnished (orally or in writing) by Parent, Merger Sub or any of their respective Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Company by any Representative of Parent or Merger Sub) except for the representations and warranties expressly set forth in Article V. Notwithstanding anything in this Agreement to the contrary, the Company and its Subsidiaries make no representations or warranties to Parent or Merger Sub regarding any projections or the future or probable profitability, success, business, opportunities, relationships and operations of the Company and its Subsidiaries. Subject to all of the foregoing provisions of this Section, each of Blocker, the Company, Parent and Merger Sub retains all of its rights and remedies with respect to claims based on Fraud.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BLOCKER, BLOCKER GP AND
BLOCKER SELLER

Except as set forth in the Disclosure Letter, each of Blocker, Blocker Seller and Blocker GP hereby represents and warrants to Parent and Merger Sub as of the date hereof as follows:

4.1.Organization. Blocker is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Blocker has the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Blocker to consummate the Blocker Sale.

4.2.Authority. Each of Blocker, Blocker Seller and Blocker GP (a) has the right and power to enter into, and perform its obligations under, this Agreement and each other agreement delivered in connection herewith to which it is a party and (b) has taken all requisite action to authorize (i) the execution, delivery and performance of this Agreement and each such other agreement delivered in connection herewith to which it is a party and (ii) the consummation of the Blocker Sale and other Transactions contemplated by this Agreement and each such other agreement delivered in connection herewith to which it is a party. This Agreement has been duly executed and delivered by Blocker and, assuming the due authorization, execution and delivery of this Agreement by each other parties hereto, is binding upon, and legally enforceable against, Blocker in accordance with its terms, subject to the Bankruptcy and Equity Exception.

4.3.Capitalization. All of the limited partner interests of Blocker as of the date hereof are issued and outstanding and held (beneficially and of record) by Blocker Seller, and all of the general partner interests of Blocker as of the date hereof are issued and outstanding and held (beneficially and of record) by the Blocker GP. All outstanding Blocker Interests have been duly authorized, validly issued, and are not subject to preemptive rights. There are no options, warrants, convertible, exercisable or exchangeable securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued membership interests of Blocker or obligating Blocker to issue or sell any membership interests of, or other interest convertible, exercisable or exchangeable for any equity interest in, Blocker.

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4.4.Blocker Interests. Blocker Seller is the sole record and beneficial owner of the Blocker LP Interests, free and clear of any Lien other than transfer restrictions under applicable federal and state securities laws and the Organizational Documents of Blocker or other Permitted Liens. The Blocker GP is the sole record and beneficial owner of the Blocker GP Interests, free and clear of any Lien other than transfer restrictions under applicable federal and state securities laws and the Organizational Documents of Blocker or other Permitted Liens. No other Person owns or holds any equity interests or rights in Blocker and no Person other than Parent has any right to acquire any Blocker Interests.

4.5.No Violations and Consents.

(a)None of the execution, delivery or performance of this Agreement by Blocker Seller, Blocker GP and Blocker or the consummation by Blocker Seller, Blocker GP and Blocker of the Transactions contemplated by this Agreement will: (i) conflict with or violate any provision of the charter, bylaws or any equivalent Organizational Document or governing documents of Blocker Seller, Blocker GP or Blocker; (ii) assuming that all consents, approvals and authorizations described in Section 4.5(b) have been obtained and all filings and notifications described in Section 4.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Blocker Seller, Blocker GP or Blocker or any of their respective properties or assets; or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration, cancellation, purchase or sale of, or result in the triggering of any payment or in the creation of a Lien (other than Permitted Liens) upon any of the properties or assets of Blocker or its assets pursuant to, any Contract to which Blocker, Blocker GP or Blocker Seller is a party (or by which any of its properties or assets is bound) or any Permit held by it except, with respect to clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Blocker to consummate the Blocker Sale.

(b)None of the execution, delivery or performance of this Agreement by Blocker, Blocker GP or Blocker Seller or the consummation by Blocker, Blocker GP or Blocker Seller of the Transactions contemplated by this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Authority, other than (i) such filings as may be required in connection with the payment of any transfer and gain Taxes, (ii) compliance with, and such filings, consents, approvals, authorizations and/or registrations as set forth on Section 4.5(b) of the Disclosure Letter and (iii) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Authority would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Blocker, Blocker GP or Blocker Seller to consummate the Blocker Sale.

4.6.Litigation and Compliance with Laws.

(a)Neither Blocker, Blocker GP nor Blocker Seller is in material conflict with, or in material default, breach or violation of any Law applicable to such Person.

(b)As of the date of this Agreement, there is no Action pending or, to the knowledge of Blocker, threatened against Blocker, or any property or asset of such Person, at law or in equity by or before any Governmental Authority. Neither Blocker, Blocker GP, Blocker Seller nor any material property or asset of such Person is subject to any continuing Order of, consent decree, settlement

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agreement or other similar written agreement with, or, to Blocker’s, Blocker GP’s, or Blocker Seller’s knowledge, continuing investigation by, any Governmental Authority, or any Order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would (A) prevent or materially delay consummation of the Blocker Sale and the other Transactions contemplated by this Agreement or (B) reasonably be expected to be materially adverse to Blocker, Blocker GP or Blocker Seller taken as a whole.

(c)As of the date hereof, there is no Action to which Blocker, Blocker GP or Blocker Seller is a party pending or, to the knowledge of Blocker, Blocker GP or Blocker Seller, threatened seeking to prevent, hinder, modify, delay or challenge the Blocker Sale or any of the other Transactions contemplated by this Agreement.

(d)As of the date hereof, there are no Actions pending or, to the knowledge of Blocker, Blocker GP or Blocker Seller, threatened against Blocker, Blocker GP or Blocker Seller with respect to this Agreement, or in connection with the Transactions contemplated hereby.

4.7.Purpose. Blocker (i) was formed solely for the purpose of holding the direct or indirect equity interests in the Company held directly or indirectly by it (the “Company Ownership”), (ii) has not conducted any business or engaged in any activities other than those related to the Company Ownership and activities incidental thereto (including the negotiation, execution and consummation of this Agreement and the Transactions contemplated hereby, and all other acts, actions and activities incidental thereto, including the Pre-Closing Blocker Restructuring), (iii) has no assets other than the Company Ownership and cash and cash equivalents and (iv) has no material Liabilities other than those incidental to its formation or existence or the Company Ownership or incurred in connection with this Agreement and the Transactions contemplated hereby (including the Pre-Closing Blocker Restructuring).

4.8.No Employees. Blocker does not currently have any employees, and Blocker has never had any employees.

4.9.No Broker. Neither Blocker, Blocker GP nor Blocker Seller has entered into any agreement or arrangement entitling any broker, finder, investment banker or financial advisor to any broker’s or finder’s fee or commission in connection with the transactions contemplated by this Agreement for which either Parent, Merger Sub, the Company, its Subsidiaries or their Affiliates would be responsible.

4.10.Taxes.

(a)Blocker is currently, and has been at all times since formation, been treated as a corporation for U.S. federal and state income tax purposes.

(b)Blocker (i) has duly and timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns required to be filed by it as of the date hereof; (ii) has timely paid all material Taxes (whether or not shown as due on such filed Tax Returns) that Blocker is otherwise obligated to pay; (iii) has duly and timely paid all material Taxes required to be withheld from any payment to a shareholder, partner, employee or any other Person; (iv) with respect to all Tax Returns filed by or with respect to Blocker, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than any such extension obtained in connection with an extension to file a Tax Return); and (v) to the actual knowledge of the Blocker, does not have any deficiency, audit, examination, investigation or other

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proceeding in respect of Taxes or Tax matters pending or, as of the date of this Agreement, proposed or threatened in writing which, if resolved in the favor of the Taxing authority, would result in a material Tax deficiency.

(c)Blocker does not have any liability for the Taxes of any other person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor or by contract (other than any contract the principal purpose of which does not relate to Taxes).

(d)There are no Liens on the assets of Blocker as a result of unpaid Taxes (other than for current Taxes not yet due and payable).

(e)Blocker is not, and has not been, a party to, or a promoter of, a “listed transaction” within the meaning of Treasury Regulations Section 1.6011- 4(b).

4.11.Acknowledgement of No Other Representations or Warranties. Blocker and Blocker GP acknowledge and agree that, (i) except for the representations and warranties contained in Article V, neither Parent, Merger Sub nor any of their respective Affiliates or Representatives makes or has made, nor is Blocker or Blocker GP relying on, and expressly disclaims any reliance on, any representation or warranty, either express or implied, concerning Parent, Merger Sub or any of their respective businesses, operations, assets, Liabilities, results of operations, condition (financial or otherwise) or prospects or the transactions contemplated by this Agreement, and (ii) Blocker and Blocker GP hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information communicated, or furnished (orally or in writing) by Parent, Merger Sub or any of their respective Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Blocker by any Representative of Parent or Merger Sub) except for the representations and warranties expressly set forth in Article V. Notwithstanding anything in this Agreement to the contrary, neither Blocker nor either Blocker Partner makes any representations or warranties to Parent or Merger Sub regarding any projections or the future or probable profitability, success, business, opportunities, relationships and operations of Blocker. Subject to all of the foregoing provisions of this Section, each of Blocker, each Blocker Partner, the Company, Parent and Merger Sub retains all of its rights and remedies with respect to claims based on Fraud.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the letter delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub jointly and severally represent and warrant to the Company, Blocker GP and Blocker Seller as of the date hereof as follows:

5.1.Organization. Parent is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Parent has the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Parent taken as a whole. Merger Sub is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite limited liability company power to effect the transactions contemplated by this Agreement. Merger Sub was formed for the specific purpose of

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consummating the transactions contemplated hereby, and Merger Sub has not conducted any operations or business nor does Merger Sub have any Liabilities or obligations other than in connection with the negotiation of this Agreement or any other Transaction Document and the consummation of the transaction contemplated hereby.

5.2.Authority. Each Parent and Merger Sub (a) has the respective right and power to enter into, and perform its obligations under, this Agreement and each other agreement delivered in connection herewith to which it is a party and (b) has taken all requisite action to authorize (i) the execution, delivery and performance of this Agreement and each such other agreement delivered in connection herewith to which it is a party and (ii) the consummation of the Merger and other transactions contemplated by this Agreement and each such other agreement delivered in connection herewith to which it is a party. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by each other parties hereto, is binding upon, and legally enforceable against, Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

5.3.No Violations and Consents.

(a)None of the execution, delivery or performance of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement will: (i) conflict with or violate any provision of the charter, bylaws or any equivalent organizational or governing documents of Parent or Merger Sub; (ii) assuming that all consents, approvals and authorizations described in Section 5.3(b) have been obtained and all filings and notifications described in Section 5.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or Merger Sub or any of its properties or assets; or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration, cancellation, purchase or sale of, or result in the triggering of any payment or in the creation of a Lien upon any of the properties or assets of Parent or Merger Sub pursuant to, any Contract to which Parent or Merger Sub is a party (or by which any of its properties or assets is bound) or any Permit held by it except, with respect to clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger.

(b)None of the execution, delivery or performance of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Authority, other than (i) such filings as may be required in connection with the payment of any transfer and gain Taxes, (ii) compliance with, and such filings, consents, approvals, authorizations and/or registrations as set forth on Section 5.3(b) of the Parent Disclosure Letter and (iii) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Authority would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger.

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5.4.Litigation.

(a)As of the date hereof, there is no Action to which Parent or Merger Sub is a party pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby. As of the date hereof, neither Parent nor Merger Sub is subject to any outstanding Order that, individually or in the aggregate, would reasonably be expected to (A) prevent or materially delay consummation of the Transactions and the other transactions contemplated by this Agreement or (B) be materially adverse to the Parent taken as a whole.

(b)Except as set forth in the Public Company Reports, none of Parent or any of its Subsidiaries, or their respective officers, directors or employees (in their capacity as such) are (a) subject to any outstanding injunction, judgment, order, decree, ruling or charge, or (b) party to any action, suit, Proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency or any federal, state, local, or foreign jurisdiction nor, to the Knowledge of Parent, is any such action, suit, Proceeding, hearing, or investigation threatened, in each case that is required to be disclosed in the Public Company Reports and has not been disclosed.

5.5.Sufficient Funds. Parent and Merger Sub has, and at the Closing will have, sufficient cash on hand or other sources of immediately available funds to enable it to make payment of all amounts payable by them hereunder and consummate the Transactions contemplated by this Agreement. Neither Parent nor any of its Subsidiaries has incurred any obligation, commitment, restriction or Liability of any kind which would reasonably be expected to impair or adversely affect Parent or Merger Sub’s ability to make any such payment.

5.6.R&W Policy. The R&W Policy obtained by the Parent in connection with the transactions contemplated by this Agreement provides that the insurer thereunder expressly waives, and agrees not to pursue, directly or indirectly, any subrogation rights against the Unitholders or Blocker Seller with respect to any claim made by any insured thereunder other than in the case of Fraud.

5.7.Brokers. Except for Jefferies, LLC, neither Parent nor Merger Sub has entered into any agreement or arrangement entitling any broker, finder, investment banker or financial advisor to any broker’s or finder’s fee or commission in connection with the transactions contemplated by this Agreement for which either Blocker, the Company, its Subsidiaries or their Affiliates would be responsible.

5.8.Absence of Certain Changes. Except to the extent arising out of or relating to the transactions contemplated by this Agreement or as otherwise disclosed in any of the Public Company Reports (a) since May 31, 2020, the business of Parent has been operated in the Ordinary Course in all material respects and (b) since May 31, 2020, there has been no Parent Material Adverse Effect.

5.9.Restrictions on Payment. No Contract that the Parent or any of its Affiliates is party to contains a specific prohibition against payment of an Earn-Out Payment.

5.10.Parent Public Company Reports; Financial Statements; No Undisclosed Liabilities.

(a)Parent has filed or furnished, as applicable, its Form 40-F and Annual Information Form for the fiscal year ended May 31, 2020, its audited financial statements and Management’s Discussion and Analysis Form for the year ended May 31, 2020, and its unaudited financial statements

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and Management’s Discussion and Analysis for the three months ended August 31, 2020, and all exhibits described therein for the fiscal quarter ended August 31, 2020 (collectively, the “Public Company Reports”). As of its respective date, and, if amended, as of the date of the last such amendment, each Public Company Report complied in all material respects with the applicable requirements of the Securities Laws, and any rules and regulations promulgated thereunder applicable to the Public Company Report. As of its respective date, and, if amended, as of the date of the last such amendment, no Public Company Report contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments from any comment letters received by Parent from the SEC or CSA relating to reports, statements, schedules, registration statements or other filings made by Parent with the SEC or CSA.

(b)The consolidated financial statements included or incorporated by reference into the Public Company Reports (including the notes thereto) have been prepared in accordance with IFRS applied on a consistent basis, except as required by the implementation of new IFRS, throughout the periods covered thereby and present fairly in all material respects the consolidated financial condition of Parent as of such dates and the results of operations, stockholders’ equity, and cash flows of Parent for such periods.

(c)Parent has implemented and maintains a system of internal controls over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and preparation of financial statements for external purposes in accordance with IFRS, including policies and procedures that provide reasonable assurance that (a) transactions are executed only in accordance with authorizations of management and directors, (b) transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS. To Parent’s Knowledge, there are not (i) any significant deficiencies or material weaknesses in the design or operation of Parent’s internal control over financial reporting which would have a Parent Material Adverse Effect or (ii) any Fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(d)Except for Liabilities (a) disclosed, accrued or reserved against in the consolidated financial statements included or incorporated by reference into the Public Company Reports, (b) incurred in the Ordinary Course since the latest document filed as part of the Public Company Report that would not reasonably be expected, individually or in the aggregate, to be material to the Parent taken as a whole, (c) set forth in Section 5.10(d) of the Parent Disclosure Letter, neither the Parent, Merger Sub nor any of their respective Subsidiaries has any material Liability of any kind.

5.11.Legal Compliance.

(a)Parent and each of its Subsidiaries is in compliance in all material respects with all Laws and orders applicable to Parent or any of its Subsidiaries or any assets owned or used by Parent or any of its Subsidiaries which are material to the business and operations of Parent and its Subsidiaries.

(b)Neither Parent, its Subsidiaries, or, to Parent’s Knowledge, any representatives acting on their behalf, have, directly or indirectly, corruptly offered, promised, paid, authorized or given money or anything of value to any Governmental Authority or official thereof, for the purpose of: (i) influencing any act or decision of any Government Authority or official thereof; (ii) inducing any Governmental Authority or official thereof to do or omit to do an act in violation of a lawful duty; (iii)

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securing any improper business advantage; (iv) inducing any Governmental Authority or official thereof to influence the act or decision of a Governmental Authority or any official thereof; or (v) for any other corrupt, improper, or illegal purpose, each in order to obtain or retain business for Parent or any of its Subsidiaries in violation of applicable anti-corruption Laws

5.12.No Required Vote. No vote of the holders of any equity interests in Parent is required for Parent to consummate the transactions contemplated by this Agreement, including without limitation the issuance of any Parent Common Shares.

5.13.Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, and assuming the representations set forth in Article III and Article IV are true and correct in all material respects:

(a)the fair saleable value (determined on a going concern basis) of the assets of the Parent and its Subsidiaries (including, following the Closing, the Surviving Entity and its Subsidiaries) shall be greater than the total amount of their liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed);

(b)each of the Parent and its Subsidiaries (including, following the Closing, the Surviving Entity and its Subsidiaries) shall be able to pay their debts and obligations in the ordinary course of business as they become due;

(c)each of the Parent and its Subsidiaries (including, following the Closing, the Surviving Entity and its Subsidiaries) shall have adequate capital to carry on their businesses and all businesses in which they are about to engage; and

(d)In completing the transactions contemplated by this Agreement, the Parent does not intend to hinder, delay or defraud any present or future creditors of Parent, the Surviving Entity or any of their respective Subsidiaries.

5.14.Investment Intent. Parent is acquiring the Units solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution of the Units in violation of the Securities Act or other applicable Securities Laws. Parent acknowledges that the Units have not been registered under the Securities Act or other applicable Securities Laws and that the Units may not be transferred or sold except pursuant to the registration provisions of the Securities Act or other applicable Securities Laws or pursuant to an applicable exemption from such registration provisions. Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Units and is capable of bearing the economic risks of such investment.

5.15.Acknowledgement of No Other Representations or Warranties.

(a)Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties contained in Article III and Article IV, as applicable, (i) neither the Company, its Subsidiaries nor any of their respective Affiliates or Representatives makes or has made, nor is Parent or Merger Sub relying on, and Parent and Merger Sub expressly disclaims any reliance on, any representation or warranty, either express or implied, of any kind whatsoever, including without limitation any representation or warranty concerning (x) the Company, its Subsidiaries, or any of their

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respective Affiliates; (y) any of the Company’s, its Subsidiaries’, or any of their Affiliates’ respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise), or prospects; or (z) the transactions contemplated by this Agreement, (ii) neither Blocker, either Blocker Partner nor any of their respective Affiliates or Representatives makes or has made, nor is Parent or Merger Sub relying on, and Parent and Merger Sub expressly disclaims any reliance on, any representation or warranty, either express or implied, of any kind whatsoever, including without limitation any representation or warranty concerning (x) the Company, its Subsidiaries, Blocker, the Blocker Partners or any of their respective Affiliates; (y) any of the Company’s, its Subsidiaries’, Blocker’s, the Blocker Partners’ or any of their respective Affiliates’ respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise), or prospects; or (z) the transactions contemplated by this Agreement; and (iii) the Company, its Subsidiaries, Blocker, the Blocker Partners, and each of their respective Affiliates and Representatives hereby disclaim all liability and responsibility for, and Parent and Merger Sub expressly disclaim any reliance on, any representation, warranty, projection, forecast, statement or information communicated, or furnished (orally or in writing) by the Company, its Subsidiaries, Blocker, the Blocker Partners, and each of their respective Affiliates and Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Parent or Merger Sub by any Representative of the Company, its Subsidiaries, Blocker, the Blocker Partners or any of their respective Affiliates).
(b)Without limiting the generality of clause (a) above, Parent and Merger Sub acknowledges and agrees that (i) it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning the Company and its Subsidiaries, Blocker, the Blocker Partners and the transactions contemplated by this Agreement, (ii) in connection with its investigation of the Company and its Subsidiaries, Blocker, the Blocker Partners, Parent and Merger Sub has received from or on behalf of the Company and its Subsidiaries, Blocker and the Blocker Partners certain projections, including projected statements of operating revenues and income from operations of the Company and its Subsidiaries, Blocker and the Blocker Partners and certain business plan information of the Company and its Subsidiaries, Blocker and the Blocker Seller Partners, (iii) there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Parent and Merger Sub is familiar with such uncertainties, and that each Parent and Merger Sub is taking full responsibility for making its own evaluation of the adequacy and accuracy and completeness of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), (iv) neither the Company, Blocker, the Blocker Seller Partners, the Company’s Subsidiaries nor any of their respective Affiliates, or Representatives make any representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and Parent and Merger Sub have not relied thereon, and (v) Parent and Merger Sub will have no claim against the Company, its Subsidiaries, Blocker, the Blocker Partners or any other Person with respect thereto.

(c)Notwithstanding the foregoing, each of Blocker, the Blocker Partners, the Company, its Subsidiaries, Parent and Merger Sub retains all of its rights and remedies with respect to claims based on Fraud.

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ARTICLE VI
COVENANTS

6.1.Certain Governmental Matters.

(a)Without in any way limiting the other provisions of this Section 6.1, Parent and the Company agree to make or cause to be made, in consultation and cooperation with the other and as promptly as practicable and advisable after the date hereof, (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act, which filing shall be made within five

(5) Business Days of the date hereof, (ii) an appropriate filing with the Toronto Stock Exchange (“TSX”) pursuant to the Toronto Stock Exchange Company Manual (the “TSX Manual”) within five (5) Business Days of the date hereof requesting that the TSX approve the issuance of the Stock Consideration as contemplated herein, subject only to the satisfaction of the customary listing conditions of the TSX (which shall not include the requirement to obtain any approval of the equityholders of Parent prior to Closing) and (ii) all other necessary registrations, declarations, notices and filings relating to the Transactions with any Governmental Authority with regulatory jurisdiction over enforcement of any applicable Competition Laws (“Governmental Competition Authority”) with respect to the Transactions and to respond as promptly as practicable to any inquiries received and requests made by a Governmental Competition Authority for any additional information and documentary material pursuant to the HSR Act, the TSX Manual and any other Competition Law, and in each case, request “early termination” or any equivalent process, if available. From and after the date hereof and until all governmental approvals required in connection with the Transactions have been obtained, Parent shall not, and shall cause its Affiliates not to, operate its business in such manner or take any action, that could reasonably be expected to significantly increase the risk of not obtaining any such governmental approval or clearance or the expiration or termination of any applicable waiting period. Parent shall be responsible for all filing fees paid pursuant to this Section 6.1.

(b)Each of the Company and Parent shall (i) keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Competition Authority, and shall respond to any such inquiry or request as promptly as practicable, (ii) cooperate and consult with each other in connection with the making of all filings, notifications and any other material actions pursuant to this Section 6.1, including, subject to applicable Laws relating to the exchange of information, by permitting counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Competition Authority, (iii) provide counsel for the other party with copies of all filings and submissions made by such party and all correspondence and other written communications between such party (and its advisors) and any Governmental Competition Authority and any other information supplied by such party or its Affiliates to a Governmental Competition Authority or received from such a Governmental Competition Authority in connection with the Acquisition; provided, however, that materials may be withheld or redacted before being provided to the other party as necessary to (x) comply with contractual arrangements or (y) address reasonable privilege or confidentiality concerns, and (iv) furnish to the other party such information and assistance as such party reasonably may request in connection with the preparation of any submissions to, or agency Action by, any Governmental Competition Authority. Upon and subject to the terms of this Section 6.1, each party agrees to cooperate and use reasonable best efforts to assist in any defense by any other party to the Transactions before any Governmental Competition Authority reviewing the Transactions, including by responding as promptly as practicable to any requests for information by such

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Governmental Competition Authority or such assistance as may be reasonably requested by the other party to this Agreement in such defense.

(c)If any objections are asserted by any Governmental Competition Authority with respect to the Transactions under any applicable Competition Law or which would otherwise prevent, materially impede or materially delay the consummation of the Merger, or if any Action is instituted by any Governmental Competition Authority or any private party challenging the Transactions as violative of any applicable Competition Law, or an Order is issued enjoining the Transactions, each of the Company and Parent shall use its reasonable best efforts to resolve any such objections or Actions so as to permit consummation of the Transactions by the Closing as soon as practicable.

(d)Each of the Company and Parent shall use their reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the applicable Competition Law as soon as practicable. Nothing in this Agreement, including this Section 6.1, obligates Parent or any of its Subsidiaries or Affiliates to offer, negotiate, accept or agree to any divestiture, sale, license or other disposition, or holding separate, of any assets, businesses, entities, or operations, or to the imposition of any restraints, conditions, modifications, limitations or other constraints on the operation of any assets, businesses, entities, or operations. The Company and Parent shall not extend, directly or indirectly, any such waiting period or enter into any agreement with a Governmental Competition Authority to delay or to not consummate the Acquisition on the Closing Date, except with the prior written consent of the other party to this Agreement, which consent shall not be unreasonably withheld or delayed. The Company and Parent shall not have any substantive contact with any Governmental Competition Authority in respect of any filing or Action contemplated by this Section 6.1 unless it consults with the other party in advance and, to the extent permitted by such Governmental Competition Authority, gives the other party the opportunity to participate.

6.2.Conduct of Business by the Company and its Subsidiaries and the Blocker Pending the Transactions. The Company and the Blocker agree that, between the date of this Agreement and the Closing, and in the case of the Blocker, subject to Section 6.10, except (i) as set forth in Section 6.2 of the Disclosure Letter, (ii) as contemplated or required by any other provision of this Agreement (including effecting the Pre-Closing Blocker Reorganization or the Redemption), or (iii) as required by applicable Law or by any Governmental Authority of competent jurisdiction, 54 unless Parent and Merger Sub otherwise agrees in writing (which agreement shall not be unreasonably withheld, delayed or conditioned), the Company and each of its Subsidiaries and the Blocker shall each use reasonable best efforts to conduct their operations in all material respects in the Ordinary Course. Without limiting the foregoing, except (i) as set forth in Section 6.2 of the Disclosure Letter, (ii) as contemplated or required by any other provision of this Agreement (including effecting the Pre-Closing Blocker Reorganization or the Redemption), (iii) as required by applicable Law or by any Governmental Authority of competent jurisdiction, (iv) as required to comply with COVID-19 Measures or (v) as reasonably undertaken to respond to the effects of COVID-19 or COVID-19 Measures with the prior consultation with Parent, neither the Company nor any of its Subsidiaries nor the Blocker shall, between the date of this Agreement and the Closing, as applicable, unless Parent and Merger Sub otherwise agrees in writing (which agreement shall not be unreasonably withheld, delayed or conditioned):

(a)amend their Organizational Documents, except for non-material amendments made solely for administrative purposes;

(b)(i) issue or authorize the issuance of or sell any units, membership interest, shares of capital stock or other ownership interests, or any notes, bonds or other securities of the Company or

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any of its Subsidiaries or the Blocker (including any option, warrant or other right to acquire the same), in any instance, convertible into, exchangeable for or exercisable for ownership interests of the Company or any of its Subsidiaries or the Blocker or split, subdivide, combine or reclassify any ownership interests of the Company or any of its Subsidiaries or the Blocker, (ii) purchase, redeem or otherwise acquire, or offer to purchase redeem or otherwise acquire, any ownership interests of the Company or any or its Subsidiaries or the Blocker or any other security convertible into, exchangeable for or exercisable for ownership interests of the Company or any of its Subsidiaries or the Blocker, or (iii) declare, set aside, or make any other distributions using membership interests or property of the Company or its Subsidiaries with respect to, or enter into any Contract relating to the declaration of any such distribution with respect to, the ownership interests in the Company or any of its Subsidiaries or the Blocker (for the avoidance of doubt, the Company and its Subsidiaries and the Blocker shall be permitted to make cash distributions or dividends);

(c)(i) sell, pledge, dispose of, transfer, lease, license or encumber (except for Permitted Liens) any material personal property, equipment or assets (except as set forth in clause (ii) below) of the Company or any of its Subsidiaries or the Blocker, except solely in the case of the Company and its Subsidiaries (and not the Blocker) (A) in the Ordinary Course or (B) pursuant to existing Contracts set forth in Section 6.2(c) of the Disclosure Letter, or (ii) sell, pledge, dispose of, transfer, lease, license or create or impose any Liens on any material assets or property except for (A) the execution of covenants, restrictions and other similar instruments in the Ordinary Course that, individually or in the aggregate, do not, and would not reasonably be expected to, materially impair the existing use and operation of, the property or asset affected by the applicable instrument, (B) in connection with the incurrence of any Indebtedness permitted to be incurred by the Company or any of its Subsidiaries pursuant to Section 6.2 or (C) the execution of licenses in the Ordinary Course;

(d)merge or consolidate the Company or any of its Subsidiaries or the Blocker with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries or the Blocker;

(e)acquire (including by merger, consolidation or acquisition of stock or assets) any interest in any Person (or equity interests thereof) or any assets, real property, personal property, equipment, business or other rights (whether by merger, stock purchase, asset purchase or otherwise), except solely in the case of the Company and its Subsidiaries (and not the Blocker) for acquisitions of inventory, personal property, equipment and vehicles either (i) in the Ordinary Course, substantially consistent with past practice or in accordance with the capital improvement plans made available to Parent and Merger Sub prior to the date hereof, or (ii) is less than $100,000;

(f)incur, assume, refinance or guarantee any Indebtedness for borrowed money or issue any debt securities, or assume or guarantee any Indebtedness for borrowed money of any Person, in any such case in excess of $100,000 in the aggregate, except Indebtedness that

(i)is prepayable at any time without penalty or premium or borrowings under the Existing Credit Facility or (ii) will be repaid at Closing;

(g)make any loans, advances or capital contributions to, or investments in, any other Person that would reasonably be expected to adversely affect the Company or any of its Subsidiaries or the Blocker following Closing;

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(h)other than (x) in the Ordinary Course with past practice, (y) to the extent required by Law or the terms of any Benefit Plan as set forth in Section 6.2(h) of the Disclosure Letter, or (z) as specifically contemplated by this Agreement: (i) materially increase the level of compensation or benefits payable or to become payable to its directors, officers or employees; or (ii) enter into any severance agreement with any director, officer, or employee of the Company or any of its Subsidiaries or the Blocker;

(i)make any tax election inconsistent with past practice with respect to the Company or any of its Subsidiaries or the Blocker, file any material Tax Return materially inconsistent with past practice, make or change any material Tax election inconsistent with past practice, settle or compromise any material Tax Contest or assessment by any Governmental Authority, adopt or change any accounting method with respect to Taxes, enter into any closing agreement with a taxing authority or surrender any right to claim a refund of a material amount of Taxes, in each instance, (X) that would reasonably be expected to materially adversely impact Parent, the Company or any of its Subsidiaries or the Blocker from a Tax perspective following the Closing and (Y) that is not otherwise required by applicable Law;

(j)make any material change in financial accounting policies or procedures, other than as required by GAAP, applicable Law or any Governmental Authority of competent jurisdiction;

(k)except as set forth in Section 6.2(k) of the Disclosure Letter, make any capital expenditures or enter into any Contract for any renovation, construction or capital expenditure; provided, however, that notwithstanding the foregoing, the Company and its Subsidiaries shall be permitted to make (i) capital expenditures required by Law or any lender of the Company or any of its Subsidiaries, (ii) emergency capital expenditures in any amount that the Company or its Subsidiaries determines is necessary in its reasonable judgment to maintain its ability to operate its businesses in the Ordinary Course, and (iii) capital expenditures in any amount not exceeding $100,000 in the aggregate for all projects of the Company and its Subsidiaries;

(l)grant or announce any increase in the salaries, bonuses or other benefits payable by the Company or any of its Subsidiaries or the Blocker to any of the directors, officers, employees, consultants or independent contractors, other than as required by Law;

(m)fail to exercise any rights of renewal with respect to any Leased Real Property that by its terms would otherwise expire;

(n)pay, discharge, settle or satisfy any suit, Action or claim, other than settlements of any suit, Action or claim, or threatened suit, Action or claim, that (i) require payments by the Company or any of its Subsidiaries or the Blocker (net of insurance proceeds) in an amount not to exceed $25,000 individually or $50,000 in the aggregate and (ii) do not require any other actions or impose any other material restrictions on the business of the Company or any of its Subsidiaries or the Blocker;

(o)issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any ownership interests, any other voting securities or any securities convertible into, exchangeable for, exercisable for, or any rights, warrants or options to acquire, any such ownership interests, voting securities or convertible securities, or any “phantom” units, “phantom” unit rights, or unit appreciation rights, including pursuant to contracts as in effect on the date hereof;

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(p)adopt a plan or agreement of a complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries or the Blocker;

(q)delay or postpone the payment of accounts payable or other Liabilities beyond their due date or accelerate the collection of any accounts receivable except in the Ordinary Course;

(r)(i) adopt, enter into, terminate or amend (A) any Benefit Plan, except as required by Law or as specifically contemplated by this Agreement, (B) any other agreement, plan or policy involving the Company or any of its Subsidiaries or the Blocker and one or more of their respective current or former employees or members of the board of directors that is not terminable at will, or (C) any retention or bonus agreement involving the Company or any of its Subsidiaries or the Blocker and one or more of their respective current or former employees or members of the board of directors, (ii) take any action to accelerate the vesting or payment of any compensation or benefit under any Benefit Plan, or (iii) loan or advance any money or other property (other than reimbursement of reimbursable expenses or any advances of such expenses pursuant to the Company’s or any of its Subsidiaries’ credit cards or otherwise in the Ordinary Course) to any current or former member of the board of directors or officer of the Company or any of its Subsidiaries or the Blocker;

(s)fail to use commercially reasonable efforts to maintain current insurance coverages, or fail to enforce the rights of the Company or any of its Subsidiaries under any such existing coverage;

(t)amend or modify in any respect or terminate any Material Contract other than in accordance with its terms, or, enter into any Contract that if entered into on or prior to the date hereof would constitute a Material Contract;

(u)enter into any collective bargaining agreement or announce, implement or effect any reduction in labor force or lay-off;

(v)sell, assign, transfer or exclusively license any material Company Intellectual Property, or permit the lapse of any right, title or interest to any material Company Intellectual Property, including any Registered Intellectual Property, or terminate, cancel or amend any Material Company Intellectual Property Contract other than in the Ordinary Course;

(w)amend, modify or terminate, or allow to lapse, any material Permit; or

(x)authorize or enter into any Contract to do any of the foregoing. Notwithstanding the foregoing or anything else to the contrary, nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries or the Blocker prior to the Closing, and the Company or the Blocker (in each case, in its sole discretion) may at any time or from time to time prior to the Closing use any cash on hand for any purpose (including making distributions or dividends, redeeming Units as permitted under the Company’s Organizational Documents or repaying any Indebtedness). Prior to the Closing, the Company and each of its Subsidiaries and the Blocker shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

6.3.Access to Information. From the date of this Agreement to the Closing, the Company and each of its Subsidiaries shall: (a) provide to Parent, Merger Sub and their respective Representatives

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reasonable access during normal business hours in such a manner as not to interfere unreasonably with the operation of any business conducted by the Company and its Subsidiaries, upon reasonable prior written notice to the Company or its Subsidiaries, as applicable, to the officers, employees, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records thereof; (b) provide to Parent, Merger Sub and their respective Representatives non-exclusive access credentials to online portals and databases for all Alcohol Beverage Authorities, and all third party compliance companies, with which the Company has, or has had, and account, solely for the purpose of providing required information regarding Parent or Merger Sub in connection with the Transactions, and in no event, shall Parent, Merger Sub or their respective Representatives make any representations regarding the Company or its Subsidiaries in such portals and databases; and (c) furnish promptly such information concerning the business, properties, Contracts, assets and Liabilities of the Company and its Subsidiaries as Parent, Merger Sub or their Representatives may reasonably request; provided, however, that the Company and its Subsidiaries shall not be required to afford such access or furnish such information to the extent that the Company and its Subsidiaries believe in good faith that doing so would: (i) result in the loss of attorney-client privilege; (ii) violate any obligations of the Company or any of its Subsidiaries with respect to confidentiality to any third party or otherwise breach, contravene or violate any then effective Contract to which the Company or any of its Subsidiaries is party; or (iii) breach, contravene or violate any applicable Law in any material respect (provided that the Company and its Subsidiaries shall use commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in the events set out in clauses (i) through (iii)). Parent and Merger Sub shall, and shall cause each of their respective Representatives, to hold all information provided or furnished pursuant to this Section 6.3 confidential in accordance with the terms of the Confidentiality Agreement.

6.4.Further Assurances.

(a)Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated hereby and to cause the conditions set forth in Article VII to be satisfied as promptly as practicable, including using their respective reasonable best efforts to (i) promptly obtain all actions or non-actions, consents, Permits, waivers, approvals, authorizations and Orders from Governmental Authorities necessary or advisable in connection with the consummation of the transactions contemplated hereby, (ii) as promptly as practicable, make and not withdraw (without Parent’s and the Company’s consent) all registrations and filings with any Governmental Authority necessary or advisable in connection with the consummation of the transactions contemplated by this Agreement, and promptly make any further filings pursuant thereto that may be necessary or advisable, (iii) defend all lawsuits or other legal, regulatory, administrative or other proceedings to which it or any of its Affiliates is a party challenging or affecting this Agreement or the consummation of the transactions contemplated by this Agreement, in each case until the issuance of a final, non-appealable Order with respect to each such lawsuit or other proceeding, (iv) seek to have lifted or rescinded any injunction or restraining order which may adversely affect the ability of the parties to consummate the transactions contemplated hereby, in each case until the issuance of a final, non-appealable Order with respect thereto, (v) seek to resolve any objection or assertion by any Governmental Authority challenging this Agreement or the transactions contemplated hereby and (vi) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby; provided, that the efforts standard of this Section 6.4(a) shall not replace any efforts standard expressly provided for in any other provision of this Agreement.

(b)Each of the parties hereto shall give prompt notice to the other parties, of (a) any notice or other communication received by such party from any Governmental Authority in connection

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with this Agreement, and the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with this Agreement, and the other transactions contemplated hereby, and (b) any Actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or which relate to this Agreement, and the transactions contemplated hereby.

6.5.Directors & Officers Indemnification and Insurance.

(a)Contemporaneously with the Closing, the Company shall purchase, with all of the cost thereof being a Transaction Expense, a “tail” policy of directors’ and officers’ liability insurance coverage, providing coverage for a period of six (6) years following the Closing Date, with respect to any Person who is on the date hereof or at the Closing an officer or manager of the Company or any of its Subsidiaries in connection with such Person’s service as a manager or officer of the Company or any of its Subsidiaries at any time prior to the Closing. For a period of six (6) years after the Closing, Parent will not, and will not permit the Surviving Entity or its Subsidiaries to, take any action to amend (in a manner adverse to the beneficiary thereof) or terminate such policy and shall take all commercially reasonable steps, to cause the Surviving Entity and its Subsidiaries to maintain in effect such policy and shall not amend, repeal or modify (in a manner adverse to the beneficiary thereof) any provision in each of the Company’s and its Subsidiaries’ Organizational Documents relating to the exculpation or indemnification of any pre- Closing officers or managers. The provisions of this Section 6.5 are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other right to indemnification or contribution that any such Person may have by contract or otherwise.

(b)In the event that any Person incurs Losses that are or would have been subject to coverage under an officers’ and directors’ liability insurance policy pursuant to Sections 6.5(a) and such policy terminated (but not due to a temporal expiration) or affords lesser coverage than is required by Sections 6.5 (a), in each case, as a result of the Parent’s failure to fulfill its obligations pursuant to Section 6.5(a), the Parent and the Surviving Entity, jointly and severally, shall pay to such Persons such amounts and provide any other coverage or benefits as such Persons would have received pursuant to such policy.

(c)The provisions of this Section 6.5 are intended to be for the benefit of, and will be enforceable by, each such Person entitled to indemnification, his or her heirs and his or her representatives.

6.6.Employee Benefit Matters.

(a)During the one-year period following the Closing Date (or such shorter period of employment, as the case may be), Parent shall, and shall cause the Surviving Entity or the applicable Subsidiary to, provide each employee of the Surviving Entity or any of its Subsidiaries who is employed at the Closing Date and who remains employed with the Surviving Entity or any of its Subsidiaries immediately following the Closing (each, an “Affected Employee”) with (i) a base salary or hourly wage rate that is at least equal to the base salary or hourly wage rate provided to the Affected Employee immediately prior to the Closing Date, (ii) bonus opportunities (including annual and long-term incentive opportunities) that, with respect to each Affected Employee, are comparable in the aggregate to those opportunities in effect for such Affected Employee immediately prior to the Closing Date, and (iii) retirement, health and welfare benefits that, with respect to each Affected Employee, are comparable

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in the aggregate to such benefits provided to such Affected Employee immediately prior to the Closing Date.

(b)Parent shall, or shall cause the Surviving Entity or the applicable Subsidiary to, provide each Affected Employee who incurs a termination of employment during the one-year period following the Closing Date with severance benefits that are no less favorable than the severance benefits to which such Affected Employee would have been entitled with respect to such termination under the severance policies, practices and guidelines of the Company or any of its Subsidiaries as in effect immediately prior to the Closing Date or, if greater, the severance benefits provided to similarly situated employees of Parent. In addition, during the one-year period following the Closing Date, Parent shall, or shall cause the Surviving Entity or the applicable Subsidiary to, honor all employment and severance agreements that are in effect with an Affected Employee immediately prior to the Closing Date.

(c)Parent shall, or shall cause the Surviving Entity or the applicable Subsidiary to, give each Affected Employee credit (for purposes of eligibility to participate and vesting, but not benefit accrual and excluding defined benefit pension, equity, and retiree benefits) for service with the Company or any of its Subsidiaries prior to the Closing Date (to the same extent such service credit was granted under the applicable Benefit Plans) under the comparable employee benefit plans, programs and policies of Parent, the Surviving Entity and any of their Subsidiaries in which such Affected Employees became participants, as if such service had been performed with Parent, except to the extent that such service crediting would result in duplication of benefits for the same period of service.

(d)Parent shall, or shall cause the Surviving Entity or the applicable Subsidiary to, use commercially reasonable efforts to (i) waive any preexisting condition limitations otherwise applicable to Affected Employees and their eligible dependents under any plan maintained by Parent or any of its Affiliates (including the Surviving Entity) that provides health benefits in which Affected Employees may be eligible to participate following the Closing, other than any limitations that were in effect with respect to such Affected Employees as of the Closing Date under the analogous Benefit Plan; (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by a Affected Employee and his or her eligible dependents under the health Benefit Plans in which such Affected Employee participated immediately prior to the Closing Date during the portion of the plan year prior to the Closing Date in satisfying any deductibles, co- payments or out-of-pocket maximums under health plans maintained by Parent or any of its Affiliates (including the Company) in which such Affected Employee is eligible to participate after the Closing Date in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred; and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to an Affected Employee and his or her eligible dependents on or after the Closing Date, in each case to the extent such Affected Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Benefit Plan prior to the Closing Date.

(e)All provisions contained in this Agreement with respect to employee benefit plans or employee compensation are included for the sole benefit of the respective parties hereto and shall not create any right in any other Person (including Affected Employees, participants or beneficiaries in any Benefit Plan, retirees, or dependents or beneficiaries of employees or retirees).

(f)Nothing contained in this Section 6.6, express or implied (i) shall be construed to establish, amend, or modify, or limit the ability of Parent, the Surviving Entity or any of their Affiliates to amend modify or terminate, any benefit or compensation plan, program, agreement, contract or arrangement at any time assumed, established, sponsored or maintained by any of them, subject to the

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terms thereof, or (ii) shall limit the ability of Parent, the Surviving Entity or their Affiliates from terminating the employment of any employee (including any Affected Employee) at any time and for any or no reason subject to the terms of any existing contracts.

6.7.Intercompany Accounts. The Company shall cause all Intercompany Accounts relating to the business of the Company and any of its Subsidiaries to be settled or terminated prior to Closing, except otherwise related to the Lease Agreement.

6.8.Tax Matters.

(a)FIRPTA Certificate. Prior to the Closing, the Securityholders’ Representative shall deliver to Parent and Merger Sub a properly completed and executed IRS Form W-9 from each Unitholder certifying that such Unitholder is not a foreign person for purposes of Code Section 1445 and 1446(f).

(b)Transfer Taxes. Parent shall, and with Securityholders’ Representative’s good faith cooperation and assistance, prepare, execute and file, or cause to be prepared, executed and filed, all Tax Returns, questionnaires, applications or other documents regarding any real property transfer, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which, in each case, become payable in connection with any transaction contemplated by this Agreement, the ancillary agreements and the other transactions contemplated hereby and thereby (together, with any related interests, penalties or additions to Tax, the “Transfer Taxes”).

(c)Straddle Periods. For purposes of this Agreement, in the case of any Taxes that are payable for a Straddle Period, the portion of such Tax which relates to the portion of such Straddle Period ending on the Closing Date shall (A) in the case of any Taxes other than Taxes based upon or related to income, receipts, sales, use, or payroll, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction (1) the numerator of which is the number of calendar days in the Straddle Period ending on the Closing Date and (2) the denominator of which is the number of calendar days in the entire Straddle Period and (B) in the case of any Tax based upon or related to income, receipts, sales, or payroll, be deemed equal to the amount which would be payable if the relevant Straddle Period ended as of the close of the Closing Date. For purposes of this Section 6.8(c), to the maximum extent permitted by Law, (A) any item determined on an annual or periodic basis (including amortization and depreciation deductions) for income Tax purposes shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the relative number of days in such portion of the Straddle Period as compared to the number of days in the entire Straddle Period; (B) any Tax or item of income, gain, loss, deduction or credit resulting from a Parent Closing Date Transaction shall be allocated to the portion of the Straddle Period beginning on the day after the Closing Date; and (C) any item of deduction attributable to any Transaction Expenses and other items incurred by the Unitholders shall be allocated to the portion of the Straddle Period ending on the Closing Date. Notwithstanding the foregoing or anything to the contrary in this Agreement, the parties agree that for purposes of determining income, profit, loss, deduction, or any other items allocable to any Tax period of the Company, such items will be determined using the interim closing of the books method under Code Section 706 and Treasury Regulations Section 1.706-4 (or any similar or corresponding provision of state or local law), using the “calendar day” convention, effective as of the end of the Closing Date.

(d)Tax Returns. Parent shall furnish to Securityholders’ Representative’s assoon as reasonably practicable after the Closing Date, and in any event within one-hundred twenty (120) days

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after the Closing Date, all information concerning the Company and its Subsidiaries required for the preparation of U.S. federal, state, local or foreign income Tax Returns with respect to any taxable periods (or portions thereof) through the Closing Date. Parent shall prepare and file all Tax Returns of the Company and its Subsidiaries that are due after the Closing Date. With respect to any such Tax Return which is an IRS Form 1065 (or any similar state or local income Tax Return) or any other Tax Return the results or operations of which reflected on such Tax Return are also reflected on the Tax Returns of the Unitholders (or their owners) or Blocker that relates to a Pre-Closing Period or Straddle Period (a “Flow-Through Return”), such Tax Return shall be prepared on a basis consistent with existing procedures and practices and accounting methods. At least thirty (30) days prior to the due date of a Flow-Through Return, Parent shall provide a draft of such Flow-Through Return to Securityholders’ Representative for Securityholders’ Representative’s review and comment. Parent shall cause the Company or applicable Subsidiary of the Company to incorporate any reasonable comments made by the Securityholders’ Representative in the Flow-Through Return actually filed. Parent shall not, and shall not allow the Company or any Subsidiary of the Company to, amend any Flow-Through Return or otherwise initiate (or agree to) any other Securityholders’ Representative Tax Matter without the prior written consent of the Securityholders’ Representative.

(e)Contest Provisions. Securityholders’ Representative shall have the right to control the conduct and resolution of any audit or other proceeding in respect of any Taxes or Tax Returns of the Company and any of its Subsidiaries (a “Tax Contest”), related to any Flow- Through Return, provided that Securityholders’ Representative shall in good faith allow Parent to make comments to Securityholders’ Representative regarding the conduct of or positions taken in such Tax Contest and shall not settle any such Tax Contest without the prior written consent of Parent, which consent will not be unreasonably withheld, conditioned or delayed. Parent shall control all other Tax Contests of the Company and any of its Subsidiaries, provided that Parent shall in good faith allow Securityholders’ Representative to make comments to Parent regarding the conduct of or positions taken in such Tax Contest and shall not settle any such Tax Contest without the prior written consent of Securityholders’ Representative, which consent will not be unreasonably withheld, conditioned or delayed. Parent shall not (and shall cause its Affiliates not to) take any Parent Closing Date Transaction (including, for the avoidance of doubt, any action to liquidate Blocker on the Closing Date after the Closing). Parent shall not, and shall not allow the Company or any of its Subsidiaries, to make an election under Code Section 6226 with respect to a Pre-Closing Tax Period or Straddle Period without the prior written consent of the Securityholders’ Representative.

(f)Cooperation.

(i)From and after the Closing, Securityholders’ Representative, on the one hand, and Parent, the Company and each of their Affiliates, on the other hand, shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return and any Tax Contest audit, litigation or other proceeding with respect to Taxes attributable to the Company and any of its Subsidiaries for periods (or portions thereof) through the Closing Date. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, Tax Contest audit, litigation or other proceeding or any tax planning and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(ii)Parent shall (A) retain all books and records with respect to Tax matters pertinent to the Company and any of its Subsidiaries and their respective businesses relating to any

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periods (or portions of any Straddle Period) ending on or before the Closing Date until the expiration of the statute of limitations (including any extensions thereof) applicable to such taxable periods, and abide (and cause the Company and any of its Subsidiaries to abide) by all record retention agreements entered into with any Governmental Authority, and (B) provide Securityholders’ Representative with reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Securityholders’ Representative so requests, Parent will allow Securityholders’ Representative to take possession of such books and records.

(g)Parent shall not take (or cause any of its Affiliates to take (including, following the Closing, the Blocker or the Company) any action on the Closing Date after the Closing outside of the ordinary course of business that would increase any Taxes of the Unitholders or the Blocker (including, for the avoidance of doubt, liquidating the Blocker or distributing any interests in the Company out of the Blocker).

6.9.Financing Covenants. Blocker, the Company and its Subsidiaries agree that from the date hereof until the earlier of the Closing or the valid termination of this Agreement, to the extent that Parent and Merger Sub desires to seek financing in connection with the transactions contemplated hereby, Blocker and the Company shall provide, and shall cause its Subsidiaries to provide, and shall cause their respective employees, agents and representatives to provide, reasonable cooperation to Parent and Merger Sub in connection with obtaining any such financing (“Financing”). Parent shall, promptly upon request by Blocker or the Company, reimburse the Company and its Subsidiaries and Blocker for all out-of-pocket costs incurred by such Person or their respective Representatives in connection with such cooperation and shall indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives for, from and against any and all Losses actually suffered or incurred by them in connection therewith.

Notwithstanding anything to the contrary contained in this Section 6.9, (i) Blocker, the Company and its Subsidiaries shall not be required, under the provisions of this Section 6.9 or otherwise in connection with the Financing (x) to pay any commitment or other similar fee prior to the Closing that is not advanced by the Parent or Merger Sub or (y) to incur any expense unless such expense is reimbursed by the Parent on the earlier of the Closing or termination of this Agreement in accordance with Article VIII, and (ii) (w) neither the Blocker, the Company nor any of their respective Subsidiaries shall be required to incur any Liability in connection with the Financing prior to the Closing, (x) the pre-Closing board of managers of the Company and Blocker and the directors, managers or members of the Subsidiaries of the Company shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Financing is obtained, (y) neither the Blocker, the Company nor any of their respective Subsidiaries shall be required to execute prior to the Closing any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the Financing, and (z) neither the Blocker, the Company nor any of their respective Subsidiaries shall be required to take any corporate actions prior to the Closing to permit the consummation of the Financing. Each of Parent and Merger Sub acknowledges and agrees that it is not a condition to the Closing under this Agreement for Parent and/or Merger Sub to consummate any Financing or to receive any proceeds thereof. Notwithstanding anything to the contrary contained in this Agreement, the Company and Blocker shall be deemed to have complied with their obligations under this Section 6.9 unless the Financing has not been obtained by Parent or Merger Sub primarily as a result of the Company’s or Blocker’s willful and material breach of their respective obligations under this Section 6.9.

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6.10.Blocker Actions. The Blocker Partners will (a) cause Blocker to perform its obligations under this Agreement and to consummate the Blocker Sale on the terms and conditions set forth in this Agreement and (b) ensure that Blocker prior to the Closing shall not conduct any business, incur or guarantee any indebtedness or any other material Liabilities or make any investments, in each case other than those activities incident to its continued existence and the Company Ownership or its obligations under this Agreement or the Blocker Sale (including effecting the Pre-Closing Blocker Reorganization). The Blocker Partners shall not sell, transfer, convey or assign the Blocker Interests to any other Person prior to the Blocker Closing. Notwithstanding anything to the contrary contained herein, during the period from the date of this Agreement until the Closing, Blocker shall be permitted to make cash distributions or dividends and take any actions contemplated by the Pre-Closing Blocker Reorganization.

6.11.Securityholders’ Representative.

(a)Prior to entry into this Agreement, the Company and the Unitholders (other than the Blocker Members) shall appoint Chilly Water, LLC to act as the representative for the benefit of each Unitholder (other than the Blocker Members) as the exclusive agent and attorney- in-fact to act on behalf of each Unitholder (other than the Blocker Members), in connection with the transactions contemplated hereby.

(b)The Securityholders’ Representative shall have the authority to act for and on behalf of the Unitholders (other than the Blocker Members), including, without limitation, (i) to give and receive notices and communications, (ii) to act on behalf of such Persons with respect to the Adjustment Escrow Account, the PPP Escrow Account, the Earn-Out Payments and any other matters arising under this Agreement or the other Transaction documents, (iii) to authorize delivery to Parent and Merger Sub of any funds and property in its possession or in the possession of the Adjustment Escrow Agent or PPP Escrow Agent in satisfaction of claims by Parent and Merger Sub, (iv) to object to such deliveries, (v) to agree to, negotiate, enter into settlements and compromises of, and commence, prosecute, participate in, settle, dismiss or otherwise terminate, as applicable, lawsuits and claims, mediation and arbitration proceedings, and to comply with orders of courts and awards of courts, mediators and arbitrators with respect to such suits, claims or proceedings, (vi) subject to the restrictions in Section 6.11(f), to use the Securityholders’ Representative Expense Amount to satisfy costs, expenses and/or Liabilities of the Securityholders’ Representative or the Unitholders (other than the Blocker Members) in connection with matters related to this Agreement and/or the Transaction documents and satisfy a portion of the Downward Adjustment Amount in accordance with Section 2.13(a)(i), with any balance of the Securityholders’ Representative Expense Amount not used for such purposes to be disbursed and paid to the Unitholders (other than the Blocker Members) in accordance with the Payment Schedule at such time as the Securityholders’ Representative determines in its sole discretion that no additional such costs, expenses and/or Liabilities shall become due and payable, (vii) appoint the Paying Agent and enter into the Paying Agent Agreement and (viii) to take all actions necessary or appropriate in the judgment of the Securityholders’ Representative for the accomplishment of the foregoing. The Securityholders’ Representative shall for all purposes be deemed the sole authorized agent of the Unitholders (other than the Blocker Members) from and after Closing until such time as the agency is terminated. Any successor in the position of Securityholders’ Representative may be filled by Securityholders’ Representative, and any such replacement shall acknowledge and agree to be treated the “Securityholders’ Representative” for purposes of this Agreement and any other Transaction Document. Notices or communications to or from the Securityholders’ Representative shall constitute notice to or from each of the Unitholder (other than the Blocker Members) during the term of the agency. The Securityholders’ Representative undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and

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no other covenants or obligations shall be implied under this Agreement against the Securityholders’ Representative; provided, however, that the foregoing shall not act as a limitation on the powers of the Securityholders’ Representative determined by it to be reasonably necessary to carry out the purposes of its obligations.

(c)The Securityholders’ Representative shall have reasonable access to information about the Company, Blocker, Parent, Merger Sub and the Surviving Entity necessary or appropriate for it to fulfill its obligations under this Agreement and the reasonable assistance of the Surviving Entity’s, Blocker’s and Parent’s officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Securityholders’ Representative shall treat confidentially and not disclose any nonpublic information from or about the Surviving Entity, Blocker or Parent to anyone (except on a need to know basis to agents or representatives of Securityholders’ Representative who first agree to treat such information confidentially) other than in connection with the enforcement of any rights hereunder or any other proceeding brought in connection herewith.

(d)A decision, act, consent or instruction of the Securityholders’ Representative shall constitute a decision, act, consent or instruction of all of the Unitholders (other than the Blocker Members) and shall be final, binding and conclusive upon each such Person. Parent may rely upon any such decision, act, consent or instruction of the Securityholders’ Representative as being the decision, act, consent or instruction of every such Unitholder (other than the Blocker Members) and shall have no Liability to any such Person for any actions taken in reliance upon any such decision, act, consent or instruction of the Securityholders’ Representative.

(e)The Securityholders’ Representative will not be liable for any act taken or omitted to be taken as Securityholders’ Representative while acting in good faith, and any act taken or omitted to be taken pursuant to the reasonable advice of counsel will be conclusive evidence of such good faith. The Securityholders’ Representative shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to it by the Surviving Entity, Parent, Merger Sub and any third party or any other evidence deemed by the Securityholders’ Representative to be reliable, and the Securityholders’ Representative shall be entitled to act on the advice of counsel selected by it. The Securityholders’ Representative shall be fully justified in failing or refusing to take any action under this Agreement or any related document or agreement if it shall have received such advice or concurrence as it deems appropriate with respect to such inaction, or if it shall not have been expressly indemnified to its satisfaction against any and all Liability and expense that the Securityholders’ Representative may incur by reason of taking or continuing to take any such action.

(f)Notwithstanding anything contained herein to the contrary, the Securityholders’ Representative covenants and agrees that, prior to the payment of any amounts required to be paid pursuant to Section 2.13(a)(i) from the Securityholders’ Representative Expense Amount, the Securityholders’ Representative shall not use any portion of the Securityholders’ Representative Expense Amount to pay costs, fees or expenses or otherwise distribute any portion of the Securityholders’ Representative Expense Amount to any Person (other than the Unitholders (other than the Blocker Members)) other than those costs, fees and expenses reasonably incurred in connection with the Securityholders’ Representative discharging its duties hereunder.

(g)Notwithstanding anything contained herein to the contrary, the Securityholders’ Representative shall not have the authority to act for and on behalf of the Blocker Members, and all decisions, acts, consents or instructions required by any of the Blocker Members or Blocker Partners herein shall be made by the Blocker Seller.

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6.12.Post-Closing Registration.

(a)Registration. Parent covenants with respect to the Registrable Shares (as hereinafter defined) for the benefit of the Unitholders (other than the Blocker Members):

(i)Parent will use commercially reasonable efforts, to within ninety (90) days following the Closing, prepare and file with the SEC a shelf registration statement on Form F-3 or Form F-10 (or, if Form F-3 or Form F-10 is not then available to Parent, on such form of registration statement as is then available to effect a registration of the Registrable Shares for resale) (the “Registration Statement”), that would permit the resale of all of the Parent Common Shares constituting the Stock Consideration (as may be adjusted by Section 6.12(f), the “Registrable Shares”) under the Securities Act; it being understood that if such Registration Statement is a shelf registration statement, the prospectus contained therein need not name the Unitholders nor otherwise identify the Registrable Shares if such prospectus is supplemented with such information by the filing of a prospectus supplement thereto (a “Prospectus Supplement”) following the effectiveness of such Registration Statement, and if the Parent fails to file the Registration Statement within such ninety (90) day period, Parent shall continue to use commercially reasonable efforts to do so until such Registration Statement has been filed. Parent shall, subject to the Unitholders’ provision of the required information for such filing(s), use commercially reasonable efforts to, within ninety (90) days following the Closing, file a Prospectus Supplement to the Registration Statement, with the SEC to permit the sale of the Registrable Shares pursuant to the Registration Statement; provided, that if the Parent fails to file a Prospectus Supplement to the Registration Statement within such ninety (90) day period, Parent shall continue to use commercially reasonable efforts to do so until such Prospectus Statement has been filed.

(ii)Parent shall use commercially reasonable efforts to cause the Registration Statement to be declared and remain effective and available for resale of the Registrable Shares and to file with the SEC such amendments and supplements as may be necessary to keep the prospectus included in the Registration Statement (including the Prospectus Supplement) (the “Prospectus”) current and in compliance in all material respects, including filing any post-effective amendments or prospectus supplements thereto, with the Securities Act and the rules and regulations of the SEC promulgated thereunder until the sooner to occur of the following events (i) the expiration of the thirty six month period following the date the Registration Statement is declared effective, or (ii) the sale of all the Registrable Shares by the Unitholders; provided, the Unitholders (or their designees), upon receipt from Parent of notice that an event has occurred which requires a post-effective amendment to the Registration Statement, a supplement to the Prospectus or a supplemental filing with the SEC to be incorporated by reference therein, shall promptly discontinue the sales of the Registrable Shares until the Unitholders (or their designees) receive copies of a supplemental or amended prospectus from Parent or notice from Parent that the existing prospectus has become available for such sale, which Parent shall provide as soon as practicable after such notice of discontinuance.

(b)Expenses. Parent shall pay all expenses associated with effecting the registration of the Registrable Shares pursuant to this Section 6.12, including filing and printing fees, Parent’s counsel and accounting fees and expenses, and listing fees, but excluding discounts, commissions, fees of underwriters, selling brokers, dealer managers or similar securities industry professionals with respect to the Registrable Shares being sold and excluding the fees and disbursements of counsel to any Unitholders (other than the Blocker Members).

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(c)Covenants Regarding Registrable Shares.

(i)Securityholders’ Representative covenants and agrees (on behalf of the Unitholders) with Parent that it will, and will cause the Unitholders (other than the Blocker Members) to, cooperate with Parent in connection with the preparation of the Prospectus Supplement prior to and after the Closing Date for so long as Parent is obligated to keep the Registration Statement effective, and will provide to Parent, in writing, for use in the Prospectus Supplement, all information reasonably requested by Parent regarding Unitholder (or its designee) and its plan of distribution and such other information as may be reasonably necessary to enable Parent to prepare the Prospectus Supplement and to maintain the currency and effectiveness thereof. If the Unitholders (other than the Blocker Members) breaches their respective covenants under this Section 6.12(c), Parent may exclude the Registrable Shares held by such Unitholder (or its designee) from the Registration Statement until such time as the breach is cured.

(ii)Parent covenants and agrees that it shall continue, for so long as Parent is obligated to keep the Registration Statement effective, to file or furnish with the SEC in a timely manner all Exchange Act filings that Parent is required to file or furnish under the Exchange Act.

(d)Indemnification. In connection with any registration of the Registrable Shares pursuant to the provisions of this Section 6.12, Parent shall indemnify and hold harmless the Unitholders (other than the Blocker Members) to the extent that companies generally indemnify and hold harmless selling shareholders in connection with public offerings under the Securities Act, and the Unitholders (other than the Blocker Members) shall indemnify and hold harmless Parent to the extent that selling shareholders generally indemnify and hold harmless public companies in connection with public offerings under the Securities Act.

(e)Information by Shareholder. Each Unitholder (or its designee) (other than the Blocker Members) shall promptly furnish to Parent such information regarding Unitholder (or its designee) (other than the Blocker Members) and the plan of distribution for the Registrable Shares proposed by the Unitholder (or its designee) (other than the Blocker Members) as Parent may request in writing and as shall be required in connection with any registration, qualification or compliance referred to herein.

(f)Downside Protection.

(i)Until the date on which the Registerable Shares are registered for resale pursuant to this Section 6.12 (the “Trigger Date”), in the event that the Registerable Value is less than the Closing Stock Value, then Parent shall issue to the Unitholders (other than the Blocker Members or with respect to the Redeemed Units), and for the Parent Common Shares allocable to SWB Management, LLC, directly to the SWB Members, in accordance with the Payment Schedule, and include in the Registrable Shares, an additional number of Parent Common Shares, equal to the quotient of (X) the difference of (1) the Closing Stock Value, minus (2) Registerable Value, divided by (Y) the Pre-Registration Price; provided, that in no event shall the aggregate value of the Stock Consideration after giving effect to the additional number of Parent Common Shares issuable under this Section 6.12(f)(i) be greater than the Closing Stock Value (based on the Pre-Registration Price), and in the event that in calculating the Pre-Registration Price in accordance with Section 6.12(f)(ii) issuing the additional Parent Common Shared hereunder would result in the Stock Consideration being greater than the Closing Stock Value, then the

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Parent shall only be obligated to issue the number of Parent Common Shares pursuant to this Section 6.12(f)(i) that will result in the Unitholders (other than the Blocker Members or with respect to the Redeemed Units) holding Stock Consideration in an amount equal to the Closing Stock Value (based on the Pre-Registration Price).

(ii)For purposes of this Agreement, (A) “Registerable Value” means the aggregate value of the number of Parent Common Shares included in the Stock Consideration (prior to giving effect to any adjustment to the number of Parent Common Shares in accordance with this Section 6.12(f)), measured as the product of (i) number of Parent Common Shares in the Stock Consideration (prior to giving effect to any adjustment to the number of Parent Common Shares in accordance with this Section 6.12(f)), multiplied by (ii) the Pre-Registration Price, and (B) “Pre-Registration Price” means the lesser of (i) the volume-weighted average trading price of Parent Common Shares on the NASDAQ for the thirty (30) day period immediately ending on the close of trading the day prior to the Trigger Date, and (ii) the closing price of Parent Common Shares on the NASDAQ on the day prior to the Trigger Date.

6.13.Regulatory.

(a)From and after the date hereof, the Company shall (i) in good faith use commercially reasonable efforts to the extent reasonably requested by the Parent to keep the Permits valid and effective and to obtain any updates, transfers, renewals and/or acquisitions of Permits, waivers, approvals, clearances, authorizations, filings or consents from or with any Alcohol Beverage Authorities that may be necessary, proper or advisable, as determined in Parent’s reasonable discretion, in connection with the Transactions contemplated by this Agreement and (ii) provide such other information and communications to Alcohol Beverage Authorities as any Alcohol Beverage Authorities may reasonably request.

(b)Without limiting the generality of Section 6.14(b), the Company shall promptly, following the date hereof, reasonably cooperate in making such filings as are required to obtain any necessary, proper or advisable, as determined in Parent’s reasonable discretion, Permit, waiver, approval, clearance, authorization, filing or consent issued, granted, given or otherwise made available by or under any Alcohol Beverage Authorities to consummate the Transactions contemplated by this Agreement and to operate the Business after Closing including, without limitation, all federal permits and/or brewer’s notices required by the TTB, together with any state licenses and local permits relating to the manufacturing, distribution, sale and marketing of Company Products.

(c)Contemporaneous with Closing, the Company shall provide written notice to all Distributors identified on Schedule 3.20(c) of the Disclosure Letter regarding the occurrence of the Transactions contemplated by this Agreement.

(d)The Company shall promptly make available to Parent true and correct copies of each of depletion report and sales report that the Company or its Subsidiaries receives from each Material Distributor between the date hereof and the Closing Date.

6.14.Release.

(a)Effective upon the Closing, each Blocker Partner hereby irrevocably and unconditionally releases and forever discharges Blocker, the Company, and each of their respective past, present, and future Subsidiaries, successors and assigns and any of their respective officers, directors,

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managers, equityholders, employees, agents, counsel, consultants, advisors or other representative authorized to represent or act on behalf of such Person (the “Released Parties”), from any and all claims, charges, complaints, causes of action, damages, Contracts, and Losses of any kind or nature whatsoever (“Released Claims”), whether known or unknown, absolute or contingent, matured or unmatured and whether at law or in equity, arising from conduct occurring at or prior to the Closing relating to or arising out of such Blocker Partner’s ownership of Blocker Interests, and Blocker’s ownership of the Units. Notwithstanding the foregoing, nothing contained in this Section 6.14(a) shall operate to release any obligations of the Released Parties with respect to, or obligate the Blocker Partners to refrain from making, claims or commencing any proceedings arising under, or in connection with, this Agreement.

(b)Effective upon the Closing, each of Blocker and the Company hereby irrevocably and unconditionally releases and forever discharges each Blocker Partner and each of its past, present, and future Affiliates, successors and assigns and any of their respective officers, directors, managers, equityholders, employees, agents, counsel, consultants, advisors or other representative authorized to represent or act on behalf of such Person (the “Blocker Seller Released Parties”), from any and all Released Claims, whether known or unknown, absolute or contingent, matured or unmatured and whether at law or in equity, arising from conduct occurring at or prior to the Closing relating to or arising out of the Transactions. Notwithstanding the foregoing, nothing contained in this Section 6.14(b) shall operate to release any obligations of the Blocker Seller Released Parties with respect to, or obligate Blocker or the Company to refrain from making, claims or commencing any proceedings arising under, or in connection with, this Agreement.

6.15.PPP Loan. After the Closing, Parent shall, cause the Surviving Entity to, (a) use its reasonable best efforts to comply with Sections 1102 and 1106 of the CARES Act to obtain forgiveness of the PPP Loan to the extent provided thereunder, (b) unless filed by the Company prior to the Closing, to file an application for forgiveness of the PPP Loan and take all other actions reasonably necessary to obtain forgiveness thereof; (c) permit the Securityholders’ Representative to participate in Parent’s and the Company’s efforts to cause the PPP Loan to be forgiven (and, in the furtherance of this clause (c), permit the Securityholders’ Representative to contact, or engage in discussions with, the lender with respect to such loan, the Small Business Administration or other third parties for the purpose of facilitating or encouraging such forgiveness); (d) respond to Securityholders’ Representative’s questions and other inquiries with respect to the status of such efforts (including by providing to Securityholders’ Representative all documentation reasonably related to such efforts); and (e) otherwise update Securityholders’ Representative as to the status of such efforts.

6.16.R&W Policy. Parent shall not amend, modify, terminate or waive any provision set forth in the R&W Policy in a manner adverse to the Unitholders or the Blocker Partners, including any amendment, modification, termination or waiver resulting in the elimination of a full waiver of subrogation (other than for Fraud), without the prior written consent of the Securityholders’ Representative and Blocker Seller. Parent and Merger Sub agree that the provisions in this Agreement related to the R&W Policy and the limits imposed on Parent’s, Merger Sub’s and the Surviving Entity’s rights and remedies with respect to the Transactions and this Agreement were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts payable hereunder.

6.17.Tax Exemption Certificates. The Company shall use commercially reasonable efforts to obtain all sales tax exemption certificates from all states from which the Company or its Subsidiaries generated revenue during the fiscal years ended December 31, 2017 through December 31, 2019. Each

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of Parent and Merger Sub acknowledges and agrees that it is not a condition to the Closing under this Agreement for the Company to obtain all such sales tax exemption certificates.

6.18.Blocker Seller Access to Information. The Blocker Seller shall have reasonable access to information about the Company, Blocker, Parent, Merger Sub and the Surviving Entity necessary or appropriate for it to fulfill its obligations and exercise its rights under this Agreement and the reasonable assistance of the Surviving Entity’s, Blocker’s and Parent’s officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Blocker Seller shall treat confidentially and not disclose any nonpublic information from or about the Surviving Entity, Blocker or Parent to anyone (except on a need to know basis to agents or representatives of the Blocker Seller who first agree to treat such information confidentially) other than in connection with the enforcement of any rights hereunder or any other proceeding brought in connection herewith.

6.19.PPP Escrow Agreement. The Parent and Securityholders’ Representative shall negotiate in good faith to enter into the PPP Escrow Agreement, which shall provide that upon the CARES Determination Date, the Parent and Securityholders’ Representative shall deliver joint written instructions to the PPP Escrow Agent instructing the PPP Escrow Agent to release the PPP Escrow Amount in accordance with Section 2.13(b) herein.

ARTICLE VII
CONDITIONS TO THE TRANSACTIONS

7.1.Conditions to Obligations of Each Party to Effect the Transactions. The obligations of each party to consummate the Transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)The applicable waiting period and any extensions thereof under the HSR Act shall have expired or been terminated.

(b)No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and has the effect of making the transactions,contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof, and no Action instituted by a Governmental Authority and seeking such an Order shall be pending.

(c)The requisite Unitholders shall have executed a written consent in lieu of a meeting approving and adopting the Transactions.

(d)The TSX shall have approved Parent’s issuance of the Stock Consideration.

7.2.Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Transactions contemplated by this Agreement are also subject to the satisfaction or waiver by Parent of each of the following additional conditions:

(a)Company Representations and Warranties. (i) Each of the representations and warranties of the Company contained in this Agreement (except for the representations and warranties of the Company set forth in Sections 3.1, 3.2, 3.3, 3.4(a)(i) and 3.29)) shall be true and correct in all respects (without regard to materiality or Material Adverse Effect qualifiers contained within such representations and warranties) as of the Closing Date, as though made on and as of such date (except to the extent

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expressly made as of a specific date, in which case as of such specific date), except for any failure of such representations and warranties to be true and correct that, individually or in the aggregate, does not cause a Material Adverse Effect; (ii) the representations and warranties of the Company set forth in Sections 3.1, 3.2(c) and (d), 3.3, 3.4(a)(i), and 3.29 shall be true and correct in all material respects as of the Closing Date, as though made on and as of such date (except to the extent expressly made as of a specific date, in which case as of such specific date); and (iii) the representation and warranties of the Company set forth in Section 3.2(a) and (b) shall be true and correct in all but de minimis respects as of the Closing Date.

(b)Blocker Representations and Warranties. (i) Each of the representations and warranties of the Blocker contained in this Agreement (except for the representations and warranties of the Blocker set forth in Sections 4.1, 4.2, 4.3, 4.4, and 4.9) shall be true and correct in all respects (without regard to materiality or Material Adverse Effect qualifiers contained within such representations and warranties) as of the Closing Date, as though made on and as of such date (except to the extent expressly made as of a specific date, in which case as of such specific date), except for any failure of such representations and warranties to be true and correct that, individually or in the aggregate, does not cause a Material Adverse Effect; (ii) the representations and warranties of the Blocker, as applicable, set forth in Sections 4.1, 4.2, 4.3, 4.4, and 4.9 shall be true and correct in all material respects as of the Closing Date, as though made on and as of such date (except to the extent expressly made as of a specific date, in which case as of such specific date); and (iii) the representations and warranties of the Company set forth in Section 4.3 shall be true and correct in all but de minimis respects as of the Closing Date.

(c)Agreements and Covenants. The Company and Blocker shall each have performed or complied in all material respects with all agreements and covenants required of it by this Agreement to be performed or complied with by them on or prior to the Closing.

(d)All Necessary Documents. Parent shall have received those documents to be delivered pursuant to Section 1.4 and Section 2.6(b).

(e)No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any Material Adverse Effect.

7.3.Additional Conditions to Obligations of the Company and Blocker Seller. The obligations of the Company and the Blocker Partners to effect the Transactions contemplated by this Agreement are also subject to the satisfaction or waiver by the Company of each of the following additional conditions:

(a)Representations and Warranties. (i) Each of the representations and warranties of Parent and Merger Sub contained in this Agreement (except for the representations and warranties of Parent and Merger Sub set forth in Sections 5.1, 5.2, 5.5, 5.6, 5.7, 5.12, 5.13 and 5.14) shall be true and correct in all respects (without regard to materiality qualifiers contained within such representations and warranties) as of the Closing Date, as though made on and as of such date (except to the extent expressly made as of a specific date, in which case as of such specific date), except for any failure of such representations and warranties to be true and correct that, individually or in the aggregate, does not cause a Parent Material Adverse Effect; and (ii) the representations and warranties of Parent and Merger Sub set forth in Sections 5.1, 5.2, 5.5, 5.6, 5.7, 5.12, 5.13 and 5.14 shall be true and correct in all material respects as of the Closing Date, as though made on and as of such date (except to the extent expressly made as of a specific date, in which case as of such specific date).

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(b)Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Parent and Merger Sub on or prior to the Closing.

(c)All Necessary Documents. The Securityholders’ Representative shall have received those documents to be delivered pursuant to Section 2.6(b).

ARTICLE VIII
TERMINATION

8.1.Termination. This Agreement may be terminated at any time prior to the Closing only as follows:

(a)at any time, Parent, Merger Sub and the Company may terminate this Agreement by mutual written consent;

(b)at any time after January 31, 2021 (the “Outside Date”), by the Company, on the one hand, or Parent and Merger Sub, on the other hand, by written notice to the other, if the Closing shall not have occurred on or before the Outside Date; provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to the Company, if the Company, or to Parent and Merger Sub, if Parent or Merger Sub, as applicable, has breached its obligations under this Agreement in any manner that shall have principally caused the failure of the Closing to have occurred on or before such date; provided, however, that the parties agree that the no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b) during the pendency of any Actions pursuant to Section 10.14;

(c)By the Company, on the one hand, or Parent and Merger Sub, on the other hand, by written notice to the other, if any Governmental Authority of competent jurisdiction shall have issued any Order permanently enjoining, restraining or prohibiting the Transactions, and such Order shall have become final and non-appealable, if applicable; provided, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to the Company, if the Company’s, or to Parent and Merger Sub, if Parent’s or Merger Sub’s, as applicable, breach of its obligations under this Agreement has been the principal cause of, or principally resulted in, such Order, restraint or prohibition;

(d)By Parent and Merger Sub, by written notice to the Company, if the Company or Blocker Seller has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, in any case, such that a condition contained in Section 7.1 or Section 7.2 would be incapable of being satisfied and such breach is not cured by the earlier of (i) the date that is twenty (20) days after written notice to the Company by Parent and Merger Sub and (ii) the Outside Date; provided, however, that no cure period will be required for any such breach that by its nature cannot be cured; provided, further, however, that Parent and Merger Sub shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if Parent or Merger Sub has breached or failed to perform any of their respective representations, warranties, covenants or agreements contained in this Agreement, in any case, such that a condition contained in Section 7.1 or Section 7.3 would be incapable of being satisfied by the Outside Date; or

(e)By the Company, by written notice to Parent and Merger Sub, if Parent or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, in any case, such that a condition contained in Section 7.1or Section 7.3 would be incapable of being satisfied and such breach is not cured by the earlier of (i) the date that is

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twenty (20) days after written notice to the Parent and Merger Sub by the Company and (ii) the Outside Date; provided, however, that no cure period will be required for any such breach that by its nature cannot be cured; provided, further, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) if the Company has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, in any case, such that a condition contained in Section 7.1 or Section 7.2 would be incapable of being satisfied by the Outside Date.

8.2.Effect of Termination. In the event of termination of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand, as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no Liability or obligation on the part the Parent or Merger Sub, or the Blocker, Blocker Seller or the Company and its Subsidiaries or any of their respective Representatives, in either case, relating to, based on or arising under or out of this Agreement, the transactions contemplated hereby or the subject matter hereof (including the negotiation and performance of this Agreement), in each case whether based on contract, tort, equity or strict liability, by the enforcement of any assessment, by any legal or,equitable proceeding, by virtue of any Laws or otherwise and whether by or through attempted piercing of the corporate veil, by or through any claim by or on behalf of a party hereto or another Person or otherwise, except (i) with respect to this Section 8.2, Article X (other than Section 10.14), and Annex I (and such provisions shall remain in full force and effect following such termination), (ii) the Confidentiality Agreement shall continue in full force and effect in accordance with its terms, and (iii) any Liability of any party hereto for (x) Fraud or (y) any willful breach of this Agreement (which, for the avoidance of doubt, shall be deemed to include any failure by the Parent and Merger Sub to consummate the transactions contemplated by this Agreement if they are obligated to do so hereunder) prior to such termination.

ARTICLE IX

NO SURVIVAL; NO RECOURSE

9.1.No Survival. The parties hereto, intending to modify any applicable statute of limitations, agree that (i) the representations and warranties of the Company, Blocker, Parent, Merger Sub and Blocker Seller contained in this Agreement (including the Schedules and Exhibits attached hereto and the certificates delivered pursuant hereto) shall not survive the Closing for any purpose, and thereafter there shall be no Liability on the part of, shall any claim be made by, any party or its Affiliates with respect thereto, (ii) after the Closing, there shall be no Liability on the part of, nor shall any claim be made by, any Person (including any party or any of their respective Affiliates) in respect of any covenant or agreement to be performed prior to the Closing, and (iii) all covenants and agreements contained in this Agreement that contemplate performance thereof following the Closing or otherwise expressly by their terms survive the Closing will survive the Closing in accordance with their terms. The Parent and Merger Sub further acknowledge and agree that Parent’s and its Affiliates’ (including, after the Effective Time, the Surviving Entity’s and its Subsidiaries’) sole and exclusive remedy (other than in the case of Fraud) for breaches of any representations and warranties and losses relating thereto shall be the R&W Policy.

9.2.No Recourse. Each of Parent and Merger Sub hereby acknowledges and agrees that, following the Closing, none of the Unitholders or the Blocker Partners nor any of their respective Affiliates shall have any Liability or obligation arising under this Agreement or as a result of the consummation of the transactions contemplated hereby under any Law, in equity, contract, tort or otherwise, other than with respect to any covenant or agreement contained in this Agreement or any

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certificate or other document delivered pursuant to this Agreement that contemplates performance following the Closing or otherwise expressly by their terms survive the Closing.

ARTICLE X
GENERAL PROVISIONS

10.1.Cost and Expenses. Except as otherwise expressly provided for herein, each party will pay its own costs and expenses (including attorneys’ fees, accountants’ fees and other professional fees and expenses) in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Blocker Sale, the Merger and the other Transactions contemplated by this Agreement and, for the avoidance of doubt, the Company shall be liable for all Transaction Expenses.

10.2.Amendment, Modification and Waiver. This Agreement may be amended, modified or supplemented at any time only by written agreement signed by the parties hereto (other than Merger Sub), and any failure of the Company or Blocker (in each case prior to the Closing) or the Blocker Partners to comply with any term or provision of this Agreement may be waived by Parent and Merger Sub, and any failure of Parent or Merger Sub or the Company or Blocker (post-Closing) to comply with any term or provisions of this Agreement may be waived by the Securityholders’ Representative and the Blocker Seller, at any time by an instrument in writing signed by or on behalf of such other party, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

10.3.Savings Clause. If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof. Upon such declaration that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement, as needed, so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

10.4.Entire Agreement. This Agreement (together with the Annexes, Exhibits, Disclosure Letter and the other documents delivered pursuant hereto or referenced herein) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

10.5.Assignment; Successors and Assigns. The respective rights and obligations of the parties hereto shall not be assignable without the prior written consent of (a) Parent, in the event of an assignment by the Company (prior to the Closing), the Blocker (prior to the Closing), or the Blocker Partners, or (b) the Securityholders’ Representative, in the event of an assignment by Parent, Merger Sub, the Company (following the Closing) or the Blocker (following the Closing); provided, however, that Parent may assign all or part of its respective rights under this Agreement without such written consent to Four Twenty Corporation, a Delaware corporation, a Subsidiary or to its lenders as security for any reason including for obligations arising in connection with the financing of the Transactions contemplated hereby; provided, that no such assignment will relieve Parent of any of its obligations hereunder. Any assignment or transfer in violation of the preceding sentence shall be void. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

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10.6.Parties in Interest. Except for (i) current and former managers, officers, directors and controlling Persons of the Company and its Subsidiaries pursuant to Section 6.5, (ii) the Unitholders pursuant to Section 6.12, and (iii) those Persons referenced Section 10.15, each of which is an intended third party beneficiary hereof, the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person, other than the parties hereto, any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third-party beneficiaries under Section 6.5 and Section 6.12 shall not arise unless and until the Closing occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties may be subject to waiver by the parties hereto in accordance with Section 10.2 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the Knowledge of any of the parties hereto. Consequently, Persons, other than the parties hereto, may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

10.7.Mutual Drafting; Interpretation; Headings; Disclosure Letter.

(a)Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: (i) the singular number shall include the plural, and vice versa; (ii) the masculine gender shall include the feminine and neuter genders; (iii) the feminine gender shall include the masculine and neuter genders; and (iv) the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and words of similar meaning, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections,” “Annexes” and “Exhibits,” are intended to refer to Sections of this Agreement and the Annexes and Exhibits to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. The term “or” shall not be deemed to be exclusive. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. References herein to “as of the date hereof,” “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b)The information in the Disclosure Letter constitutes (i) exceptions or qualifications to representations, warranties, covenants and obligations of the Company, Blocker and the Blocker Partners as set forth in this Agreement or (ii) descriptions or lists of assets and Liabilities and other items referred to in this Agreement. The Disclosure Letter shall not be construed as indicating that any disclosed information is required to be disclosed, and no disclosure shall be construed as an admission that such information is material to, or required to be disclosed by, the Company, Blocker and the Blocker Partners. The Company, Blocker and the Blocker Partners may, at their respective options, include in the Disclosure Letter items that are not material, and such inclusion, or any references to dollar

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amounts, shall not be deemed to constitute an admission of any liability by the Company, Blocker and the Blocker Partners or any other Person to any third party or otherwise imply that such items are material, to establish any standard of materiality or to define further the meaning of such terms (including Material Adverse Effect) for purposes of this Agreement. Any disclosure contained in any section of the Disclosure Letter shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other Section of this Agreement. The Disclosure Letter constitute a part of this Agreement and are incorporated into this Agreement for all purposes as if fully set forth herein. Capitalized terms used in the Disclosure Letter that are not defined therein shall have the meanings given them in this Agreement.

10.8.Governing Law. The validity, interpretation and effect of this Agreement shall be governed exclusively by the Laws of the State of Delaware, excluding the “conflict of laws” rules thereof.

10.9.Venue. Each of the parties irrevocably agrees that any legal Action arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement (including claims asserted for breach of contract, tort, or otherwise and regardless of whether such claims arise in law or in equity) must be brought by any other party or its successors or assigns in the Court of Chancery of the State of Delaware or, only if such court does not have jurisdiction, any other state or federal court located in the State of Delaware, and in each case any appellate courts therefrom, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally. Each of the parties agrees not to commence any Action, suit, or proceeding arising out of or related to this Agreement or any of the transactions contemplated by this Agreement except in the courts described above in Delaware, except for Actions in any court of competent jurisdiction to enforce any judgment, decree, or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided in Section 10.11 shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient provided, however, that nothing in this Section 10.9 shall affect the right of any party to serve legal process in any other manner permitted by Law. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim, or otherwise, in any Action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereto agrees that a final, non-appealable judgment in any Action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

10.10.Waiver of Jury Trial and Certain Damages. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY  HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO

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REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER, (III) IT MAKES THE FOREGOING WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

10.11.Notices.

(a)All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered (i) by hand (including by reputable overnight courier), (ii) by mail (certified or registered mail, return receipt requested), (iii) by facsimile transmission (followed by delivery of an original via overnight courier service) or (iv) by E-mail (followed by delivery of an original via overnight courier service) to the respective parties at the following addresses:

If to the Company:

SweetWater Brewing Company, LLC

195 Ottley Drive

Atlanta, GA 30324

Attention: Fredrick M. Bensch, Chief Executive Officer

E-mail: freddy@sweetwaterbrew.com

with a copy to (for information purposes only): Winston & Strawn LLP

200 Park Avenue

New York, NY 10166-4193

Facsimile: (212) 294-4700

Attention: Jennifer Kurtis, Esq.; Ryan Walden, Esq.

E-mail: jkurtis@winston.com; rwalden@winston.com

If to Blocker and the Blocker Partners:

c/o TSG Consumer Partners

600 Montgomery St.

San Francisco, CA 94111

Attention: Jamie O’Hara and Frances Jack

Email: johara@tsgconsumer.com; bjack@tsgconsumer.com

with a copy to (for information purposes only):

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02119

Attention: Paul Van Houten

Email:

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Paul.VanHouten@ropesgray.com

If to Securityholders’ Representative:

c/o SweetWater Brewing Company, LLC

195 Ottley Drive

Atlanta, GA 30324

Attention: Fredrick M. Bensch, Chief Executive Officer

E-mail: freddy@sweetwaterbrew.com

with a copy to (for information purposes only):

Winston & Strawn LLP

200 Park Avenue

New York, NY 10166-4193

Facsimile: (212) 294-4700

Attention: Jennifer Kurtis, Esq.; Ryan Walden, Esq.

E-mail: jkurtis@winston.com; rwalden@winston.com

and

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02119

Attention: Paul Van Houten

Email: Paul.VanHouten@ropesgray.com

If to Parent or Merger Sub:

c/o Aphria, Inc.

PO Box 20009

269 Erie Street South

Leamington, Ontario, N8H 3C4, Canada Attention: Christelle Gedeon, Chief Legal Officer Email: christelle.gedeon@aphria.com with copies to (for information purposes only):

DLA Piper LLP (US)

1251 Avenue of the Americas, 27th Floor New York, NY 10020

Attention: Christopher Giordano
Jon Venick

Email: Christopher.Giordano@us.dlapiper.com
Jon.Venick@us.dlapiper.com

(b)Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

(c)All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 10.11 if delivered personally or courier, shall be effective upon delivery; if sent by facsimile, shall be delivered upon receipt of proof of transmission.

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10.12.Public Announcements. The initial press release or public announcement issued by the parties concerning this Agreement and the transactions contemplated hereby shall be in a form agreed to by Parent, Securityholders’ Representative and the Blocker Seller and thereafter the parties shall consult with each other (and obtain the other party’s prior consent) before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, in each case except (a) based on the reasonable advice of counsel, such press release or public statement is required by applicable Law, stock exchange rule or regulation, or (b) any press release or other public statement that is consistent with previous press releases, public disclosures or public statements made by a party hereto in accordance with this Agreement, in each case under this clause (b) to the extent such disclosure is still accurate, and in each case under clause (a) and (b), provided the other party with an opportunity to review and comment on such press release or public statement prior to its issuance, distribution or publication. Notwithstanding the provisions of this Section 10.12, on and after the Closing Date, the Blocker Partners and their Affiliates will be permitted (i) to disclose to their respective and prospective members, limited partners and partners (who may disclose to their direct and indirect investors) the fact that the Closing has occurred, the consideration paid hereunder, other items directly relating to such consideration and other types of information that are customary for private equity funds to provide to their respective and prospective members, limited partners and partners and (ii) to disclose in connection with normal fund raising and related marketing or informational or reporting activities, including on their websites and in their marketing materials, any such information permitted to be disclosed pursuant to clause (i) above and any information previously provided as part of a press release or public announcement issued or made with the prior written consent of the Parent, the Securityholders’ Representative, and the Blocker Seller which disclosure may be accompanied by the logo of the Company.

10.13.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument. A copy transmitted via facsimile or e-mail as a portable document format (.pdf) of this Agreement, bearing the signature of any party shall be deemed to be of the same legal force and effect as an original of this Agreement bearing such signature(s) as originally written of such one or more parties.

10.14.Enforcement of Agreement. The parties agree that irreparable damage may occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with the specific terms thereof or otherwise breach such provisions, and that money damages may not be an adequate remedy, even if available. The parties hereto accordingly agree that, prior to the valid termination of this Agreement pursuant to Article VIII, the Company, the Blocker Partners and the Parent shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including the parties’ obligations to consummate the transactions contemplated hereby and the Parent’s obligation to pay, and the right of the Blocker Seller and Unitholders to receive, the consideration payable hereunder) in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

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10.15.Limitation on Recourse. Notwithstanding anything to the contrary in this Agreement or otherwise, no claim arising in whole or in part out of or related to this Agreement, the negotiation, interpretation, construction, validity or enforcement of this Agreement or the Transactions (whether sounding in contract, tort, statute or otherwise) shall be brought or maintained by or on behalf of any party hereto or any of its Affiliates or their respective successors or permitted assigns against any Person not a party to this Agreement. Without limitation of the foregoing, except for claims against a party to this Agreement, no claim described in the immediately preceding sentence shall be brought or maintained against any past, present or future officer, director, employee, agent, direct or indirect general or limited partner, manager, management company, direct or indirect member, stockholder, equityholder, or controlling Person, Representative or Affiliate, or any heir, executor, administrator, successor or assign of any of the foregoing, of Parent, Merger Sub, the Company or any of its Subsidiaries, Blocker, Blocker Partners or the Securityholders’ Representative, as applicable, and no recourse shall be had against any of them in respect of any such claim, including in connection with any alleged misrepresentation or inaccuracy in or breach of or omission in any of the representations, warranties, covenants or agreements of any such party set forth or contained in this Agreement or any exhibit or schedule hereto or any certificate delivered hereunder.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

APHRIA INC.

By:	/s/ Carl A. Merton
Name:	Carl A. Merton
Title:	Chief Financial Officer

PROJECT GOLF MERGER SUB, LLC

By:	FOUR TWENTY CORPORATION,
its Sole Member

By:	/s/ Carl A. Merton
Name:	Carl A. Merton
Title:	Authorized Representative

[Signature Page to Agreement of Merger and Acquisition]

SW BREWING COMPANY, LLC

By:	/s/ Fredrick Bensch
Name:	Fredrick Bensch
Title:	Chief Executive Officer

SWBC CRAFT HOLDINGS LP

By:	SWBC CRAFT MANAGEMENT, LLC,
its General Partner

By:
Name:	F. Blythe Jack
Title:	Manager

SWBC BLOCKER SELLER, LP

By:	SWBC CRAFT MANAGEMENT, LLC,
its General Partner

By:
Name:	F. Blythe Jack
Title:	Manager

SWBC CRAFT MANAGEMENT, LLC

By:
Name:	F. Blythe Jack
Title:	Manager

CHILLY WATER, LLC

By:	/s/ Fedrick Bensch
Name:	Fedrick Bensch
Title:	Member

[Signature Page to Agreement of Merger and Acquisition]

SW BREWING COMPANY, LLC

By:
Name:	Fredrick Bensch
Title:	Chief Executive Officer

SWBC CRAFT HOLDINGS LP

By:	SWBC CRAFT MANAGEMENT, LLC,
its General Partner

By:	/s/ F. Blythe Jack
Name:	F. Blythe Jack
Title:	Manager

SWBC BLOCKER SELLER, LP

By:	SWBC CRAFT MANAGEMENT, LLC,
its General Partner

By:	/s/ F. Blythe Jack
Name:	F. Blythe Jack
Title:	Manager

SWBC CRAFT MANAGEMENT, LLC

By:	/s/ F. Blythe Jack
Name:	F. Blythe Jack
Title:	Manager

CHILLY WATER, LLC

By:
Name:	Fedrick Bensch
Title:	Member

[Signature Page to Agreement of Merger and Acquisition]

ANNEX I
DEFINITIONS

For purposes of this Agreement:

“2022 15-Day Period” has the meaning set forth in Section 2.16(c).

“2022 Adjusted EBITDA” has the meaning set forth in Section 2.16.

“2022 Adjusted EBITDA Calculation” has the meaning set forth in Section 2.16(a).

“2022 Earn-Out Payment” has the meaning set forth in Section 2.15(b).

“2022 EBITDA Acknowledgement” has the meaning set forth in Section 2.16(c).

“2022 EBITDA Adjustment Report” has the meaning set forth in Section 2.16(c).

“2023 15-Day Period” has the meaning set forth in Section 2.16(d).

“2023 Adjusted EBITDA” has the meaning set forth in Section 2.16(b).

“2023 Adjusted EBITDA Calculation” has the meaning set forth in Section 2.16(b).

“2023 Earn-Out Payment” has the meaning set forth in Section 2.15(c).

“2023 EBITDA Acknowledgement” has the meaning set forth in Section 2.16(d).

“2023 EBITDA Adjustment Report” has the meaning set forth in Section 2.16(d).

“30-Day Period” has the meaning set forth in Section 2.12(b).

“Acceleration Event” means any of the following:

(a)a direct or indirect sale or transfer (in a single transaction or through a series of related transactions, pursuant to a merger, equity sale or otherwise) to any third party of: (A) securities representing greater than 50% of the outstanding voting power, or economic interest in (whether by way of a sale of securities, merger or otherwise) the Company or any of its Subsidiaries; or (B) all or substantially all of the assets or business line or business group of the Company or any of its Subsidiaries, taken as a whole;

(b)a material breach by Parent or the Surviving Entity of the covenants or representations contained in Section 2.17(a) of this Agreement; or

(c)prior to the expiration of the Earn-Out Period, (i) the employment of Fredrick M. Bensch with the Parent or the Company is terminated without Cause (as such term is defined in the Bensch Consulting Agreement) or (ii) Mr. Bensch terminates his employment for Good Reason (as defined in the Bensch Consulting Agreement).

“Acceleration Payment Date” has the meaning set forth in Section 2.17(b).

“Acknowledgement” has the meaning set forth in Section 2.12(b).

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“Act” has the meaning set forth in Section 2.1.

“Action” means any action, administrative enforcement, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, investigation, audit or other proceeding.

“Adjustment Escrow Account” has the meaning set forth in Section 2.11(c).

“Adjustment Escrow Agent” means Citibank, N.A. “Adjustment Escrow Amount” means $1,000,000.

“Adjustment Escrow Agreement” means that certain escrow agreement substantially in the form attached hereto as Exhibit D for purposes of the Adjustment Escrow Amount, to be entered into at the Closing by and between Parent, Securityholders’ Representative and Adjustment Escrow Agent.

“Adjustment Report” has the meaning set forth in Section 2.12(b).

“Affected Employee” has the meaning set forth in Section 6.6(a).

“Affiliate” means as to any Person, any other Person which, directly or indirectly, is controlled by, controls, or is under common control with, such first-mentioned Person.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax Law)

“Aggregate Earn-Out Payment” has the meaning set forth in Section 2.15(c).

“Agreement” has the meaning set forth in the caption.

“Alcohol Beverage Authorities” means the United States Alcohol and Tobacco Tax and Trade Bureau (the “TTB”), the Georgia Department of Revenue, City of Atlanta and any other local, state or federal Governmental Agency responsible for regulating the manufacturing, distribution, sale and/or marketing of alcohol beverages.

“Annual Financial Statements” has the meaning set forth in Section 3.11(a). “Anti-Corruption Laws” has the meaning set forth in Section 3.23(a). “Approving Holders” has the meaning set forth in Section 1.5.

“Assets” has the meaning set forth in Section 3.6.

“Auditor’s Determination” has the meaning set forth in Section 2.12(b). “Auditor’s EBITDA Determination” has the meaning set forth in Section 2.16(e). “Balance Sheet Date” has the meaning set forth in Section 3.11(a).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.3.

“Bates Agreement” means that certain Employment Agreement dated November 1, 2020 by and between SweetWater Brewing Company, LLC and Patrick Bates.

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“Benefit Plan” means any (a) “employee pension benefit plan” (as defined in Section 3(2) of ERISA), (b) any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and (c) any other material plan, agreement or arrangement providing for employment, severance, compensation, change of control or retention pay or benefits, stock options, stock purchase, phantom stock, stock appreciation or other forms of equity-based or phantom equity-based incentive compensation, health, fringe, and other benefit plans, programs, or arrangements that are maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is required to contribute on behalf of an employee of the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries have any Liability (actual or contingent) by virtue of having an ERISA Affiliate.

“Bensch Consulting Agreement” means that certain consulting agreement substantially in the form attached hereto as Exhibit E entered into on the date hereof by and between Class V, Inc. and the Surviving Entity.

“Blocker” has the meaning set forth in the caption.

“Blocker Closing” has the meaning set forth in Section 1.3.

“Blocker GP” has the meaning set forth in the caption.

“Blocker GP Interests” has the meaning set forth in the recitals.

“Blocker LP Interests” has the meaning set forth in the recitals.

“Blocker Interests” has the meaning set forth in the recitals. “Blocker Members” means Blocker and SWBC Craft, LLC. “Blocker Partners” has the meaning set forth in the caption. “Blocker Sale” has the meaning set forth in the recitals. “Blocker Seller” has the meaning set forth in the caption.

“Blocker Seller Released Parties” has the meaning set forth in Section 6.14(b).

“Brands” has the meaning set forth in Section 3.22(a).

“Business” means any business conducted, engaged in, or currently conducted or engaged in by the Company or any of its Subsidiaries.

“Business Day” means any day, except for a Saturday or Sunday or a day on which banks are required or authorized by Law to close in New York, New York or a day on which the Delaware Secretary of State is authorized or required by Law to close.

“Canadian Securities Laws” means, collectively, the Ontario Securities Act and the applicable securities laws of the other provinces and territories of Canada, the regulations made and forms prescribed thereunder together with all applicable published rules, instruments, policy statements and blanket orders and rulings of the Canadian securities regulatory authorities.

“Cancelled Units” has the meaning set forth in Section 2.7(a).

“CARES Act” means The Coronavirus Aid, Relief, and Economic Security Act, Pub.L. 116–136 (03/27/2020).

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“CARES Act Determination Date” means the date which the lender of the CARES Debt (and, to the extent required, any Governmental Authority (including the United States Small Business Administration)) has finally determined that all or a portion of the CARES Debt is ineligible for forgiveness pursuant to the provisions of the CARES Act, thus resulting in such CARES Debt being deemed CARES Unforgiven Debt for purposes of Section 2.13(b).

“CARES Debt” means the PPP Loan.

“CARES Unforgiven Debt” means that amount of the CARES Debt that has been finally determined by the lender of the CARES Debt (and, to the extent required, any Governmental Authority (including the United States Small Business Administration)) to be ineligible for forgiveness pursuant to the provisions of the CARES Act.

“Cash” means all cash (excluding, for the avoidance of doubt, restricted cash and any security deposits, bonds or other similar instruments serving as collateral with respect to any property or assets leased by the Company, and any deposits or reserves associated with any self- insurance, including but not limited to any deposits or reserves associated with any workers compensation policies or claims), cash equivalents and marketable securities held by the Company and its Subsidiaries, calculated as of immediately prior to the Effective Time. “Cash” shall (i) be calculated net of issued but uncleared checks, drafts and overdrafts as of immediately prior to the Effective Time, and (ii) include checks and other wire transfers and drafts deposited for the account of the Company as of immediately prior to the Effective Time, including but not limited to credit card and debit card receipts, but solely to the extent received prior to the final determination of the Final Purchase Price.

“CERCLA” has the meaning set forth in clause (i) of the definition of Hazardous Material. “Certificate of Merger” has the meaning set forth in Section 2.2(a).

“Cheese Grits” has the meaning set forth in the Recitals. “Closing” has the meaning set forth in Section 2.5. “Closing Date” has the meaning set forth in Section 2.5.

“Closing Date Indebtedness” means the aggregate amount of Indebtedness calculated as of immediately prior to the Effective Time (other than with respect to the inclusion of Transaction Tax Deductions in the calculation of the Pre-Closing Income Tax Liability Amount, which shall be calculated as of immediately after the Effective Time); provided, however, that Closing Date Indebtedness shall not include (a) any amount taken into account in the calculation of Closing Date Working Capital, or (b) any Transaction Expenses.

“Closing Date Working Capital” means the Net Working Capital calculated as of immediately prior to the Effective Time.

“Closing Stock Value” has the meaning set forth in Section 2.10.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Company’s Knowledge” or “Knowledge of the Company” or similar phrase means the actual knowledge of Fredrick M. Bensch, Patrick Bates and JD Usry.

“Company” has the meaning set forth in the caption.

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“Company Intellectual Property” means all of the Intellectual Property Rights owned or purported to be owned by or exclusively licensed to the Company or any of its Subsidiaries.

“Company LLC Agreement” means Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of October 21, 2020, as amended and in effect from time to time.

“Company Material Contract” has the meaning set forth in Section 3.10(a).

“Company Ownership” has the meaning set forth in Section 4.7.

“Company Products” means any and all products and services that currently are manufactured, produced, marketed, offered, sold, licensed, provided or distributed by the Company or any of its Subsidiaries.

“Company Registered Intellectual Property” has the meaning set forth in Section 3.8(a).

“Competition Laws” shall mean Laws that are designed or intended to prohibit, restrict or regulate actions, including transactions, acquisitions and mergers, having the purpose or effect of creating or strengthening a dominant position, monopolization, lessening of competition or restraint of trade.

“Confidentiality Agreement” means the Confidentiality Agreement dated as of December 2, 2019, by and between Parent and the Company.

“Constituent Entities” has the meaning set forth in Section 2.1.

“Contract” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, license, purchase order, commitment, arrangement or undertaking, written or oral, or other document or instrument to which or by which such Person is a party or otherwise subject or bound or to which or by which any asset, property or right of such Person is subject or bound.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or otherwise.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or resulting epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means, collectively, any quarantine, shelter in place, stay at home, workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, policy, guideline or recommendation by any Governmental Authority in connection with or in response to COVID-19 and applicable to the Company, its Subsidiaries or their respective businesses.

“CSA” means the Canadian Securities Administrators.

“Disclosure Letter” has the meaning set forth in the introductory paragraph in Article III.

“Downward Adjustment Amount” has the meaning set forth in Section 2.13(a)(i).

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“Earn-Out Cap” has the meaning set forth in Section 2.15(b). “Earn-Out Payments” has the meaning set forth in Section 2.15(a). “Earn-Out Period” has the meaning set forth in Section 2.17(a).

“EBITDA Adjustment Report” has the meaning set forth in Section 2.16.

“Effective Time” has the meaning set forth in Section 2.2(b).

“Enterprise Value” means three hundred million dollars ($300,000,000).

“Environment” means soil, land surface or subsurface strata, waters (including, navigable waters, oceans, streams, ponds, reservoirs, drainage basins, wetlands, surface or ground water), sediments, ambient air (including indoor), noise, plant life, animal life, and all other environmental media or natural resources.

“Environmental Laws” means any and all applicable Laws, Permits, approvals, authorizations and other requirements having the force and effect of Law, whether local, state, territorial or national, in force and effect as of the Closing Date and relating to: (i) emissions, discharges, spills, releases or threatened releases of Hazardous Materials; (ii) the use, treatment, storage, disposal, handling, manufacturing, transportation or shipment of Hazardous Materials; (iii) the regulation of storage tanks; or (iv) relating to pollution or the protection of human health, safety or the Environment, including the following statutes as now written and amended, including any and all regulations promulgated thereunder and any and all state and local counterparts: CERCLA, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §11001 et seq., and the Safe Drinking Water Act, 42 U.S.C. §300f et seq.

“Environmental Permits” means any Permit required under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and rulings promulgated thereunder.

“ERISA Affiliate” means any member of the Company’s controlled group of companies within the meaning of Code Section 414(b), (c), (m) or (o).

“Estimated Cash” has the meaning set forth in Section 2.9.

“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.9. “Estimated Closing Date Indebtedness” has the meaning set forth in Section 2.9. “Estimated Net Working Capital” has the meaning set forth in Section 2.9. “Estimated Purchase Price” has the meaning set forth in Section 2.8.

“Estimated Transaction Expenses” has the meaning set forth in Section 2.9.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Act Document” means all of the documents Parent is required to file or furnish under the Exchange Act.

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“Existing Credit Facility” means that certain Credit Agreement dated October 21, 2020 by and among the Company and its Subsidiaries, the Lenders (defined herein), and Truist Bank, in its capacities as Administrative Agent, Issuing Bank and Swing Line Lender.

“Final Calculations” has the meaning set forth in Section 2.12(a).

“Final Cash” has the meaning set forth in Section 2.12(a).

“Final Closing Balance Sheet” has the meaning set forth in Section 2.12(a). “Final Closing Date Indebtedness” has the meaning set forth in Section 2.12(a). “Final Net Working Capital” has the meaning set forth in Section 2.12(a).

“Final Purchase Price” means Enterprise Value, plus (b) Final Cash (as finally determined pursuant to Section 2.12), minus (c) Final Closing Date Indebtedness (as finally determined pursuant to Section 2.12), minus (d) Final Transaction Expenses (as finally determined pursuant to Section 2.12), minus (e) the Adjustment Escrow Amount, minus (f) the PPP Escrow Amount, minus (g) the Securityholders’ Representative Expense Amount, minus (h) the amount, if any, by which the Target Net Working Capital exceeds the Final Net Working Capital (as finally determined pursuant to Section 2.12), plus (i) the amount, if any, by which the Final Net Working Capital (as finally determined pursuant to Section 2.12) exceeds the Target Net Working Capital, minus (j) the Closing Stock Value.

“Final Transaction Expenses” has the meaning set forth in Section 2.12(a). “Financial Statements” has the meaning set forth in Section 3.11(a). “Financing” has the meaning set forth in Section 6.9.

“Flow-Through Return” has the meaning set forth in Section 6.8(d).

“FLSA” has the meaning set forth in Section 3.18(f).

“Fraud” means, with respect to any Person, the intentional common law fraud (as determined pursuant to Delaware state Law) of such Person effected by such Person in the making of a representation and warranty (a) in the case of the Company, set forth in Article III hereof, (b) in the case of Blocker or the Blocker Seller, set forth in Article IV hereof, or (c) in the case of Parent or Merger Sub, set forth in Article V hereof.

“GAAP” means generally accepted accounting principles as applied in the United States. “Governmental Competition Authority” has the meaning set forth in Section 6.1(a). “Governmental Authority” means the government of the United States or any foreign country or any state or political subdivision thereof and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including quasi-governmental authorities established to perform such functions, as well as any arbitrator or arbitral body or body exercising, or entitled to exercise, any administrative, executive, judicial, adjudicative, legislative, police, regulatory or taxing authority or power of any nature including, without limitation, any and all Alcohol Beverage Authorities, the United States Food and Drug Administration and the United States Federal Trade Commission.

“Governmental Competition Authority” has the meaning set forth in Section 6.1(a).

“Hazardous Material” means (i) all substances, wastes, pollutants, contaminants and materials (collectively, “Substances”) regulated, defined or designated as hazardous, extremely or imminently

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hazardous, dangerous or toxic, under Environmental Laws, including the following federal statutes and their state counterparts, as well as these statutes’ implementing regulations: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. (“CERCLA”) the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S. C. Section 136 et seq; the Atomic Energy Act, 42 U.S.C. Section 22011 et seq; and the Hazardous Materials Transportation Act, 42 U.S.C. Section 1801 et seq; (ii) all Substances with respect to which any Governmental Authority may require investigation, monitoring, reporting, or remediation; (iii) mercury, (iv) petroleum and petroleum products and by products including crude oil and any fractions thereof; and (v) radon, radioactive substances, asbestos, urea formaldehyde, and polychlorinated biphenyls.

“Historical Accounting Practices” means the Company’s historical accounting practices as set forth on Annex V.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IFRS” means International Financial Reporting Standards as in effect from time to time

“Indebtedness” means, as to the Company, whether matured, unmatured, liquidated, unliquidated, contingent or otherwise, without duplication, all (a) all indebtedness for borrowed money, or issued in substitution for or exchange of indebtedness for borrowed money, or for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), including the current portion of such indebtedness, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the Ordinary Course, but solely to the extent that such amounts are otherwise included in the calculation of the Final Purchase Price), (d) all capital lease obligations (excluding, for the avoidance of doubt, operating leases, including the Lease Agreement), (e) contractual obligations relating to interest rate protection, swap agreements and collar agreements, (f) deferred rent Liabilities, (g) all obligations under conditional sale or other title retention agreements, (h) the Pre-Closing Income Tax Liability Amount, (i) any indebtedness secured by a Lien on a Person’s assets, (j) any and all amounts related to the forgiveness of any loans or other obligations owed to the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, in all cases, arising on or prior to the Effective Time, (k) any incentive compensation (solely to the extent arising from the consummation of the Transactions) or paid time off owed by the Company or any of its Subsidiaries for employees attributable to any period at or prior to the Closing, plus the employer portion of any employment Taxes due in connection with any such payments, the execution of this agreement or as a result of the consummation of the transactions contemplated by this Agreement, to the extent not paid prior to Closing or otherwise included in the calculation of the Purchase Price, (l) any deposits for events at the taproom that may or could become payable upon cancellation at any time from and after the Closing, (m) any accrued interest on any of the foregoing, (n) any prepayment or other similar fees, expenses or penalties on or relating to the repayment or assumption of any of the foregoing, and (o) all guarantees of any of the items set forth in clauses (a) - (n) above. For the avoidance of doubt, “Indebtedness” shall not include (i) amounts actually included as Transaction Expenses or in calculating Net Working Capital, or (ii) the CARES Debt.

“Independent Auditor” has the meaning set forth in Section 2.12(b).

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“Intellectual Property Rights” means any and all intellectual property and proprietary rights throughout the world including each of the following: (i) all United States and foreign patents and utility models and applications therefor (including provisional applications) and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations in part thereof (collectively, “Patents”); (ii) all Trade Secrets and similar rights in confidential information, know- how and materials; (iii) copyrights and all other rights corresponding thereto in any works of authorship, including Software (collectively, “Copyrights”); (iv) all trademark rights and similar rights in trade names, logos, trademarks and service marks together with all of the goodwill associated with the foregoing (collectively, “Trademarks”); (v) all rights in databases and data collections (including knowledge databases, customer lists and customer databases); (vi) all rights to Uniform Resource Locators, Web site addresses and domain names; and (vii) any registrations of or applications to register any of the foregoing.

“Intercompany Accounts” means all accounts payable of the Company or any of its Subsidiaries representing amounts owed by the Company or any of its Subsidiaries to divisions or Affiliates of the Company or any of its Subsidiaries and accounts receivable owed to the Company or any of its Subsidiaries by divisions or Affiliates of such Company or any of its Subsidiaries.

“Interim Financial Statements” has the meaning set forth in Section 3.11(a).

“Inventory” has the meaning set forth in Section 3.24(a). “IRCA” has the meaning set forth in Section 3.18(b). “IRS” means the Internal Revenue Service.

“IT Systems” means electronic data processing, information, recordkeeping, communications, telecommunications, account management, inventory management and other computer systems (including all Software, databases, firmware, hardware and related documentation) and Internet websites.

“Law” means any law, statute, code, regulation, ordinance, rule, common law, Order or governmental requirement enacted, promulgated, entered into, agreed, imposed or enforced by any Governmental Authority.

“Lease Agreement” means that certain Lease Agreement dated as of October 20, 2020 by and between SweetWater Brewing Company, LLC and Cheese Grits, LLC.

“Lease Amendment” means that that certain amendment to the Lease Agreement substantially in the form attached hereto as Exhibit F, by and between SweetWater Brewing Company, LLC and Cheese Grits, LLC.

“Leased Real Property” has the meaning set forth in Section 3.18(a)(b).

“Letter of Transmittal” has the meaning set forth in Section 2.18(b).

“Liability” or “Liabilities” means any and all liabilities and obligation of any kind or nature whatsoever, whether known or unknown, express or implied, primarily or secondarily, direct or indirect, secured or unsecured, liquidated or unliquidated, absolute, accrued, contingent or otherwise and whether due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required by GAAP to be accrued on the financial statements of such Person.

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“Lien” means any mortgage, lien, charge, restriction, pledge, security interest, option, lease or sublease, claim, right of any third party, easement, encroachment or encumbrance or other charges or rights of others of any kind or nature, except Permitted Liens.

“LLC Agreement” shall mean the LLC Agreement of the Company adopted by the Company at the direction of Parent at Closing.

“Losses” means all Actions, Orders, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, Liabilities, Taxes, Liens and losses (including costs of investigation, all reasonable accounting, consultant and attorneys’ fees, court costs, costs of expert witnesses and other expenses relating to any of the foregoing).

“Material Adverse Effect” means any event, development, change, effect or occurrence that is, or would reasonably be expected to, (a) be materially adverse to the business operations or financial condition of the Company and its Subsidiaries taken as a whole or (b) materially and adversely affect the ability of the Company to perform its obligations hereunder or to consummate the transactions contemplated hereby; provided, however, that, solely for purposes of clause (a) above, a “Material Adverse Effect” shall not include changes to the assets, operations or financial condition of the Company to the extent resulting from (i) the announcement or disclosure of the transactions contemplated herein, including effects related to the identity of Parent, (ii) any hurricane, earthquake or other natural disasters, acts of god, or pandemics, including effects related to COVID-19 pandemic, COVID-19 Measures or any changes thereto or worsening thereof, (iii) changes in general economic, regulatory or political conditions in North America, (iv) changes in GAAP, (v) changes in the North American debt or securities markets, (vi) national or international political or social conditions, including, without limitation, the occurrence or escalation or any military action or any act of terrorism, (vii) changes in currency exchange rates or commodities prices, (viii) changes in Law or other binding directives issues by any Governmental Authority, (ix) compliance with the terms of this Agreement, (x) general business or economic conditions affecting the industry in which the Company or any of its Subsidiaries operates, (xi) any matter referenced in the Disclosure Letter, (xii) any act or omission of the Company taken with the prior consent of, or at the request of, Parent or (xi) any failure of the Company to meet projections or forecasts (provided that the underlying causes of such failure shall be considered in determining whether there is or has been a Material Adverse Effect); provided, further, that any event, development, change, effect, omission, occurrence, or circumstance referred to in clauses (ii) through (viii) and (x), immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur solely to the extent that such event, development, change, effect, omission, occurrence, or circumstance has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its business.

“Material Company Intellectual Property Contract” has the meaning set forth in Section 3.10(a)(xiii).

“Material Distributors” has the meaning set forth in Section 3.20(b). “Material Suppliers” has the meaning set forth in Section 3.20(a). “Merger” has the meaning set forth in the recitals.

“Merger Sub” has the meaning set forth in the caption. “Merger Sub Units” has the meaning set forth in the recitals. “NASDAQ” means the Nasdaq Stock Market.

“Net Working Capital” means, as of any date of determination, an amount excess of (a) the sum of the line items identified as “Total Working Capital Assets” of the Company and its Subsidiaries set forth

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on Annex VI, over (b) the sum of the line items identified as “Total Working Capital Liabilities” of the Company and its Subsidiaries set forth on Annex VI, in each case, as of immediately prior to the Closing and determined in accordance with the Policies and Procedures. For the avoidance of doubt, Net Working Capital shall be calculated without giving effect to the Transactions.

“Object Code” means computer Software in binary form that is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.

“Ontario Securities Act” means the Securities Act (Ontario), as amended, and the regulations and rules made thereunder.

“Order” means any decree, order, judgment, writ, award, injunction, stipulation or consent of or by, or settlement agreement with, a Governmental Authority.

“Ordinary Course” means the ordinary course of business of the Company and any of its Subsidiaries, consistent with past practice and custom.

“Organizational Documents” means the articles of incorporation, articles or certificate of incorporation, bylaws, articles or certificate of formation, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto, as applicable.

“OSHA” has the meaning set forth in Section 3.18(d). “Outside Date” has the meaning set forth in Section 8.1(b). “Parent” has the meaning set forth in the caption.

“Parent Closing Date Transaction” means any transaction engaged in by the Company or any of its Subsidiaries on the Closing Date, which occurs after the Closing or at the direction of Parent that is not contemplated by this Agreement and is outside the ordinary course of business, including any transaction engaged in by the Company or any of its Subsidiaries in connection with the financing of any obligations of Parent or the Company or any of its Subsidiaries to make a payment under this Agreement.

“Parent Common Shares” has the meaning set forth in Section 2.10.

“Parent Disclosure Letter” has the meaning set forth in the introductory paragraph in

Article V.

“Parent Material Adverse Effect” means any event, development, change, effect or occurrence that is, or would reasonably be expected to, (a) be materially adverse to the business operations or financial condition of the Parent taken as a whole or (b) materially and adversely affect the ability of the Parent to perform its obligations hereunder or to consummate the transactions contemplated hereby; provided, however, that, solely for purposes of clause (a) above, a “Parent Material Adverse Effect” shall not include changes to the business, operations or financial condition of the Company to the extent resulting from (i) the announcement or disclosure of the transactions contemplated herein, including effects related to the identity of Company, (ii) any hurricane, earthquake or other natural disasters, acts of god, or pandemics, including effects related to the COVID-19 pandemic or any changes thereto or worsening thereof, (iii) changes in general economic, regulatory or political conditions in North

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America, (iv) changes in GAAP, (v) changes in the North American debt or securities markets, (vi) national or international political or social conditions, including, without limitation, the occurrence or escalation or any military action or any act of terrorism, (vii) changes in currency exchange rates or commodities prices, (viii) changes in Law or other binding directives issues by any Governmental Authority, (ix) compliance with the terms of this Agreement, (x) general business or economic conditions affecting the industry in which the Parent operates, (xi) any matter referenced in the Disclosure Letter, (xii) any act or omission of the Parent taken with the prior consent of, or at the request of, Company or (xi) any failure of the Parent to meet projections or forecasts (provided that the underlying causes of such failure shall be considered in determining whether there is or has been a Parent Material Adverse Effect); provided, further, that any event, development, change, effect, omission, occurrence, or circumstance referred to in clauses (ii) through (viii) and (x), immediately above shall be taken into account in determining whether a Parent Material Adverse Effect has occurred or could reasonably be expected to occur solely to the extent that such event, development, change, effect, omission, occurrence, or circumstance has a disproportionate effect on the Parent compared to other participants in the industries in which the Parent conducts its business.
“Parent’s Knowledge” or “Knowledge of Parent” or similar phrase means the knowledge of Irwin Simon, Carl Merton and Denise Faltischek, in each case, with the assumption that such Persons shall have made reasonable and diligent inquiry on the matters presented.

“Paying Agent” has the meaning set forth in Section 2.21.

“Paying Agent Agreement” has the meaning set forth in Section 2.21.

“Payment Schedule” means that certain schedule attached hereto as Annex VII, as updated prior to the Closing in accordance with this Agreement, setting forth the number and type of Units owned by each Unitholder and the Blocker Seller, the percentage interest of each Unitholder and the Blocker Seller and a breakdown of the consideration payable hereunder (including the Earn- Out Payments, Adjustment Escrow Amount and PPP Escrow Amount) payable to and Stock Consideration issuable to each Unitholder and the Blocker Seller under the scenarios illustrated therein. For the avoidance of doubt, the Payment Schedule attached as Annex VII hereto as of the date hereof contains estimated calculations of the amounts set forth thereon for illustrative purposes only, and the payments required pursuant to this Agreement shall be calculated based on the calculations set forth in the final Payment Schedule delivered pursuant to Section 2.9.

“Permit” has the meaning set forth in Section 3.15.

“Permitted Liens” means (a) Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which are being contested in good faith or for which appropriate reserves have been established in accordance with GAAP, (b) mechanic’s, workmen’s, repairmen’s, carrier’s, warehousemen’s or other like Liens for amounts not yet due and payable or the amount or validity of which are being contested in good faith or for which appropriate reserves have been established on the Financial Statements in accordance with GAAP, (c) Liens securing the obligations of the Company under or in respect of Indebtedness under the existing credit facilities all of which will be paid off at the Closing, (d) Liens created, imposed or promulgated by Law or by any Governmental Authority not resulting in a Material Adverse Effect, (e) Liens to secure landlords, lessors, or renters under Leases incurred in the Ordinary Course, (f) Liens arising from non-exclusive licenses of Intellectual Property Rights, (g) Liens arising by operation of Law in the nature of zoning restrictions and (h) Liens created by or imposed on Parent or Merger Sub.

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“Person” means any natural person, corporation, limited liability company, partnership, firm, joint venture, joint-stock company, trust, association, unincorporated entity or organization of any kind, Governmental Authority or other entity of any kind.

“Policies and Procedures” has the meaning set forth in Section 2.9.

“PPACA” has the meaning set forth in Section 3.18(k).

“PPP Escrow Account” has the meaning set forth in Section 2.11(d).

“PPP Escrow Agent” means Truist Bank. “PPP Escrow Amount” means $441,162.

“PPP Escrow Agreement” means that certain escrow agreement in a customary form reasonably acceptable to the Parent and the Company for purposes of the PPP Escrow Amount, to be entered into at the Closing by and between Parent, Securityholders’ Representative and PPP Escrow Agent.

“PPP Loan” has the meaning set forth in Section 3.28.

“Pre-Closing Blocker Reorganization” has the meaning set forth in the Recitals.

“Pre-Closing Income Tax Liability Amount” means the excess, if any (but not less than

$0), of the aggregate income Tax liabilities, over the aggregate income Tax assets (including Tax refunds and credits, estimated payments and prepayments of income Taxes, and applicable Transaction Tax Deductions) of the Company on a combined basis, in each case, attributable to any Pre-Closing Period for which the applicable Tax Return was not yet filed as of the Closing Date. The calculation of the Pre-Closing Income Tax Liability Amount shall (a) exclude any deferred income Tax liabilities or deferred income Tax assets and any assets or liabilities to the extent accounted for through Net Working Capital, (b) assume that the Tax period of the Company that includes the Closing Date ends on the Closing Date and (c) exclude any Taxes arising from a Parent Closing Date Transaction.

“Pre-Closing Period” means any Tax period ending on or before the Closing Date. “Pre-Registration Price” has the meaning set forth in Section 6.12(f)(ii). “Prospectus” has the meaning set forth in Section 6.12(a)(ii).

“Prospectus Supplement” has the meaning set forth in Section 6.12(a)(i).

“Public Company Reports” has the meaning set forth in Section 5.10(a).

“Purchase Price Allocation Schedule” has the meaning set forth in Section 2.20(b).

“R&W Policy” means that certain representations and warranties insurance policy, dated as of the date hereof, a copy of which is attached hereto as Exhibit G. “Redeemed Holder” has the meaning set forth in the Recitals. “Redeemed Units” has the meaning set forth in the Recitals. “Redemption” has the meaning set forth in the Recitals. “Registerable Value” has the meaning set forth in Section 6.12(f)(ii).

“Registered Intellectual Property” means all United States, international and foreign:

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(i) Patents; (ii) Trademarks; (iii) Copyrights; and (iv) any other Intellectual Property Rights, in each case, that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

“Registrable Shares” has the meaning set forth in Section 6.12(a)(i).

“Registration Statement” has the meaning set forth in Section 6.12(a)(i).

“Release” means releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping.

“Released Claims” has the meaning set forth in Section 6.14(a).

“Released Parties” has the meaning set forth in Section 6.14(a).

“Representatives” means, with respect to any Person, the directors, officers, employees, advisors (including investment bankers, financial advisors, legal counsel, accountants and consultants), financing sources and other agents and representatives of such Person and its Affiliates.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended. “Securities Laws” means the Securities Act, the Securities Exchange Act, the Canadian

Securities Laws, and all other applicable securities Laws promulgated by the SEC, CSA or any other relevant Governmental Authority.

“Securityholders’ Representative” has the meaning set forth in the caption. “Securityholders’ Representative Expense Amount” means $500,000.

“Securityholders’ Representative Tax Matter” means (i) amending a Flow-Through Return; (ii) making or revoking an election on any Flow-Through Return filed after the Closing Date that adversely affects any Flow-Through Return or the income Taxes of the Company or any Subsidiary of the Company for a Pre-Closing Period or Pre-Closing Period portion of a Straddle Period; (iii) extending or waiving the applicable statute of limitations with respect to an income Tax of the Company or any Subsidiary of the Company for a Pre-Closing Period or Pre-Closing Portion of a Straddle Period; (iv) filing any ruling request with any Governmental Authority that relates to Flow-Through Returns or income Taxes of the Company or any Subsidiary of the Company for a Pre-Closing Period or Pre-Closing Period portion of a Straddle Period or (v) entering or pursuing a voluntary disclosure agreement with a Governmental Authority with respect to filing Flow-Through Returns or paying income Taxes for a Pre-Closing Period or Pre-Closing Period portion of a Straddle Period.

“Settlement Date” has the meaning set forth in Section 2.12(c).

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“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, program interfaces, models and methodologies, whether in Source Code or Object Code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all user documentation, including user manuals and training materials, relating to any of the foregoing.

“Source Code” means computer Software and code, in form other than Object Code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

“Straddle Period” means any taxable period that includes (but does not end on) the date of Closing.

“Stock Consideration” has the meaning set forth in Section 2.10.

“Subsidiary” of any Person means another Person (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is owned or controlled directly or indirectly by such first Person and/or by one or more of its Subsidiaries or (b) of which such first Person and/or one of its Subsidiaries serves as a general partner (in the case of a partnership) or a manager or managing member (in the case of a limited liability company) or similar function. Notwithstanding anything to the contrary set forth herein, in light of the Redemption, no representations, warranties, covenants or agreements are made herein with respect to Cheese Grits and Cheese Grits shall not be deemed a Subsidiary of the Company for any purpose.

“Substances” has the meaning set forth in clause (i) of the definition of Hazardous Material. “Surviving Entity” has the meaning set forth in Section 2.1.

“SWB Members” means the members of SWB Management, LLC as set forth in that certain Limited Liability Company Agreement of SWB Management, LLC dated December 31, 2016 by and among SWB Management, LLC, Class V, Inc., the Company and each of the Persons party thereto.

“Target Working Capital” means $4,362,420.

“Taxes” means all taxes, charges, fees, duties (including custom duties), levies, or other assessments, including net income, gross income, capital gains, gross receipts, net receipts, gross proceeds, net proceeds, ad valorem, profits, real property, personal property (whether tangible or intangible), gaming, sales, use, franchise, capital, excise, estimated, value added, stamp, lease, transfer, occupational, equalization, license, payroll, employment, environmental, disability, severance, withholding, unemployment, or other taxes, charges or fees assessed by any Governmental Authority, including any interest, penalties, or additions to tax attributable thereto.

“Tax Contest” has the meaning set forth in Section 6.8(e).

“Tax Return” means any return, report or similar statement filed or required to be filed with any taxing authority with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

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“Trade Secrets” means, where protectable as a trade secret by applicable Law, any and all inventions (whether or not patentable, reduced to practice or made the subject of a pending patent application), invention disclosures and improvements, all proprietary information, know-how and technology, confidential or proprietary information and all documentation therefor.

“Transaction Expenses” means all (i) costs, fees and expenses (including attorneys’ fees, accountants’ fees, investment banking fees and other professional fees and expenses) in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Blocker Sale and the other transactions contemplated by this Agreement payable by, in each instance, Blocker, the Company or any of their respective Subsidiaries, (ii) any (A) amounts (including transaction or change-in-control bonuses or similar payments) payable by the Company to any Person solely in connection with, or conditioned in any way upon, the consummation of the transactions contemplated by this Agreement, (B) amounts payable to any employee, officer, director or consultant of either Company pursuant to the incentive plans or any employment agreement or other Contract with any of the aforementioned Persons solely as a result of the consummation of the transactions contemplated hereby (including, for the avoidance of doubt, the amounts payable pursuant to the Bates Agreement), and (C) any severance (and other post termination) obligation of the Company to any Person whose employment has been terminated prior to the Closing (including payments under any non-competition or consulting agreements or arrangements or any COBRA or similar payments), any deferred compensation or other similar payment, in each instance, plus the employer portion of any employment Taxes due and payable in connection with (w) any such payments, (y) the execution of this Agreement or (z) as a result of the consummation of the transactions contemplated by this Agreement, (iii) 50% of any and all fees of the Adjustment Escrow Agent under the Escrow Agreement, (iv) any and all Transfer Taxes, including, for the avoidance of doubt, all Transfer Taxes associated with the transactions contemplated by the Redemption, (v) any and all costs, fees, expenses and premiums necessary to obtain the tail pursuant to Section 6.5(a), (vi) any and all fees of the Paying Agent under the Paying Agent Agreement, and (vii) any and all fees of the PPP Escrow Agent under the PPP Escrow Agreement.

“Transaction Tax Deductions” means the aggregate amount of Tax deductions arising from (i) any compensatory payments made or accrued by the Company or any of its Subsidiaries (or Merger Sub or Parent on behalf of the Company or any of its Subsidiaries) in connection with the transactions contemplated by this Agreement, (ii) any pay down, prepayment or satisfaction of any portion of the Closing Date Indebtedness by the Company or any of its Subsidiaries (or Merger Sub or Parent on behalf of the Company or any of its Subsidiaries) or otherwise in accordance with this Agreement, (iii) the Transaction Expenses and (iv) any other deductible payments that are attributable to the transactions contemplated by this Agreement and economically borne by the Unitholders. For this purpose, seventy percent (70%) of any Transaction Tax Deductions that are success-based fees shall be treated as deductible in accordance with IRS Revenue Procedure 2011- 29.

“Transactions” has the meaning set forth in the recitals. “Transfer Taxes” has the meaning set forth in Section 6.8(a). “Trigger Date” has the meaning set forth in Section 6.12(f)(i). “TSX” has the meaning set forth in Section 6.1(a).

“TSX Manual” has the meaning set forth in Section 6.1(a).

“Unitholder” has the meaning set forth in the recitals.

“Units” has the meaning set forth in the Company LLC Agreement.

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“Upward Adjustment Amount” has the meaning set forth in Section 2.13(a)(ii).

“Waiver Agreement” means that certain Waiver Agreement substantially in the form attached hereto as Exhibit H, by and between the Company and SWBC Craft, LLC

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ANNEX II

Policies and Procedures

Together with the calculation detailed in Annex VI, the following will apply (i) for purposes of calculating the Estimated Net Working Capital pursuant to Section 2.9 of the Agreement and (ii) for purposes of calculating the Final Net Working Capital pursuant to Section 2.12 of the Agreement.

1.

Except as otherwise provided herein, as contemplated by Annex VI or as contemplated by the Historical Accounting Practices, Net Working Capital, Estimated Net Working Capital and Final Closing Working Capital will be calculated in accordance with GAAP, applied consistently with the conventions, procedures, methodologies, and principles used in preparing the Financial Statements.

2.	Net Working Capital, Estimated Net Working Capital and Final Net Working Capital will be calculated without giving effect to any of the transactions contemplated by this Agreement.
3.

“Current Assets” will include only (i) accounts receivable (net of allowance for doubtful accounts), (ii) inventory and (iii) other current assets (including, but not limited to, prepaid expenses, prepaid hops, prepaid insurance and prepaid point-of-sale and marketing costs).

4.

For the avoidance of doubt, Current Assets will not include (i) cash and cash equivalents, (ii) any income Tax assets (whether current or deferred), (iii) prepaid Transaction Expenses, and (iv) intercompany and related company accounts receivable.

5.

“Current Liabilities” will include, (i) accounts payable, (ii) accrued expenses (including accrued payroll, accrued bonuses or other compensation and fees and any payroll taxes with respect thereto), (iii) accrued property tax, (iv) accrued utility payments, (v) accrued freight, (vi) accrued excise and sales and use tax and (vii) deposit liabilities.]

6.

For the avoidance of doubt, Current Liabilities will not include (i) any Transaction Expenses, (ii) Indebtedness (including the current portion of capital lease obligations), (iii) intercompany and related company accounts payable, and (iv) income Tax liabilities (whether current or deferred) or other deferred Tax liabilities.

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ANNEX III

Calculation of Adjusted EBITDA

ADJUSTED EBITDA DEFINITION

“Adjusted EBITDA” means on a consolidated basis for any period of computation:

(i)the sum (without duplication) of the following, which calculations shall be calculated in a manner consistent with and apply the same accounting methods, policies, practices, classifications and estimation methodologies used in the sample calculation detailed below under Section (II), consistently applied:

a.	the aggregate net income (or loss) as determined in accordance with GAAP, of the Company and its Subsidiaries (“Net Income”);
b.	plus, the amount of interest expense deducted in determining Net Income;
c.	plus, the amount of all income taxes (and other payments in lieu of income taxes) deducted in determining Net Income (including payments under tax-sharing arrangements with Parent or its Affiliates);
d.	plus, the amount of depreciation and amortization deducted in determining Net Income;
e.	minus, the amount of interest income added in determining Net Income; and
f.	minus, the amount of income tax benefit added in determining Net Income.

(ii)Notwithstanding the foregoing, in determining Adjusted EBITDA for purposes of this Agreement:

a.	Adjusted EBITDA shall exclude:
i.	non-cash share-based compensation;
ii.	non-recurring expenses;
iii.	brand income rights income; and
iv.	non-recurring income and gains
b.	For greater clarity, the calculation of Adjusted EBITDA shall not include any add backs or adjustments related to COVID-19 or the pandemic.

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Sample Calculation of Adjusted EBITDA

net income	$20,466,465
plus interest expense	$0
plus income taxes	$0
plus depreciation and amortization	$3,803,085
minus interest income	$0
minus income tax benefit	$0
exclude:
non -cash share-based compensation	$72,240
non-recurring expenses	$73,345
brand income rights income	($1,764,243)
non-recurring income and gains	$0
Adjusted EBITDA	$22,650,892

ANNEX IV

Purchase Price Allocation

Asset Class	Allocation
Cash and Cash Equivalents	Cash value
Inventory	The amount of inventory used for purposes of the determination of the Final Net Working Capital (as finally determined).
Prepaids	The amount of prepaids used for purposes of the determination of the Final Net Working Capital (as finally determined).
Accounts Receivable	The amount of accounts receivable (net of any allowance for doubtful accounts) used for purposes of the determination of the Final Net Working Capital (as finally determined).
Other Current Assets	The amount of other current assets used for purposes of the determination of the Final Net Working Capital (as finally determined).
Property and Equipment and Leasehold Interests and other Tangible and Intangible Assets (other than assets included in Code Section 197)	Book value immediately prior to the Closing Date.
Goodwill and Going Concern Value and Other Code Section 197 Assets	Remainder of the purchase price (and applicable liabilities).

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ANNEX V

Historical Accounting Practices

Estimated Closing Balance Sheet and Final Closing Balance Sheet will be prepared in accordance with GAAP as modified by the following (“Historical Accounting Practices”):

a.

During interim periods, discounts and co-ops expense are recorded on a cash basis with the exception of the United distributors which are accrued monthly. Discounts and co-op expense related to all non-United distributors are accrued at year end only.

b.	Returns are recorded on a cash basis.
c.	State excise taxes are recorded on a cash basis.
d.	Variances between actual and standard costing of inventory are recorded on an annual basis only.
e.	Keg liability is adjusted on a quarterly basis only.
f.	Share based compensation is adjusted on a quarterly basis only.
g.

The company capitalizes additions to property, plant and equipment and major repairs that extend the life of property, plant and equipment when the expenditure exceeds $1,500 individually or in the aggregate for related expenditures.

h.	During interim periods, the allowance for doubtful accounts is not adjusted.
i.	During interim periods, the accrual for health claims is not adjusted.
j.	The Company does not maintain an accrual for incurred but not reported health claims.
k.	The Company does not maintain an accrual for paid-time-off (PTO) liabilities during the interim periods.

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ANNEX VI

Sample Calculation of Working Capital

(See attached)

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Annex VI

Net Working Capital

Accounts Receivable	$4,306,181
Inventory	$4,549,801
Other Current Assets	$728,600
Total Working Capital Assets	$9,584,582

Accounts Payable	$1,163,525
Accrued Expenses	$2,215,874
Other Current Liabilities	$1,842,763
Total Working Capital Liabilities	$5,222,162

Net Working Capital	$4,362,420

SweetWater Brewing Company
Net Working Capital Target Calculation Detail

	2019 September	2019 October	2019 November	2019 December	2020 January	2020 February	2020 March	2020 April	2020 May	2020 June	2020 July	2020 August	TTM Average
Net Working Capital Assets:													
NWC Assets - Accounts Receivable													
000-1100-000- - - Accounts Receivable	4,588,804	5,350,419	4,106,753	4,230,320	3,175,139	4,012,703	4,603,487	3,765,987	4,583,651	5,274,887	4,071,454	4,071,887	4,319,624
000-1102-000- - - Accounts Receivable - Reserve	(35,819)	(35,819)	(35,819)	(35,819)	(35,819)	(35,819)	(35,819)	(35,819)	(35,819)	(34,972)	(34,972)	(34,972)	(35,607)
000-1103-000- - - A/R A/P Clearing	12,291	17,555	36,525	6,425	28,979	51,527	21,323	12,193	30,800	6,812	26,085	15,444	22,163
Accounts Receivable Total	**4,565,276**	**5,332,155**	**4,107,459**	**4,200,926**	**3,168,299**	**4,028,412**	**4,588,991**	**3,742,362**	**4,578,632**	**5,246,727**	**4,062,567**	**4,052,359**	**4,306,181**
NWC Assets - Inventory													
000-1500-000- - - Raw Materials Inventory	3,125,905	2,766,904	2,780,198	2,697,040	2,970,237	2,933,266	2,787,448	2,866,738	2,513,415	2,610,525	2,777,301	3,140,626	2,830,800
000-1530-000- - - Food Inventory	11,765	9,806	9,548	8,263	9,004	9,556	8,999	7,484	6,147	7,271	6,159	5,912	8,326
000-1550-000- - - Work in Process Inventory	44,194	44,203	39,277	44,217	44,272	44,283	43,420	44,210	44,147	36,651	30,250	32,888	41,001
000-1551-000- - - WIP Wort	96,678	119,100	51,126	89,879	92,236	116,743	88,466	55,164	144,792	144,150	116,446	21,692	94,706
000-1552-000- - - WIP Fermentor	382,813	325,374	342,193	305,642	346,181	308,134	354,190	320,922	245,636	233,877	297,148	399,171	321,773
000-1553-000- - - WIP Bright	177,529	131,036	160,773	199,737	178,399	225,307	149,559	211,699	146,553	186,255	202,107	148,106	176,422
000-1554-000- - - WIP Tacklebox	(11,811)	(16,494)	(39,387)	(28,277)	(540)	12,921	(20,737)	(11,243)	72,936	43,443	68,607	21,130	7,546
000-1575-000- - - Finished Goods Inventory	404,788	425,537	397,151	370,504	375,964	265,912	471,748	406,317	410,525	452,169	403,156	397,423	398,433
000-1585-000- - - Inventory Reserve	(40,843)	(40,843)	(40,843)	(53,343)	(53,343)	(53,343)	(53,343)	(53,343)	(53,343)	(53,343)	(53,343)	(53,343)	(50,218)
000-1590-000- - - Merchandise Inventory	186,442	195,653	186,631	190,454	205,218	205,382	222,618	214,305	202,522	199,458	210,463	200,186	201,611
000-1505-000- - - RM_Inventory Recapitalization	130,596	130,596	130,596	49,272	49,272	49,272	49,272	49,272	49,272	49,272	49,272	49,272	69,603
000-1555-000- - - WIP_Inventory Recapitalization	388,224	388,224	388,224	231,187	231,187	231,187	231,187	231,187	231,187	231,187	231,187	231,187	270,446
000-1570-000- - - FG_Inventory Recapitalization	209,871	209,871	209,871	152,433	152,433	152,433	152,433	152,433	152,433	152,433	152,433	152,433	166,793
000-1580-000- - - Finished Goods Inventory TackleBox	(44,634)	(44,634)	(44,634)	(44,634)	(44,634)	(44,634)	(44,634)	(44,634)	(44,634)	(44,634)	(44,634)	(44,634)	(44,634)
000-1598-000- - - Pallet Inventory	59,256	67,110	70,714	46,435	45,610	46,231	61,885	45,792	53,991	62,975	62,211	64,106	57,193
Inventory Total	**5,120,774**	**4,711,443**	**4,641,438**	**4,258,810**	**4,601,496**	**4,502,651**	**4,502,511**	**4,496,303**	**4,175,580**	**4,311,691**	**4,508,763**	**4,766,155**	**4,549,801**
NWC Assets - Other Current Assets													
000-1200-000- - - Prepaid Expense	45,968	43,268	57,633	73,079	91,470	66,044	59,547	68,964	78,273	73,112	57,290	42,310	63,080
000-1201-000- - - Prepaid Hops	0	0	208	0	8,241	3,331	0	0	0	0	101,810	101,810	17,950
000-1202-000- - - Prepaid Insurance		28,782	33,237	61,531	94,075	93,880	102,185	106,520	75,738	104,053	82,606	58,314	70,077
000-1204-000- - - Prepaid Merchandise and POS-Prepaid Me	34,727	37,099	52,988	54,993	13,864	13,864	203,164	2,005	2,005	2,005	2,005	14,405	36,094
000-1206-000- - - Prepaid Marketing Media	172,290	431,127	88,273	961	24,115	24,115	24,115	35,944	37,435	43,559	43,387	47,115	81,036
000-1210-000- - - Other Receivables	65,373	49,411	63,365	130,844	10,907	16,671	13,880	35,204	27,698	36,002	10,194	10,443	39,166
000-1250-000- - - Default-Employee Advances-Default	486	0	0	0	0	0	120	0	111	37	199	1,939	241
000-1596-000- - - POS Inventory	418,621	397,109	415,278	423,031	464,565	418,831	422,587	421,897	421,633	419,763	415,789	412,371	420,956
Other Current Assets Total	**737,465**	**986,797**	**710,982**	**744,440**	**707,237**	**636,736**	**825,597**	**670,534**	**642,894**	**678,531**	**713,280**	**688,708**	**728,600**
Net Working Capital Assets	**10,423,515**	**11,030,395**	**9,459,879**	**9,204,176**	**8,477,032**	**9,167,799**	**9,917,099**	**8,909,199**	**9,397,106**	**10,236,948**	**9,284,610**	**9,507,221**	**9,584,582**
Net Working Capital Liabilities:													
NWC Liabilities - Accounts Payable													
000-2101-000- - - Accounts Payable - Manual	82,410	82,408	82,408	341,059	125,406	80,422	60,424	45,364	510,150	503,529	493,529	493,307	241,701
000-2111-000- - - Accounts Payable - AMEX	117,405	133,278	115,797	152,864	163,669	189,634	125,921	27,730	27,907	125,827	98,391	48,988	110,618
000-2112-000- - - Accounts Payable - Concur Cash	2,803	2,043	3,468	1,145	2,361	1,456	(82)	(1,749)	(1,902)	(254)	(867)	(832)	632
000-2100-000- - - Accounts Payable	514,994	952,551	596,043	1,838,480	873,220	622,714	1,168,514	1,244,220	645,582	1,126,587	992,481	915,494	957,573
Accounts Payable Subtotal	717,611	1,170,280	797,716	2,333,548	1,164,657	894,227	1,354,777	1,315,565	1,181,737	1,755,689	1,583,534	1,456,956	1,310,525
Adjustment-Remove PPP Loan from 2101	*0*	*0*	*0*	*0*	*0*	*0*	*0*	*0*	*(441,000)*	*(441,000)*	*(441,000)*	*(441,000)*	*(147,000)*
Accounts Payable Total	**717,611**	**1,170,280**	**797,716**	**2,333,548**	**1,164,657**	**894,227**	**1,354,777**	**1,315,565**	**740,737**	**1,314,689**	**1,142,534**	**1,015,956**	**1,163,525**
NWC Liabilities - Accrued Expenses:													
000-2400-000- - - Accrued Expenses	312,834	259,790	220,328	206,693	214,578	346,749	(1,570,946)	242,867	252,549	434,938	237,398	278,184	119,664
000-2403-000- - - Accrued Freight Expense	70,000	50,000	85,000	45,000	45,000	75,000	90,000	90,000	80,000	80,000	50,000	80,000	70,000
000-2404-000- - - Accrued Utilities	122,000	122,000	122,000	112,000	112,000	112,000	112,000	112,000	122,047	112,000	112,000	113,055	115,425
000-2420-000- - - International POS Accrual	0	0	0	0	0	0	0	0	0	0	1,215	1,215	203
000-2455-000- - - Accrued Excise Tax	52,296	198,842	153,136	175,171	38,827	41,459	53,811	145,811	198,615	226,789	189,064	177,827	137,637
000-2460-000- - - Accrued Sales & Use Tax	342,153	340,928	344,103	343,761	335,935	341,367	328,653	317,628	320,438	324,706	319,752	325,925	332,112
000-2440-000- - - Accrued Dependant Care FSA Liability	1,392	1,392	1,392	1,392	1,392	1,392	1,392	1,392	1,392	1,392	1,392	1,392	1,392
000-2445-000- - - Accrued Medical FSA Liability	22,854	22,162	23,785	20,424	20,358	19,068	20,027	17,871	18,018	17,526	18,786	19,491	20,031
000-2450-000- - - Accrued Payroll Liability	192,777	279,378	309,748	61,865	159,456	163,237	194,239	173,949	305,048	271,993	119,359	183,662	201,226
000-2451-000- - - Accrued Comp Liability	1,583	1,583	1,583	1,583	1,583	1,583	1,583	1,583	1,583	1,583	1,583	1,583	1,583
000-2452-000- - - Insurance Pass Throughs	(6,193)	(4,288)	(2,265)	(3,037)	(3,913)	(2,402)	(3,926)	(4,398)	(4,910)	(3,900)	(3,452)	(4,635)	(3,943)
000-2470-000- - - Accrued Bonus - Admin	53,294	59,549	65,804	56,034	65,076	18,084	3,192	1	1	1	1	1	26,753
000-2471-000- - - Accrued Bonus - Packaging	6,296	6,995	7,695	5,994	6,695	1,492	90	90	90	90	90	90	2,976
000-2473-000- - - Accrued Bonus - Marketing	83,106	92,340	101,574	81,391	90,108	17,442	8	8	8	8	8	8	38,834
000-2474-000- - - Accrued Bonus - Sales	299,383	257,730	316,077	107,000	158,483	114,028	146	146	(25,741)	(23,005)	(31,444)	(31,444)	95,113
000-2475-000- - - Accrued Bonus - National Accounts	20,665	26,902	33,139	19,377	27,107	16,200	740	740	(18,048)	(15,700)	(15,700)	(15,700)	6,644
000-2476-000- - - Accrued Bonus - Events	2,529	3,650	4,771	4,392	917	1,736	98	98	98	98	98	98	1,549
000-2477-000- - - Accrued Bonus - Brewhouse	8,351	9,279	10,207	7,134	8,054	1,883	43	43	43	43	43	43	3,764
000-2479-000- - - Accrued Bonus - Lab	1,549	1,721	1,893	2,066	2,245	358	1	1	1	1	1	1	820
000-2485-000- - - Accrued Bonus - Maintenance	2,867	3,185	3,504	3,822	4,151	662	4	4	4	4	4	4	1,518
000-2486-000- - - Accrued Bonus - Warehouse	7,025	7,805	8,586	10,434	11,552	2,235							3,970
000-2487-000- - - Accrued Bonus - Tour	17,834	20,000	21,477	0	850	2,158	0	0	0	0	0	0	5,193
000-2300-180- - - IMIA Liability-CHAMPAGNE	7,095	6,765	6,195	6,195	6,195	6,195	6,195	6,195	6,195	6,195	6,195	6,195	6,317
000-2300-270- - - Default-IMIA Liability-SEDTX	13,218	12,601	10,516	10,266	9,859	9,817	9,595	7,214	7,214	7,214	7,214	7,214	9,329
000-2300-330- - - Default-IMIA Liability-GIRARDI_MA	5,756	5,756	3,800	3,185	3,185	3,185	3,185	3,185	3,185	3,185	3,185	3,185	3,665
000-2300-331- - - Default-IMIA Liability-HORIZON_MA	42,234	41,181	27,957	26,862	24,262	24,262	24,262	24,262	24,262	24,262	23,861	23,861	27,627
000-2300-332- - - Default-IMIA Liability-QUALITY_MA	15,707	13,802	5,254	3,349	1,366	1,366	1,366	1,366	1,366	1,366	1,058	1,058	4,035
000-2300-333- - - Default-IMIA Liability-WILLIAMS_MA	8,624	8,644	6,300	6,300	6,300	6,300	6,300	6,300	6,300	6,300	6,300	6,300	6,689
000-2300-340- - - Default-IMIA Liability-STANDARD_KS	24,112	19,642	()	()	0	0	0	0	0	0	0	0	3,646
000-2300-431- - - Default-IMIA Liability-HERRELL	106	106	()	()	0	0	0	0	0	0	0	0	18
000-2300-434- - - Default-IMIA Liability-FECHTEL	5,884	2,659	2,231	913	913	0	0	0	0	0	0	0	1,050
000-2300-435- - - Default-IMIA Liability-HEART	20,965	19,028	11,688	9,902	9,794	9,528	9,528	7,596	7,596	7,596	7,596	7,596	10,701
000-2300-436- - - Default-IMIA Liability-NKCB_MO	10,356	7,363	()	()	0	0	0	0	0	0	0	0	1,477
000-2481-000- - - Provision_Returns and DM Goods	59,939	59,939	59,939	59,939	59,939	59,939	59,939	59,939	59,939	59,939	59,939	59,939	59,939
000-2200-000- - - Accrued Purchases (System)	932,766	428,350	675,008	837,112	1,019,812	764,499	1,144,792	603,513	711,773	399,063	538,328	924,084	748,258
000-2401-000- - - Accrued Property Tax	(95,366)	(63,578)	(31,789)	0	37,518	75,036	112,554	150,072	187,590	225,108	262,626	300,144	96,660
000-2300-110- - - IMIA Liability-UNITE000 Smyrna	(208,071)	(217,405)	(240,024)	(229,817)	(230,879)	(203,970)	(136,900)	(193,348)	(175,446)	(198,233)	(145,196)	(135,458)	(192,896)
000-2300-111- - - IMIA Liability-UNITE000 Albany	54,907	58,102	55,292	61,815	63,677	67,221	73,540	72,053	74,066	74,219	80,434	81,766	68,091
000-2300-112- - - IMIA Liability-UNITE000 Savannah	27,867	26,887	15,467	23,757	26,218	30,642	39,413	34,892	37,388	31,709	39,626	42,341	31,351
Accrued Expenses Subtotal	2,540,694	2,190,787	2,441,370	2,082,276	2,338,614	2,129,751	584,926	1,883,076	2,202,665	2,076,492	1,891,365	2,459,028	2,068,420
Adjustment: Correct for Distributions Charged to 2400 instead of 3310	*0*	*0*	*0*	*0*	*0*	*0*	*1,769,441*	*0*	*0*	*0*	*0*	*0*	*147,453*
Accrued Expenses Total	**2,540,694**	**2,190,787**	**2,441,370**	**2,082,276**	**2,338,614**	**2,129,751**	**2,354,367**	**1,883,076**	**2,202,665**	**2,076,492**	**1,891,365**	**2,459,028**	**2,215,874**

NWC Liabilities - Other Current Liabilities:

2019 September	2019 October	2019 November	2019 December	2020 January	2020 February	2020 March	2020 April	2020 May	2020 June	2020 July	2020 August	TTM Average
000-2410-000- - - Keg Deposits	2,004,731	1,979,061	2,015,491	1,836,950	1,821,096	1,922,346	1,755,342	1,636,092	1,617,837	1,736,831	1,803,746	1,983,636	1,842,763
Other Current Liabilities Total		**1,979,061**	**2,015,491**	**1,836,950**	**1,821,096**	**1,922,346**	**1,755,342**	**1,636,092**	**1,617,837**	**1,736,831**	**1,803,746**	**1,983,636**	**1,842,763**
Net Working Capital Liabilities		**5,340,128**	**5,254,577**	**6,252,773**	**5,324,367**	**4,946,324**	**3,695,045**	**4,834,733**	**4,561,239**	**5,128,012**	**4,837,645**	**5,458,620**	**5,222,162**
Net Working Capital		**5,690,268**	**4,205,302**	**2,951,402**	**3,152,666**	**4,221,475**	**6,222,054**	**4,074,466**	**4,835,867**	**5,108,937**	**4,446,964**	**4,048,602**	**4,362,420**

SweetWater Brewing Company
Balance Sheet Detail

	2019 September	2019 October	2019 November	2019 December	2020 January	2020 February	2020 March	2020 April	2020 May	2020 June	2020 July	2020 August
Assets												
Cash												
000-1000-000- - - Petty Cash	3,500	3,500	3,500	3,500	3,500	3,750	3,750	3,750	12,847	3,750	12,412	12,412
000-1020-000- - - SunTrust Checking	319,438	451,316	1,663,080	(39,224)	746,648	386,966	1,963,003	1,155,057	1,344,026	392,919	1,284,785	2,813,742
000-1030-000- - - Money Market	807,582	2,509,502	4,109,008	4,337	504,385	1,105,447	297	2,600,948	4,751,418	3,751,639	5,552,006	6,302,256
000-1035-000- - - Cash in Transit	19,455	10,857	12,818	31,387	20,999	25,585	9,417	8,406	171			
999-1020-000- - - Cheese Grits - SunTrust Cash	0	0	0	0								
Total Cash	1,149,976	2,975,175	5,788,406		1,275,532	1,521,748	1,976,466	3,768,161	6,108,462	4,148,307	6,849,203	9,128,410
Accounts Receivable, Net:												
000-1100-000- - - Accounts Receivable	4,588,804	5,350,419	4,106,753	4,230,320	3,175,139	4,012,703	4,603,487	3,765,987	4,583,651	5,274,887	4,071,454	4,071,887
000-1102-000- - - Accounts Receivable - Reserve	(35,819)	(35,819)	(35,819)	(35,819)	(35,819)	(35,819)	(35,819)	(35,819)	(35,819)	(34,972)	(34,972)	(34,972)
000-1103-000- - - A/R A/P Clearing	12,291	17,555	36,525	6,425	28,979	51,527	21,323	12,193	30,800	6,812	26,085	15,444
Total Accounts Receivable, Net	4,565,276	5,332,155	4,107,459	4,200,926	3,168,299	4,028,412	4,588,991	3,742,362	4,578,632	5,246,727	4,062,567	4,052,359
Inventory, Net:												
000-1500-000- - - Raw Materials Inventory	3,125,905	2,766,904	2,780,198	2,697,040	2,970,237	2,933,266	2,787,448	2,866,738	2,513,415	2,610,525	2,777,301	3,140,626
000-1501-000- - - Raw Materials Invenory_Manual	0	0	0	0	0	0	0	0	0	0	0	0
000-1530-000- - - Food Inventory	11,765	9,806	9,548	8,263	9,004	9,556	8,999	7,484	6,147	7,271	6,159	5,912
000-1550-000- - - Work in Process Inventory	44,194	44,203	39,277	44,217	44,272	44,283	43,420	44,210	44,147	36,651	30,250	32,888
000-1551-000- - - WIP Wort	96,678	119,100	51,126	89,879	92,236	116,743	88,466	55,164	144,792	144,150	116,446	21,692
000-1552-000- - - WIP Fermentor	382,813	325,374	342,193	305,642	346,181	308,134	354,190	320,922	245,636	233,877	297,148	399,171
000-1553-000- - - WIP Bright	177,529	131,036	160,773	199,737	178,399	225,307	149,559	211,699	146,553	186,255	202,107	148,106
000-1554-000- - - WIP Tacklebox	(11,811)	(16,494)	(39,387)	(28,277)	(540)	12,921	(20,737)	(11,243)	72,936	43,443	68,607	21,130
000-1575-000- - - Finished Goods Inventory	404,788	425,537	397,151	370,504	375,964	265,912	471,748	406,317	410,525	452,169	403,156	397,423
000-1585-000- - - Inventory Reserve	(40,843)	(40,843)	(40,843)	(53,343)	(53,343)	(53,343)	(53,343)	(53,343)	(53,343)	(53,343)	(53,343)	(53,343)
000-1590-000- - - Merchandise Inventory	186,442	195,653	186,631	190,454	205,218	205,382	222,618	214,305	202,522	199,458	210,463	200,186
000-1599-000- - - Spare Parts Inventory	0	0	0	0	0	0	0	0	0	0	0	0
000-1505-000- - - RM_Inventory Recapitalization	130,596	130,596	130,596	49,272	49,272	49,272	49,272	49,272	49,272	49,272	49,272	49,272
000-1555-000- - - WIP_Inventory Recapitalization	388,224	388,224	388,224	231,187	231,187	231,187	231,187	231,187	231,187	231,187	231,187	231,187
000-1570-000- - - FG_Inventory Recapitalization	209,871	209,871	209,871	152,433	152,433	152,433	152,433	152,433	152,433	152,433	152,433	152,433
000-1580-000- - - Finished Goods Inventory TackleBox	(44,634)	(44,634)	(44,634)	(44,634)	(44,634)	(44,634)	(44,634)	(44,634)	(44,634)	(44,634)	(44,634)	(44,634)
000-1591-000- - - Glassware Inventory	0	0	0	0	0	0	0	0	0	0	0	0
000-1598-000- - - Pallet Inventory	59,256	67,110	70,714	46,435	45,610	46,231	61,885	45,792	53,991	62,975	62,211	64,106
Total Inventory, Net	5,120,774	4,711,443	4,641,438	4,258,810	4,601,496	4,502,651	4,502,511	4,496,303	4,175,580	4,311,691	4,508,763	4,766,155
Other Current Assets:												
000-1200-000- - - Prepaid Expense	45,968	43,268	57,633	73,079	91,470	66,044	59,547	68,964	78,273	73,112	57,290	42,310
000-1201-000- - - Prepaid Hops	0	0	208	0	8,241	3,331	0	0	0	0	101,810	101,810
000-1202-000- - - Prepaid Insurance		28,782	33,237	61,531	94,075	93,880	102,185	106,520	75,738	104,053	82,606	58,314
000-1203-000- - - Prepaid Assets and Leases-Prepaid Assets and Lease					0	0	0	0	0	0	0	0
000-1204-000- - - Prepaid Merchandise and POS-Prepaid Merch and POS-	34,727	37,099	52,988	54,993	13,864	13,864	203,164	2,005	2,005	2,005	2,005	14,405
000-1205-000- - - Prepaid State Tax	0	0	0	0	0	0	0	0	0	0	0	0
000-1206-000- - - Prepaid Marketing Media	172,290	431,127	88,273	961	24,115	24,115	24,115	35,944	37,435	43,559	43,387	47,115
000-1210-000- - - Other Receivables	65,373	49,411	63,365	130,844	10,907	16,671	13,880	35,204	27,698	36,002	10,194	10,443
000-1212-000- - - Due from Owner	1,195	1,195	1,195	1,195	1,195	1,195	1,195	1,195	1,195	1,195	1,195	1,195
000-1213-000- - - Tax Payments Due From Partners	6,809	(37,952)	(37,952)	4,750	32,750	32,250	141,199	251,999	254,999		6,825	8,167
000-1250-000- - - Default-Employee Advances-Default	486	0	0	0	0	0	120	0	111	37	199	1,939
000-1596-000- - - POS Inventory	418,621	397,109	415,278	423,031	464,565	418,831	422,587	421,897	421,633	419,763	415,789	412,371
000-1275-000- - - Returned ACH Drafts	0	0	5,468	0	0	0	0	0	0	0	0	0
000-1280-000- - - Distributor Descrepancies	(4,075)	(4,075)	(4,075)	0	0	0	0	0	0	0	0	0
000-1285-000- - - 420 Festival Deposit	0	0	0	0	0	0	0	0	0	0	0	0
000-1592-000- - - POS Inventory	0	0	0	0	0	0	0	0	0	0	0	0
Total Other Current Assets	741,394	945,966	675,618	750,385	741,182	670,181	967,992	923,728	899,088	679,726	721,301	698,070
Property Plant & Equipment, Net:												
000-1699-000- - - Equipment Not in Service	1,853,894	1,853,894	1,853,894	1,853,894	1,853,894	1,853,894	1,853,894	1,853,894	1,743,894	1,743,894	1,743,894	1,743,894
000-1680-000- - - Keg Fleet_2005	(9)	(9)	(9)	(9)	(9)	(9)	(9)	(9)	(9)	(9)	(9)	(9)
000-1681-000- - - Keg Fleet_2006	(30)	(30)	(30)	(30)	(30)	(30)	(30)	(30)	(30)	(30)	(30)	(30)
000-1682-000- - - Keg Fleet_2007	72,637	72,637	72,637	72,637	72,637	72,637	72,637	72,637	72,637	72,637	72,637	72,637
000-1683-000- - - Keg Fleet_2008	266,220	266,220	266,220	266,220	266,220	266,220	266,220	266,220	266,220	266,220	266,220	266,220
000-1684-000- - - Keg Fleet_2009	405,936	405,936	405,936	405,936	405,936	405,936	405,936	405,936	405,936	405,936	405,936	405,936
000-1685-000- - - Keg Fleet_2010	180,253	180,253	180,253	180,253	180,253	180,253	180,253	180,253	180,253	180,253	180,253	180,253
000-1686-000- - - Keg Fleet_2011	711,806	692,186	692,186	692,186	692,186	692,186	692,186	692,186	692,186	692,186	692,186	692,186
000-1687-000- - - Keg Fleet_2012	1,036,432	1,036,432	1,036,432	1,036,432	1,036,432	1,036,432	1,036,432	1,036,432	1,036,432	1,036,432	1,036,432	1,036,432
000-1688-000- - - Keg Fleet_2013	732,877	732,877	732,877	732,877	732,877	732,877	732,877	732,877	732,877	732,877	732,877	732,877
000-1689-000- - - Keg Fleet_2014	1,180,435	1,180,435	1,180,435	1,180,435	1,180,435	1,180,435	1,180,435	1,180,435	1,180,435	1,180,435	1,180,435	1,180,435
000-1690-000- - - Keg Fleet_2015	2,476,251	2,476,251	2,476,251	2,476,251	2,476,251	2,476,251	2,476,251	2,476,251	2,476,251	2,476,251	2,476,251	2,476,251
000-1705-000- - - Accumulated Depreciation_KEGS	(7,485,896)	(7,529,671)	(7,589,280)	(7,646,266)	(7,692,249)	(7,736,015)	(7,777,611)	(7,803,613)	(7,826,792)	(7,849,971)	(7,873,149)	(7,896,328)
000-1600-000- - - Fixed Assets_General	(113,816)	(113,816)	(113,816)	(113,816)	(113,816)	(113,816)	(113,816)	(113,816)	(113,816)	(113,816)	(113,816)	(113,816)
000-1601-000- - - Building	6,111	6,111	6,111	6,111	6,111	6,111	6,111	6,111	6,111	6,111	6,111	6,111
000-1603-000- - - Building (195-215)	127,451	127,451	127,451	127,451	127,451	127,451	127,451	127,451	127,451	127,451	127,451	127,451
000-1604-000- - - Brewhouse Equipment 2012	3,060,929	3,060,929	3,060,929	3,060,929	3,060,929	3,060,929	3,060,929	3,060,929	3,060,929	3,060,929	3,060,929	3,060,929
000-1605-000- - - Merchandise Store	55,345	55,345	55,345	55,345	55,345	55,345	55,345	55,345	55,345	55,345	55,345	55,345
000-1606-000- - - Cooler Project 2013	114,656	114,656	114,656	114,656	114,656	114,656	114,656	114,656	114,656	114,656	114,656	114,656
000-1607-000- - - Brewing Equipment-Prior to 2012 Expansion	1,372,155	1,372,155	1,372,155	1,372,155	1,372,155	1,372,155	1,372,155	1,372,155	1,372,155	1,372,155	1,372,155	1,372,155
000-1608-000- - - Cellar Expansion 2012	3,013,492	3,013,492	3,013,492	3,013,492	3,013,492	3,013,492	3,013,492	3,013,492	3,013,492	3,013,492	3,013,492	3,013,492
000-1609-000- - - 2012 Brewhouse Building	72,413	72,413	72,413	72,413	72,413	72,413	72,413	72,413	72,413	72,413	72,413	72,413
000-1610-000- - - 2012-11 Brewhouse Expansion	1,357,161	1,357,161	1,357,161	1,357,161	1,357,161	1,357,161	1,357,161	1,357,161	1,357,161	1,357,161	1,357,161	1,357,161
000-1611-000- - - 2013 Boiler Install	99,559	99,559	99,559	99,559	99,559	99,559	99,559	99,559	99,559	99,559	99,559	99,559
000-1612-000- - - Misc. Expansion Projects	308,505	308,505	308,505	308,505	308,505	308,505	308,505	308,505	308,505	308,505	308,505	308,505
000-1614-000- - - Packaging Line 2012	4,841,807	4,841,807	4,841,807	4,841,807	4,841,807	4,841,807	4,841,807	4,841,807	4,841,807	4,841,807	4,841,807	4,841,807
000-1615-000- - - 2013 Keg Line	916,886	916,886	916,886	916,886	916,886	916,886	916,886	916,886	916,886	916,886	916,886	916,886
000-1616-000- - - Lab Equipment	25,764	25,764	25,764	25,764	25,764	25,764	25,764	25,764	25,764	25,764	25,764	25,764
000-1617-000- - - Other Manufacturing Equipment	676,301	676,301	676,301	676,301	676,301	676,301	676,301	676,301	676,301	697,031	697,031	697,031
000-1618-000- - - Silos	261,924	261,924	261,924	261,924	261,924	261,924	261,924	261,924	261,924	261,924	261,924	261,924
000-1619-000- - - Can Filler	1,389,992	1,389,992	1,389,992	1,389,992	1,389,992	1,389,992	1,389,992	1,389,992	1,389,992	1,389,992	1,389,992	1,389,992
000-1620-000- - - 2014 Can Line	590,913	590,913	590,913	590,913	590,913	590,913	590,913	590,913	590,913	590,913	590,913	590,913
000-1621-000- - - Pasteuriser	173,433	173,433	173,433	173,433	173,433	173,433	173,433	173,433	173,433	173,433	173,433	173,433
000-1622-000- - - Wastewater Treatment Equipment	205,207	205,207	205,207	205,207	205,207	205,207	205,207	205,207	205,207	205,207	205,207	205,207
000-1623-000- - - Yeast Propagation System	146,590	146,590	146,590	146,590	146,590	146,590	146,590	146,590	146,590	146,590	146,590	146,590
000-1624-000- - - Automobiles	542,354	526,948	526,948	526,948	526,948	526,948	526,948	526,948	526,948	526,948	526,948	510,771
000-1625-000- - - Leasehold Improvements	1,105,047	1,105,047	1,105,047	1,105,047	1,105,047	1,105,047	1,105,047	1,105,047	1,105,047	1,105,047	1,105,047	1,105,047
000-1626-000- - - Office Furniture and Equipment	295,419	295,419	295,419	295,419	300,652	300,652	311,679	311,679	311,679	311,679	311,679	314,322
000-1627-000- - - Software	217,558	217,558	217,558	217,558	217,558	217,558	217,558	217,558	217,558	217,558	217,558	217,558
000-1628-000- - - Land Improvements	20,692	20,692	20,692	20,692	20,692	20,692	20,692	20,692	20,692	20,692	20,692	20,692

2019 September	2019 October	2019 November	2019 December	2020 January	2020 February	2020 March	2020 April	2020 May	2020 June	2020 July	2020 August
000-1629-000- - - Land 217 Ottley Drive	1,352,813	1,352,813	1,352,813	1,352,813	1,352,813	1,352,813	1,352,813	1,352,813	1,352,813	1,352,813	1,352,813	1,352,813
000-1631-000- - - 2014 Bottle Enhancement	98,918	98,918	98,918	98,918	98,918	98,918	98,918	98,918	98,918	98,918	98,918	98,918
000-1632-000- - - 2014 Cellar Expansion	1,214,250	1,214,250	1,214,250	1,214,250	1,214,250	1,214,250	1,214,250	1,214,250	1,214,250	1,214,250	1,214,250	1,214,250
000-1633-000- - - Default-Turner Field Stand Buildout-Default	30,357	30,357	30,357	30,357	30,357	30,357	30,357	30,357	30,357	30,357	30,357	30,357
000-1634-000- - - 170 Ottley Drive Improvements	158,773	158,773	158,773	158,773	158,773	158,773	158,773	158,773	158,773	158,773	158,773	158,773
000-1635-000- - - Glycol Chiller 2014	187,165	187,165	187,165	187,165	187,165	187,165	187,165	187,165	187,165	187,165	187,165	187,165
000-1636-000- - - Bottle Condition Skid	514,730	514,730	514,730	514,730	514,730	514,730	514,730	514,730	514,730	514,730	514,730	514,730
000-1637-000- - - 2014 Repack Line	30,274	30,274	30,274	30,274	30,274	30,274	30,274	30,274	30,274	30,274	30,274	30,274
000-1638-000- - - CIP System 2014	61,698	61,698	61,698	61,698	61,698	61,698	61,698	61,698	61,698	61,698	61,698	61,698
000-1639-000- - - Feldmeier Fermenter_2014	519,490	519,490	519,490	519,490	519,490	519,490	519,490	519,490	519,490	519,490	519,490	519,490
000-1640-000- - - Feldmeier Brite Tanks_2014	98,874	98,874	98,874	98,874	98,874	98,874	98,874	98,874	98,874	98,874	98,874	98,874
000-1641-000- - - Cellar Flooring 2014	46,258	46,258	46,258	46,258	46,258	46,258	46,258	46,258	46,258	46,258	46,258	46,258
000-1642-000- - - Music Midtown Balloon	6,600	6,600	6,600	6,600	6,600	6,600	6,600	6,600	6,600	6,600	6,600	6,600
000-1643-000- - - Bottling Line - 750 ML Bottles	167,947	167,947	167,947	167,947	167,947	167,947	167,947	167,947	167,947	167,947	167,947	167,947
000-1644-000- - - 2015 New Building	5,191,627	5,191,627	5,191,627	5,191,627	5,191,627	5,191,627	5,191,627	5,191,627	5,191,627	5,191,627	5,191,627	5,191,627
000-1645-000- - - 2015 Barrel Project	135,009	135,009	135,009	135,009	135,009	135,009	135,009	135,009	135,009	135,009	135,009	135,009
000-1646-000- - - 2015 Misc Brew Infratructure	55,875	55,875	55,875	55,875	55,875	55,875	55,875	55,875	55,875	55,875	55,875	55,875
000-1647-000- - - Cellar Expansion 2015-16	1,348,226	1,348,226	1,348,226	1,348,226	1,348,226	1,348,226	1,348,226	1,348,226	1,348,226	1,348,226	1,348,226	1,348,226
000-1649-000- - - Mobile Equipment	95,287	105,039	105,039	105,039	105,039	105,039	105,039	105,039	105,039	124,403	124,403	124,403
000-1700-000- - - Accumulated Depreciation	(23,014,436)	(23,274,355)	(23,545,591)	(23,815,236)	(24,079,846)	(24,358,035)	(24,633,496)	(24,909,309)	(25,184,599)	(25,459,019)	(25,733,058)	(25,998,739)
000-1770-000- - - Sale of Used Equipmetn	0	0	0	0	0	0	0	0	0	0	0	0
000-1805-000- - - Sale of Tanks	0	0	0	0	0	0	0	0	0	0	0	0
999-1603-000- - - Cheese Grits - Building (195-215)	9,725,227	9,725,227	9,725,227	9,725,227	9,725,227	9,725,227	9,725,227	9,725,227	9,725,227	9,725,227	9,725,227	9,725,227
999-1628-000- - - Cheese Grits - Land	1,050,000	1,050,000	1,050,000	1,050,000	1,050,000	1,050,000	1,050,000	1,050,000	1,050,000	1,050,000	1,050,000	1,050,000
000-1650-000- - - 2016 Pilot Equipment	117,664	117,664	117,664	117,664	117,664	117,664	117,664	117,664	117,664	117,664	117,664	117,664
000-1651-000- - - 2016 Office Expansion	11,978	11,978	11,978	11,978	11,978	11,978	11,978	11,978	11,978	11,978	11,978	11,978
000-1652-000- - - 2016 Foeder Installation - New Building	135,411	135,411	135,411	135,411	135,411	135,411	135,411	135,411	135,411	135,411	135,411	135,411
000-1653-000- - - FOH Fixed Assets	9,134	9,134	9,134	9,134	9,134	9,134	9,134	9,134	9,134	9,134	9,134	9,134
000-1654-000- - - 2016 Labeler Project	156,908	156,908	156,908	156,908	156,908	156,908	156,908	156,908	156,908	156,908	156,908	156,908
000-1655-000- - - Fixed Warehouse Equip - New Building	180,314	180,314	180,314	180,314	180,314	180,314	180,314	180,314	180,314	180,314	180,314	180,314
000-1656-000- - - Furniture & Fixtures - New Building	60,144	60,144	60,144	60,144	60,144	60,144	60,144	60,144	60,144	60,144	60,144	60,144
000-1657-000- - - New Building - Other	91,157	91,157	91,157	91,157	91,157	91,157	91,157	91,157	91,157	91,157	91,157	91,157
000-1658-000- - - Packaging Pallet Conveyor - 2017	72,022	79,622	85,859	88,720	88,720	63,645	63,645	63,645	63,645	63,645	63,645	63,645
000-1659-000- - - Project Buffalo	64,184	64,184	64,184	64,184	64,184	64,184	64,184	64,184	64,184	64,184	64,184	64,184
000-1660-000- - - Restaurant Buildout	2,472,996	2,503,315	2,506,995	2,506,995	2,506,995	2,506,995	2,506,995	2,506,995	2,506,995	2,506,995	2,506,995	2,506,995
000-1662-000- - - Wort Souring Project - 2018	15,325	15,325	15,325	15,325	15,325	15,325	15,325	15,325	15,325	15,325	15,325	15,325
000-1663-000- - - Waste Yeast Pump - 2018 Project	10,153	10,153	10,153	10,153	10,153	10,153	10,153	10,153	10,153	10,153	10,153	10,153
000-1664-000- - - Brewhouse - Capital Projects	16,947	52,952	73,436	118,723	163,931	271,977	288,462	311,522	311,522	311,522	311,522	311,522
000-1665-000- - - Restaurant Equipment	601,799	605,926	608,203	610,129	610,129	610,129	610,129	610,129	610,129	610,129	610,129	610,129
000-1666-000- - - Well Project	87,514	87,514	87,514	87,514	87,514	87,514	87,514	87,514	87,514	87,514	87,514	87,514
000-1691-000- - - Keg Fleet 2016	885,259	885,259	885,259	885,259	885,259	885,259	885,259	885,259	885,259	885,259	885,259	885,259
Total Property Plant & Equipment, Net	26,378,523	26,127,607	25,829,439	25,552,882	25,292,730	25,058,746	24,764,202	24,485,448	24,076,979	23,819,474	23,522,256	23,219,862
Intangible Assets, Net:												
000-1910-000- - - Trademark	170,000	170,000	170,000	170,000	170,000	170,000	170,000	170,000	170,000	170,000	170,000	170,000
000-1911-000- - - Licensed Trademarks	150,000	150,000	150,000	150,000	150,000	150,000	150,000	150,000	150,000	150,000	150,000	150,000
000-1930-000- - - Organization and Start-up Costs	63,878	63,878	63,878	63,878	63,878	63,878	63,878	63,878	63,878	63,878	63,878	63,878
000-2000-000- - - Accumulated Amortization	(63,878)	(63,878)	(63,878)	(63,878)	(63,878)	(63,878)	(63,878)	(63,878)	(63,878)	(63,878)	(63,878)	(63,878)
Total Intangible Assets, Net	320,000	320,000	320,000	320,000	320,000	320,000	320,000	320,000	320,000	320,000	320,000	320,000
Total Assets	**38,275,944**	**40,412,346**	**41,362,361**	**35,083,004**	**35,399,240**	**36,096,738**	**37,120,162**	**37,736,002**	**40,158,741**	**38,525,925**	**39,984,089**	**42,184,856**

Liabilities

	2019 September	2019 October	2019 November	2019 December	2020 January	2020 February	2020 March	2020 April	2020 May	2020 June	2020 July	2020 August
Current Portion of Long-term Debt												
000-2505-000- - - Notes Payable_Current	0	0	0	100,189	0	0	0	0	0	0	0	0
Total Current Portion of Long-term Debt	0	0	0	100,189	0	0	0	0	0	0	0	0
Accounts Payable:												
000-2101-000- - - Accounts Payable - Manual	82,410	82,408	82,408	341,059	125,406	80,422	60,424	45,364	510,150	503,529	493,529	493,307
000-2111-000- - - Accounts Payable - AMEX	117,405	133,278	115,797	152,864	163,669	189,634	125,921	27,730	27,907	125,827	98,391	48,988
000-2112-000- - - Accounts Payable - Concur Cash	2,803	2,043	3,468	1,145	2,361	1,456	(82)	(1,749)	(1,902)	(254)	(867)	(832)
000-2100-000- - - Accounts Payable	514,994	952,551	596,043	1,838,480	873,220	622,714	1,168,514	1,244,220	645,582	1,126,587	992,481	915,494
000-2110-000- - - Accounts Payable - Credit Card	0	0	0	0	0	0	0	0	0	0	0	0
Total Accounts Payable	717,611	1,170,280	797,716	2,333,548	1,164,657	894,227	1,354,777	1,315,565	1,181,737	1,755,689	1,583,534	1,456,956
Accrued Expenses and Other Current Liabilities:												
000-2435-000- - - Deferred Event Revenue	272,088	344,026	587,936	206,733	198,628	212,981	229,595	292,975	199,159	213,089	201,407	182,170
000-2201-000- - - Accrued Purchases (Manual)	0	0	0	0	0	0	0	0	0	0	0	0
000-2400-000- - - Accrued Expenses	312,834	259,790	220,328	206,693	214,578	346,749	(1,570,946)	242,867	252,549	434,938	237,398	278,184
000-2403-000- - - Accrued Freight Expense	70,000	50,000	85,000	45,000	45,000	75,000	90,000	90,000	80,000	80,000	50,000	80,000
000-2404-000- - - Accrued Utilities	122,000	122,000	122,000	112,000	112,000	112,000	112,000	112,000	122,047	112,000	112,000	113,055
000-2420-000- - - International POS Accrual	0	0	0	0	0	0	0	0	0	0	1,215	1,215
000-2455-000- - - Accrued Excise Tax	52,296	198,842	153,136	175,171	38,827	41,459	53,811	145,811	198,615	226,789	189,064	177,827
000-2460-000- - - Accrued Sales & Use Tax	342,153	340,928	344,103	343,761	335,935	341,367	328,653	317,628	320,438	324,706	319,752	325,925
000-2465-000- - - Income Taxes Payable	208,662	208,662	208,662	208,662	208,662	208,662	208,662	208,662	208,662	208,662	208,662	208,662
000-2440-000- - - Accrued Dependant Care FSA Liability	1,392	1,392	1,392	1,392	1,392	1,392	1,392	1,392	1,392	1,392	1,392	1,392
000-2445-000- - - Accrued Medical FSA Liability	22,854	22,162	23,785	20,424	20,358	19,068	20,027	17,871	18,018	17,526	18,786	19,491
000-2450-000- - - Accrued Payroll Liability	192,777	279,378	309,748	61,865	159,456	163,237	194,239	173,949	305,048	271,993	119,359	183,662
000-2451-000- - - Accrued Comp Liability	1,583	1,583	1,583	1,583	1,583	1,583	1,583	1,583	1,583	1,583	1,583	1,583
000-2452-000- - - Insurance Pass Throughs	(6,193)	(4,288)	(2,265)	(3,037)	(3,913)	(2,402)	(3,926)	(4,398)	(4,910)	(3,900)	(3,452)	(4,635)
000-2470-000- - - Accrued Bonus - Admin	53,294	59,549	65,804	56,034	65,076	18,084	3,192	1	1	1	1	1
000-2471-000- - - Accrued Bonus - Packaging	6,296	6,995	7,695	5,994	6,695	1,492	90	90	90	90	90	90
000-2473-000- - - Accrued Bonus - Marketing	83,106	92,340	101,574	81,391	90,108	17,442	8	8	8	8	8	8
000-2474-000- - - Accrued Bonus - Sales	299,383	257,730	316,077	107,000	158,483	114,028	146	146	(25,741)	(23,005)	(31,444)	(31,444)
000-2475-000- - - Accrued Bonus - National Accounts	20,665	26,902	33,139	19,377	27,107	16,200	740	740	(18,048)	(15,700)	(15,700)	(15,700)
000-2476-000- - - Accrued Bonus - Events	2,529	3,650	4,771	4,392	917	1,736	98	98	98	98	98	98
000-2477-000- - - Accrued Bonus - Brewhouse	8,351	9,279	10,207	7,134	8,054	1,883	43	43	43	43	43	43
000-2479-000- - - Accrued Bonus - Lab	1,549	1,721	1,893	2,066	2,245	358	1	1	1	1	1	1
000-2485-000- - - Accrued Bonus - Maintenance	2,867	3,185	3,504	3,822	4,151	662	4	4	4	4	4	4
000-2486-000- - - Accrued Bonus - Warehouse	7,025	7,805	8,586	10,434	11,552	2,235						
000-2487-000- - - Accrued Bonus - Tour	17,834	20,000	21,477	0	850	2,158	0	0	0	0	0	0
000-2610-000- - - Deferred Revenue - Beer Club	0	0	0	0	0	0	0	0	0	0	0	0
000-2300-000- - - IMIA Liability	0	0	0	0	0	0	0	0	0	0	0	0
000-2300-119- - - IMIA Liability-ADAMS_NC	0	0	0	0	0	0	0	0	0	0	0	0
000-2300-120- - - IMIA Liability-CARPR000	0	0	0	0	0	0	0	0	0	0	0	0
000-2300-121- - - IMIA Liability-CITYBEV_NC	0	0	0	0	0	0	0	0	0	0	0	0
000-2300-122- - - IMIA Liability-EMPIRE000	0	0	0	0	0	0	0	0	0	0	0	0
000-2300-123- - - IMIA Liability-HARRIS000	0	0	0	0	0	0	0	0	0	0	0	0
000-2300-124- - - IMIA Liability-IHCAF000	0	0	0	0	0	0	0	0	0	0	0	0
000-2300-125- - - IMIA Liability-RAJRAL000	0	0	0	0	0	0	0	0	0	0	0	0
000-2300-126- - - IMIA Liability-RAJWIL000	0	0	0	0	0	0	0	0	0	0	0	0

2019 September	2019 October	2019 November	2019 December	2020 January	2020 February	2020 March	2020 April	2020 May	2020 June	2020 July	2020 August
000-2300-127- - - IMIA Liability-UNIBEV	0	0	0	0	0	0	0	0	0	0	0	0
000-2300-129- - - IMIA Liability-RHBAR_NC	0	0	0	0	0	0	0	0	0	0	0	0
000-2300-130- - - IMIA Liability-BEVER000	0	0	0	0	0	0	0	0	0	0	0	0
000-2300-131- - - IMIA Liability-CARBE000	0	0	0	0	0	0	0	0	0	0	0	0
000-2300-132- - - IMIA Liability-COMER	0	0	0	0	0	0	0	0	0	0	0	0
000-2300-133- - - IMIA Liability-GEN000	0	0	0	0	0	0	0	0	0	0	0	0
000-2300-134- - - IMIA Liability-GREEN000	0	0	0	0	0	0	0	0	0	0	0	0
000-2300-135- - - IMIA Liability-LEE000	0	0	0	0	0	0	0	0	0	0	0	0
000-2300-136- - - IMIA Liability-YAHNIS	0	0	0	0	0	0	0	0	0	0	0	0
000-2300-140- - - IMIA Liability-BLITTLE	0	0	0	0	0	0	0	0	0	0	0	0
000-2300-141- - - IMIA Liability-BUCKH000	0	0	0	0	0	0	0	0	0	0	0	0
000-2300-142- - - IMIA Liability-CARROLL	0	0	0	0	0	0	0	0	0	0	0	0
000-2300-143- - - IMIA Liability-CB000	0	0	0	0	0	0	0	0	0	0	0	0
000-2300-144- - - IMIA Liability-CITYBEV	0	0	0	0	0	0	0	0	0	0	0	0
000-2300-145- - - IMIA Liability-CONE000	0	0	0	0	0	0	0	0	0	0	0	0
000-2300-146- - - IMIA Liability-DAYTONA	0	0	0	0	0	0	0	0	0	0	0	0
000-2300-147- - - IMIA Liability-GBAYD000	0	0	0	0	0	0	0	0	0	0	0	0
000-2300-148- - - IMIA Liability-GCBEV NORTH	0	0	0	0	0	0	0	0	0	0	0	0
000-2300-149- - - IMIA Liability-GCBEV SOUTH	0	0	0	0	0	0	0	0	0	0	0	0
000-2300-150- - - IMIA Liability-GCED000	0	0	0	0	0	0	0	0	0	0	0	0
000-2300-151- - - IMIA Liability-GRG000	0	0	0	0	0	0	0	0	0	0	0	0
000-2300-152- - - IMIA Liability-NFS000	0	0	0	0	0	0	0	0	0	0	0	0
000-2300-153- - - IMIA Liability-PEPIN000	0	0	0	0	0	0	0	0	0	0	0	0
000-2300-154- - - IMIA Liability-PRD000	0	0	0	0	0	0	0	0	0	0	0	0
000-2300-155- - - IMIA Liability-SBS000	0	0	0	0	0	0	0	0	0	0	0	0
000-2300-156- - - IMIA Liability-STHEAGLE	0	0	0	0	0	0	0	0	0	0	0	0
000-2300-157- - - IMIA Liability-WDENSCH	0	0	0	0	0	0	0	0	0	0	0	0
000-2300-160- - - IMIA Liability-ALLSTA000	0	0	0	0	0	0	0	0	0	0	0	0
000-2300-162- - - IMIA Liability-GULF000	0	0	0	0	0	0	0	0	0	0	0	0
000-2300-163- - - IMIA Liability-PREM000	0	0	0	0	0	0	0	0	0	0	0	0
000-2300-164- - - IMIA Liability-SUPR000 Huntsville	0	0	0	0	0	0	0	0	0	0	0	0
000-2300-165- - - IMIA Liability-SUPR000 Tuscaloosa	0	0	0	0	0	0	0	0	0	0	0	0
000-2300-170- - - IMIA Liability-BUD-CHAT	0	0	0	0	0	0	0	0	0	0	0	0
000-2300-171- - - IMIA Liability-BUD-CLARK	0	0	0	0	0	0	0	0	0	0	0	0
000-2300-172- - - IMIA Liability-BUD-COOK	0	0	0	0	0	0	0	0	0	0	0	0
000-2300-173- - - IMIA Liability-DET000	0	0	0	0	0	0	0	0	0	0	0	0
000-2300-174- - - IMIA Liability-EAGB000	0	0	0	0	0	0	0	0	0	0	0	0
000-2300-175- - - IMIA Liability-HG_HOLSTON	0	0	0	0	0	0	0	0	0	0	0	0
000-2300-176- - - IMIA Liability-MIDSOU000	0	0	0	0	0	0	0	0	0	0	0	0
000-2300-177- - - IMIA Liability-TARVER	0	0	0	0	0	0	0	0	0	0	0	0
000-2300-180- - - IMIA Liability-CHAMPAGNE	7,095	6,765	6,195	6,195	6,195	6,195	6,195	6,195	6,195	6,195	6,195	6,195
000-2300-181- - - IMIA Liability-MOCKLER	0	0	0	0	0	0	0	0	0	0	0	0
000-2300-182- - - IMIA Liability-NOLA_SEAGLE	0	0	0	0	0	0	0	0	0	0	0	0
000-2300-190- - - IMIA Liability-KYEAGLE	0	0	0	0	0	0	0	0	0	0	0	0
000-2300-191- - - IMIA Liability-RIVERCITY	0	0	0	0	0	0	0	0	0	0	0	0
000-2300-192- - - IMIA Liability-SELIGMAN	0	0	0	0	0	0	0	0	0	0	0	0
000-2300-210- - - Default-IMIA Liability-VA_EAGLE	0	0	0	0	0	0	0	0	0	0	0	0
000-2300-211- - - Default-IMIA Liability-LOVELAND	0	0	0	0	0	0	0	0	0	0	0	0
000-2300-212- - - Default-IMIA Liability-HOFFMAN	0	0	0	0	0	0	0	0	0	0	0	0
000-2300-213- - - Default-IMIA Liability	0	0	0	0	0	0	0	0	0	0	0	0
000-2300-214- - - Default-IMIA Liability-M PRICE	0	0	0	0	0	0	0	0	0	0	0	0
000-2300-215- - - Default-IMIA Liability-FICK	0	0	0	0	0	0	0	0	0	0	0	0
000-2300-220- - - Default-IMIA Liability-CPTEGL_DC	0	0	0	0	0	0	0	0	0	0	0	0
000-2300-242- - - Default-IMIA Liability-STAGNARO	0	0	0	0	0	0	0	0	0	0	0	0
000-2300-265- - - Default-IMIA Liability-PA General	0	0	0	0	0	0	0	0	0	0	0	0
000-2300-270- - - Default-IMIA Liability-SEDTX	13,218	12,601	10,516	10,266	9,859	9,817	9,595	7,214	7,214	7,214	7,214	7,214
000-2300-330- - - Default-IMIA Liability-GIRARDI_MA	5,756	5,756	3,800	3,185	3,185	3,185	3,185	3,185	3,185	3,185	3,185	3,185
000-2300-331- - - Default-IMIA Liability-HORIZON_MA	42,234	41,181	27,957	26,862	24,262	24,262	24,262	24,262	24,262	24,262	23,861	23,861
000-2300-332- - - Default-IMIA Liability-QUALITY_MA	15,707	13,802	5,254	3,349	1,366	1,366	1,366	1,366	1,366	1,366	1,058	1,058
000-2300-333- - - Default-IMIA Liability-WILLIAMS_MA	8,624	8,644	6,300	6,300	6,300	6,300	6,300	6,300	6,300	6,300	6,300	6,300
000-2300-340- - - Default-IMIA Liability-STANDARD_KS	24,112	19,642	()	()	0	0	0	0	0	0	0	0
000-2300-430- - - Default-IMIA Liability-GREYMO	4,440				0	0	0	0	0	0	0	0
000-2300-431- - - Default-IMIA Liability-HERRELL	106	106	()	()	0	0	0	0	0	0	0	0
000-2300-432- - - Default-IMIA Liability-KREYDIST	()	()	()	()	0	0	0	0	0	0	0	0
000-2300-433- - - Default-IMIA Liability-LOHRDIST	0	0	0	0	0	0	0	0	0	0	0	0
000-2300-434- - - Default-IMIA Liability-FECHTEL	5,884	2,659	2,231	913	913	0	0	0	0	0	0	0
000-2300-435- - - Default-IMIA Liability-HEART	20,965	19,028	11,688	9,902	9,794	9,528	9,528	7,596	7,596	7,596	7,596	7,596
000-2300-436- - - Default-IMIA Liability-NKCB_MO	10,356	7,363	()	()	0	0	0	0	0	0	0	0
000-2305-110- - - Default-Co-op Liability-UNITE000 Smyrna	0	0	0	0	0	0	0	0	0	0	0	0
000-2310-000- - - IMIA and Coop Reserve	0	0	0	0								
000-2481-000- - - Provision_Returns and DM Goods	59,939	59,939	59,939	59,939	59,939	59,939	59,939	59,939	59,939	59,939	59,939	59,939
000-2482-154- - - Default-Provision_IMIA Reserve-PRD000	0	0	0	0	0	0	0	0	0	0	0	0
000-2482-156- - - Default-Provision_IMIA Reserve-STHEAGLE	0	0	0	0	0	0	0	0	0	0	0	0
000-2482-176- - - Default-Provision_IMIA Reserve-MIDSOU000	0	0	0	0	0	0	0	0	0	0	0	0
000-2482-212- - - Default-Provision_IMIA Reserve-HOFFMAN	0	0	0	0	0	0	0	0	0	0	0	0
000-2200-000- - - Accrued Purchases (System)	932,766	428,350	675,008	837,112	1,019,812	764,499	1,144,792	603,513	711,773	399,063	538,328	924,084
000-2410-000- - - Refundable Keg Deposits	2,004,731	1,979,061	2,015,491	1,836,950	1,821,096	1,922,346	1,755,342	1,636,092	1,617,837	1,736,831	1,803,746	1,983,636
000-2415-000- - - Refundable Pallet Deposits	0	0	0	0	0	0	0	0	0	0	0	0
000-2401-000- - - Accrued Property Tax	(95,366)	(63,578)	(31,789)	0	37,518	75,036	112,554	150,072	187,590	225,108	262,626	300,144
000-2300-110- - - IMIA Liability-UNITE000 Smyrna	(208,071)	(217,405)	(240,024)	(229,817)	(230,879)	(203,970)	(136,900)	(193,348)	(175,446)	(198,233)	(145,196)	(135,458)
000-2300-111- - - IMIA Liability-UNITE000 Albany	54,907	58,102	55,292	61,815	63,677	67,221	73,540	72,053	74,066	74,219	80,434	81,766
000-2300-112- - - IMIA Liability-UNITE000 Savannah	27,867	26,887	15,467	23,757	26,218	30,642	39,413	34,892	37,388	31,709	39,626	42,341
000-2305-111- - - Default-Co-op Liability-UNITE000 Albany	0	0	0	0	0	0	0	0	0	0	0	0
000-2305-112- - - Default-Co-op Liability-UNITE000 Savannah	0	0	0	0	0	0	0	0	0	0	0	0
000-2305-113- - - Co-op Liability-UNITE000 SweetWater	0	0	0	0	0	0	0	0	0	0	0	0
000-2305-130- - - Default-Co-op Liability-BEVER000	0	0	0	0	0	0	0	0	0	0	0	0
000-2305-177- - - Default-Co-op Liability-TARVER	0	0	0	0	0	0	0	0	0	0	0	0
000-2305-210- - - Default-Co-op Liability-VA_EAGLE	0	0	0	0	0	0	0	0	0	0	0	0
000-2305-270- - - Default-Co-op Liability-SEDTX	0	0	0	0	0	0	0	0	0	0	0	0
Total Accrued Expenses and Other Current Liabilities	5,030,615	4,722,535	5,053,459	4,334,621	4,567,000	4,473,341	2,778,526	3,960,805	4,228,323	4,235,075	4,105,181	4,833,496
Deferred Brand Revenue, Current:												
000-2605-000- - - Def Rev Brand Rights_Current	1,533,320	1,336,097	1,167,350	998,603	829,856	678,332	566,396	454,460	347,594	245,797	144,001	42,205
Total Deferred Brand Revenue, Current	1,533,320	1,336,097	1,167,350	998,603	829,856	678,332	566,396	454,460	347,594	245,797	144,001	42,205
Deferred Brand Revenue, less Current:												
000-2600-000- - - Default-Def Revenue Brand Rights-Default	(1,533,320)	(1,336,097)	(1,167,350)	(998,603)	(829,856)	(678,332)	(566,396)	(454,460)	(347,594)	(245,797)	(144,001)	(42,205)
000-2600-166- - - Def Revenue Brand Rights-Bama BUD	26,606	24,187	21,769	19,350	16,931	14,512	12,094	9,675	7,256	4,837	2,419	()
000-2600-167- - - Def Revenue Brand Rights-Birm BUD	106,425	96,750	87,075	77,400	67,725	58,050	48,375	38,700	29,025	19,350	9,675	
000-2600-178- - - Default-Def Revenue Brand Rights-Bud of Memphis	0	0	0	0	0	0	0	0	0	0	0	0
000-2600-230- - - Def Revenue Brand Rights-CCB_JACKSON-MS	()	()	()	()	0	0	0	0	0	0	0	0
000-2600-231- - - Def Revenue Brand Rights-F.E.B.												
000-2600-232- - - Def Revenue Brand Rights-A&B_MS

2019 September	2019 October	2019 November	2019 December	2020 January	2020 February	2020 March	2020 April	2020 May	2020 June	2020 July	2020 August
000-2600-233--- Def Revenue Brand Rights-MITCHELL	()	()	()	()	()	()	()	()	()	()	()	()
000-2600-234--- Def Revenue Brand Rights-STOKES	9,652	6,435	3,217	()	0	0	0	0	0	0	0	0
000-2600-240--- Def Revenue Brand Rights-SBG-OH COLUMBUS	33,966											
000-2600-241--- Def Revenue Brand Rights-SBG-OH CLEVELAND	()	()	()	()	()	()	()	()	()	()	()	()
000-2600-242--- Def Revenue Brand Rights-STAGNARO												
000-2600-243--- Def Revenue Brand Rights-TREUHOUSE												
000-2600-244--- Def Revenue Brand Rights-BEERCO	()	()	()	()	()	()	()	()	()	()	()	()
000-2600-245--- Def Revenue Brand Rights-CBCOH	()	()	()	()	()	()	()	()	()	()	()	()
000-2600-246--- Def Revenue Brand Rights-BONBRIGHT	()	()	()	()	()	()	()	()	()	()	()	()
000-2600-247--- Def Revenue Brand Rights-SEBEVCO-OH	4,420				0	0	0	0	0	0	0	0
000-2600-248--- Def Revenue Brand Rights-BFD-OH	6,423											
000-2600-249--- Def Revenue Brand Rights-BROWN_OH	0	0	0	0	0	0	0	0	0	0	0	0
000-2600-250--- Def Revenue Brand Rights-Mitchell--MD	72,940	58,352	43,764	29,176	14,588	()	()	()	()	()	()	()
000-2600-251--- Def Revenue Brand Rights-Wantz-MD	19,905	14,929	9,953	4,976	0	0	0	0	0	0	0	0
000-2600-252--- Def Revenue Brand Rights-Kelly-MD	9,681	7,261	4,841	2,420	()	()	()	()	()	()	()	()
000-2600-253--- Def Revenue Brand Rights-Guy-MD	2,394	1,796	1,197	599	0	0	0	0	0	0	0	0
000-2600-254--- Def Revenue Brand Rights-EasternShore-MD	7,708	5,781	3,854	1,927	0	0	0	0	0	0	0	0
000-2600-255--- Def Revenue Brand Rights-BobHall-MD	16,331	12,248	8,165	4,083	()	()	()	()	()	()	()	()
000-2600-260--- Def Revenue Brand Rights-LAKESHORE	125,000	100,000	75,000	50,000	25,000	0	0	0	0	0	0	0
000-2600-266--- Def Revenue Brand Rights-Fuhrer	76,050	65,910	55,770	45,630	35,490	25,350	15,210	5,070	0	0	0	0
000-2600-268--- Def Revenue Brand Rights-Muller	250,000	230,000	210,000	190,000	170,000	150,000	130,000	110,000	90,000	70,000	50,000	30,000
000-2600-269--- Def Revenue Brand Rights-Wilsbach	53,181	49,090	44,999	40,909	36,818	32,727	28,636	24,545	20,454	16,364	12,273	8,182
000-2600-281--- Def Revenue Brand Rights-PEERLESS_NJ	236,238	214,762	193,286	171,810	150,333	128,857	107,381	85,905	64,429	42,953	21,476	
000-2600-290--- Def Revenue Brand Rights-Manhattan	430,493	391,357	352,221	313,086	273,950	234,814	195,679	156,543	117,407	78,271	39,136	()
000-2600-301--- Def Revenue Brand Rights-Star	56,034	51,552	47,069	42,586	38,103	33,621	29,138	24,655	20,172	15,690	11,207	6,724
000-2600-302--- Def Revenue Brand Rights-A Gallo	6,203	5,686	5,170	4,653	4,136	3,619	3,102	2,585	2,068	1,551	1,034	517
Total Deferred Brand Revenue, less Current	16,332	()	()	()	3,218	3,218	3,218	3,218	3,218	3,218	3,218	3,218
Intercompany - SWB & CG:												
000-1235-000--- I/C Rec - Cheese Grits	940,960	940,960	940,960	940,960	940,960	940,960	940,960	940,960	940,960	940,960	940,960	940,960
000-1300-000--- Equity Investment in Cheese Grits, LLC	(9,125,000)	(9,125,000)	(9,125,000)	(9,125,000)	(9,125,000)	(9,125,000)	(9,125,000)	(9,125,000)	(9,125,000)	(9,125,000)	(9,125,000)	(9,125,000)
000-2510-000--- I/C Payable - Cheese Grits	(940,960)	(940,960)	(940,960)	(940,960)	(940,960)	(940,960)	(940,960)	(940,960)	(940,960)	(940,960)	(940,960)	(940,960)
999-1235-000--- Cheese Grits - Interco Rec												
999-2510-000--- Cheese Grits - Interco Pay	9,125,000	9,125,000	9,125,000	9,125,000	9,125,000	9,125,000	9,125,000	9,125,000	9,125,000	9,125,000	9,125,000	9,125,000
Total Intercompany - SWB & CG	1	1	1	1	1	1	1	1	1	1	1	1
Long-term Debt, less Current:												
000-2500-000--- Notes Payable	0	0	0	0	0	0	0	0	0	0	0	0
Total Long-term Debt, less Current	0	0	0	0	0	0	0	0	0	0	0	0
Total Liabilities	**7,297,880**	**7,228,913**	**7,018,526**	**7,766,962**	**6,564,732**	**6,049,118**	**4,702,917**	**5,734,049**	**5,760,872**	**6,239,779**	**5,835,935**	**6,335,876**
Equity												
Members' Capital:												
000-3100-000--- Original Capital Contribution	800,000	800,000	800,000	800,000	800,000	800,000	800,000	800,000	800,000	800,000	800,000	800,000
000-3205-000--- Buy Back Shares_Trout	(95,000,000)	(95,000,000)	(95,000,000)	(95,000,000)	(95,000,000)	(95,000,000)	(95,000,000)	(95,000,000)	(95,000,000)	(95,000,000)	(95,000,000)	(95,000,000)
000-3206-000--- Buyback Shares_EE Equity	(249,624)	(249,624)	(249,624)	(249,624)	(249,624)	(249,624)	(249,624)	(281,624)	(281,624)	(281,624)	(281,624)	(281,624)
000-3250-000--- Employee Equity	7,509,320	7,509,320	7,509,320	7,530,991	7,530,991	7,530,991	7,545,170	7,545,170	7,545,170	7,559,889	7,559,889	7,559,889
000-3255-000--- Investor Equity_Trout	95,000,000	95,000,000	95,000,000	95,000,000	95,000,000	95,000,000	95,000,000	95,000,000	95,000,000	95,000,000	95,000,000	95,000,000
999-3100-000--- Cheese Grits - Original Capital Contribution	555,586	555,586	555,586	555,586	555,586	555,586	555,586	555,586	555,586	555,586	555,586	555,586
Total Members' Capital	8,615,282	8,615,282	8,615,282	8,636,953	8,636,953	8,636,953	8,651,132	8,619,132	8,619,132	8,633,851	8,633,851	8,633,851
Undistributed Members' Earnings:												
000-3200-000--- Buy Back Shares	(3,840,940)	(3,840,940)	(3,840,940)	(3,840,940)	(3,840,940)	(3,840,940)	(3,840,940)	(3,840,940)	(3,840,940)	(3,840,940)	(3,840,940)	(3,840,940)
000-3300-000--- Distributions to Members	(26,659,750)	(26,659,750)	(26,659,750)	(26,659,750)	(26,659,750)	(26,659,750)	(26,659,750)	(26,659,750)	(26,659,750)	(26,659,750)	(26,659,750)	(26,659,750)
000-3305-000--- Working Capital Distribution	(1,475,991)	(1,475,991)	(1,475,991)	(1,475,991)	(1,475,991)	(1,475,991)	(1,475,991)	(1,475,991)	(1,475,991)	(1,475,991)	(1,475,991)	(1,475,991)
000-3310-000--- Tax Distribution	(49,220,054)	(49,220,054)	(49,220,054)	(50,606,300)	(50,606,300)	(50,606,300)	(50,636,859)	(52,406,300)	(52,406,300)	(55,040,050)	(55,040,050)	(55,040,050)
000-3315-000--- Excess Cash Distribution	(52,434,812)	(52,434,812)	(52,434,812)	(59,234,812)	(59,234,812)	(59,234,812)	(59,234,812)	(59,234,812)	(59,234,812)	(61,521,765)	(61,853,791)	(61,853,791)
000-3900-000--- Retained Earnings	137,198,264	137,198,264	137,198,264	137,198,264	159,926,913	159,926,913	159,926,913	159,926,913	159,926,913	159,926,913	159,926,913	159,926,913
000-3910-000--- Accumulated Earnings	(14,332)	(14,332)	(14,332)	(14,332)	(14,332)	(14,332)	(14,332)	(14,332)	(14,332)	(14,332)	(14,332)	(14,332)
999-3900-000--- Cheese Grits - Retained Earnings	701,971	701,971	701,971	701,971	701,971	701,971	701,971	701,971	701,971	701,971	701,971	701,971
000-3311-000--- Tax WH on Non-Res Dist	(117,670)	(117,670)	(117,670)	(117,670)	(117,670)	(117,670)	(117,670)	(117,670)	(117,670)	(117,670)	(117,670)	(117,670)
YTD P&L	18,226,096	20,431,465	21,591,866	22,728,649	1,518,467	2,731,579	5,117,583	6,503,734	8,899,648	11,693,910	13,887,944	15,588,770
Total Undistributed Members' Earnings	22,362,782	24,568,151	25,728,552	18,679,089	20,197,556	21,410,667	23,766,113	23,382,822	25,778,737	23,652,296	25,514,304	27,215,129
	30,978,064	**33,183,433**	**34,343,834**	**27,316,041**	**28,834,508**	**30,047,620**	**32,417,245**	**32,001,954**	**34,397,869**	**32,286,146**	**34,148,155**	**35,848,980**
	38,275,943	**40,412,345**	**41,362,360**	**35,083,003**	**35,399,240**	**36,096,738**	**37,120,162**	**37,736,002**	**40,158,741**	**38,525,925**	**39,984,089**	**42,184,856**
					0	**0**	**0**	**0**	**0**	**()**	**0**

ANNEX VII

Payment Schedule

(See attached)

ANNEX VII

Payment Schedule

The amounts payable by Parent pursuant to Section 2.11(f) of the Agreement will be determined as follows:

Blocker Seller will be entitled to receive pursuant to Section 1.2 of the Agreement an amount in cash equal to the product of (i) the Preference Amount (as defined in the Company LLC Agreement), calculated as of the Closing, times (ii) the number of Class T Units held by the Blocker following the Pre-Closing Blocker Reorganization and immediately prior to the Closing.

Each Class T Unit (other than Class T Units held by the Blocker following the Pre-Closing Blocker Reorganization and immediately prior to the Closing) will be converted pursuant to Section 2.7(b) of the Agreement into the right to receive an amount in cash equal to the Preference Amount, calculated as of the Closing.

Each Class O Unit (other than Cancelled Units) will be converted pursuant to Section 2.7(b) of the Agreement into the right to receive the portions of (i) the Estimated Purchase Price (as adjusted pursuant to Section 2.13), (ii) the Stock Consideration, (iii) the Earn-Out Payments, and (iv) any consideration payable pursuant to Section 6.12(f) of the Agreement, in each case to which a Class O Unit is entitled as of the Closing pursuant to the Company LLC Agreement.

Each Class M Unit (other than Cancelled Units) will be converted pursuant to Section 2.7(b) of the Agreement into the right to receive the portions of (i) the Estimated Purchase Price (as adjusted pursuant to Section 2.13), (ii) the Stock Consideration, (iii) the Earn-Out Payments, and (iv) any consideration payable pursuant to Section 6.12(f) of the Agreement, in each case to which a Class M Unit is entitled as of the Closing pursuant to the Company LLC Agreement.

This Payment Schedule sets forth estimated calculations of the amounts set forth above assuming (i) a Closing Date of December 15, 2020, (ii) estimates of the numbers of Class T Units held by each of SWBC Craft, LLC and the Blocker following the Pre-Closing Blocker Reorganization and immediately prior to the Closing, and (iii) an Estimated Purchase Price of

$143,050,000.00. The Securityholders' Representative, with the consent of the Blocker Seller (as set forth in the Agreement), will deliver a final Payment Schedule to Parent prior to the Closing in accordance with the Agreement containing actual calculations, as of the Closing Date, of the amounts set forth herein.

Payment of the Estimated Purchase Price

Calculate amounts payable in cash in respect of Class T Units

Class T Units held by the Blocker (3)	1,480,694.19
Class T Units held by SWBC Craft, LLC	6,445,425.06
Total Class T Units	7,926,119.25
Aggregate Preference Amount in respect of all Class T Units (1)	$35,485,440.16
Preference Amount (per Class T Unit)	$4.48

Payment Amount
Cash Payment Amount to Blocker Seller (2)	$6,629,106.05
Cash Payment Amount to SWBC Craft LLC	$28,856,334.11
$35,485,440.16

(1)The Preference Amount is calculated in accordance with the Company LLC Agreement and will be updated to reflect the aggregate Preference Amount as of immediately prior to the Closing.

(2)The aggregate amount payable to the Blocker Seller and SWBC Craft, LLC is the Preference Amount multiplied by the number of Class T Units.

(3)The numbers of Class T Units held by the Blocker and SWBC Craft, LLC as of immediately prior to the Closing reflected above are estimates, subject to finalization prior to the Closing. The updated Payment Schedule delivered prior to the Closing will contain updated numbers.

Payment of Remainder of Estimated Purchase Price to Class O Units and Class M Units

Unit Holder	Number of Units (2)	Value per Unit (3)	Payment Amount (4)
Class O Units
Robert J. & Jill Corkern	3,078,910.62	$1.81	$5,561,183.97
L F Limited, L.P.	1,539,455.04	$1.81	$2,780,591.49
Pratt S. Rather Trust	1,352,856.66	$1.81	$2,443,554.14
Weisshorn Investments LLC	1,210,323.55	$1.81	$2,186,108.25
Chris Sorlie	2,913,330.67	$1.81	$5,262,110.46
Rather Family Investments LLLP	2,704,801.01	$1.81	$4,885,460.43
Greene Properties Inc.	502,873.50	$1.81	$908,299.20
Jane & Hugh Greene	502,873.50	$1.81	$908,299.20
Michael Moulton	687,134.58	$1.81	$1,241,114.89
Sarah Wight Schuelke	582,638.72	$1.81	$1,052,372.57
Juan Velez & Veronica Escobar	822,915.66	$1.81	$1,486,365.13
John Brian Robinson	291,353.71	$1.81	$526,248.34
James N. Nock (1)	1,078,255.13	$1.81	$1,947,563.88
James N. Nock (1)	448,849.22	$1.81	$810,719.56
GFY, LLC	1,173,677.97	$1.81	$2,119,918.34
Dock Rigsby (1)	661,648.48	$1.81	$1,195,081.43
The No Quarter Trust	22,355,552.42	$1.81	$40,379,002.52
Christopher Blanchard	688,473.44	$1.81	$1,243,533.16
The Tortoise Trust	11,938,871.09	$1.81	$21,564,204.58
Mark Medlin (1)	229,273.18	$1.81	$414,117.35
Dave Guender (1)	277,038.42	$1.81	$500,391.80
William B. Burge (1)	14,329.57	$1.81	$25,882.33
Canvasback Trust	946,643.06	$1.81	$1,709,843.80
Robert A. Bensch	359,921.11	$1.81	$650,096.00
RAB Trust	586,722.03	$1.81	$1,059,747.92
Class M Units
No Quarter	2,033,112.00	$0.80	$1,623,299.11
Dave Guender (1)	1,016,556.00	$0.80	$811,649.55
Stephen Farace (1)	508,278.00	$0.80	$405,824.78
Mark Medlin (1)	508,278.00	$0.80	$405,824.78
Paul Kirbabas (1)	781,059.01	$0.80	$623,621.52
Brian Miesieski (1)	520,706.00	$0.80	$415,747.67
Teal Brown (1)	65,085.00	$0.80	$51,965.86
Tucker Sarkisian (1)	65,085.00	$0.80	$51,965.86
Jennifer Hendricks (1)	131,478.00	$0.80	$104,976.08
Phil Gramaglia (1)	260,353.00	$0.80	$207,873.84
	62,838,712.35		$107,564,559.84

(1) Units are owned through SWB Management , LLC

(2) The number of Class O Units gives effect to the Redemption

(3) The Value per Unit is calculated in accordance with the Company LLC Agreement and the Mash Tun Holdings LLC 2014 Equity Incentive Plan

(4) The Payment Amount is the Value per Unit multiplied by the number of units held .

Total Payments of Estimated Purchase Price	$143,050,000.00

Payment of Stock Consideration and Downside Protection to Class O Units and Class M Units

	Number of Units (2)	Value per Unit (3)	Payment Amount (4)	Number of Shares of Parent Common Stock (5)	Percentage Allocation for Downside Protection
Class O Units
Robert J. & Jill Corkern	3,078,910.62	$0.84	$2,585,044.73	574,454	5.17%
L F Limited, L.P.	1,539,455.04	$0.84	$1,292,522.13	287,227	2.59%
Pratt S. Rather Trust	1,352,856.66	$0.84	$1,135,854.66	252,412	2.27%
Weisshorn Investments LLC	1,210,323.55	$0.84	$1,016,184.26	225,819	2.03%
Chris Sorlie	2,913,330.67	$0.84	$2,446,024.26	543,561	4.89%
Rather Family Investments LLLP	2,704,801.01	$0.84	$2,270,943.35	504,654	4.54%
Greene Properties Inc.	502,873.50	$0.84	$422,211.18	93,825	0.84%
Jane & Hugh Greene	502,873.50	$0.84	$422,211.18	93,825	0.84%
Michael Moulton	687,134.58	$0.84	$576,916.27	128,204	1.15%
Sarah Wight Schuelke	582,638.72	$0.84	$489,181.83	108,707	0.98%
Juan Velez & Veronica Escobar	822,915.66	$0.84	$690,917.68	153,537	1.38%
John Brian Robinson	291,353.71	$0.84	$244,619.76	54,360	0.49%
James N. Nock (1)	1,078,255.13	$0.84	$905,299.98	201,178	1.81%
James N. Nock (1)	448,849.22	$0.84	$376,852.55	83,745	0.75%
GFY, LLC	1,173,677.97	$0.84	$985,416.73	218,981	1.97%
Dock Rigsby (1)	661,648.48	$0.84	$555,518.21	123,448	1.11%
The No Quarter Trust	22,355,552.42	$0.84	$18,769,659.16	4,171,035	37.54%
Christopher Blanchard	688,473.44	$0.84	$578,040.37	128,453	1.16%
The Tortoise Trust	11,938,871.09	$0.84	$10,023,842.71	2,227,521	20.05%
Mark Medlin (1)	229,273.18	$0.84	$192,497.12	42,777	0.38%
Dave Guender (1)	277,038.42	$0.84	$232,600.68	51,689	0.47%
William B. Burge (1)	14,329.57	$0.84	$12,031.07	2,674	0.02%
Canvasback Trust	946,643.06	$0.84	$794,798.86	176,622	1.59%
Robert A. Bensch	359,921.11	$0.84	$302,188.75	67,153	0.60%
RAB Trust	586,722.03	$0.84	$492,610.17	109,469	0.99%
Class M Units
No Quarter	2,033,112.00	$0.37	$754,569.68	167,682	1.51%
Dave Guender (1)	1,016,556.00	$0.37	$377,284.84	83,841	0.75%
Stephen Farace (1)	508,278.00	$0.37	$188,642.42	41,921	0.38%
Mark Medlin (1)	508,278.00	$0.37	$188,642.42	41,921	0.38%
Paul Kirbabas (1)	781,059.01	$0.37	$289,882.43	64,418	0.58%
Brian Miesieski (1)	520,706.00	$0.37	$193,254.95	42,946	0.39%
Teal Brown (1)	65,085.00	$0.37	$24,155.66	5,368	0.05%
Tucker Sarkisian (1)	65,085.00	$0.37	$24,155.66	5,368	0.05%
Jennifer Hendricks (1)	131,478.00	$0.37	$48,796.78	10,844	0.10%
Phil Gramaglia (1)	260,353.00	$0.37	$96,627.48	21,473	0.19%
Total Payments of Stock Consideration	62,838,712.35		$50,000,000.00	11,111,111	100.00%

(1) Units are owned through SWB Management , LLC

(2) The number of Class O Units gives effect to the Redemption

(3) The Value per Unit is calculated in accordance with the Company LLC Agreement and the Mash Tun Holdings LLC 2014 Equity Incentive Plan

(4) The Payment Amount is the Value per Unit multiplied by the number of units held .

(5) Payment Amount divided by post announcement price

Allocation of Earn-Out Payments, Adjustment Escrow Amount, Upward Adjustment Amount, PPP Escrow Amount and Securityholders' Representative Expense Amount, in each case to Class O Units and Class M Units

Unit Holder	Number of Units	Percentage of Value
Class O Units (2)
Robert J. & Jill Corkern	3,229,407.10	4.9212%
L F Limited, L.P.	1,614,703.26	2.4606%
Pratt S. Rather Trust	1,418,984.00	2.1623%
Weisshorn Investments LLC	1,269,483.90	1.9345%
Chris Sorlie	3,055,733.63	4.6565%
Rather Family Investments LLLP	2,837,011.09	4.3232%
Greene Properties Inc.	527,453.85	0.8038%
Jane & Hugh Greene	527,453.85	0.8038%
Michael Moulton	720,721.57	1.0983%
Sarah Wight Schuelke	611,117.97	0.9313%
Juan Velez & Veronica Escobar	863,139.60	1.3153%
John Brian Robinson	305,595.02	0.4657%
James N. Nock (1)	1,130,960.00	1.7234%
James N. Nock (1)	470,788.87	0.7174%
GFY, LLC	1,231,047.09	1.8760%
Dock Rigsby (1)	693,989.71	1.0576%
The No Quarter Trust	23,448,286.92	35.7322%
Christopher Blanchard	722,125.87	1.1004%
The Tortoise Trust	12,522,440.49	19.0826%
Mark Medlin (1)	240,480.00	0.3665%
Dave Guender (1)	290,580.00	0.4428%
William B. Burge (1)	15,030.00	0.0229%
Canvasback Trust	992,914.77	1.5131%
Robert A. Bensch	377,513.97	0.5753%
RAB Trust	615,400.87	0.9378%
	59,732,363.40
Class M Units
No Quarter	2,033,112.00	3.0982%
Dave Guender (1)	1,016,556.00	1.5491%
Stephen Farace (1)	508,278.00	0.7746%
Mark Medlin (1)	508,278.00	0.7746%
Paul Kirbabas (1)	781,059.01	1.1902%
Brian Miesieski (1)	520,706.00	0.7935%
Teal Brown (1)	65,085.00	0.0992%
Tucker Sarkisian (1)	65,085.00	0.0992%
Jennifer Hendricks (1)	131,478.00	0.2004%
Phil Gramaglia (1)	260,353.00	0.3967%
	5,889,990.01
	65,622,353.41	100.0000%

(1) Units are owned through SWB Management , LLC

(2) The number of Class O Units is calculated as though the Redemption will not have occurred.

Redemption of Class O Units Upon Distribution of Cheese Grits, LLC

Value of the Real Estate	$30,000,000.00
Debt associated with the Real Estate	$(22,635,000.00)
Equity Value of the Real Estate	$7,365,000.00

Value of a Unit (2)	$2.65

Units to be Redeemed	2,783,641.06

Class O Unit Holder	Units Held before Redemption*	Units Redeemed (2)	Units Held after Redemption	Transferred Company Membership Interests
Robert J. & Jill Corkern	3,229,407.10	150,496.48	3,078,910.62	5.41%
L F Limited, L.P.	1,614,703.26	75,248.22	1,539,455.04	2.70%
Pratt S. Rather Trust	1,418,984.00	66,127.34	1,352,856.66	2.38%
Weisshorn Investments LLC	1,269,483.90	59,160.35	1,210,323.55	2.13%
Chris Sorlie	3,055,733.63	142,402.96	2,913,330.67	5.12%
Rather Family Investments LLLP	2,837,011.09	132,210.08	2,704,801.01	4.75%
Greene Properties Inc.	527,453.85	24,580.35	502,873.50	0.88%
Jane & Hugh Greene	527,453.85	24,580.35	502,873.50	0.88%
Michael Moulton	720,721.57	33,586.99	687,134.58	1.21%
Sarah Wight Schuelke	611,117.97	28,479.25	582,638.72	1.02%
Juan Velez & Veronica Escobar	863,139.60	40,223.94	822,915.66	1.45%
John Brian Robinson	305,595.02	14,241.31	291,353.71	0.51%
James N. Nock (1)	1,130,960.00	52,704.87	1,078,255.13	1.89%
James N. Nock (1)	470,788.87	21,939.65	448,849.22	0.79%
GFY, LLC	1,231,047.09	57,369.12	1,173,677.97	2.06%
Dock Rigsby (1)	693,989.71	32,341.23	661,648.48	1.16%
The No Quarter Trust	23,448,286.92	1,092,734.50	22,355,552.42	39.26%
Christopher Blanchard	722,125.87	33,652.43	688,473.44	1.21%
The Tortoise Trust	12,522,440.49	583,569.40	11,938,871.09	20.96%
Mark Medlin (1)	240,480.00	11,206.82	229,273.18	0.40%
Dave Guender (1)	290,580.00	13,541.58	277,038.42	0.49%
William B. Burge (1)	15,030.00	700.43	14,329.57	0.03%
Canvasback Trust	992,914.77	46,271.71	946,643.06	1.66%
Robert A. Bensch	377,513.97	17,592.86	359,921.11	0.63%
RAB Trust	615,400.87	28,678.84	586,722.03	1.03%
	59,732,363.40	2,783,641.06	56,948,722.34	100.00%

(1) Units are owned through SWB Management , LLC

(2) The Value per Unit is calculated in accordance with the Company LLC Agreement and the Mash Tun Holdings LLC 2014 Equity Incentive Plan

Calculating the Value of the Class O Units and Class M Units

Estimated Purchase Price	$143,050,000.00
Stock Consideration	$50,000,000.00
Equity Value of the Real Estate	$7,365,000.00
Total Equity Value	$200,415,000.00
Adjust for Debt Recap Effect on Class M Units Threshold	$126,335,000.00
Adjusted Equity Value for Class M Units Threshold	$326,750,000.00
Threshold	$(250,000,000.00)
Equity Value for Class M Units	$76,750,000.00

Total Number of Class O Units	59,732,363.40
Total Number of Class M Units	5,889,990.01
65,622,353.41

	Cash Value Per Unit	Stock Consideration Value per Unit	Total Value Per Unit
Value of Class M Unit (1)(2)(4)	$0.80	$0.37	$1.17
Value of Class O Unit (1)(3)(4)	$1.81	$0.84	$2.65

(1) The Value per Unit is calculated in accordance with the Company LLC Agreement and the Mash Tun Holdings LLC 2014 Equity Incentive Plan

(2) The Value of a Class M unit is equal to the Equity Value for Class M Units divided by Total Class O and Class M Units

(3) The Value of a Class O unit is equal to Total Equity Value, less the Class T Units Preference Amount, less the Value of Class M Units, divided by the number of Class O Units

(4) The Cash Value per Unit is equal to the ratio of (a) Estimated Purchase Price less the aggregate Class T Unit Preference Amount to (b) the sum of the Estimated Purchase Price less the aggregate Class T Unit Preference Amount plus the Stock Consideration, applied to Total Value per Unit. The Stock Consideration Value per Unit is equal to the inverse of the Cash Value per Unit.

Estimated Purchase Price less Class T Unit Payment	$107,564,559.84	68.27%
Stock Consideration	$50,000,000.00	31.73%
Total Closing Date Value to Class O and Class M Units	$157,564,559.84	100.00%

EXHIBIT A

Redemption Agreement

(See attached)

88758860_15

FORM OF REDEMPTION AGREEMENT

THIS REDEMPTION AGREEMENT (this “Agreement”) is made and entered into as of this       day of , 2020, by and among SW Brewing Company, LLC, a Delaware limited liability company (“SweetWater”), Cheese Grits, LLC, a Georgia limited liability company (the “Company”), and each of the Class O Members set forth on Schedule I hereto (the “Members”).

WHEREAS, as of the Effective Date, each of the Members owns Class O Units in SweetWater in the amounts set forth across such Member’s name on Schedule I;

WHEREAS, as of the Effective Date, SweetWater owns all of the issued and outstanding equity interests in Company (the “Company Membership Interests”);

WHEREAS, SweetWater has entered into that certain Agreement of Merger and Acquisition (the “Purchase Agreement”) dated as of November 4, 2020 by and among SweetWater, Aphria Inc., a corporation existing under the Ontario Business Corporations Act, Project Golf Merger Sub, LLC, Delaware limited liability company, SWBC Craft Holdings LP, a Delaware limited partnership, SWBC Craft Management, LLC, SWBC Blocker Seller, LP, a Delaware limited partnership, and Chilly Water, LLC, a Delaware limited liability company; and

WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, SweetWater desires to purchase and redeem (the “Redemption”) from the Members, and the Members desire SweetWater to so purchase and redeem, certain of the Class O Units held by such Member in the amounts set forth across such Member’s name on Schedule I, in accordance with the terms hereof (the “Redeemed Class O Units”) in a transaction intended to be governed by Code Section 731.

NOW, THEREFORE, for and in consideration of the mutual covenants, agreements, representations and warranties set forth herein, the parties agree as follows:

1.Definitions. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

2.Redemption of the Class O Units.

(a)Redemption of the Class O Units. SweetWater hereby purchases and redeems from the Members, and the Members hereby transfer to SweetWater, the Redeemed Class O Units. The Redeemed Class O Units purchased and redeemed by SweetWater shall be cancelled and forfeited immediately upon the consummation of the Redemption.

(b)Redemption Consideration.

(i)Closing Redemption Price. As consideration for the redemption of the Redeemed Class O Units, SweetWater hereby transfers, assigns and conveys to the Members all of its rights, title and interest in and to Company Membership Interests (collectively, the “Transferred Company Membership Interests”), to be held by each Member in the amounts set forth on the Payment Schedule of the Purchase Agreement (the “Redemption Consideration”).

(ii)Post-Closing Purchase Price Adjustment; Escrow; Earn-Out. Notwithstanding the redemption of the Redeemed Class O Units, each Member shall be entitled to its portion of (A) the Earn-Out Payments, if any, and (B) the amounts payable pursuant to Section 2.13(a), Section 2.13(b) and Section 6.11(b)

of the Purchase Agreement, if any, in each case, attributable to the Redeemed Class O Units as if such Member continued to hold its Redeemed Class O Units on the applicable date of determination, in each case, as set forth in the Purchase Agreement and the Payment Schedule.

3.The Closing. The closing (the “Closing”) of the Redemption pursuant to this Agreement shall take place on the Closing Date under the Purchase Agreement immediately prior to the consummation of the closing of the Transactions under the Purchase Agreement.

4.Representations and Warranties of the Members. Each of the Members hereby represents and warrants to SweetWater as follows:

(a)Binding Effect. This Agreement is the valid and binding obligation of such Member, enforceable against such Member in accordance with its terms. Such Member has the full legal right to execute, deliver and perform this Agreement and the execution, delivery and performance of this Agreement by such Member has been duly authorized by all necessary action on the part of such Member.

(b)Ownership of the Class O Units. Such Member is the record and beneficial owner of title of the Class O Units set forth such Member’s name on Schedule I, free and clear of any security interests, pledges, liens, restrictions, claims or encumbrances of any kind other than encumbrances under the federal and applicable state securities laws and the Second Amended and Restated Limited Liability Company Agreement of SweetWater, dated October 21, 2020 (the “SweetWater LLC Agreement”) and those arising under applicable securities laws.

5.Representations and Warranties of SweetWater and the Company. SweetWater and the Company represent and warrant to the Members as follows:

(a)Binding Effect. The Company is a limited liability company organized, validly existing, and in good standing under the laws of the State of Georgia. SweetWater is a limited liability company organized, validly existing, and in good standing under the laws of the State of Delaware. Each of SweetWater and the Company has all required limited liability company power to enter into and perform its obligations under this Agreement, and generally to carry out all of the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company has been duly authorized and approved by all necessary action, and this Agreement, when duly executed and delivered by the Company in accordance with its terms, will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The execution, delivery and performance of this Agreement by SweetWater has been duly authorized and approved by all necessary action, and this Agreement, when duly executed and delivered by SweetWater in accordance with its terms, will constitute a valid and binding obligation of SweetWater, enforceable against SweetWater in accordance with its terms.

6.Closing Deliveries. At the Closing, each Member shall (i) deliver an executed counterpart to the Third Amended and Restated Operating Agreement of the Company dated as of the date hereof attached hereto as Exhibit A and (ii) upon request by SweetWater or the Company, execute and deliver any other documents, certificates or instruments deemed by SweetWater or the Company to be necessary to complete the redemption of the Redeemed Class O Units and the transfer of the Transferred Company Membership Interests contemplated hereby.

7.Release. Each Member hereby forever fully, irrevocably and unconditionally releases and discharges SweetWater and its subsidiaries, each of their respective affiliates, stockholders, members, partners, directors, officers, employees, agents, and representatives and all of their respective successors and assigns (collectively, the “Released Parties”) from any and all actions, suits, claims, demands, debts, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, promises, judgments, liabilities or obligations of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including, claims for damages, costs, expenses, and reasonable attorneys’, brokers’ and accountants’ fees and expenses) (collectively, “Losses”) related to SweetWater’s ownership of the Company prior to the date hereof and its indirect ownership of the real property owned by the Company however so arising, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated and that now exist (collectively, “Released Claims”). Each Member hereby irrevocably agrees to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action, or proceeding of any kind, in any court or before any tribunal, against any Released Party based upon any Released Claim. The Released Parties are intended third-party beneficiaries of this Section 7 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Notwithstanding the foregoing, nothing contained in this Section 7 shall operate to release any obligations of the Released Parties with respect to, or obligate any Member to refrain from, to the extent permissible, making, claims or commencing any proceedings arising under, or in connection with, this Agreement, the Lease Agreement, the Purchase Agreement or any certificate or other document delivered pursuant to the Purchase Agreement.

8.Indemnification. The Members, severally and not jointly and severally, shall defend, indemnify and hold harmless the Released Parties from and against all Losses arising from SweetWater’s ownership of the Company prior to the date hereof and its indirect ownership of the real property owned by the Company.

9.Miscellaneous.

(a)Amendments and Waivers. Except as otherwise expressly set forth in this Agreement, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the parties hereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition, or provision.

(b)Termination. Notwithstanding anything to the contrary herein, if the Purchase Agreement is terminated in accordance with its terms and the Securityholders’ Representative is not pursuing its remedies pursuant thereto in connection with such termination, this Agreement and all transactions contemplated herein shall be rescinded and terminated ab initio, and each of the parties hereto agrees to take such action, including delivering any and all documents, instruments and certificates, provide all information and take or refrain from taking all such further actions as may be reasonably necessary or appropriate to cause the Redemption to be of no further effect with the result being that each Member shall own the same equity interests in SweetWater prior to and as if the Redemption did not occur, and SweetWater shall continue to own all of the Company Membership Interests.

(c)Assignment. This Agreement may not be assigned by any Member without the prior written consent of SweetWater.

(d)Successors and Assigns. Except as otherwise expressly provided herein, the provisions of this Agreement shall bind and inure to the benefit of the respective successors, permitted assigns, heirs, executors, and administrators of the parties hereto.

(e)Entire Agreement. This Agreement contains the entire agreement among the parties hereto as it relates to the subject matter hereof. This is a fully integrated agreement. This Agreement supersedes any other agreement between the parties with respect to the subject hereof.

(f)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures transmitted by facsimile shall be accepted as originals for all purposes.

(g)Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

(h)Tax Treatment of Redemption Consideration. The payment of the consideration set forth in Section 2(b)(ii)(A) and (B) shall be treated as consideration paid for the Class O Units, and the receipt of the consideration set forth in Section 2(b)(ii)(C) shall be treated as the receipt of shares in exchange for a contribution of Class O Units under Code Section 351.

(i)Governing Law. This Agreement shall be governed by and interpreted and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof and regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.

SWEETWATER:

SW BREWING COMPANY HOLDINGS, LLC

By:
Name:
Title:

COMPANY:

CHEESE GRITS, LLC

By:
Name:
Title:

MEMBERS:

[Signature page to Redemption Agreement]

Schedule I1

Class O Member	Redeemed Class O Units	Transferred Company Percentage Interests

[1]	To reflect calculations set forth in the final Payment Schedule.

Exhibit A

Third Amended and Restated Operating Agreement

EXHIBIT B

Certificate of Merger

(See attached)

88758860_15

STATE of DELAWARE

CERTIFICATE OF MERGER

OF

PROJECT GOLF MERGER SUB, LLC

WITH AND INTO

SW BREWING COMPANY, LLC

Pursuant to Section 18-209 of the
Delaware Limited Liability Company Act

SW Brewing Company, LLC (the “Company”), Delaware limited liability company, does hereby certify to the following facts relating to the merger (the “Merger”) of Project Golf Merger Sub, LLC (“Merger Sub”), a Delaware limited liability company, with and into the Company, with the Company remaining as the surviving company (“Surviving Company”):

FIRST: That the name and state of formation of each of the constituent companies of the Merger is as follows:

Name	State of Formation

Project Golf Merger Sub, LLC	Delaware

SW Brewing Company, LLC	Delaware

SECOND: The Agreement of Merger and Acquisition, dated as of November 4, 2020, by and among the Company, Merger Sub, Aphria Inc., a corporation existing under the Ontario Business Corporations Act (“Parent”), SWBC Craft Holdings LP, a Delaware limited partnership (“Blocker”), SWBC Craft Management, LLC, a Delaware limited liability company, SWBC Blocker Seller, LP, a Delaware limited partnership (“Blocker Seller”), and Chilly Water, LLC, a Delaware limited liability company (“Securityholders’ Representative”) (the “Merger Agreement”) has been approved, adopted, certified, executed and acknowledged by each of the constituent companies in accordance with the requirements of Section 18-209 of the Delaware Limited Liability Company Act.

THIRD: That the name of the Surviving Company of the Merger will be “SW Brewing Company, LLC.”

FOURTH: The Certificate of Formation of the Surviving Company shall be its Certificate of Formation.

FIFTH: That the executed Merger Agreement is on file at an office of the Surviving Company located at: 195 Ottley Drive, Atlanta, GA 30331.

SIXTH: That a copy of Merger Agreement will be furnished by the Surviving Company, on request and without cost, to any member of any constituent company.

SEVENTH: That this Certificate of Merger shall be effective immediately upon its filing with the Secretary of State of the State of Delaware.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

EAST\177218268.3

This Certificate of Merger has been executed this             day of [●], 2020.

SW BREWING COMPANY, LLC

By:
Name:
Title:

[Certificate of Merger – Project Golf Merger Sub, LLC and SW Brewing Company, LLC]

EAST\177218268.3

EXHIBIT C

Letter of Transmittal

(See attached)

88758860_15

FORM OF
LETTER OF TRANSMITTAL
TO SURRENDER UNITS OF

SW BREWING COMPANY, LLC

Reference is made to that certain Agreement of Merger and Acquisition, dated as of November 4, 2020 (the “Agreement”), by and among SW Brewing Company, LLC (the “Company”), Aphria Inc., a corporation existing under the Ontario Business Corporations Act (“Parent”), Project Golf Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), SW Brewing Company, LLC, a Delaware limited liability company (the “Company”), SWBC Craft Holdings LP, a Delaware limited partnership (“Blocker”), SWBC Craft Management, LLC (the “Blocker GP”), SWBC Blocker Seller, LP, a Delaware limited partnership ( “Blocker Seller” and, together with the Blocker GP, collectively, “Blocker Partners”), and Chilly Water, LLC, a Delaware limited liability company (“Securityholders’ Representative”).This Letter of Transmittal is being delivered in accordance with the terms set forth in the Agreement to each record holder of Class O Units and Class T Units of the Company and each beneficial owner of Class M Units of the Company held through SWB Management, LLC, issued and outstanding immediately prior to Effective Time. Pursuant to the terms and subject to the satisfaction of the conditions set forth in the Agreement, at the Effective Time, Merger Sub will merge with and into the Company, with the Company surviving, and Parent indirectly owning the equity interests of the Company (the “Merger”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement.

In order to exchange your Class O Units, Class T Units and Class M Units of the Company (collectively, the “Units”) for the portion of the Final Purchase Price and other consideration due to you in connection with the consummation of the Merger and the Stock Consideration, if issuable to you pursuant to the Agreement, please complete and deliver the following to [Citibank, N.A.]1 (the “Paying Agent”), at the address set forth below:

(i)this Letter of Transmittal, properly completed and duly signed; and

(ii)an Internal Revenue Service Form W-9, properly completed and duly signed (a “Form W-9”).

Please read the accompanying Instructions carefully and then complete and return all pages of this Letter of Transmittal and all other required materials to the Paying Agent.

Delivery may be made (a) using the Paying Agent’s online platform, or (b) to the address of the Paying Agent set forth immediately below by (i) hand delivery, (ii) registered mail, (iii) UPS overnight delivery or other overnight courier services or (iv) e-mail. Please retain a copy of this Letter of Transmittal and any other required materials for your records.

1 Draft Note: To be determined, if the Securityholders’ Representative determines to engage a Paying Agent.

[Citibank, N.A.

777 Third Avenue, 12th Floor
New York, NY 10017

Attention: [●] Paying Agent

E-mail:

For information call: [●]]

IMPORTANT: Delivery of this Letter of Transmittal to an address other than as set forth above does not constitute a valid delivery. The instructions accompanying this Letter of Transmittal should be read carefully before this Letter of Transmittal is completed. No alternative, conditional or contingent submissions will be accepted. The method of delivery of this Letter of Transmittal is at the option and risk of the owner.

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Please complete the following tables:

BOX A	DESCRIPTION OF UNITS SURRENDERED
Type of Units		Number of Units

Total Number of Units:
BOX B	REGISTERED HOLDER CONTACT INFORMATION

Registered Holder Name:

Mail Notices to the Attention of:

Address:

City:	State/Province:	Postal Code:

Country:

Email Address:

Telephone Number:

Ladies and Gentlemen:

In connection with the Merger, the undersigned (“the undersigned” or “you”) hereby surrenders the above described Units.

By virtue of the Merger, as more thoroughly described in the Agreement, at the Effective Time, each Unit will automatically be converted into the right for you to receive (i) an amount equal to the amount payable to you pursuant to and in accordance with Section 2.11(f) of the Agreement (in the case of Class O Units or Class M Units, as adjusted in accordance with Section 2.13(a) and (b) of the Agreement for the Escrow Amounts detailed below), Section 2.15 of the Agreement (for Earn-Out Payments) (if any) and Section 6.11(b) (if any) and (ii) if you are a holder of Class O Units or Class M Units, a number of common shares of Parent equal to the portion of Closing Stock Value payable to you pursuant to Section 2.10 in accordance with the Payment Schedule (see summary under “Closing Date Stock Issuance; Post-Closing Registration” below) and a number of common shares of Parent issuable pursuant to Section 6.12(f) (if any). In order to receive such amount, you will need to first properly execute and deliver this Letter of Transmittal and the materials contemplated hereby.

The undersigned, upon request, will execute and deliver any additional documents deemed by the Paying Agent to be reasonably necessary or desirable to complete the surrender of the Units listed above in order to receive such payment.

All authority herein conferred or agreed to be conferred herein shall survive the death or incapacity of the undersigned, and any obligation of the undersigned hereunder shall be binding upon the heirs, executors, administrators, personal

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representatives, trustees in bankruptcy, successors and assigns of the undersigned. The surrender of the Units hereby is irrevocable and, once delivered to the Paying Agent, may not be withdrawn under any circumstances.

The undersigned understands that surrender is not made in acceptable form until the receipt by the Paying Agent of this Letter of Transmittal and Form W-9, properly completed and duly signed. All questions as to validity, form and eligibility of any surrender of the Units hereby will be reasonably determined by Parent (which may delegate power in whole or in part to the Paying Agent) and such determination shall be final and binding.

The undersigned acknowledges and agrees that the Final Purchase Price, as adjusted pursuant to the Agreement, will be distributed by the Paying Agent in accordance with the Agreement (other than the portion thereof to be paid to the Blocker Members, which will be paid by Parent directly to the Blocker Members) and that (i) an aggregate amount equal to $500,000 (the “Adjustment Escrow Amount”) will be deposited into escrow on behalf of the Unitholders (other than the Blocker Members) to satisfy any Final Purchase Price adjustment and (ii) an aggregate amount equal to $441,162 (the “PPP Escrow Amount” and together with the Adjustment Escrow Amount, the “Escrow Amounts”) will be deposited into escrow on behalf of the Unitholders (other than the Blocker Members) to satisfy any CARES Unforgiven Debt. After the Closing and in accordance with the timing set forth in the Agreement, the Adjustment Escrow Amount (less any amount required to be paid to Parent pursuant to Section 2.13(a) of the Agreement) and the PPP Escrow Amount (less any amount required to be paid to Parent pursuant to Section 2.13(b) of the Agreement) will be released for the benefit of the Unitholders (other than the Blocker Members), in each case, in accordance with the terms of the Agreement and in accordance with the Adjustment Escrow Agreement and PPP Escrow Agreement, as applicable.

In addition, the undersigned acknowledges and agrees that the Final Purchase Price payable on the Closing Date contains the reductions set forth in the Agreement, including a reduction in the amount of $[●] (the “Securityholders’ Representative Expense Amount”) that will be held by the Securityholders’ Representative on behalf of the Unitholders (other than the Blocker Members) to pay amounts required to be paid by the Securityholders’ Representative under the Agreement, including, without limitation, any downward adjustment in excess of the Adjustment Escrow Amount and third party expenses and costs incurred by the Securityholders’ Representative in connection with the consummation of the Merger (see summary under “The Securityholders’ Representative; Securityholders’ Representative Expense Amount” below). Furthermore, Unitholders (other than the Blocker Members) may be entitled to receive Earn-Out Payments to the extent that certain financial thresholds are met during the 2022 and 2023 calendar years.

At the Closing, Parent shall deliver to each Unitholder (other than the Blocker Members or with respect to the Redeemed Units) book-entry credits in the name of such Unitholder (other than the Blocker Members), and for the book-entry credit allocable to SWB Management, LLC, directly to the SWB Members, in accordance with the Payment Schedule representing that number of common shares (the “Stock Consideration”) of Parent, without par value per share (“Parent Common Shares”) having a value equal to such Unitholder’s or SWB Member’s portion, as applicable, of the Closing Stock Value determined in accordance with the Payment Schedule, which in the aggregate for all Parent Common Shares shall be equal to fifty million dollars ($50,000,000) (the “Closing Stock Value”) calculated based on the volume-weighted average trading price of Parent Common Shares on the NASDAQ for the thirty (30) day period immediately ending on the close of trading on the day that the Parent issues a public announcement concerning the Transactions as required under applicable Securities Laws. Additionally on the date on which the Registerable Shares (as defined below) are registered for resale pursuant to Section 6.12 of the Agreement, in the event that the Registerable Value is less than the Closing Stock Value, then Parent shall issue to the Unitholders (other than the Blocker Members), and for the Parent Common Shares allocable to SWB Management, LLC, directly to the SWB Members, in accordance with the Payment Schedule, and include in the Registrable Shares, an additional number of Parent Common Shares, equal to the quotient of (X) the difference of (1) the Closing Stock Value, minus (2) Registerable Value, divided by (Y) the Pre-Registration Price, calculations of which are set forth in Section 6.12(f)(ii) of the Agreement. In the event that in calculating the Pre-Registration Price (as defined in the Merger Agreement) issuing the additional Parent Common Shares hereunder would result in the Stock Consideration being greater than the Closing Stock Value, then the Parent shall only be obligated to issue the number of Parent Common Shares that will result in the Unitholders (other than the Blocker Members or with respect to the Redeemed Units) holding Stock Consideration in an amount equal to the Closing Stock Value.

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Parent will use commercially reasonable efforts, to within ninety (90) days following the Closing, prepare and file with the SEC a shelf registration statement on Form F-3 or Form F-10 (or, if Form F-3 or Form F- 10 is not then available to Parent, on such form of registration statement as is then available to effect a registration of the Registrable Shares for resale) (the “Registration Statement”), that would permit the resale of all of the Parent Common Shares constituting the Stock Consideration (as may be adjusted as detailed below, the “Registrable Shares”) under the Securities Act in accordance with Section 6.12 of the Agreement; it being understood that if such Registration Statement is a shelf registration statement, the prospectus contained therein need not name the Unitholders nor otherwise identify the Registrable Shares if such prospectus is supplemented with such information by the filing of a prospectus supplement thereto (a “Prospectus Supplement”) following the effectiveness of such Registration Statement, and if the Parent fails to file the Registration Statement within such ninety (90) day period, Parent shall continue to use commercially reasonable efforts to do so until such Registration Statement has been filed.

The Final Purchase Price and Stock Consideration will be distributed in the manner described in the Adjustment Escrow Agreement, the PPP Escrow Agreement, the Agreement and this Letter of Transmittal, and amounts owed to the undersigned pursuant to the Agreement will be paid to the undersigned.

The undersigned understands that payment to it of the amount described herein will be made as promptly as practicable after the surrender of the Units is made in acceptable form, but in no event before the Effective Time. The undersigned understands and agrees that the amount described herein paid in exchange for its Units shall be deemed to have been issued in full satisfaction of all rights pertaining to all Units held by the undersigned.

To the extent that the undersigned indirectly owns Units as a member of SWB Management, LLC, the undersigned acknowledges and agrees that (i) the reference to Units herein shall refer to the Units held by the undersigned via SWB Management, LLC on a look-through basis and (ii) the undersigned shall individually be bound by the terms and obligations herein, including without limitation, the release set forth in Paragraph 6 and the restrictive covenants set forth in Paragraphs 7, 8, and 9.

IMPORTANT: Delivery of the required materials will be effected and risk of loss shall pass only upon receipt by the Paying Agent at the address above.

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Please complete the following table if payment is to be issued to the undersigned:

BOX C	PAYMENT INSTRUCTIONS
C	PAYMENT INSTRUCTIONS
OX
Requested Payment Method*:

*Checks will be mailed to the address provided in Box B “Registered Holder Contact Information.

ELECTRONIC PAYMENT INSTRUCTIONS:

Account Type (Checking or Savings):

Bank Name:

ABA Routing Number:

Beneficiary/Account Holder Name:

Bank Account Number:

SWIFT/BIC:

IBAN:

Intermediary Bank ABA Routing Number:

Intermediary SWIFT/BIC Code:

FFC | Account Name:

FFC | Account Number:

Please complete the following table only if payment is to be issued in the name of someone other than the undersigned:

SPECIAL PAYMENT INSTRUCTIONS
(See Instructions 3)

To be completed ONLY if the payment is to be issued in the name of someone other than the undersigned. NOTE: THE PERSON NAMED IN THESE SPECIAL PAYMENT INSTRUCTIONS MUST BE THE PERSON WHO COMPLETES THE FORM W-9.

Issue the check representing payment to:

Name
(Please Print)

Address

If you complete this box, you will need a signature guarantee by an eligible institution. See Instructions.

6

CERTAIN REPRESENTATIONS AND WARRANTIES, COVENANTS AND AGREEMENTS

1.Surrender of Units. In connection with the Merger pursuant to the Agreement, the undersigned hereby surrenders, subject to the terms and conditions of the Agreement, the Units noted above owned by the undersigned in exchange for, and for the purpose of receiving, the amounts to be paid to the undersigned pursuant to the Agreement.

The undersigned further acknowledges and agrees that (i) any payment for the Units noted above shall be made net of any federal, state, local and foreign taxes required to be withheld in accordance with Section 2.14 of the Agreement, (ii) such payment, along with the Earn-Out Payment if any, and the Stock Consideration, if issuable to the undersigned pursuant to the Agreement, together with all other amounts that are payable pursuant to the Agreement satisfies all obligations of Parent, the Company, and each of their respective Subsidiaries and Affiliates to the undersigned pertaining to the Units, (iii) such amount, along with the Earn-Out Payment and allocable portion of the Escrow Amounts, if any, and the Stock Consideration, if issuable to the undersigned pursuant to the Agreement, together with all other amounts that are payable pursuant to the Agreement, accurately reflects the portion of consideration payable under the Agreement which the undersigned is entitled to receive pertaining to the Units, (iv) in accepting such amount, the Company, Parent, Merger Sub, the Blocker Partners and Blocker and their respective Subsidiaries, Affiliates and representatives shall be deemed to have no further obligations to the undersigned with respect to any amounts payable pursuant to the Agreement, in each case, except as expressly set forth in the Agreement, (v) a portion of the Final Purchase Price will be held by Citibank, N.A. as the Adjustment Escrow Agent and Truist Bank, as the PPP Escrow Agent, in each case, pursuant to and subject to the terms and conditions of the Agreement, and the undersigned will only be entitled to a portion of such amounts (if any) as and when such amounts are payable in accordance with the provisions of the Agreement, the Adjustment Escrow Agreement and the PPP Escrow Agreement, (vi) a portion of the Final Purchase Price will be held by the Securityholders’ Representative to pay amounts required to be paid by the Securityholders’ Representative under the Agreement, including, without limitation, any downward adjustment in excess of the Adjustment Escrow Amount, third party expenses and costs incurred by the Securityholders’ Representative in connection with the consummation of the Merger, (vii) the undersigned has determined the Merger and the consideration (in form and amount) to be received by undersigned, along with the undersigned’s right to receive a portion of the Earn-Out Payment, if any, and the Stock Consideration, if issuable to the undersigned pursuant to the Agreement, together with all other amounts that are payable pursuant to the Agreement, to be fair to, and in the best interests of, the undersigned, and (viii) the execution and delivery of this Letter of Transmittal and other required materials is a condition to receiving the undersigned’s portion of the Final Purchase Price and Stock Consideration under the Agreement together with all other amounts that are payable pursuant to the Agreement.

2.Representations and Warranties. The undersigned hereby represents and warrants to the Company, Parent, Merger Sub, and Blocker as follows:

a.If the undersigned is a corporation, limited liability company or partnership, the undersigned is duly organized, validly existing and, to the extent such concept is recognized, in good standing under the Laws of its state of organization.

b.The undersigned has received a copy of and has read or has been given sufficient opportunity to read this Letter of Transmittal and the Agreement, understands fully all terms used herein and therein and all provisions contained herein and therein and their significance, and has executed and delivered this Letter of Transmittal and the Form W-9 voluntarily. The execution, delivery and performance of this Letter of Transmittal by the undersigned has been duly and validly authorized by all necessary action on the part of the undersigned. The undersigned has had an opportunity to consult with, and has relied solely upon the advice (if any) of, its legal, financial, accounting and/or tax advisors with respect to this Letter of Transmittal, the Agreement, the transactions described therein, including the Merger, in each case to the extent it has deemed necessary. The undersigned hereby acknowledges and agrees that it has not been advised or directed by the Company, Parent, Merger Sub, the Blocker Partners or Blocker or their respective legal counsel or other advisors or representatives in respect of any such matters and that it has not relied on any such parties in connection with this Letter of Transmittal, the Agreement or the transactions contemplated hereby or thereby, including the Merger.

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c.The undersigned has full legal capacity to enter into and deliver this Letter of Transmittal and the Form W-9, and to perform its obligations hereunder and thereunder. This Letter of Transmittal and the Form W-9 have been or will be duly executed and delivered by the undersigned and, assuming the due execution and delivery of this Letter of Transmittal and the Form W-9 constitute, or when executed and delivered will constitute, the valid and binding agreements of the undersigned, enforceable in accordance with their terms, except as the enforceability hereof and thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditor’s rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity).

d.As of the date of this Letter of Transmittal, the undersigned holds of record those Units set forth above, directly or indirectly, free and clear of any Liens and any other restrictions on transfer (other than restrictions under applicable securities Laws and the LLC Agreement (as defined below) and Permitted Liens).

e.The execution, delivery and performance by the undersigned of this Letter of Transmittal and the Form W-9 will not (a) violate, conflict with, result in any material breach of, constitute a material default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under (i) if a corporation, limited liability company or partnership, any organizational documents of the undersigned or (ii) any material contract to which the undersigned is bound or affected; or (b) require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority under the provisions of any Law.

f.The undersigned certifies, represents and warrants that the information included by or on behalf of the undersigned in this Letter of Transmittal and the Form W-9 is true, correct and complete.

3.Consent to Merger Agreement. By signing and submitting this Letter of Transmittal to the Paying Agent, and in further consideration of the undersigned’s receipt of the amount payable hereby, the undersigned hereby unconditionally approves and consents to the Merger and the transactions contemplated by, and terms and conditions of, the Agreement in all respects and irrevocably waives, to the fullest extent permitted by the Delaware Limited Liability Company Act (the “Act”), the undersigned’s right to dissent and seek appraisal that he, she or it may have under the Act, the Second Amended and Restated Limited Liability Company Agreement of the Company dated October 21, 2020 (as amended, the “LLC Agreement”) or the Agreement.

4.Post-Closing Registration.2 The undersigned covenants and agrees, in accordance with Section 6.12 of the Agreement, to cooperate with Parent in connection with the preparation of the Prospectus Supplement prior to and after the Closing Date for so long as Parent is obligated to keep the Registration Statement effective, and will promptly provide to Parent, in writing, for use in the Prospectus Supplement, all information reasonably requested by Parent regarding Unitholder (or its designee) and its plan of distribution and such other information as may be reasonably necessary to enable Parent to prepare the Prospectus Supplement and to maintain the currency and effectiveness thereof. If the undersigned breaches its respective covenants as outlined in this Section 4, Parent may exclude the Registrable Shares held by the undersigned (or its designee) from the Registration Statement until such time as the breach is cured.

2 Draft Note: This section to be deleted in the letter of transmittal signed by SWBC Craft, LLC.

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5.Appointment of   Securityholders’ Representative; Securityholders’ Representative Expense Amount.3

a.The undersigned shall be bound by and obligated as Unitholder (other than the Blocker Members), as applicable, under the Agreement and hereby irrevocably appoints the Securityholders’ Representative (and its successors designated in accordance with the Agreement) as the undersigned’s agent, proxy and attorney-in-fact to act on behalf of the undersigned for all purposes of the Agreement, the Adjustment Escrow Agreement and the PPP Escrow Agreement, including full power and authority on the undersigned’s behalf (a) to consummate the transactions contemplated therein, (b) to pay expenses (whether incurred on or after the date of the Agreement) incurred in connection with the negotiation and performance of the Agreement, (c) to prepare, deliver and receive any notices on behalf of the undersigned contemplated by the Agreement, (d) to act on behalf of the undersigned in reviewing the Final Closing Balance Sheet and Parent’s calculation of the Final Net Working Capital and making any objections to such amount and negotiating on behalf of the undersigned in order to resolve any dispute relating to any of the Final Calculations, (e) to use reasonable efforts to enforce and protect the rights and interests of the Unitholders arising out of or under or in any manner relating to the Agreement and the Transactions, (f) to employ and obtain the advice of legal counsel, accountants and other professional advisors as the Securityholders’ Representative, in its sole discretion, deems necessary or advisable in the performance of its duties as the Securityholders’ Representative and to rely on their advice and counsel, and (g) to take all actions necessary in the judgment of the Securityholders’ Representative for the accomplishment of the foregoing. Without limiting the generality of the foregoing, the Securityholders’ Representative, in such capacity, shall have such powers and authority as are necessary or appropriate to carry out the functions assigned to it under the Agreement or any other document delivered in connection therewith. All actions, notices, communications and determinations by the Securityholders’ Representative to carry out such functions shall conclusively be deemed to have been authorized by, and shall be binding upon, the undersigned. The undersigned hereby reaffirms, approves, accepts and adopts, and hereby agrees to comply with and perform, all of the acknowledgements and agreements made by the Securityholders’ Representative on behalf of the undersigned in the Agreement and the other documents delivered in connection therewith. THE UNDERSIGNED AGREES THAT SUCH AGENCY AND PROXY ARE COUPLED WITH AN INTEREST, ARE THEREFORE IRREVOCABLE WITHOUT THE CONSENT OF THE SECURITYHOLDERS’ REPRESENTATIVE AND SHALL SURVIVE THE DEATH, INCAPACITY, BANKRUPTCY, DISSOLUTION OR LIQUIDATION OF THE UNDERSIGNED.

b.Neither the Securityholders’ Representative nor any agent employed by it shall incur any liability to the undersigned relating to the performance of its duties under the Agreement for any error of judgment, or any action taken, suffered or omitted to be taken on behalf of the Unitholders (or any of them), except in the case of the Securityholders’ Representative’s gross negligence or fraud. The Securityholders’ Representative may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by the Securityholders’ Representative hereunder in good faith and in accordance with the advice of such counsel.

c.Upon the Closing, Parent shall wire to the Securityholders’ Representative the Securityholders’ Representative Expense Amount which shall be used for the purposes of paying directly or reimbursing the Securityholders’ Representative for any loss, liability or expense, including reasonable attorneys’ fees and expenses, incurred by the Securityholders’ Representative pursuant to this Agreement and, if the Securityholders’ Representative Expense Amount is exhausted, by the Unitholders (other than the Blocker Members) in accordance with their respective allocation of the Final Purchase Price as set forth in the Payment Schedule; provided, however, that the Securityholders’ Representative shall be entitled to withhold from any amounts released in accordance with terms of the Adjustment Escrow Agreement and/or the PPP Escrow Agreement from the Escrow Amounts to the Unitholders (other than the Blocker Members) any amounts that are not so reimbursed by the Unitholders (other than the Blocker Members). The undersigned acknowledges that the Securityholders’ Representative is not providing any investment supervision, recommendations or advice. The Securityholders’ Representative shall disburse the balance of the Securityholders’ Representative Expense Account to the Unitholders (other than the Blocker Members) in accordance with the Agreement. For tax purposes, the Securityholders’ Representative Expense Amount will be treated as having been received and voluntarily set aside by the Unitholders at the time of Closing.

3 Draft Note: This section to be deleted in the letter of transmittal signed by SWBC Craft, LLC.

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6.Release. Effective as of the Effective Time, you, on your own behalf and on behalf of your heirs, family members, successors, assigns and executors (each, a “Releasing Party”), hereby unconditionally and irrevocably and forever release and discharge each of the Company, Parent, Merger Sub, and Blocker, and each of their respective Affiliates and each of their respective successors and assigns, and any present or former directors, managers, officers, employees or agents of such Person (each, a “Parent Released Party”), of and from, and hereby unconditionally and irrevocably waive, any and all claims, debts, losses, expenses, proceedings, covenants, liabilities, suits, judgments, damages, actions and causes of action, obligations, accounts, and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, direct or indirect, at law or in equity that such party ever had, now has or ever may have or claim to have against any Parent Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising prior to or upon the Effective Time, in respect of the undersigned’s ownership of the Units. You expressly waive all rights afforded by any statute which limits the effect of a release with respect to unknown claims. You understand the significance of this release of unknown claims and waiver of statutory protection against a release of unknown claims, and acknowledge and agree that this waiver is an essential and material term of the Agreement. The claims released pursuant to this paragraph 6 are referred to collectively as the “Released Claims.”

This waiver and release shall not be deemed to waive and release any claims or rights of a Releasing Party to (i) wages that remain unpaid as of the Effective Time, (ii) reimbursements for business expenses incurred and documented in compliance with Company’s or any of its Subsidiaries’ policies in effect immediately prior to the Effective Time and consistent with prior expenditures, (iii) unreimbursed claims under employee health and welfare plans, consistent with the terms of coverage, (iv) the entitlement, if any, to COBRA continuation coverage benefits or any other similar benefits required to be provided by law, (v) amounts that are vested under any of Company’s or any of its Subsidiaries’ 401(k) plan, and (vi) any rights pursuant to a written employment or consulting agreement between the undersigned or any of its Affiliates and the Company or any of its Subsidiaries. Notwithstanding the foregoing, Parent shall remain liable to the undersigned with respect to the liabilities and obligations, if any, (i) arising pursuant to this Letter of Transmittal, the Agreement or any other agreement, document, certificate, instrument or documents executed or delivered in connection with the Agreement by Parent in favor of the undersigned, and (ii) subject to Section 6.5 of the Agreement, with respect to the undersigned’s designated member of the board of managers of the Company, arising out of (A) the indemnification or contribution provisions of the Company’s and its Subsidiaries’ Organizational Documents, or any existing indemnification agreements between the undersigned (or any general partner, officer, director, manager, retired general partner, retired officer, retired director or retired manager of the undersigned) and the Company, (B) any applicable directors’ and officers’ liability insurance; and (C) if (and only if) the undersigned is an employee of or consultant to the Company, any rights the undersigned may have with respect to salaries, bonus, incentive compensation, severance, accrued vacation and reimbursement of business expenses by virtue of his or her employment or engagement with the Company or any rights the undersigned may have pursuant to any employment or consulting agreement between the undersigned (or any general partner, officer, director, manager, retired general partner, retired officer, retired director, retired manager or Affiliate of the undersigned) and the Company or any of its Subsidiaries.

You represent and warrant that each of the Released Claims is hereby fully and finally discharged, settled and satisfied. You acknowledge that you have had the opportunity to consult legal counsel with respect to the waiver and releases set forth in this Letter of Transmittal and that you understand and acknowledge that you may hereafter discover facts and legal theories concerning the release set forth herein and the subject matter hereof in addition to or different from those of which you now believe to be true.

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7.Non-Solicit.4 For a period of three (3) years from and after the Closing, without the prior written consent of the Company, the undersigned Unitholder (other than the Blocker Members), other than in connection with providing services to or for the benefit of the Company or any of its Affiliates, covenants and agrees to not (i) induce or attempt to induce any officer of the Company, or employee or independent contractor or consultant of the Company or any of its Subsidiaries (each a “Covered Person”), to leave the employ of the Company or any of its Subsidiaries, or in any way interfere with the relationship between the Company or any of its Subsidiaries, on the one hand, and any such Covered Person, on the other hand, (ii) solicit or cause to be solicited the employment of or hire or cause to be hired any such Covered Person at any time during such period, provided, however, that the foregoing shall not prohibit the undersigned from (a) engaging in any general advertising or general solicitation, including an internet publication, not specifically targeted to the Covered Persons or (b) employing any Covered Person who contacts the undersigned on his or her own initiative and without direct solicitation from the undersigned or (iii) induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any of its Subsidiaries to cease doing business with, or alter their business relationship with, the Company or any of its Subsidiaries, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, franchisee or other business relation and the Company or any of its Subsidiaries.

8.Non-Competition.5 For a period of three (3) years from and after the Closing (the “Restricted Period”), the undersigned Unitholder (other than the Blocker Members), other than in connection with providing services to or for the benefit of the Company or any of its Affiliates, covenants and agrees to not, directly or indirectly, own any interest in, provide any financing to, manage, control, participate in, consult with, render services for, or otherwise engage in or assist any other person with engaging in, the Restricted Business in the United States and in any country where the Company’s products are currently being distributed or sold as of the Effective Date; provided, however, that nothing set forth in this Letter of Transmittal shall prohibit any Person from (i) continuing to own any class of capital stock or equity of any entity, whether or not such entity is engaged in the Restricted Business, (ii) owning up to five percent (5%) in the aggregate of any class of capital stock or equity of any corporation if such stock or equity is publicly traded and listed on any national or regional stock exchange or (iii) continuing to conduct the business activities of the undersigned as conduced as of the Effective Time. “Restricted Business” means the developing, branding, brewing, bottling and distributing of beer (including non-alcoholic beer) and hard seltzers. The undersigned may, prior to the end of the Restricted Period, request a waiver of the obligations set forth in this Section 8 from the Company and the Company shall have the right to consent to such waiver request, which the Company shall not unreasonably withhold.

9.Confidentiality. The undersigned agrees to keep the terms of the Agreement and this Letter of Transmittal confidential, except to the extent required by applicable Law or for financial reporting purposes and except that the undersigned may disclose such terms to its accountants, advisors and other representatives as necessary in connection with tax filings or other legal matters (so long as such Persons agree to or are bound by contract to keep the terms of the Agreement and this Letter of Transmittal confidential). [Notwithstanding the foregoing, the undersigned and its Affiliates will be permitted (i) to disclose to their respective and prospective members, limited partners and partners (who may disclose to their direct and indirect investors) the fact that the Closing has occurred, the consideration paid under the Agreement, other items directly relating to such consideration and other types of information that are customary for private equity funds to provide to their respective and prospective members, limited partners and partners and (ii) to disclose in connection with normal fund raising and related marketing or informational or reporting activities, including on their websites and in their marketing materials, any such information permitted to be disclosed pursuant to clause (i) above.]6

4 Draft Note: This section to be deleted in the letter of transmittal signed by SWBC Craft, LLC.

5 Draft Note: This section to be deleted in the letter of transmittal signed by SWBC Craft, LLC.

6 Draft Note: Bracketed language to be included in the letter of transmittal signed by SWBC Craft, LLC.

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10.Reasonableness of Covenants. The undersigned expressly acknowledges and agrees that each restriction contained in this Letter of Transmittal is reasonable in all respects (including with respect to subject matter, time period and geographical area) and such restrictions are necessary to protect Parent’s interest in, and the value of, the Company and its Subsidiaries (including the goodwill inherent therein). If the final judgment of a court of competent jurisdiction declares that any term or provision of this Letter of Transmittal is invalid or unenforceable, the undersigned agrees that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Letter of Transmittal shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. The undersigned acknowledges and agrees that in the event of a breach by the undersigned of any of the covenants of this Letter of Transmittal, monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach, Parent, the Company, their Subsidiaries and/or their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof.

11.Successors and Assigns; Instructions. This Letter of Transmittal shall be binding upon and inure to the benefit of the undersigned and his, her or its successors and permitted assigns. The undersigned agrees that the Instructions to this Letter of Transmittal constitute an integral part of this instrument and agrees to be bound thereby. Surrender of the Units noted above is subject to the terms, conditions, and limitations set forth in the Agreement and the Instructions attached.

12.Governing Law; Venue.   The validity, interpretation and effect of this Letter of Transmittal shall be governed exclusively by the Laws of the State of Delaware, excluding the “conflict of laws” rules thereof. The undersigned agrees that any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Letter of Transmittal may be brought in the Court of Chancery of the State of Delaware or, only if such court does not have jurisdiction, any other state or federal court located in the State of Delaware, and in each case any appellate courts therefrom, and the undersigned hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally.

[continued on following pages]

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SIGNATURE PAGE

[The Paying Agent hereby is instructed by the undersigned to issue to the undersigned the portion of the Purchase Price to which the undersigned is entitled in connection with the Merger as provided for and pursuant to the terms and conditions of the Agreement of Merger and Acquisition.]7 If the undersigned holder of the Units is married and such Units are held jointly with such holder’s spouse, or the holder of the Units and such holder’s spouse reside in a community property state (including Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Texas, Washington, and Wisconsin), both such holder and his or her spouse must sign this Letter of Transmittal. Signatures of trustees, executors, administrators, guardians, officers of corporations, attorneys-in-fact, or others acting in a fiduciary capacity must include the full title of the signer in such capacity.

PLEASE SIGN HERE

Signature of Holder:
(The signature must correspond exactly with the name(s) recorded in the books and records of the Company).

Date:

Name:
(Please Print)

Title of Signing Party:
(if entity, trustee or other authorized party)

IF SPOUSAL OR ADDITIONAL SIGNATURES ARE REQUIRED, USE THE FIELDS BELOW.

Signature of Holder:

Date:

Name:
(Please Print)

Title of Signing Party:

7 Draft Note: This sentence to be deleted in the letter of transmittal signed by SWBC Craft, LLC.

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[continued on following pages]

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INSTRUCTIONS

1.Delivery of Letter of Transmittal. This Letter of Transmittal must be properly completed, duly executed, dated, and, delivered as set forth on the first page of this Letter of Transmittal together with (a) a Form W-9, and (b) any other required documents. The method of delivering documentation is at the option and the risk of the holder. If sent by mail, registered mail, properly insured, with return receipt requested, is recommended.

Until a holder has surrendered his, her, or its Units via delivery of this Letter of Transmittal as set forth on the first page of this Letter of Transmittal, he, she, or it will not receive payment of the portion of the consideration payable to such holder with respect to his/her/its Units.

You should complete one Letter of Transmittal listing all Units registered in the same name. If any Units are registered in different ways, you will need to complete, sign, and submit as many separate Letters of Transmittal as there are different registrations. You may not submit fewer than the entire number of Units held by you.

2.Form W-9. Each Unitholder is required to provide the Paying Agent with a correct taxpayer identification number (“TIN”), generally such holder’s social security or federal employer identification number, on Form W-9, which is provided below. The undersigned must complete item (4) on the Form W- 9 if the undersigned is exempt from backup withholding and specify the appropriate code found in the instructions found with the Form W-9. Part I of the form may be completed with “Applied For” if the Unitholder has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future. If “Applied For” is indicated and the Paying Agent is not provided with a TIN within sixty (60) days, then the Paying Agent will withhold 24% of all payments of the Final Purchase Price due to the Unitholder until a TIN is provided to the Paying Agent. Further instructions to completing the Form W-9 are included with the Form W-9 and should be read prior to completing the form.

3.Signatures. The signature on this Letter of Transmittal must correspond exactly with the name(s) recorded in the books and records of the Company, unless the Units described on this Letter of Transmittal have been assigned by the registered holder or holders thereof, in which event this Letter of Transmittal should be signed in exactly the same form as the name(s) of the last transferee(s) indicated in the books and records of the Company.

For a name correction or for a change in name which does not involve a change in ownership, proceed as follows: For a change in name by marriage, etc., the Letter of Transmittal should be signed, e.g., “Mary Doe, now by marriage Mary Jones.” For a correction in name, the Letter of Transmittal should be signed, e.g., “James E. Brown, incorrectly inscribed as J.E. Brown.” The signature in each such case should be guaranteed as described below in Instruction 4.

If this Letter of Transmittal is signed by a trustee, executor, administrator, guardian, officer of a corporation, attorney-in-fact, or other person acting in a fiduciary or representative capacity, the person signing must give his or her full title in such capacity and of his or her authority to so act.

4.Request for Assistance. All questions regarding appropriate procedures for surrendering the Units should be directed to Corey R. Katz, Winston & Strawn LLP, at (212) 294-5338 or ckatz@winston,com or Ryan Walden, Winston & Strawn LLP, at (212) 294-9178 or rwalden@winston,com.

5.Additional Copies. Additional copies of this Letter of Transmittal or a Form W-9 may be obtained from the Paying Agent at the mailing address or telephone number set forth on the front page.

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6.Units Transfer Taxes. The undersigned will pay all transfer taxes with respect to the delivery of checks in payment for surrendered Units. If, however, payment is to be made to any person other than the registered holder(s), or if surrendered unit(s) are registered in the name of any person other than the person(s) signing this Letter of Transmittal, the amount of any transfer taxes (whether imposed on the registered holder(s), the Company or any other person) payable on account of the payment to such other person will be deducted from the Final Purchase Price or must be paid by the recipient or the person signing this Letter of Transmittal unless evidence satisfactory to Parent of the payment of such taxes, or exemption therefrom, is submitted.

7.Internal Revenue Service Forms. Each holder of Units receiving payment in connection with the Merger is required to provide a correct Taxpayer Identification Number on Form W-9. Please see “IMPORTANT TAX INFORMATION.”

8.Miscellaneous. Any and all Letters of Transmittal or copies (including any other required documents) not in proper form are subject to rejection. The terms and conditions of the Agreement of Merger and Acquisition are incorporated herein by reference and are deemed to form part of the terms and conditions of this Letter of Transmittal.

9.Waiver of Conditions. To the extent permitted by applicable law, Parent reserves the right to waive any and all conditions set forth herein and accepts for exchange any securities submitted for exchange.

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IMPORTANT TAX INFORMATION

A United States Holder (as defined below) of Units who is receiving any consideration in connection with the Merger is generally required under United States federal income tax law to provide his, her or its current taxpayer identification number (“TIN”). If such holder is an individual, the TIN is his or her Social Security Number. If the holder does not provide the correct TIN or an adequate basis for an exemption, the holder may be subject to a penalty imposed by the Internal Revenue Service (the “IRS”), and any consideration such holder receives in the Merger may be subject to backup withholding at the applicable rate (currently 24%). Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund from the IRS may be obtained. To prevent backup withholding on any cash payment made to a holder of SW Brewing Company, LLC Units in connection with the Merger Agreement, a United States Holder is required to notify SW Brewing Company, LLC of his, her or its correct TIN by completing the enclosed Form W-9 and certifying under penalties of perjury that the TIN provided on Form W-9 is correct. In addition, the holder must date and sign as indicated. If the holder does not provide the Paying Agent with a certified TIN within by the time of payment, backup withholding may apply.

To prevent backup withholding, holders that are not United States Holders should (i) submit a properly completed IRS Form W-8BEN or W-8BEN-E, or other applicable IRS form W-8, to the Paying Agent, certifying under penalties of perjury to the holder’s foreign status or (ii) otherwise establish an exemption.

Certain holders (including, among others, corporations) are exempt recipients not subject to these backup withholding requirements. See the enclosed copy of the Form W-9 and the General Instructions to Form W-9. To avoid possible erroneous backup withholding, exempt United States Holders should complete and return the Form W-9.

For purposes of these instructions, a “United States Holder” is (i) an individual who is a citizen or resident alien of the United States, (ii) a corporation (including an entity taxable as a corporation) or partnership created under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income tax regardless of its source or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

See the enclosed “General Instructions” on Form W-9 for additional information and instructions.

IN ALL CASES, TAX FORMS PREPARED AND ATTACHED TO THIS LETTER OF TRANSMITTAL SHOULD BE COMPLETED IN ACCORDANCE WITH INSTRUCTIONS FROM THE IRS ATTACHED TO EACH FORM OR AVAILABLE AT WWW.IRS.GOV. PLEASE CONSULT YOUR INDEPENDENT LEGAL, ACCOUNTING OR FINANCIAL ADVISOR FOR FURTHER QUESTIONS.

FAILURE TO PROPERLY COMPLETE THE INFORMATION REQUESTED ON FORM W-9 MAY RESULT IN WITHHOLDING ON ANY CASH PAYMENTS MADE TO YOU.

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EXHIBIT D

Adjustment Escrow Agreement

(See attached)

88758860_15

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is made and entered into as of [●], by and among Aphria Inc., a corporation existing under the Ontario Business Corporations Act (“Parent”), Chilly Water, LLC, a Delaware limited liability company (the “Securityholders’ Representative” and, together with Parent, sometimes referred to individually as a “Party” and collectively as the “Parties”), and Citibank, N.A., as escrow agent (the “Escrow Agent”).

RECITALS

WHEREAS, Parent and the Securityholders’ Representative are parties to that certain Agreement of Merger and Combination (the “Business Combination Agreement”) dated as of November 4, 2020, by and among Parent, Project Golf Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), SW Brewing Company, LLC, a Delaware limited liability company (the “Company”), SWBC Craft Holdings LP, a Delaware limited partnership (“Blocker”), SWBC Craft Management, LLC, a Delaware limited liability company (“Blocker GP”), SWBC Blocker Seller, LP, a Delaware limited partnership (“Blocker Seller”), and the Securityholders’ Representative;

WHEREAS, Parent and the Securityholders’ Representative desire to have the Escrow Agent act as escrow agent for the purpose of holding certain funds in escrow pursuant to the terms of the Business Combination Agreement and this Agreement;

WHEREAS, the Escrow Agent hereby agrees to serve as the escrow agent and depository subject to the terms of this Agreement; and

WHEREAS, capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Business Combination Agreement.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.Appointment of Escrow Agent. The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment and agrees to act as escrow agent in accordance with the terms and conditions set forth herein.

2.Escrow Funds.

(a)Simultaneously with the execution and delivery of this Agreement, Parent is depositing with the Escrow Agent an amount in cash equal to $1,000,000 (the “Escrow Amount”) in immediately available funds. The Escrow Agent hereby acknowledges receipt of the Escrow Amount, together with all products and proceeds thereof, including all interest, dividends, gains and other income (collectively, the “Escrow Earnings”) earned with respect thereto (collectively, the “Escrow Funds”) in a separate and distinct account (the “Escrow Account”), subject to the terms and conditions of this Agreement.

(b)For greater certainty, all Escrow Earnings shall be retained by the Escrow Agent and reinvested in the Escrow Funds and shall become part of the Escrow Funds; and shall be disbursed as part of the Escrow Funds in accordance with the terms and conditions of this Agreement.

EAST\177140163.5

3.Investment of Escrow Funds.

(a)Unless otherwise instructed in writing and executed by an Authorized Representative (as defined in Section 4(iv) below) of both Parties, the Escrow Agent shall hold the Escrow Funds in a “noninterest-bearing deposit account” insured by the Federal Deposit Insurance Corporation (“FDIC”) to the applicable limits. The Escrow Funds shall at all times remain available for distribution in accordance with Section 4 below.

(b)The Escrow Agent shall send an account statement to each of the Parties on a monthly basis reflecting activity in the Escrow Account for the preceding month.

(c)The Escrow Agent shall have no responsibility for any investment losses resulting from the investment, reinvestment or liquidation of the escrowed property, as applicable, provided that the Escrow Agent has made such investment, reinvestment or liquidation of the escrowed property in accordance with the terms, and subject to the conditions of this Agreement. The Escrow Agent does not have a duty nor will it undertake any duty to provide investment advice.

4.Disposition and Termination of the Escrow Funds.

(a)Escrow Funds. The Parties shall act in accordance with, and the Escrow Agent shall hold and release the Escrow Funds as provided in, this Section 4(a) as follows:

(i)Upon receipt of a Joint Release Instruction, substantially in the form of Exhibit B annexed hereto, with respect to the Escrow Funds, the Escrow Agent shall promptly, but in any event within two (2) Business Days after receipt of a Joint Release Instruction, disburse all or part of the Escrow Funds in accordance with such Joint Release Instruction.

(ii)Upon receipt by the Escrow Agent of a copy of Final Determination from any Party, the Escrow Agent shall on the fifth (5th) Business Day following receipt of such determination, disburse as directed, part or all, as the case may be, of the Escrow Funds (but only to the extent funds are available in the Escrow Funds) in accordance with such Final Determination. The Escrow Agent will act on such Final Determination without further inquiry.

(iii)All payments of any part of the Escrow Funds shall be made by wire transfer of immediately available funds or check as set forth in the Joint Release Instruction or Final Determination, as applicable.

(iv)Any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of any funds on deposit in any Escrow Account under the terms of this Agreement must be in writing, executed by the appropriate Party or Parties as evidenced by the signatures of the person or persons set forth on Exhibit A-1 and Exhibit A-2 (the “Authorized Representatives”) and delivered to the Escrow Agent either (i) by confirmed facsimile only at the fax number set forth in Section 11 below (and receipt confirmed by the Escrow Agent) or (ii) attached to an e-mail received on a Business Day sent to an e-mail address set forth in Section 11 below (and receipt confirmed by the Escrow Agent). In the event a Joint Release Instruction or Final Determination is delivered to the Escrow Agent, whether in writing, by facsimile or otherwise, the Escrow Agent is authorized to seek confirmation of such instruction by telephone call back to the person or persons designated in Exhibit A-1 and/or A-2 annexed hereto (the “Call Back Authorized Individuals”), and the Escrow Agent may rely upon the confirmations of anyone purporting to be a Call Back Authorized Individual. To assure accuracy of the instructions it receives, the Escrow Agent may record such call backs. If the Escrow Agent is unable to verify the

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EAST\177140163.5

instructions, or is not satisfied with the verification it receives, it will not execute the instruction until all such issues have been resolved. The persons and telephone numbers for call backs may be changed only in writing, executed by an Authorized Representative of applicable Party and actually received and acknowledged by the Escrow Agent.

(b)Certain Definitions.

(i)“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are not required or authorized by law to be closed in New York, New York.

(ii)“Final Determination” means a final non-appealable order of any court of competent jurisdiction which may be issued for the distribution of all or a portion of the Escrow Funds, as applicable, together with (A) a certificate executed by an Authorized Representative of the prevailing Party, to the effect that such order is final and non-appealable and from a court of competent jurisdiction having proper authority and (B) the written payment instructions executed by an Authorized Representative of the prevailing Party, to effectuate such order.

(iii)“Joint Release Instruction” means the joint written instruction executed by an Authorized Representative of each of Parent and the Securityholders’ Representative, directing the Escrow Agent to disburse all or a portion of the Escrow Funds, as applicable.

(iv)“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

5.Escrow Agent. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein, which shall be deemed purely ministerial in nature, and no other duties, including but not limited to any fiduciary duties, shall be implied. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties, in connection herewith, if any, including without limitation the Business Combination Agreement, nor shall the Escrow Agent be required to determine if any Person has complied with any such agreements, nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement. Notwithstanding the terms of any other agreement between the Parties, the terms and conditions of this Agreement will control the actions of Escrow Agent. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any Joint Release Instruction or Final Determination furnished to it hereunder and reasonably believed by it to be genuine and to have been signed by an Authorized Representative of the proper Party or Parties. Concurrent with the execution of this Agreement, the Parties shall deliver to the Escrow Agent authorized representative’s forms in the form of Exhibit A-1 and Exhibit A-2 attached hereto. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Escrow Agent shall have no duty to solicit any payments which may be due it or the Escrow Funds. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any Party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in a Joint Release Instruction or Final Determination. The Escrow Agent may interplead all of the assets held hereunder into a court of competent jurisdiction or may seek a declaratory judgment with respect to certain circumstances, and thereafter be fully relieved from any and all liability or obligation with respect to such interpleaded assets or any action or nonaction based on such declaratory judgment. The Escrow Agent may consult with legal counsel of its selection in the event of any dispute or question as to the meaning or construction of any of the provisions hereof or its duties hereunder. The Escrow Agent will not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that the Escrow Agent’s fraud, gross negligence or willful misconduct was the cause of any

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direct loss to either Party. To the extent practicable, the Parties agree to pursue any redress or recourse in connection with any dispute (other than a dispute involving the Escrow Agent) without making the Escrow Agent a party to the same. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for any special, indirect, punitive, incidental or consequential losses or damages of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such losses or damages and regardless of the form of action.

6.Resignation and Removal of the Escrow Agent. The Escrow Agent (a) may resign and be discharged from its duties or obligations hereunder by giving thirty (30) calendar days advance notice in writing of such resignation to the Parties specifying a date when such resignation shall take effect or (b) may be removed, with or without cause, by Parent and the Securityholders’ Representative acting jointly at any time by providing written notice executed by an Authorized Representative of each Party, to the Escrow Agent. Any corporation or association into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all of the escrow business of the Escrow Agent’s line of business may be transferred, shall be the Escrow Agent under this Agreement without further act. The Escrow Agent’s sole responsibility after such thirty (30) day notice period expires or after receipt of written notice of removal shall be to hold and safeguard the Escrow Funds (without any obligation to reinvest the same) and to deliver the same (i) to a substitute or successor escrow agent pursuant to a joint written designation from the Parties, (ii) as set forth in a Joint Release Instruction or (iii) in accordance with the directions of a Final Determination, and, at the time of such delivery, the Escrow Agent’s obligations hereunder shall cease and terminate. In the event the Escrow Agent resigns, if the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) calendar days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of such a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto.

7.Fees and Expenses. All fees and expenses of the Escrow Agent are described in Schedule 1 attached hereto and shall be paid one-half by Parent and one-half by the Securityholders’ Representative. The fees agreed upon for the services to be rendered hereunder are intended as full compensation for the Escrow Agent services as contemplated by this Agreement.

8.Indemnity. Each of the Parties shall jointly and severally indemnify, defend, and hold harmless the Escrow Agent and its affiliates and their respective successors, assigns, directors, officers, agents and employees (the “Indemnitees”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, actions, suits, proceedings, litigation, investigations, costs or expenses (including the reasonable fees and expenses of one outside counsel and experts and their staffs and all expense of document location, duplication and shipment actually incurred) (collectively “Escrow Agent Losses”) arising out of or in connection with (a) the Escrow Agent’s execution and performance of this Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Agreement, or as may arise by reason of any act, omission or error of such Indemnitee, except to the extent that such Escrow Agent Losses, as adjudicated by a court of competent jurisdiction, have been caused by the fraud, gross negligence or willful misconduct of such Indemnitee, or (b) its following any instructions or other directions from Parent or the Securityholders’ Representative. The Parties hereby grant the Escrow Agent a lien on, right of set-off against and security interest in, the Escrow Funds for the payment of any reasonable claim for indemnification, expenses and amounts due hereunder. Notwithstanding anything to the contrary herein, Parent and the Securityholders’ Representative agree, solely as between themselves, that any obligation for indemnification under this Section 8 (or for reasonable fees and expenses of the Escrow Agent described in Section 7) shall be borne by the Party or Parties determined by a court of competent jurisdiction to be responsible for causing the loss, damage, liability, cost or expense against which the Escrow Agent is entitled to indemnification or, if no

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such determination is made, then one-half by Parent and one-half by the Securityholders’ Representative. The Parties acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this Agreement.

9.Tax Matters.

(a)Securityholders’ Representative shall be responsible for and the taxpayer on all taxes due on the interest or income earned, if any, on the Escrow Funds for the calendar year in which such interest or income is earned. The Escrow Agent shall report any interest or income earned on the Escrow Funds, if any, to the Internal Revenue Service (the “IRS”) or other taxing authority on IRS Form 1099. Prior to the date hereof, the Parties shall provide the Escrow Agent with certified tax identification numbers by furnishing appropriate IRS forms W-9 or W-8 as applicable and such other forms and documents that the Escrow Agent may request.

(b)The Escrow Agent shall be responsible only for income reporting to the IRS with respect to income earned on the Escrow Funds. The Escrow Agent shall withhold any taxes required to be withheld by applicable law, including but not limited to required withholding in the absence of proper tax documentation, and shall remit such taxes to the appropriate authorities.

(c)The Escrow Agent, its affiliates, and its employees are not in the business of providing tax or legal advice to any taxpayer outside of Citigroup, Inc. and its affiliates. This Agreement and any amendments or attachments hereto are not intended or written to be used, and may not be used or relied upon, by any such taxpayer or for the purpose of avoiding tax penalties. Any such taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax advisor.

10.Covenant of the Escrow Agent. The Escrow Agent hereby agrees and covenants with Parent and the Securityholders’ Representative that it shall perform all of its obligations under this Agreement and shall not deliver custody or possession of any of the Escrow Funds to anyone except pursuant to the express terms of this Agreement or as otherwise required by law.

11.Notices. Except as otherwise expressly required in Section 4(a)(iv), all communications required under this Agreement shall be in writing, in English, and shall be deemed to have been duly given if delivered (i) personally, (ii) by facsimile transmission with written confirmation of receipt, (iii) on the day of transmission if sent by electronic mail (“e-mail”) with a PDF attachment executed by an Authorized Representative of the Party/ Parties to the e-mail address given below, and written confirmation of receipt is obtained promptly after completion of the transmission, (iv) by overnight delivery with a reputable national overnight delivery service, or (v) by mail or by certified mail, return receipt requested, and postage prepaid. If any notice is mailed, it shall be deemed given five Business Days after the date such notice is deposited with the United States Postal Service. If notice is given to a Party, it shall be given at the address for such Party set forth below. It shall be the responsibility of the Parties to notify the Escrow Agent and the other Party in writing of any name or address changes.

if to Parent, then to:

Address1

Address2

Address3

Attention: Carl Merton, Chief Financial Officer

Telephone No.:  519-564-6374

E-mail:

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carl.merton@aphria.com

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

1251 Avenue of the Americas, 27th Floor

New York, NY 10020

Attention: Christopher Giordano

Jon Venick

Email: Christopher.Giordano@us.dlapiper.com Jon.Venick@us.dlapiper.com or, if to the Securityholders’ Representative, then to:

Address1

Address2

Address3

Telephone No.:

Facsimile No.:

E-mail:

with a copy (which shall not constitute notice) to:

Address1

Address2

Address3

Telephone No.:

Facsimile No.:

E-mail:

or, if to the Escrow Agent, then to:

Citibank, N.A.

Citi Private Bank

388 Greenwich Street

Tower Building, 29th Floor

New York, NY 10013

Attn: William T. Lynch

Telephone No.: 212-783-7108

Facsimile No.: 212-783-7131

E-mail: William.lynch@citi.com

Notwithstanding the above, in the case of communications delivered to the Escrow Agent pursuant to the foregoing clause (i) through (iv) of this Section 11, such communications shall be deemed to have been given on the date received by the Escrow Agent. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate.

12.Termination. This Agreement shall terminate on the first to occur of (a) the distribution of all of the amounts in the Escrow Funds in accordance with this Agreement or (b) delivery to the Escrow Agent of a written notice of termination executed jointly by an Authorized Representative of Parent and the

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Securityholders’ Representative, after which this Agreement shall be of no further force and effect except that the provisions of Section 8 hereof shall survive termination.

13.Miscellaneous. The provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by all of the parties hereto. Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by any party without the prior consent of the other parties. This Agreement shall be governed by and construed under the laws of the State of Delaware. Each Party irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of Delaware. The Parties hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising from or relating to this Agreement. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile or electronic transmission in portable document format (.pdf), and such facsimile or .pdf will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. The Parties represent, warrant and covenant that each document, notice, instruction or request provided by such Party to the Escrow Agent shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written. Except as expressly provided in Sections 7 and 8, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or any funds escrowed hereunder.

14.Compliance with Court Orders. In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other Person, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

15.Further Assurances. Following the date hereof, each party shall deliver to the other parties such further information and documents and shall execute and deliver to the other parties such further instruments and agreements as any other party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to any other party the benefits hereof.

16.Assignment; Successors and Assigns. No assignment of the interest of any of the Parties shall be binding upon the Escrow Agent unless and until written notice of such assignment shall be filed with and consented to by the Escrow Agent (such consent not to be unreasonably withheld). Any transfer or assignment of the rights, interests or obligations hereunder in violation of the terms hereof shall be void and of no force or effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective legal representatives, successors and permitted assigns.

17.Force Majeure. The Escrow Agent shall not incur any liability for not performing any act or fulfilling any obligation hereunder by reason of any occurrence beyond its control (including, but not limited

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to, any provision of any present or future law or regulation or any act of any governmental authority, any act of God or war or terrorism, or the unavailability of the Federal Reserve Bank wire services or any electronic communication facility), it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

18.Compliance with Federal Law. To help the U.S. Government fight the funding of terrorism and money laundering activities and to comply with Federal law requiring financial institutions to obtain, verify and record information on the source of funds deposited to an account, the Parties agree to provide the Escrow Agent with the name, address, taxpayer identification number, and remitting bank for all Parties depositing funds at Citibank pursuant to the terms and conditions of this Agreement. For a non-individual person such as a business entity, a charity, a trust or other legal entity, the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to see financial statements, licenses, and identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

19.Use of Citibank Name. No publicly distributed printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions “Citibank” by name or the rights, powers, or duties of the Escrow Agent under this Agreement shall be issued by any other Parties hereto, or on such Party’s behalf, without the prior written consent of the Escrow Agent.

*     *     *     *     *

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

PARENT:

APHRIA INC.

By:
Name:
Its:

SECURITYHOLDERS’ REPRESENTATIVE:

CHILLY WATER, LLC

By:
Name:
Its:

ESCROW AGENT:

CITIBANK, N.A.

By:
Name:
Its:

Signature Page to Escrow Agreement

Schedule 1

ESCROW AGENT FEE SCHEDULE

Citibank, N.A., Escrow Agent

Acceptance Fee

To cover the acceptance of the Escrow Agency appointment, the study of the Agreement, and supporting documents submitted in connection with the execution and delivery thereof, and communication with other members of the working group:

Fee: Waived

Administration Fee

The administration fee covers maintenance of the Escrow Account including safekeeping of assets in the escrow account, normal administrative functions of the Escrow Agent, including maintenance of the Escrow Agent’s records, follow-up of the Agreement’s provisions, and any other safekeeping duties required by the Escrow Agent under the terms of the Agreement. Fee is based on Escrow Amount being deposited in a non-interest bearing deposit account, FDIC insured to the applicable limits.

Fee: Waived

Tax Preparation Fee

To cover preparation and mailing of Forms 1099-INT, if applicable for the escrow parties for each calendar year:

Fee: Waived

Transaction Fees

To oversee all required disbursements or release of property from the escrow account to any escrow party, including cash disbursements made via check and/or wire transfer, fees associated with postage and overnight delivery charges incurred by the Escrow Agent as required under the terms and conditions of the Agreement:

Fee: Waived

Other Fees

Material amendments to the Agreement: additional fee(s), if any, to be discussed at time of amendment.

TERMS AND CONDITIONS: The above schedule of fees does not include charges for reasonable out-of-pocket expenses or for any services of an extraordinary nature that Citibank or its legal counsel may be called upon from time to time to perform. Fees are also subject to satisfactory review of the documentation, and Citibank reserves the right to modify them should the characteristics of the transaction change. Citibank’s participation in this program is subject to internal approval of the third party depositing monies into the escrow account to be established hereunder. The Acceptance Fee, if any, is payable upon execution of the Agreement. Should this schedule of fees be accepted and agreed upon and work commenced on this program but subsequently halted and the program is not brought to market, the Acceptance Fee and legal fees incurred, if any, will still be payable in full.

EAST\177140163.5

EXHIBIT A-1

Certificate as to Parent’s Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of Parent and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under this Agreement, on behalf of Parent. The below listed persons (must list at least two individuals, if applicable) have also been designated Call Back Authorized Individuals and will be notified by Citibank N.A. upon the release of Escrow Funds from the escrow account(s).

Name / Title / Telephone	Specimen Signature

Name	Signature

Title

Phone	Mobile Phone

Name	Signature

Title

Phone	Mobile Phone

Name	Signature

Title

Phone	Mobile Phone

NOTE: Actual signatures are required above. Electronic signatures, “Docusigned” signatures and/or signature fonts are not acceptable.

Exhibit to Escrow Agreement

EAST\177140163.5

EXHIBIT A-2

Certificate as to the Securityholders’ Representative Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of the Securityholders’ Representative and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under this Agreement, on behalf of the Securityholders’ Representative. The below listed persons (must list at least two individuals, if applicable) have also been designated Call Back Authorized Individuals and will be notified by Citibank N.A. upon the release of Escrow Funds from the escrow account(s).

Name / Title / Telephone	Specimen Signature

Name	Signature

Title

Phone	Mobile Phone

Name	Signature

Title

Phone	Mobile Phone

Name	Signature

Title

Phone	Mobile Phone

NOTE: Actual signatures are required above. Electronic signatures, “Docusigned” signatures and/or signature fonts are not acceptable.

Exhibit to Escrow Agreement

EAST\177140163.5

EXHIBIT B

Form of Joint Release Instruction

[Date]

[Via Email]

[Via Fax]

[212.780.7131]

Citibank, N.A.

Escrow Services

388 Greenwich Street

Tower Building, 29th Floor

New York, NY 10013

Attn: William T. Lynch

william.lynch@citi.com

RE: [Name of Parties] – Escrow Agreement dated []

Escrow Account number [●]

We refer to an escrow agreement dated [] between [] and Citibank, N.A. as Escrow Agent (the “Escrow Agreement”)

Capitalized terms in this letter that not otherwise defined shall have the same meaning given to them in the Escrow Agreement.

Pursuant to Section 4(a) of the above referenced escrow agreement, the Parties instruct the Escrow Agent to release [$     ] to the specified party as instructed below.

[Bank name]

[ABA number]

[Bank Address]

[Beneficiary name]

[Beneficiary Account number]

Thank you.

[●]

[●]

Exhibit to Escrow Agreement

EAST\177140163.5

EXHIBIT E

Bensch Consulting Agreement

(See attached)

88758860_15

AMENDED AND RESTATED MANAGEMENT AGREEMENT

This AMENDED AND RESTATED MANAGEMENT AGREEMENT (this “Agreement”) is entered into as of November 4, 2020, by and among SW Brewing Company, LLC, a Georgia limited liability company (the “Company”), Class V, Inc., a Georgia corporation (the “Manager”), Aphria Inc. (“Aphria”) and Freddy Bensch (“Bensch”) (each of the foregoing individually, a "Party," and collectively, the "Parties"). This Agreement shall be effective (the “Effective Date”) as of the Closing Date (as defined in the Agreement of Merger and Acquisition (the “Merger Agreement”) dated as of November 4, 2020, by and among Aphria, Project Golf Merger Sub, LLC, a Delaware limited liability company, SW Brewing Company, LLC, a Delaware limited liability company (the “Company”), SWBC Craft Holdings LP, a Delaware limited partnership, SWBC Craft Management, LLC, a Delaware limited liability company, SWBC Blocker Seller, LP, a Delaware limited partnership, and Chilly Water, LLC, a Delaware limited liability).

RECITALS

WHEREAS, the Parties are party to a Management Agreement, dated as of April 17, 2014 and amended and restated on October 22, 2015 (the "Original Agreement"), pursuant to which the Company engaged the Manager to make Bensch available to serve the role of the Company's Chief Executive Officer (“CEO”);

WHEREAS, Bensch has certain experience and expertise that qualifies him to provide the direction and leadership required by the Company;

WHEREAS, subject to the terms and conditions hereinafter set forth, the Company wishes to engage the Manager to make Bensch available to serve the role of the Company's CEO, and the Manager wishes to accept such engagement; and

WHEREAS, the Parties intend to supersede the Original Agreement with this Agreement as of the Effective Date.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1.Engagement. Subject to the terms and conditions in this Agreement, the Company hereby engages the Manager, and the Manager hereby accepts such engagement, to make Bensch available to, and Bensch shall, serve as the Company's CEO, reporting to the Chairman and Chief Executive Officer of Aphria.

2.Term. This Agreement is for an Initial Term commencing on the Effective Date, subject to the provisions of Section 6. As used in this Agreement, the “Initial Term” means the period commencing on the Effective Date and ending on the earlier to occur of December 31, 2023 or the date of termination of the Manager's engagement pursuant to Section 6. For purposes of clarity, this Agreement may only be terminated during the Initial Term by the Company for Cause (as defined below). This Agreement shall automatically renew for successive one (1) year terms (each such one year renewal term, a “Renewal Term”, and together with the Initial Term, the “Term”) unless otherwise terminated pursuant to Section 6 or any of the Parties to this Agreement gives written notice to the other Parties of its intent not to renew this Agreement at least forty-five (45) days prior to the expiration of the then-current term. The Manager's continued engagement during any Renewal Term shall be in accordance with and governed by this Agreement, unless modified by the Parties in writing.

3.Capacity and Performance.

a.	During the Term, the Manager shall make Bensch available to serve the role of the Company's CEO, reporting to Aphria’s Chairman and CEO.

b.

During the Term, Bensch shall have the following roles: (i) assisting in establishing the culture, values and vision of the Company, (ii) providing oversight and supervision with respect to the day-to-day management, management of the P&L, and direction of the Company's business, (iii) assisting in developing and recommending to the Chief Executive Officer of Aphria strategic objectives with respect to the business, the introduction of Aphria brands and products into the U.S. (to the extent legally possible) and the introduction of the Company’s brands into Canada as well as approaches for implementing those objectives, (iv) recommending to the Company methods to drive growth and profitability, (v) assisting the Company in preserving and enhancing relationships with its customers, distributors, suppliers and other business relations including, but not limited to, making introductions to the Aphria CEO, (vi) assisting in developing relationships with new customers, distributors, suppliers and other business relations, (vii) assisting Aphria with the integration of the businesses and work with the Company’s management team to ensure the timely delivery of financial information, (viii) assisting the Aphria CEO with any potential acquisitions, (ix) work with the Aphria CEO to build out and strengthen the management team and to develop a succession plan, and (x) such other duties and activities as may be requested by the Aphria CEO.

c.

During the Term, the Manager shall cause Bensch to, and Bensch shall, devote sufficient time to enable him to perform the authorities and roles described above. In addition, the Manager shall cause Bensch to be available and attend certain public relations events and Aphria Board of Directors’ meetings. The performance of the Manager' s duties and responsibilities hereunder may be rendered at the Company’s headquarters in Atlanta, Georgia, or such other places as the Manager may determine, it being acknowledged that Bensch's primary residence during the Term may be located outside the state of Georgia. Notwithstanding the foregoing, Bensch will be permitted to (i) serve as a member of the board of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non- competing private businesses and charitable organizations so long as such service would not have a material adverse effect on the reputation of the Company Group (as defined below), (ii) engage in charitable activities and community affairs and (iii) manage his personal investments and affairs, except that Bensch will limit the time devoted to the foregoing activities so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder and shall comply with Section 5 hereof, and except that the Manager shall promptly disclose all outside activities under (i) and (ii) hereof to the Aphria CEO.

d.	During the Term, the Manager shall, and shall cause Bensch to, and Bensch shall comply with all written policies, practices and procedures and all codes of ethics or business conduct

2

applicable to his position, as in effect from time to time, at the Company and its parent and subsidiary companies (the “Company Group”).

4.Compensation and Benefits. As compensation for all services performed by the Manager under this Agreement and during the Term:

a.

Management Fee. During the Term, the Company shall pay to the Manager an annual amount of four hundred thousand dollars ($400,000) per year (the “Management Fee”) payable in equal installments on a monthly basis. The Management Fee will be subject to such upward adjustment as may be approved by the Aphria CEO, from time to time.

b.

Up-front Stock Grant. As soon as reasonably practicable following the Effective Date, Bensch shall receive 50,000 Restricted Share Units (“RSUs”), which shall be granted in accordance with and remain subject to the terms and conditions of the Aphria’s Omnibus Long Term Incentive Plan (“Omnibus Plan”). Any RSUs granted pursuant to this Section shall vest equally over two years from the date of grant, with half of the RSUs vesting one year from the date of grant and the remainder vesting two years from the date of grant.

c.

Bonus. During each Fiscal Year during the Term, the Manager shall be eligible to receive a performance-based bonus of up to 100% of the Management Fee (the “Bonus”) to be paid within 90 days following the Fiscal Year end, or within such other period as determined by the Aphria Board of Directors. The Bonus shall be paid in cash or RSUs, at the Manager’s option. Payment of the Bonus shall be dependent upon the Company’s overall achievement of four (4) performance metrics to be developed with and agreed to by the Aphria CEO (the “SweetWater Scorecard”) in consultation with the Manager and Bensch. The Bonus that the Manager will be eligible to receive for the Fiscal Year ending May 31, 2021 will be prorated for the period commencing on the Effective Date through May 31, 2021. This Agreement must be in full force and effect on the date the Bonus is to be paid in order for the Manager to be eligible to receive the Bonus.

d.

Time Off. The Manager may permit Bensch to take time off without reduction of the Management Fee at the Manager's discretion subject to the reasonable business needs of the Company and provided that the number of days of such time off do not have a significant negative impact on Bensch's performance of the Manager's or Bensch's duties or responsibilities to the Company. The Manager may permit Bensch to leave to attend such meetings, seminars, conferences, lectures, conventions and the like as are reasonable and proper to maintain or enhance the skills pertinent to the performance of his duties.

e.

Participation in Employee Benefit Plans. During the Term, Bensch shall be entitled to participate in all employee benefit plans from time to time in effect for employees of the Company generally and senior executives, except to the extent such plans are duplicative of benefits otherwise provided by the Manager under this Agreement. Participation by Bensch in any such employee benefit plan shall be subject to the terms of the applicable plan documents and the standard policies and procedures of the Company with respect to such employee benefit plan, and any other restrictions or limitations imposed by law. The Company may alter, modify, add, suspend

3

or terminate any employee benefit plan at any time as the Company, in its sole discretion, may determine to be appropriate, without recourse by the Manager or Bensch.

f.

Business Expenses. The Company shall pay or reimburse the Manager for all reasonable travel (including first-class travel accommodations within the United States and including travel to and from Bensch's primary residence to the Company's headquarters), entertainment and other business expenses incurred or paid by the Manager in the performance of Bensch's duties and responsibilities hereunder, subject to such reasonable substantiation and documentation as may be reasonably required by the Company from time to time. In addition, during the Term, the Company will provide the Manager, for further provision to Bensch, with an automobile of a similar type, style and cost Bensch is currently provided, and repair costs of such automobile.

5.Confidential Information and Restricted Activities.

a.

Confidential Information. Each of the Manager and Bensch acknowledges that, as a result of the Manager being a manager of the Company, both prior to the date hereof and during the course of the engagement, the Manager and Bensch have learned of and will continue to learn of Confidential Information, as defined below, and they have developed and may continue to develop Confidential Information on behalf of the Company Group. The Manager and Bensch agree that they will not use or disclose to any Person (except as required by applicable law or for the proper performance of their duties and responsibilities for the Company Group) any Confidential Information obtained by them incident to any association with the Company Group, other than in connection with the enforcement of their rights hereunder. The Manager and Bensch agree that this restriction shall continue to apply after the engagement hereunder terminates, regardless of the reason for such termination. Further, the Manager and Bensch agree to furnish prompt notice to Aphria of any required disclosure of Confidential Information sought pursuant to subpoena, court order or any other legal process or requirement, and agree to provide Aphria a reasonable opportunity to seek protection of the Confidential Information prior to any such disclosure.

b.

Protection of Documents. All documents, records and files of the Company Group, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company Group, and any copies, in whole or in part, thereof (the “Documents:), whether or not prepared by the Manager or Bensch, shall be the sole and exclusive property of the Company Group. The Manager and Bensch agree to use commercially reasonable efforts to safeguard all Documents and to surrender to Aphria, at the time the engagement hereunder terminates, all Documents then in the Manager's or Bensch's possession or under their control to which no member of the Company Group or any officer or employee thereof has access and can provide such Documents to Aphria without expense. The Manager and Bensch also agree to disclose to Aphria, at the time the engagement hereunder terminates or at such earlier time or times as Aphria CEO may specify, all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any Documents which the Manager or Bensch has password-protected on any computer equipment, network or system of the Company Group.

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c.

Assignment of Rights to Intellectual Property. Each of the Manager and Bensch hereby assigns and agrees to assign to the Company Group its or his full right, title and interest in and to all Intellectual Property created or developed by Manager or Bench during the Term. To the extent applicable, Bensch hereby waives his moral rights in and to the Intellectual Property in favor of the Company Group and their respective successors and permitted assigns. Each of the Manager and Bensch agrees to execute any and all applications for domestic and foreign patents, copyrights, trademarks or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company, all at the Company's expense, to assign the Intellectual Property to the Company Group and to permit the Company to enforce any patents, copyrights, trademarks or other proprietary rights to the Intellectual Property. Neither the Manager nor Bensch will charge the Company for time spent in complying with these obligations during the Term. All copyrightable works that the Manager or Bensch creates during the Term shall be considered "work made for hire" and shall, upon creation, be owned exclusively by the Company.

d.

Restricted Activities. The Manager and Bensch agree that the following restrictions on their activities during and after the Term are necessary to protect the goodwill, Confidential Information, trade secrets and other legitimate interests of the Company Group:

i.

During the Term and, except as set forth below, during the twelve (12)- month period immediately following the end of the Term (the “Tail Period”), regardless of the reason therefor (in the aggregate, the “Restricted Period”), except in their capacity as directly or indirectly a member, manager or service provider to the Company Group and in furtherance of the interests of the Company Group, the Manager and/or Bensch shall not, directly or indirectly, engage in, carry on, provide services in connection with, or otherwise assist or compete with all or any portion of the business or businesses of the Company Group, in each case as carried on during the Term or, following termination of the Term but during the Tail Period, if applicable, as of the date of termination, in any geographic area in which the Company Group does business during the Term or, following termination of the Term but during the Tail Period, if applicable, in any geographic area in which the Company Group has devoted substantial expense or time in anticipation of launching into such geographic area within the subsequent twelve (12) months. The passive ownership of less than 5% of the outstanding stock of any publicly-traded corporation will not be deemed to be a violation of the terms hereof.

ii.

During the Restricted Period, neither the Manager nor Bensch will, directly or indirectly, for itself, himself or any other Person, solicit the business of any Person known by the Manager or Bensch to be a customer, distributor or wholesaler of the Company Group with respect to the business of the Company Group, induce or attempt to induce any Person known by the Manager or Bensch to be a customer, distributor or wholesaler of the Company Group to cease doing business with the Company Group, or in any way interfere with the relationship between the Company Group and any Person known by the Manager or Bensch to be a customer, distributor or wholesaler of the Company Group.

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iii.

During the Restricted Period, neither the Manager nor Bensch will recruit, offer employment, employ, engage as a consultant, lure or entice away, or in any other manner persuade or attempt to persuade, any Person who is an employee or independent contractor of the Company Group to leave the employ of, or engagement with, the Company Group until one (1) year after such individual's employment or independent contractor relationship with the Company Group has been terminated; provided, however, that the provisions of this Section 5(d)(iii) shall not prohibit the Manager or Bensch from (i) employing any employee or engaging any independent contractor of any member of the Company Group who contacts the Manager or Bensch, as applicable, on his or her own initiative and without any direct solicitation, directly or indirectly, from the Manager or Bensch or any of their respective affiliates or agents as a result of general employment advertising not directed at the business of the Company Group or (ii) soliciting or employing any employee or engaging any independent contractor of the Company Group through any recruiting firm that has not been directed to target, and has not targeted, employees or independent contractor of the Company Group.

iv.

Mutual Non-Disparagement. The Manager and Bensch agrees that during the Term of this Agreement and at all times after the termination thereof (for any reason whatsoever), Bensch shall not make any statements (oral or written), directly or indirectly, to any third party that are disparaging or derogatory toward the Company Group, or the Company Group’s products, services, agents, or employees. During the Term of this Agreement and at all times after the termination thereof (for any reason whatsoever), the Company Group shall direct its directors and officers not to make any statements (oral or written), directly or indirectly, to any third party that are disparaging or derogatory toward the Manager and Bensch. Nothing in this Agreement is intended to prevent any Party from (A) testifying truthfully under oath pursuant to any lawful court order or subpoena, or (B) otherwise responding to or providing disclosures required by law. This includes any statement to or response to an inquiry by any member of the press or media, whether written, verbal, electronic, or otherwise.

e.

The Manager and Bensch agree that during the Term, neither the Manager nor Bensch will undertake any outside activity, whether or not competitive with the business of the Company Group, that could reasonably be expected to give rise to a conflict of interest with the Company Group.

f.

In signing this Agreement, the Manager and Bensch give the Company assurances that they have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on them under this Section 5. The Manager and Bensch agree without reservation that these restraints are necessary for the reasonable and proper protection of the Company Group, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Manager and Bensch further agree that, were they to breach any of the covenants contained in this Section 5, the damage to the Company Group would be irreparable. The Manager and Bensch therefore agree that the Company, in addition to any other remedies available to it, shall be entitled to preliminary

6

and permanent injunctive relief against any breach or threatened breach by the Manager or Bensch of any of those covenants, without having to post bond. The Parties further agree that in the event of any dispute under this Agreement, the prevailing party shall be entitled to recover its reasonable attorney's fees and costs from the other party; provided, however, that the Company shall not be entitled to recover attorneys' fees to the extent the applicable breach of covenant by the Manager or Bensch contained in Section 5 is capable of being cured without any liability, damage or loss to the Company Group and has been fully cured by the Manager or Bensch within ten (10) business days following written notice from the Company without any such liability, damage or loss to the Company Group. So that the Company may enjoy the full benefit of the covenants contained in this Section 5, the Manager and Bensch further agrees that the Restricted Period shall be tolled, and shall not run, during the period of any breach by the Manager or Bensch of any of the covenants contained in this Section 5. The Parties further agree that, in the event that any provision of this Section 5 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. It is also agreed that all entities comprising the Company Group shall have the right to enforce all of the Manager's and Bensch's obligations to that entity under this Agreement, including without limitation pursuant to this Section

5.Finally, no claimed breach of this Agreement or other violation of law attributed to the Company shall operate to excuse the Manager or Bensch from the performance of his or its obligations under this Section 5.

6.Termination of Engagement. During the Initial Term, the Manager’s engagement hereunder shall not be terminated for any reason other than Cause (as defined below) in accordance with Section 6(a) below. During the Extended Term, the Manager's engagement hereunder may be terminated under the following circumstances:

a.

By the Company For Cause. Aphria or the Company may terminate this Agreement for Cause upon written notice to the Manager setting forth in reasonable detail the nature of the Cause. The following shall constitute “Cause” for termination: (i) the Manager’s or Bensch’s willful failure to perform (other than by reason of disability) or refusal to carry out the reasonable and lawful instructions of Aphria’s CEO, consistent with the roles specified above or gross negligence in the performance of Bensch’s duties and responsibilities to the Company Group, which willful failure or gross negligence, to the extent capable of being cured, remains uncured after ten (10) business days’ written notice by Aphria, such notice to specify in reasonable detail the circumstances and manner in which Bensch has willfully failed to perform, or has been grossly negligent, as applicable; (ii) Bensch’s or the Manager’s material breach of this Agreement or any similar agreement between Bensch and the Company Group providing for non-competition and/or non- solicitation covenants in favor of the Company Group which breach, to the extent capable of being cured, remains uncured after ten (10) business days' notice by Aphria, such notice to specify in reasonable detail the facts and circumstances giving rise to and/or the nature of such breach; or (iii) Bensch's conviction of a felony or any crime committed involving moral turpitude, fraud, embezzlement, or theft. Bensch's opportunity to cure an event giving rise to Cause for termination shall not apply to any repeated or subsequent similar events, and any such repeated or subsequent event shall be deemed incapable of being cured for purposes of this Section 6(a).

7

b.

By the Company Without Cause. The Company may terminate the Manager’s engagement at any time without Cause, upon not less than sixty (60) days’ prior written notice to the Manager (the “Termination Without Cause Notice Period”). During the Termination Without Cause Notice Period, the Manager shall cause Bensch to continue to perform such duties and responsibilities as directed by the Company, including but not limited to assisting the Company in the transition of Bensch’s duties and responsibilities.

c.

By the Manager Without Good Reason. The Manager may terminate its engagement hereunder upon sixty (60) days’ notice to Aphria. In the event of such termination, Aphria’s CEO may elect to waive the period of notice, or any portion thereof, and, if the Aphria CEO so elects, the Company will pay the Manager the Management Fee for the period so waived.

d.

By the Manager for Good Reason. The Manager may terminate its engagement hereunder for Good Reason by (a) providing notice to Aphria specifying in reasonable detail the condition giving rise to the Good Reason by no later than the thirtieth (30th) calendar day following the occurrence of that condition, (b) providing the Company a period of thirty (30) calendar days to remedy the condition and so specifying in the notice and (c) terminating its engagement for Good Reason within thirty (30) calendar days following the expiration of the period to remedy if the Company fails to remedy the condition. The following shall constitute “Good Reason” for termination hereunder:

i.	a material diminution in the nature or scope of the Manager's or Bensch's duties and responsibilities as set forth under this Agreement;

ii.	a requirement that Bensch be physically present at any particular location in order to perform hereunder;

iii.	any material breach by the Company of its obligations under this Agreement; or

iv.

any reduction in the Management Fee as set forth in Section 4(a) hereof; provided, that the foregoing shall only constitute Good Reason hereunder to the extent any such action was (x) caused by, or taken with the approval, or at the direction, of the Aphria CEO and (y) not consented to by Bensch.

e.

Death and Disability. The Manager's engagement hereunder shall automatically terminate in the event of Bensch's death. The Company may terminate the Manager's engagement hereunder due to Bensch's Disability. For purposes of this Agreement, Bensch shall be deemed to have a “Disability” if Bensch is unable to perform the essential functions set forth under this Agreement even with a reasonable accommodation, for any one hundred twenty (120) consecutive days, due to mental or physical disability as determined by a physician mutually selected by the Manager and the Company. If the Manager and the Company cannot agree on the selection of a physician, each of them will select a physician and the two physicians will select a third physician who will determine whether Bensch has a Disability. The determination of the physician selected under this Section 6(d) shall for purposes of this Agreement be

8

conclusive of the issue. Bensch shall, at the Company's request, submit to a medical examination by such physician in connection with making the determination of Disability under this Section 6(d). If Bensch is determined to have a Disability in accordance with the foregoing, the Company may elect to terminate the Manager' s engagement hereunder by giving a written notice of termination to the Manager and Bensch; provided, however, that the Company may not terminate the Manager's engagement unless, at the time the Company gives such notice of termination, Bensch continues to have a physical or mental disability that, in the opinion of the determining physician, may be expected to prevent Bensch from performing the essential duties under this Agreement for at least an additional sixty (60) days in excess of the one hundred twenty (120) days resulting in his Disability.

7.Other Matters Related to Termination.

a.

Final Compensation. In the event of termination of the Manager's engagement hereunder with the Company, howsoever occurring, the Company shall pay the Manager (i) any earned but unpaid Management Fee through the date of termination; (ii) reimbursement for business expenses incurred by the Manager but not yet paid to the Manager as of the date of termination, provided the Manager submits all expenses and supporting documentation required within 90 days of the date of termination, and provided further that such expenses are reimbursable under this Agreement and any applicable travel and expense policies; and (iii) any accrued but unpaid benefits under Section 4(c) hereof through the date of termination, to the extent such benefits are payable under the terms of the applicable employee benefit plan (all of the foregoing, “Final Compensation”).

b.

Benefits. In the event of any termination of the Manager’s engagement pursuant to Sections 6(b) or 6(d) above, if permitted by applicable law and Bensch elects to continue benefits coverage under COBRA, the Manager shall be entitled to receive cash payments equal to the difference between Bensch’s COBRA continuation coverage premiums and the amount of premiums paid by similarly situated active employees of the Company Group under the Company’s group health plans (the “COBRA Premium Amount”) for the twenty-four (24) month period following termination (the “COBRA Premium Period”); provided, that (i) in the event that the applicable period for COBRA continuation coverage under the Company’s group health plans is shorter than the COBRA Premium Period, the Manager shall remain entitled to receive the COBRA Premium Amount until the expiration of the COBRA Premium Period; (ii) the Manager and Bensch agree to renegotiate this Section 7(b) with the Company in good faith in the event that the provision of the benefits described in this Section 7(b) would be reasonably likely to result in additional tax liability to the Company, the Manager or Bensch; and (iii) the Manager’s eligibility to receive the COBRA Premium Amount under this Section 7(b) shall terminate in the event that Bensch (x) is receiving substantially comparable benefits pursuant to a group health plan available to Bensch’s spouse or (y) becomes employed in a position pursuant to which Bensch is eligible for substantially comparable benefits.

c.	Survival. Sections 5, 7, 8, 9, 11, 12, 13, 14, 15, 16 and 17 of this Agreement shall survive any termination of the Manager's engagement as set forth therein. Upon termination of this

9

Agreement by either the Manager or the Company as permitted hereby, all rights, duties and obligations of the Manager and the Company to each other pursuant to this Agreement shall cease, except for those provisions hereof that contemplate performance after termination.

8.Timing of Payments and Section 409A.

a.

Notwithstanding anything to the contrary in this Agreement, if at the time the Manager's engagement hereunder terminates, Bensch is deemed to be a "specified employee," as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon Bensch's death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-l(b) (including without limitation by reason of the safe harbor set forth in Section l.409A-l(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section l.409A-l(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A").

b.

For purposes of this Agreement, all references to "termination of engagement" and correlative phrases shall be construed to require a "separation from service" (as defined in Section l.409A-l(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term "specified employee" means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-l(i).

c.

Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

d.

In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A. However, this Agreement is intended to comply with or be exempt from Section 409A, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with or be exempt from Section 409A.

9.Definitions. For purposes of this Agreement, the following definitions apply:

a.

“Confidential Information” means any and all information of the Company Group that is not generally known by Persons with whom members of the Company Group compete or do business, and is otherwise not generally available to, or known by, the public. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, production, marketing and financial activities of the Company Group, (ii) the Products, (iii) the costs, sources of supply, financial performance, commercial plans and strategic plans of the Company Group and (v) the people and organizations with whom the Company Group has business relationships and the nature and substance of those relationships. Confidential Information does

10

not include information that enters the public domain, other than through the Manager’s or Bensch’s breach of its or his obligations under this Agreement.

b.	“Fiscal Year” means Aphria’s fiscal year, which commences on June 1st and ends on May 31st.

c.

“Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Manager or Bensch (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Manager's engagement with the Company Group that relate to the business of any member of the Company Group (including any business that any member of the Company Group has devoted substantial expense or time in planning to engage in within the subsequent twelve (12) months) or that make use of Confidential Information or any of the equipment or facilities of the Company Group.

d.	“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization.

e.

“Products” means all products sold, licensed, leased or otherwise distributed or put into use by the Company Group, together with all services provided by the Company Group, during the Term, as well as all such Products with respect to which the Company has developed substantial expense or time in planning, researching, developing or testing for sale or distribution in anticipation of launching within the subsequent twelve (12) months.

10.Conflicting Agreements. The Manager and Bensch hereby represent and warrant that their signing of this Agreement and the performance of their obligations under will not breach or be in conflict with any other agreement to which the Manager or Bensch is a party or is bound, and that the Manager and Bensch are not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of the Manager's or Bensch's obligations under this Agreement. The Manager and Bensch agree that they will not disclose to or use on behalf of the Company Group any confidential or proprietary information of a third party without that party's consent.

11.Independent Contractor. The Manager and Bensch acknowledge that Bensch is not an employee of the Company. The Manager is responsible for all taxes, levies and duties that may accrue by virtue of this Agreement including, without limitation, as a result of, the compensation, reimbursements or other payments to be paid or made hereunder. Except as may otherwise be required by law, the Company shall make all payments due and payable hereunder without deduction or withholding of any taxes, levies or duties.

12.Indemnification. The Manager shall indemnify and hold harmless the Company and its officers, directors, members, and employees, for and from any and all claims, damages, costs, claims, expenses or other liability (including reasonable attorneys’ fees) brought or imposed against the Company or its affiliates by Bensch or any of the Manager’s personnel or by any other party (including private parties, governmental bodies, insurance carriers or administrators, and courts) related to or as a result of Bensch’s status (or the status of any of Class V’s personnel) as an independent contractor, rather than an employee, including but not limited

11

to, claims related to worker’s compensation, wage and hour laws, employment taxes, payroll withholdings, and eligibility for or participation in any Company group health and welfare benefit plans.

13.Assignment. No Party may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other Parties; provided, however, the Company may assign its rights and obligations under this Agreement without the other Parties' consent to another member of the Company Group or to any Person with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon the Parties and each of their respective successors, executors, administrators, heirs and permitted assigns.

14.Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

15.Miscellaneous. This Agreement sets forth the entire agreement among the Parties, and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions hereof, including, without limitation, the Original Agreement. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by the Manager, Bensch and a representative of the Company that is expressly authorized to agree thereto by the Board. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

16.Jurisdiction and Venue. This is a Georgia contract and shall be governed and construed in accordance with the laws of the State of Georgia, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction. Each of the Parties agrees to submit to the exclusive jurisdiction of the courts of the State of Georgia in connection with any dispute arising out of this Agreement. Each Party hereby waives and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it or he is not subject personally to the jurisdiction of the above-named courts, that its or his property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court.

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17.Notices. Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to the Manager or Bensch at its or his last known address on the books of the Company or, in the case of the Company or Aphria, to it at its principal place of business, attention of the Chief Executive Officer, or to such other address as any Party may specify by notice to the others actually received.

If to the Manager:

[]

[]

[]

Attention: Fredrick M. Bensch

E-mail: freddy@sweetwaterbrew.com

If to Aphria or the Company:

c/o Aphria, Inc.

745 Fifth Avenue

Suite 1602

New York, NY 10151

Attention: Irwin D. Simon, Chief Executive Officer

Email: Irwin.simon@aphria.com

18.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument. A copy transmitted via facsimile or e-mail as a portable document format (.pdf) of this Agreement, bearing the signature of any party shall be deemed to be of the same legal force and effect as an original of this Agreement bearing such signature(s) as originally written of such one or more parties.

[signature page follows]

13

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

SW BREWING COMPANY, LLC

By:
Name:
Its:

CLASS V, INC.

By:
Name:
Its:

FREDRICK M. BENSCH

APHRIA INC.

By:
Name:
Its:

[Signature Page to Management Agreement]

EXHIBIT F

Lease Amendment

(See attached)

88758860_15

FORM OF FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is made as of November , 2020, by and between CHEESE GRITS, LLC, a Georgia limited liability company (“Landlord”) and SWEETWATER BREWING COMPANY, LLC, a Georgia limited liability company (“Tenant”).

WITNESSETH

WHEREAS, pursuant to that certain Lease Agreement (the “Lease”) by and between Landlord and Tenant dated as of October 20, 2020, Tenant is leasing the Leased Premises as more particularly set forth in the Lease).

WHEREAS, Landlord and Tenant desire to make certain modifications of the Lease on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby conclusively acknowledged, the parties hereto agree as follows:

1)CAPITALIZED TERMS. Capitalized terms used and not defined in this Amendment have the meanings ascribed to such terms in the Lease.

2)IMPOSITIONS. The definition of “Imposition” or “Impositions” at Appendix A of the Lease is hereby modified in part by deleting the words “prior to” from the tenth (10th) line thereof. For purposes of clarification, Tenant shall not be obligated to pay any Imposition pursuant to Section 8 of the Lease arising or accruing prior to the effective date of the Lease. Any such Impositions for which Landlord is obligated hereunder shall be paid by Landlord in a timely manner and in accordance with all applicable Legal Requirements. In the event that a payment of Impositions is due for a period which includes charges for the periods arising both prior to and following the effective date of the Lease, Tenant shall only be responsible for the pro rata share of such Impositions for the period of time arising upon the effective date of the Lease until the end of the applicable billing or service period.

3)MISCELLANEOUS.

a)Effect of this Amendment. Landlord and Tenant hereby agree that all references in the Lease or in the exhibits or schedules thereto or in this Amendment to “the Lease” or “this Lease” shall be deemed to mean the Lease as amended by this Amendment. Except solely and expressly as amended by this Amendment, each of the covenants, terms, provisions and conditions of the Lease remain unmodified and in full force and effect.

b)Conflicts. In the event of a conflict or inconsistency between this Amendment and the Lease, the terms hereof shall supersede and govern.

c)Entire Agreement. This Amendment contains the entire agreement of the parties with respect to the subject matter hereof and all prior negotiations, understandings or agreements between the parties with respect to the subject matter hereof are merged herein.

EAST\177319086.1

d)Governing Law. This Amendment shall be governed by Georgia law (without giving effect to conflict of laws principles thereof).

e)Severability. The provisions of this Amendment are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, and not any other clause or provision of this Amendment.

f)Authorization. Each of Landlord and Tenant represents and warrants to each other that its respective execution and delivery of this Amendment has been duly authorized, and that the individual executing this Amendment on behalf of Landlord and Tenant, respectively, has been duly authorized to do so.

g)Counterparts. This Amendment may be executed in any number of counterparts, including facsimile or portable document formatted (.pdf) counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement.

h)Binding. This Amendment is binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

2

Error! Unknown document property name.

EAST\177319086.1

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:	CHEESE GRITS, LLC, a Georgia limited liability company

By:	Name:

Title:

TENANT:SWEETWATER BREWING COMPANY, LLC, a

Georgia limited liability company

By:	Name:

Title:

EAST\177319086.1

EXHIBIT G

R&W Policy

(See attached)

88758860_15

EXHIBIT H

Waiver Agreement

(See attached)

88758860_15

WAIVER AGREEMENT

This WAIVER AGREEMENT (this “Agreement”) is entered into as of [●] by and between SW Brewing Company, LLC (the “Company”), and SWBC Craft, LLC (the “Recipient”).

WHEREAS, reference is made to that certain Agreement of Merger and Acquisition (the “Merger Agreement”), dated as of November 4, 2020, by and among the Company, Aphria Inc., a corporation existing under the Ontario Business Corporations Act (“Parent”), Project Golf Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), SWBC Craft Holdings LP, a Delaware limited partnership (“Blocker”), SWBC Craft Management, LLC, a Delaware limited liability company, SWBC Blocker Seller, LP, a Delaware limited partnership, and Chilly Water, LLC, a Delaware limited liability company, pursuant to which, among other things, Parent and the Company desire to cause Merger Sub to merge with and into the Company, with the Company being the surviving limited liability company and becoming an indirectly wholly-owned subsidiary of Parent;

WHEREAS, reference is made to that certain Redemption Agreement (the “Redemption Agreement”), dated as of October 21, 2020, by and among the Company and the Recipient, pursuant to which the Company redeemed certain membership interests of the Company held by the Recipient;

WHEREAS, as a result of the consummation of the transactions contemplated in the

Merger Agreement (the “Transactions”), the Recipient shall receive substantial consideration;

WHEREAS, all capitalized terms not defined herein shall have such meaning set forth in the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Recipient, intending to be legally bound, agree as follows:

1.Effective Upon the Closing Date. This Agreement shall become effective as of, and contingent upon, the Closing. In the event that the Closing does not occur or in the event the Merger Agreement is terminated in accordance with its terms, this Agreement will automatically be deemed null and void and of no further force and effect.

2.Waiver of Claims.

(a)Effective as of, and contingent upon, the Closing, and in consideration of the Transactions, to the maximum extent permitted by law, the Recipient, on the Recipient’s behalf and on behalf of the Recipient’s heirs, executors, administrators, beneficiaries, representatives, and successors or permitted assigns, hereby voluntarily, knowingly, and willingly waives (the “Waiver”) any and all claims, rights, and obligations of every kind and nature whatsoever which the Recipient and/or the Recipient’s executors, administrators, successors, or assigns ever had in the past, now have, or hereafter can, shall or may have pursuant to Section 5.01 of the Redemption Agreement (collectively, the “Claims”) against the Company and its permitted successors and assigns. For the avoidance of doubt, nothing in this Waiver of Claims shall (i) limit or restrict the Recipient’s claims for any payments due pursuant to the terms of the Merger Agreement, (ii) be construed to prohibit Recipient from bringing appropriate proceedings to enforce this Agreement, or (iii) waive any rights or claims that, pursuant to law, may not be lawfully released and/or waived in a waiver of this kind.

(b)Assuming the payments contemplated under the Merger Agreement are made in accordance with the terms of the Merger Agreement and the Payment Schedule (as such term is defined in the Merger Agreement), Recipient hereby represents and acknowledges that no further payments are due to the Recipient by the Company in connection with the Redemption Agreement. The Recipient hereby represents and warrants that Recipient has not filed, caused to be filed or permitted to be filed any complaints, charges or lawsuits against the Company in respect of the Claims, and that no such complaints, charges or lawsuits are pending. The Recipient further covenants and agrees that the Recipient will not file, cause to be filed or permit to be filed any Claims, lawsuits, actions, proceedings, complaints, charges, demands, or causes of action at any time hereafter with respect to any Claims waived pursuant to this Agreement.

3.No Oral Modifications. This Agreement may not be amended orally, and may only be amended in a signed writing by both the Recipient and a duly authorized representative of the Company.

4.Assignment. Neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent signed by a duly authorized representative of the other party; provided, however, that the Company may transfer or assign this Agreement, in whole or in part, to any successor to one or more of its businesses without the prior written consent signed by the Recipient.

5.Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns; nothing in this Agreement, express or implied, is intended to confer on any person or entity other than the parties and their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

6.Severability. In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement or any other such instrument, and the provision in question is to be modified by the court so as to be rendered enforceable or, if the determination relates to the waiver provisions, the Recipient will be required to enter into an enforceable waiver agreement unless otherwise agreed in writing by the parties.

7.Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the application of any choice- of-law rules that would result in the application of another state’s laws.

8.Waiver of Jury Trial. Each party hereby irrevocably waives their right to a jury for any action, proceeding or counterclaim arising from or relating to this Agreement, to the fullest extent permitted by applicable law.

9.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

10.Miscellaneous. This Agreement, along with the Redemption Agreement and the Merger Agreement (and the related documents thereto) constitutes the complete, final, and exclusive embodiment of the entire agreement between the Recipient and the Company with regard to this subject matter, and is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and supersedes any other such promises, warranties or representations. Any permitted successors and assigns are expressly made third- party beneficiaries of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

Very truly yours,

SW BREWING COMPANY, LLC

By:	Name:

Title:

Agreed to and Accepted:

SWBC CRAFT, LLC

By:	Name:

Title

SCHEDULE I

Redemption / Pre-Closing Blocker Reorganization

(See attached)

Pre-Closing Blocker Restructuring Structure Prior to Pre-Closing Blocker Restructuring

SWBC Craft Management, LLCGPTSGBlocked LPsGPGP[SWBC Blocker Seller LP]SWBC Craft Holdings LPSWBC Craft Professionals LPSWBCCraft LPSWBManagement, LLC-Class O Units-Class M Units

SWBCCraft, LLCClass T UnitsSW Brewing Company, LLC

Pre-Closing Blocker Restructuring Blocker Equity Distributions and Cash Sweep

Steps:

1.SWBC Craft, LLC distributes Class T Units of SW Brewing Company, LLC to SWBC Craft LP in partial redemption of SWBC Craft LP’s interest in SWBC Craft, LLC.

2.SWBC Craft LP distributes the Class T Units of SW Brewing Company, LLC to SWBC Craft Holdings LP in complete redemption of its interest in SWBC Craft LP.

3.Immediately prior to the Closing, SWBC Craft Holdings LP will effect a pre-Closing cash sweep, redeeming a portion of the shares held by SWBC Blocker Seller LP immediately prior to the Closing in exchange for the cash held by SWBC Blocker Seller.

SWBC Craft Management, LLCGPGPClass T UnitsTSGBlocked LPsGP[SWBC Blocker Seller LP]SWBC Craft Holdings LPSWBC Craft Professionals LPSWBCCraft LPInterests in SWBC Craft LPSWBManagement, LLCUnits in SWBC Craft, LLCSWBCCraft, LLCClass T UnitsOther Class O Holders(including Freddy)-Class O Units-Class M UnitsClass T UnitsSW Brewing Company, LLC

Pre-Closing Blocker Restructuring Structure After Pre-Closing Blocker RestructuringSWBC Craft Management, LLCTSGBlocked LPsGPGPGPSWBC Craft Professionals LPSWBCCraft LP[SWBC Blocker Seller LP]SWBManagement, LLCSWBCCraft, LLCSWBC Craft Holdings LPOther Class O Holders(including Freddy)-Class O Units-Class M UnitsClass T UnitsClass T UnitsSW Brewing Company, LLC

Pre-Closing Real Estate Restructuring Structure Prior to Pre-Closing Real Estate Restructuring

SWBC Craft Management, LLC TSG Blocked LPs GP [SWBC Blocker Seller LP] GP SWBC Craft Holdings LP GP SWBC Craft Professionals LP SWBC Craft LP SWB Management, LLC  Class O Units Class M Units SWBC Craft, LLC  Class T Units Other Class O Holders (including Freddy) SW Brewing Company, LLC Other Subs Cheese Grits, LLC

Pre-Closing Real Estate Restructuring Distribution of Cheese Grits Equity

Step: 1.SW Brewing Company, LLC distributes equity interests of Cheese Grits, LLC to SWB Management, LLC and Other Class O Holders (including Freddy) in partial redemption of their Class O Units in SW Brewing Company, LLC. SWBC Craft Management, LLC TSG Blocked        LPs GP GP GP [SWBC Blocker Seller LP] SWBC Craft Holdings LP SWBC Craft Professionals LP  SWBC Craft LP SWB Management, LLC Class O Units-Class M Units SWBC Craft, LLC Other Class O Holders (including Freddy) Class T Units Cheese Grits, LLC Units Cheese Grits, LLC Units SW Brewing Company, LLC Class O Units Class O Units Class O Units Other Subs Cheese Grits, LLC

Pre-Closing Real Estate Restructuring Structure After Pre-Closing Real Estate RestructuringSWBC Craft Management, LLC GP TSG Blocked LPs [SWBC Blocker Seller LP] GP GP SWBC Craft Holdings LP SWBC Craft Professionals LP SWBC Craft LP Other Class O Holders (including Freddy) SWB Management, LLC Class O Units Class M Units SWBC Craft, LLC Class T Units Cheese Grits, LLC SW Brewing Company, LLC Subs